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Exhibit 99.4

GROUPE EUROTUNNEL SA
EUROTUNNEL GROUP UK PLC

REGISTRATION DOCUMENT RELATING TO
GROUPE EUROTUNNEL SA AND
EUROTUNNEL GROUP UK PLC

In application of articles L. 412-1 and L. 621-8 of the French Monetary and Financial Code, articles 211-1 to 216-1 of the General Regulation of the Autorité des marchés financiers and pursuant to the decision of the Financial Services Authority on 20 March 2007 and the decision of the Autorité des marchés financiers on 21 March 2007, the Autorité des marchés financiers registered this Registration Document under number i.07-021 on 21 March 2007. This Registration Document was prepared by Groupe Eurotunnel SA and Eurotunnel Group UK plc and is the responsibility of its signatories. The registration, approved after an examination of the relevance and coherence of the information provided in respect of the two companies, does not imply any verification of the financial or accounting information presented herein.

Implementation of the Safeguard Plan approved by decisions of the Commercial Court of Paris on 15 January 2007, under the supervision of Mr Laurent Le Guernevé and Mrs Valérie Leloup-Thomas, Commissioners for the Execution of the Plan.

Copies of this Registration Document are available free of charge at the registered offices of Groupe Eurotunnel SA — 19, Boulevard Malesherbes, 75008 Paris, and Eurotunnel Group UK plc — UK Terminal, Ashford Road, Folkestone, Kent, CT18 8XX, UK. This Registration Document can also be viewed on the websites of the AMF (www.amf-france.org) and Eurotunnel (www.groupe-eurotunnel.com). For any question relating to this Registration Document, please call the following numbers: 0800 00 10 12 (for calls from France), 0808 234 4054 (for calls from the United Kingdom)

All financial figures in this Registration Document have been calculated, unless otherwise indicated, by applying the euro/pound sterling exchange rate on 2 August 2006 of 1.46635 euro for one pound sterling.

CONTENTS

SUMMARY		vi
CHAPTER 1 PERSONS RESPONSIBLE		1
1.1	Person responsible for the Registration Document and the financial information	1
1.2	Declaration by the person responsible for the Registration Document	1
CHAPTER 2 STATUTORY AUDITORS		4
2.1	For GET SA	4
2.2	For EGP	4
CHAPTER 3 SELECTED FINANCIAL INFORMATION		5
CHAPTER 4 RISK FACTORS		7
4.1	Risks relating to the Implementation of the Safeguard Plan and the Reorganisation	7
4.2	Market risks	10
4.3	Risks related to Eurotunnel Group's business	12
4.4	Regulatory risks	15
4.5	Legal risks	16
4.6	Insurance	16
CHAPTER 5 INFORMATION RELATING TO THE REORGANISATION OF EUROTUNNEL		17
5.1	General Overview	17
5.2	Eurotunnel Indebtedness	18
5.3	Terms of the Reorganisation	20
CHAPTER 6 INFORMATION ABOUT GET SA AND EGP		32
6.1	History and development of GET SA	32
6.2	History and development of EGP	32
6.3	Investments	33
CHAPTER 7 DESCRIPTION OF EUROTUNNEL'S ACTIVITIES		34
7.1	Principal activities	34
7.2	Main Markets	40
7.3	Capacity	46
7.4	System reliability	47
7.5	Safety and Security	48
7.6	Insurance	50
7.7	Dependency	50
7.8	Environment and sustainable development	50
CHAPTER 8 ORGANISATIONAL STRUCTURE		52
CHAPTER 9 PROPERTY, PLANT AND EQUIPMENT		55
9.1	Eurotunnel's property, plant and equipment	55
9.2	Environmental Constraints	55

i

CHAPTER 10 OPERATING AND FINANCIAL REVIEW		56
10.1	General presentation	56
10.2	Comparison of financial years ended 31 December 2005 and 31 December 2006 (IFRS)	57
10.3	Comparison of financial years ended 31 December 2004 and 31 December 2005 (IFRS)	61
CHAPTER 11 CASH FLOW AND SHARE CAPITAL		65
11.1	Information concerning the company's share capital	65
11.2	Source and amount of cash flows	65
11.3	Financing	66
11.4	Restrictions on the use of capital resources	67
11.5	Sources of funds for future investments	67
CHAPTER 12 RESEARCH AND DEVELOPMENT, TRADE MARKS, PATENTS AND LICENCES		68
12.1	Research and development	68
12.2	Trade marks, patents and licences	68
CHAPTER 13 INFORMATION ON BUSINESS TRENDS		69
13.1	Recent Development	69
13.2	Future prospects	69
CHAPTER 14 FORECASTS		71
14.1	Forecasts	71
14.2	Report of the statutory auditors on the Eurotunnel Group forecasts	75
CHAPTER 15 ADMINISTRATIVE, MANAGEMENT AND SUPERVISORY BODIES		76
15.1	GET SA	76
15.2	EGP	81
15.3	Concession Coordination Committee	81
CHAPTER 16 REMUNERATION AND BENEFITS		82
16.1	Remuneration and benefits paid to directors of GET SA	82
16.2	Retirement and other benefits	82
CHAPTER 17 BOARD PRACTICES		83
17.1	GET SA	83
17.2	EGP	91
17.3	Concession Coordination Committee	92
17.4	Internal control	92
17.5	Corporate Governance	92
CHAPTER 18 EMPLOYEES		93
18.1	General description	93
18.2	Shareholdings and stock options	94
CHAPTER 19 MAJOR SHAREHOLDERS		96
19.1	Of GET SA	96
19.2	Of EGP	96
CHAPTER 20 RELATED PARTY TRANSACTIONS		97

CHAPTER 21 FINANCIAL INFORMATION CONCERNING EUROTUNNEL'S ASSETS AND LIABILITIES, FINANCIAL POSITION AND PROFITS AND LOSSES		98
21.1	Historical financial information	98
21.2	Pro Forma information	98
21.3	Auditing of historical annual financial information	98
21.4	Date of latest financial information	98
21.5	Interim and other financial information	98
21.6	Dividend policy	98
21.7	Legal and arbitration proceedings	98
21.8	Significant changes to the financial or commercial situation	102
CHAPTER 22 ADDITIONAL INFORMATION		103
22.1	GET SA	103
22.2	EGP	113
CHAPTER 23 MATERIAL CONTRACTS		118
23.1	The Treaty of Canterbury	118
23.2	The Concession Agreement	118
23.3	The Railways Usage Contract	121
23.4	The Term Loan	122
23.5	NRS Relationship Agreement	122
CHAPTER 24 DOCUMENTS ON DISPLAY		123
CHAPTER 25 INFORMATION ON SHAREHOLDINGS		124
DEFINITIONS		125
ANNEX I FINANCIAL INSTRUMENTS ISSUED IN THE CONTEXT OF THE REORGANISATION		130
A.	Issue by GET SA and admission to listing and trading on Eurolist by Euronext™ of GET SA Ordinary Shares	130
B.	Issue by EGP and admission to listing and trading on Eurolist by Euronext™ of Notes repayable in GET SA Ordinary Shares	134
C.	Issue by GET SA and admission to listing and trading on Eurolist by Euronext™ of Share Warrants for GET SA Ordinary Shares	163
ANNEX II TABLE OF SHAREHOLDINGS		182
ANNEX III REPORT OF THE STATUTORY AUDITORS ON RELATED PARTY TRANSACTIONS		185
ANNEX IV ACCOUNTING SITUATION OF GET SA AND EGP AS OF 19 MARCH 2007		189
ANNEX V EUROTUNNEL COMBINED ACCOUNTS FOR THE FINANCIAL YEARS ENDING 31 DECEMBER 2006, 2005 AND 2004		197
ANNEX VI EUROTUNNEL GROUP COMBINED PRO FORMA INFORMATION FOR THE FINANCIAL YEAR ENDING 31 DECEMBER 2006		297
ANNEX VII REPORTS OF THE STATUTORY AUDITORS ON THE EUROTUNNEL INFORMATION FOR THE FINANCIAL YEARS ENDING 31 DECEMBER 2006, 2005 AND 2004		311
ANNEX VIII REPORT OF THE STATUTORY AUDITORS REGARDING THE EUROTUNNEL GROUP COMBINED PRO FORMA INFORMATION FOR THE FINANCIAL YEAR ENDING 31 DECEMBER 2006		317
ANNEX IX DESCRIPTION OF THE INTERNAL CONTROL PROCEDURES		319
ANNEX X REGISTRATION DOCUMENT CHECKLIST		327

SUMMARY

This summary sets out, in non-technical language, certain essential information contained in this Registration Document and must be read as an introduction to this Registration Document. Any decision relating to the Offer and to the securities described in this Registration Document should be based on a consideration of this Registration Document as a whole. This summary includes cross-references in italics to chapters and paragraphs of this Registration Document that should be read to have a full understanding of certain transactions summarised in this summary.

Where a claim relating to information contained in this Registration Document is brought before a court, the claimant investor may, under the national legislation of the Member States of the European Community or the Member States of the European Economic Area, be required to bear the costs of translating this Registration Document before the legal proceedings are commenced. No civil liability will lie on the persons presenting this summary, including any translation hereof, who have requested a notification in accordance with article 212-41 of the General regulation of the Autorité des marchés financiers, unless the content of this summary is manifestly misleading, inaccurate or inconsistent when read together with the other parts of this Registration Document.

Context of the Reorganisation

This Registration Document has been prepared in the context of the restructuring of the Current Debt, which, on 30 September 2006, amounted to 9.073 billion euros. Incapable of meeting its future liabilities to repay the principal and interest due in respect of the Current Debt, Eurotunnel judged the Reorganisation necessary in order to significantly reduce the amount of this debt, to enable the continuation of its business, to ensure the stability of the group and its ongoing development, and to maintain employment levels.

In this context, the Paris Commercial Court opened safeguard proceedings in respect of 17 Eurotunnel companies by decisions dated 2 August 2006 in accordance with the provisions of articles L. 620-1 et seq. of the French Commercial Code.

From this date, restructuring proposals based on discussions and negotiations with certain of Eurotunnel's principal financial creditors were made by Eurotunnel's management, with the assistance of the Judicial Administrators, and presented to then discussed with representatives of Eurotunnel's principal creditors.

Following this initial period, the Proposed Safeguard Plan was sent to the creditors of Eurotunnel on 31 October 2006, then completed by an addendum dated 24 November 2006.

The Proposed Safeguard Plan was approved by the creditors' committees and by Eurotunnel's principal suppliers on 27 November 2006, then by the Noteholders in meetings on 14 December 2006. Finally, the Safeguard Plan was approved by the Paris Commercial Court by decisions dated 15 January 2007. The implementation of the Safeguard Plan is under the supervision of the Commissioners for the Execution of the Plan.

Principal aspects of the Reorganisation

The Safeguard Plan sets out the financial and legal aspects of the Reorganisation, the principal ones of which are described below. It is expected that at the end of the Reorganisation, the financial debt of Eurotunnel will be reduced to 4.164 billion euros (excluding the nominal amount of the NRS, which are treated as quasi-equity), representing a reduction of approximately 54% compared to the level of the Current Debt.

In order to achieve the objectives of reducing the Current Debt, the Safeguard Plan provides for:

  •
  the creation of a new group structure, in particular the creation of GET SA, which will be the centre pin of the Reorganisation. Application will be made for the GET SA Ordinary Shares to be admitted to trading on Eurolist by Euronext™ and admitted to a secondary listing on the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange. The prospectus relating to the admission to trading of GET SA Ordinary Shares is comprised of this Registration Document and the corresponding chapter of the Securities Note. The principal legal and financial information relating to GET SA is set out in chapters 6, 13, 15, 17, 19 and 22 of this Registration Document;

  •
  the launch by GET SA of the Offer. This will enable holders of Units who wish to do so to receive GET SA Ordinary Shares and Warrants in exchange for their Units. The terms and conditions of the Offer are set out in the draft Offer Document. The Securities Note relating to GET SA Ordinary Shares and Warrants will be comprised of the corresponding chapters of the Securities Note;

  •
  the entering into of the Term Loan by FM and EFL (which are the borrowing companies of the Current Debt). This will enable them, along with available cash flow, to: (a) refinance the total Current Debt down to Tier 2 Debt; (b) pay cash to the holders of Tier 3 Debt in accordance with the Safeguard Plan; (c) pay cash to the Noteholders in accordance with the Safeguard Plan; (d) pay the accrued interest on the Current Debt under the terms and limits provided for in the Safeguard Plan; and (e) for Eurotunnel Group to dispose of cash of more than 100 million euros for working capital requirements, including expenses relating to the Reorganisation. The Term Loan is described in paragraph 5.3.4(a) of this Registration Document (pages 24 to 27);

  •
  the issue by EGP of NRS for an aggregate nominal amount of £571,042,351 and 1,032,248,900 euros, the principal terms of which are as follows:

  •
  the NRS will be divided into two series, the NRS I and the NRS II. The NRS I will not be redeemable in cash at the option of EGP, while the NRS II will be redeemable in cash at the option of EGP;

  •
  the redemption price of the NRS II redeemable in cash at the option of EGP will be equal to 140% of their par value;

  •
  the NRS II, redeemable in cash, will bear interest at a rate of 6% per annum, while the NRS I, not redeemable in cash, will bear interest at a rate of 3% per annum;

  •
  the NRS I will be automatically redeemable in GET SA Ordinary Shares, in part in the 13th month, in part in the 25th month and the balance in the 37th month following the date of their issue;

  •
  the NRS II will be automatically redeemable in GET SA Ordinary Shares, if they have not already been redeemed in cash, in the 37th month following the date of their issue;

  •
  pursuant to the terms of the Safeguard Plan, the NRS will be issued to:

  •
  the holders of Tier 3 Debt, up to £430,523,821.20 and 783,729,300 euros, in consideration for the transfer of all of their claims under the Tier 3 Debt to EGP;

  •
  the Noteholders, up to £104,827,423.80 and 183,547,200 euros, in consideration for the transfer to EGP of all of their claims under the Notes to EGP; and

  •
  the Tier 3 Cash Option Providers, up to £35,691,106 and 64,972,400 euros, in consideration for their obligations under the Tier 3 Cash Option Provider Agreement;

  •
  application will be made for the NRS to be admitted to trading on Eurolist by Euronext™;

  the principal characteristics of the NRS are described in Annex I B of this Registration Document (pages 134 to 162);

    •
    the terms of the Safeguard Plan relating to the payment of the Current Debt as well as the issue of securities and the payments to be made as part of the Reorganisation are set out in chapter 5 of this Registration Document (pages 17 et seq.);

    •
    the granting to ENHC, an English law company of which the holders of Tier 3 Debt and the Noteholders holding the initial NRS will be the shareholders, of certain corporate governance rights in GET SA through the GET SA Preferred Share. These rights are described in paragraph 17.1.1(a) ("Rules of majority") of this Registration Document (pages 84 and 85);

v

  •
  a monetisation mechanism for the NRS pursuant to which the holders of Tier 3 Debt were able to exercise the Tier 3 Cash Option rather than receive NRS, and the other holders of Tier 3 Debt and Noteholders were able to finance the corresponding cash payment by subscribing in cash for the NRS to which the holders of Tier 3 Debt who exercised the Tier 3 Cash Option were entitled. As part of these monetisation transactions, NRS of a nominal amount equal to £31.8 million and 41.4 million euros may, as a result of the exercise of the Tier 3 Cash Option by certain holders of Tier 3 Debt, be subscribed for by holders of Units tendering their Units to the Offer. The monetisation is described in paragraph 5.3.5 of this Registration Document (pages 28 and 29);

  •
  the issue by GET SA of Warrants to subscribe for GET SA Ordinary Shares in the event of additional value crystallising in Eurotunnel Group. Application will be made for the Warrants to be admitted to trading on Eurolist by Euronext™ and 55% of the Warrants will be issued to the holders of Units who tender their Units to the Offer, with 45% of the Warrants being issued to the Noteholders. The principal characteristics of the Warrants are described in Annex I C of this Registration Document (pages 163 to 181); and

  •
  in order to reconstitute the total equity of ESA and EPLC, a reorganisation of the capital structure of ESA and EPLC following the Offer by the capitalisation by EGP of all or part of debt transferred to EGP pursuant to the Safeguard Plan. This capitalisation of debt will take the form of an increase in the share capital of ESA and EPLC reserved to EGP, resulting in a very significant dilution of the shareholders of ESA and EPLC who do not tender their Units to the Offer. Some debt capitalisation transactions of a similar nature will be effected for EFL or CTG and FM. The recapitalisation transactions are described in paragraph 5.3.7 of this Registration Document (pages 29 and 30).

The translation into English of this Registration Document and the chapters of the Securities Note relating to the issue of GET SA Ordinary Shares and Warrants by GET SA and NRS by EGP constitutes a prospectus within the meaning of article 3 of Directive 2003/71/EC for the purposes of the listing of the GET SA Ordinary Shares and the NRS on the Official List of the United Kingdom Listing Authority and their admission to trading on the London Stock Exchange.

Overview of Eurotunnel Group and selected financial information

Under the Treaty of Canterbury and the Concession Agreement, which are the two main instruments governing the construction and operation of the System, Eurotunnel is the operator of the Tunnel at the date of this Registration Document. After the Reorganisation, the operator of the Tunnel will be Eurotunnel Group. FM and CTG, in their capacity as Concessionaires, will continue to ensure the operation of the Tunnel.

On the basis of the Pro Forma information set out in Annex VI of this Registration Document, following the Reorganisation, the financial debt of Eurotunnel will be reduced from 9.1 billion euros as at 31 December 2006 to 4.3 billion euros as at 31 December 2006 on a Pro Forma basis. The cost of servicing the financial debt will be reduced from 487 million euros (2006 financial year) to 280 million euros (2006 financial year on a Pro Forma basis). Profits for the 2006 financial year (loss of 204 million euros) will be slightly positive (2006 financial year on a Pro Forma basis). The impact of the Minimum Usage Charge on operating profit for the 2006 financial year is 95 million euros.

The principal risks related to the Reorganisation are:

  •
  failure to implement the Reorganisation would have a major adverse impact on Eurotunnel's financial situation and put its long-term survival at risk (please refer to "Important Notice" below);

  •
  the successful implementation of the Reorganisation depends on a number of factors some of which Eurotunnel does not and cannot control; this is in particular the case of the success of the Offer;

  •
  If the Offer succeeds, Unitholders who have not tendered their Units to the Offer will have a very small minority position in ESA and EPLC

  •
  even if the implementation of the Reorganisation is successful, Eurotunnel Group will still have a significant level of debt in a total principal amount of 4,164 billion euros;

  •
  implementation of the Reorganisation will have a significant and partially irreversible dilutive impact in the short or medium term on the shareholders of GET SA (in addition to the corresponding risk factor, readers are referred to paragraph 22.1.2 of this Registration Document for an analysis of the different scenarios of dilution and claw-back); and

  •
  following the Closing Date, certain GET SA board decisions may only be taken with the agreement of certain directors proposed for appointment by ENHC.

The principal market risks are:

  •
  risks relating to Eurotunnel Group's indebtedness;

  •
  risks relating to Eurotunnel Group's foreign-exchange position; and

  •
  risks relating to Eurotunnel Group's interest-rate position.

The principal risks related to Eurotunnel Group's business are:

  •
  Eurotunnel Group's turnover will depend primarily on cross-Channel traffic, like Eurotunnel currently, which in turn depends on factors over which Eurotunnel Group will have no control in most cases;

  •
  Eurotunnel Group, like Eurotunnel currently, will be faced with strong competition;

  •
  Eurotunnel Group, like Eurotunnel currently, is subject to risks inherent to the business of an infrastructure operator;

  •
  Eurotunnel Group, like Eurotunnel currently, will be exposed to the risk of terrorism; and

  •
  Eurotunnel Group, like Eurotunnel currently, will have to comply with the specific provisions in the Railway Usage Contract.

All of these risks, along with regulatory and legal risks and the details of how they are covered by insurance are described in chapter 4 of this Registration Document (pages 7 to 16).

The increase in the shareholders' proportionate share of the equity of GET SA resulting from the redemption of NRS II in cash depends on the method used to finance the redemption.

As set out in paragraph 22.1.2(a) of this Registration Document, the increase in the shareholders' proportionate share of the equity of GET SA would, without taking into consideration the exercise of the Warrants and any share capital increase, be very limited if the redemption of the NRS II in cash were to be financed by available cash flow at the levels forecast in chapter 14 of this Registration Document. This increase in the shareholders' proportionate share of the equity of GET SA would remain limited (approximately 2% in the lowest scenario), without taking into consideration the exercise of the Warrants and any share capital increase, if the redemption of the NRS II in cash were to be financed by the additional authorised indebtedness up to 330 million euros and would only become significant if the redemption of the NRS II in cash were to be financed by the net proceeds of a share capital increase (see in this respect paragraphs 22.1.2(b) and (d) of this Registration Document).

IMPORTANT NOTICE
IF THE REORGANISATION IS UNSUCCESSFUL, IT IS NOT CERTAIN THAT EUROTUNNEL COULD CONTINUE AS A GOING CONCERN.

IF THE IMPLEMENTATION OF THE REORGANISATION IS UNSUCCESSFUL, EUROTUNNEL BELIEVES THAT IT WOULD NOT BE ABLE TO MEET ITS PAYMENT OBLIGATIONS UNDER THE CURRENT DEBT. EUROTUNNEL HAS BEEN SUBJECT TO LAWS AND REGULATIONS RELATING TO THE PROTECTION OF BUSINESSES IN FINANCIAL DIFFICULTIES, AND ACCORDINGLY A FAILURE OF THE REORGANISATION WOULD BE VERY LIKELY TO RESULT IN THE EXERCISE OF THE RIGHT OF SUBSTITUTION CONTAINED IN THE CONCESSION AGREEMENT OR IN THE INSOLVENT LIQUIDATION OF THE EUROTUNNEL ENTITIES.

THE SUCCESSFUL IMPLEMENTATION OF THE REORGANISATION DEPENDS ON A NUMBER OF FACTORS, SOME OF WHICH ARE NOT UNDER THE CONTROL OF AND CANNOT BE CONTROLLED BY EUROTUNNEL. THIS IS PARTICULARLY TRUE OF THE RESULT OF THE OFFER.

CHAPTER 1    PERSONS RESPONSIBLE

1.1        Person responsible for the Registration Document and the financial information

For Eurotunnel, GET SA and EGP

Name and capacity of person responsible: Jacques Gounon, Chairman of the Joint Board of Eurotunnel, Chairman of the board of directors and Chief executive officer of GET SA and Chairman of the board of directors of EGP

E-mail: PresidentGET@eurotunnel.com

1.2        Declaration by the person responsible for the Registration Document

For Eurotunnel, GET SA and EGP

"I declare, having taken all reasonable care to ensure that such is the case, that the information contained in this Registration Document and its annexes relating to Eurotunnel, GET SA and EGP is, to the best of my knowledge, in accordance with the facts and contains no omission likely to affect its significance. I have been provided with a final report from the statutory auditors (lettre de fin de travaux) in which they indicated that they had performed the verification of the consistency of the information relating to the financial situation with the historical and forecast financial information and Pro Forma data contained in this Registration Document and its annexes and had read all of the Registration Document and its annexes. The final report contained the following observations:

"Our report on the Eurotunnel Combined accounts for the year ended 31 December 2006 includes the following observations:

•
Going Concern

The Eurotunnel Combined Accounts have been prepared on the going concern basis, which is directly dependent on the successful implementation of the financial restructuring as stated by the Safeguard Plan which was approved by the Paris Commercial Court on 15 January 2007. This implies in particular the success of the Tender Offer, the drawing of the Term Loan, the failure of any legal or administrative actions aimed at blocking the Safeguard Plan and the absence of any significant changes to the implementation of the Safeguard Plan, the nature and impact of which cannot be gauged at this stage.

In the event that all of the elements of the Safeguard Plan are not put in place, Eurotunnel's ability to trade as a going concern would not be assured. The Combined Accounts would then be subject to certain adjustments, the amounts of which cannot be measured at present. They would relate to the impairment of assets to their net realisable value, the recognition of potential liabilities and the classification of non-current assets and liabilities as current assets and liabilities.

•
Valuation of property, plant and equipment

Note 6 to the accounts explains that the Eurotunnel Group has not identified any indicator of change in the basis of the value in use of its property, plant and equipment as at 31 December 2006 compared to that at 31 December 2005, which was calculated using an implicit discount rate of 8.4%. Even relatively small changes in the assumptions used would lead to material changes in the valuation of the assets. As an illustration, a change of 0.1% or 0.5% in the implicit discount rate corresponds to a change in the value in use of the assets of respectively £90 million or £489 million.

Finally, it is our duty to draw your attention to the fact that the financial projections over the remainder of the Concession are, by their very nature, uncertain.

•
Consequences of the implementation of the Safeguard Plan on the Combined Accounts

Note 1 to the financial statements sets out the consequences of the implementation of the Safeguard Procedure and the execution of the Safeguard Plan on the 2006 Combined Accounts.

•
Non approval of the 2005 Combined Accounts

Note 1 to the accounts explains that 2005 Combined Accounts, that serve as the opening balance sheet for the 2006 accounts, will be submitted to the Annual General Meeting called to approve the Combined Accounts for 2005 and 2006.

Our report on the Eurotunnel Combined accounts for the year ended 31 December 2005 includes the following observations:

•
Going Concern

The Eurotunnel Combined Accounts have been prepared on the going concern basis, which is directly dependent on the successful implementation of the financial restructuring as stated by the Safeguard Plan which was approved by the Paris Commercial Court on 15 January 2007. This implies in particular the success of the Tender Offer, the drawing of the Term Loan, the failure of any legal or administrative actions aimed at blocking the Safeguard Plan and the absence of any significant changes to the implementation of the Safeguard Plan, the nature and impact of which cannot be gauged at this stage.

In the event that all of the elements of the Safeguard Plan are not put in place, Eurotunnel's ability to trade as a going concern would not be assured. The Combined Accounts would then be subject to certain adjustments, the amounts of which cannot be measured at present. They would relate to the impairment of assets to their net realisable value, the recognition of potential liabilities and the classification of non-current assets and liabilities as current assets and liabilities.

•
Valuation of property, plant and equipment

The value in use of the Eurotunnel Group's fixed assets takes into account the consequences on the specific asset risks of putting in place the Group's new operating model and the new financing structure as set out in the Safeguard Plan. The Group has recorded an impairment of its fixed assets of £1.75 billion using an implicit discount rate of 8.4%. Even relatively small changes in the assumptions used would lead to material changes in the valuation of the assets. As an illustration, a change of 0.1% or 0.5% in the implicit discount rate corresponds to a change in the value in use of the assets of respectively £90 million or £489 million.

Finally, it is our duty to draw your attention to the fact that the financial projections over the remainder of the Concession are, by their very nature, uncertain.

Our report on the Eurotunnel Combined accounts for the year ended 31 December 2004 includes two observations which highlight that, based on the projections prepared in the light of the 2004 results and the current outlook, the Group is confronted by:

  •
  A first uncertainty, relating to going concern, which is dependent upon the Group's ability to put in place a refinancing plan or, if not, to obtain an agreement from the Lenders within the existing Credit Agreements in the second half of 2006 at the latest.

  •
  A second uncertainty, which is in part linked to the first, relating to the valuation of the Group's fixed assets, which in accordance with accounting principles must be calculated using financial projections for the remainder of the Concession. These projections, which have been prepared in the context of the going concern uncertainty, assume the continuation of existing operational and financial contracts and a level of debt £1.3 billion lower than the current level of debt.

    The Group has recorded an impairment of its fixed assets of £395 million using an implicit discount rate of 7.2%. In this respect and in the context of the increasing uncertainties, the Group has used values in the upper ranges for the market risk premium and the asset "beta" ratios. All things being equal, other possible levels of debt would not lead to an implicit discount rate greater than 7.7% and relatively small changes in the assumptions used would lead to material changes in the value in use of the assets. As an illustration, an increase of 0.1% in the implicit discount rate corresponds to a reduction in the value in use of the assets of approximately £150 million.

    It is our duty to draw your attention to the fact that these financial projections over the reminder of the Concession are, by their very nature, uncertain.

Our report on the forecasts includes the following observation:

  •
  We draw your attention to the fact that, as indicated in note 14.1.1, the forecasts are based on the going concern assumption, which is dependent on the full execution of the Safeguard Plan as approved by the Paris Commercial Court on 15 January 2007

Our report on the on the Pro Forma information contains the following observations:

  •
  The 31 December 2006 Eurotunnel Combined Accounts, which were the basis for the Pro Forma information, were certified on 6 March 2007 with matters of emphasis on going concern, the valuation of property, plant and equipment, the consequences of the implementation of the Safeguard Plan and non approval of the 2005 Combined Accounts;

  •
  As indicated in the foreword to the Pro Forma financial information, the information assumes the full execution of the Safeguard Plan approved by the Paris Commercial Court on 15 January 2007. Furthermore, as indicated in note 3.2.4, the information assumes that the operations linked to the restructuring will be tax neutral.

The combined accounts of Eurotunnel for the financial periods ended 31 December 2006, 2005 and 2004 set out in Annex V of this Registration Document, the Pro Forma information of Eurotunnel Group for the financial period ended 31 December 2006 set out in Annex VI of this Registration Document, the forecasts set out in Chapter 14 of this Registration Document and the accounting situation of GET SA and EGP at 19 March 2007 have been subject to reports from the statutory auditors set out respectively in Annex VII, Annex VIII and at paragraph 14.2 and Annex IV of this Registration Document. The reports contain the observations mentioned above."

Jacques Gounon
Chairman of the Joint Board of Eurotunnel
Chairman of the board of directors and Chief Executive Officer of GET SA
Chairman of the board of directors of EGP

CHAPTER 2    STATUTORY AUDITORS

2.1        For GET SA

2.1.1     Statutory auditors

  KPMG Audit, department of KPMG SA
  1 cours Valmy — 92923 Paris La Défense Cedex, France
  Appointment date: 9 March 2007
  Date appointment will terminate: general meeting called to approve the accounts for the financial period ending on 31 December 2012

  Mazars et Guérard
  61 rue Henri Regnault — 92075 Paris La Défense Cedex, France
  Appointment date: 9 March 2007
  Date appointment will terminate: general meeting called to approve the accounts for the financial period ending on 31 December 2012

2.1.2     Alternate statutory auditors

  Jean-Paul Vellutini
  1 cours Valmy — 92923 Paris La Défense Cedex, France
  Appointment date: 9 March 2007
  Date appointment will terminate: general meeting called to approve the accounts for the financial period ending on 31 December 2012

  Patrick de Cambourg
  125, rue de Montreuil — 75011 Paris, France
  Appointment date: 9 March 2007
  Date appointment will terminate: general meeting called to approve the accounts for the financial period ending on 31 December 2012

2.2        For EGP

  Statutory auditors

  KPMG Audit Plc
  Canary Wharf (38th Floor), 1 Canada Square, London E14 5AG, United Kingdom
  Appointment date: 9 March 2007
  Date appointment will terminate: general meeting called to approve the accounts for the financial period ending on 31 December 2006

CHAPTER 3    SELECTED FINANCIAL INFORMATION

The tables below contain extracts of Eurotunnel's combined balance sheets, income statements and cash flow statements for the financial periods ended 31 December 2004, 31 December 2005 and 31 December 2006. The combined accounts for 2005 and 2006 were prepared in accordance with international accounting standards. The data relating to the 2004 combined accounts, which were originally prepared in accordance with French accounting standards, has been restated on the same basis for comparative purposes.

The purpose of the Pro Forma income statements is to show the impact, over a whole year, of the new financing on the cost of the financial debt. The other line items of the income statements have not been adjusted.

Summary of combined income statement 2004 - 2006

	Year ending 31 December					Pro Forma
(in millions of euros)
	2006	2005		2004		2006
Exchange rate €/£	1.462	1.465		1.466		1.462

Revenue	830	793		789		830	(2)
Trading profit	326	230		193		326
Operating profit (loss)	333	(2,301)	(1)	(350)	(1)	333
Net cost of financing and debt service	487	490		493		280

Loss for the year	(204)	(2,808)		(836)		3

(1)
Including impairment of property, plant and equipment (2005: 2,490,250 €; 2004: 474,730 €)

(2)
The revenue including the impact of the guaranteed Minimum Usage Charge of 95 million euros has not been restated.

Summary of combined balance sheet 2004 - 2006

					At 31 December Pro Forma
	At 31 December
(in millions of euros)
	2006	2005		2004	2006
Exchange rate €/£	1.489	1.459		1.418	1.489	(1)

Total non-current assets	7,147	7,455		10,188	7,147
Total current assets	404	285		380	224

TOTAL ASSETS	7,551	7,740		10,568	7,371

Total equity	(2,225)	(2,032)		860	2,664
Total non-current liabilities	27	9,172	(3)	9,150	4,324
Total current liabilities(2)	9,749	600		558	383

TOTAL EQUITY AND LIABILITIES	7,551	7,740		10,568	7,371

(1)
In the Pro Forma accounts, debt is presented using the exchange rate of the Safeguard Plan (1.46635 euro: £1). The difference between this exchange rate and the exchange rate as at 31 December 2006 (1.489 euro: £1) is recorded on an exchange adjustment account.

(2)
The implementation of the Safeguard Plan requires the restructuring of the Current Debt by way of a new loan agreement being entered into for an amount of 4.164 million euros and the issue of NRS of an amount of 1.870 million euros. Accordingly, medium to long term debt has been reclassified as short term debt (current liabilities).

(3)
Eurotunnel's debt as restructured in 1997 is presented in its IFRS Financial Statements on the basis of historical cost. Therefore, the debt of Eurotunnel is recorded in the opening balance IFRS sheet at its historical value corresponding to the fair value as at the issue date. Subsequent movements were accounted for according to the amortised cost method. This value represents the fair value as set out in the IFRS. Eurotunnel did not have, at the date of the restructuring in 1997, the necessary information as set out in IAS 39 that could determine, if such was the case, a fair value different from the historical value. Eurotunnel's debt is presented in the Safeguard Plan at its contractual value.

Summary of consolidated cash flow 2004 - 2006

				2006 financial year Pro Forma
	Year ending 31 December
(in millions of euros)
	2006	2005	2004	2006
Exchange rate €/£	1.489	1.459	1.418	1,489

Net cash inflow from operating activities	473	338	395	473
Net cash outflow from investing activities	(14)	(23)	(40)	(14)
Net cash outflow from financing activities	(353)	(403)	(400)	(305)

INCREASE / (DECREASE) IN CASH IN YEAR	106	(88)	(45)	159

CHAPTER 4    RISK FACTORS

THIS CHAPTER 4 SETS OUT THE RISKS INVOLVED IN IMPLEMENTING THE REORGANISATION, AND THOSE THAT ARE SPECIFIC TO THE BUSINESS OF EUROTUNNEL AND EUROTUNNEL GROUP. PLEASE NOTE THAT MOST OF THE RISKS DESCRIBED IN PARAGRAPH 4.2 AND THE RISKS DESCRIBED IN PARAGRAPH 4.3 ARE RISKS TO WHICH EUROTUNNEL IS ALREADY EXPOSED, AND TO WHICH EUROTUNNEL GROUP WILL BE EXPOSED FOLLOWING IMPLEMENTATION OF THE REORGANISATION. IN THIS RESPECT, THE REORGANISATION DOES NOT GENERATE ANY NEW RISK OR INCREASE THE CHANCE OF ONE OF THE EXISTING RISKS MATERIALISING.

4.1        Risks relating to the implementation of the Safeguard Plan and the Reorganisation

Failure to implement the Reorganisation would have a major adverse impact on Eurotunnel's financial situation and put its long-term survival at risk

If the Reorganisation is not implemented, it is not certain that Eurotunnel could continue as a going-concern.

As at 30 September 2006, the principal amount of Current Debt was 9.073 billion euros and annual interest charges amounted to approximately 430 million euros.

If the implementation of the Reorganisation is unsuccessful, Eurotunnel believes that it would not be able to meet its payment obligations under the Current Debt. Eurotunnel has been subject to laws and regulations relating to the protection of businesses in financial difficulties, and accordingly a failure of the Reorganisation would be very likely to result in the exercise of the Right of Substitution contained in the Concession Agreement or in the insolvent liquidation of the Eurotunnel entities in accordance with the provisions of article L. 626-27 of the French Commercial Code.

The successful implementation of the Reorganisation depends on a number of factors some of which Eurotunnel does not and cannot control

This is in particular the case of the success of the Offer, drawdown under the Term Loan, obtaining rulings and necessary approvals from the French and British Tax Authorities and the success or failure of any judicial proceedings that may be brought to challenge the Safeguard Plan.

The Offer is an essential part of the Reorganisation and is subject to an acceptance threshold of 60%. If the number of Units tendered to the Offer is below this threshold, and if it is not waived by GET SA in accordance with applicable regulations (see paragraph 2.3.1 of the Offer Document), this acceptance threshold of the Offer would not be satisfied resulting in the failure of the Offer, and the failure of the Safeguard Plan and the Reorganisation.

Drawdown under the Term Loan and the transfer of the proceeds of the Credit Facilities onto an escrow account are subject to the satisfaction of several conditions precedent no later than three days prior to the Closing Date and in any event before 30 June 2007 at the latest, including some that Eurotunnel cannot control, although these conditions are more limited than those usually found in a credit agreement of this nature. If these conditions are not satisfied, and if the lenders do not waive them, the inability to drawdown under the Term Loan would make it impossible for Eurotunnel to make the repayments and cash payments provided for in the Safeguard Plan and, consequently, to implement the Reorganisation.

In the context of the implementation of the Reorganisation, Eurotunnel has been, is presently and could be involved in a number of administrative or judicial proceedings, in particular in France and England. Certain proceedings or claims could, if successful, delay or prevent the implementation of the Safeguard Plan and the Reorganisation.

If the Offer succeeds, Unitholders who have not tendered their Units to the Offer will have a very small minority position in ESA and EPLC

If the Offer is successful, GET SA will be able to control most of the decisions taken at general meetings of shareholders of ESA and EPLC (in particular in relation to dividend policy).

Following the closing of the Offer, and in order to reconstitute ESA's and EPLC's total equity, GET SA and EGP intend to carry out the Recapitalisation Transactions of ESA and EPLC, following which the percentage of the ESA and EPLC share capital held by Unitholders who have not tendered their Units to the Offer will be less than 5%.

It is likely that following the implementation of the Reorganisation, the market for Units will no longer meet the liquidity requirements for the listing of the Units on Eurolist by Euronext™ or the Official List of the United Kingdom Listing Authority or their admission to trading on the London Stock Exchange. The listing of the Units may therefore, in accordance with applicable regulations in the relevant country, be cancelled, in particular as part of the Recapitalisation Transactions of ESA and EPLC. In the near future GET SA also intends to consider any other transaction to simplify the Eurotunnel Group structure, and particularly asset contributions or statutory mergers which could result in the winding up of ESA and EPLC. GET SA can in no way guarantee that the Units will continue to be listed after the Reorganisation and, if they remain listed, for how long or on which markets.

Even if the implementation of the Reorganisation is successful, Eurotunnel Group will still have a significant level of debt in a total principal amount of 4.164 billion euros

Eurotunnel Group will have a significant level of debt in a total principal amount (excluding the principal amount of the NRS) of 4.164 billion euros with the payment of interest of approximately 310 million euros in the first three years following implementation of the Reorganisation, taking into account interest payments on the NRS in issue and approximately 220 million euros thereafter (on the basis of interest rates applicable on the date on which the Safeguard Plan was approved).

Eurotunnel Group's level of debt and the interest payment thereon could affect its future capacity to secure additional financing for replacement investments, new investments, or any other purposes.

A significant part of Eurotunnel Group's operating cash flow will be allocated to servicing this debt, which could restrict Eurotunnel Group's operational flexibility.

In addition, the repayment of the loans and financing contracted by Eurotunnel Group as part of the implementation of the Reorganisation could be accelerated if certain contractual obligations are not complied with or if certain events of default occur.

The implementation of the Reorganisation will have a significant and partially irreversible dilutive impact in the short or medium term on the shareholders of GET SA

Unitholders tendering their Units to the Offer will hold 100% of the GET SA Ordinary Shares upon completion of the Reorganisation, except for the GET SA Ordinary Shares which it is intended will be acquired by GET SA after the Closing Date, as indicated in paragraph 22.1.1(h) of this Registration Document. However, the Safeguard Plan provides for EGP to issue NRS redeemable in GET SA Ordinary Shares in favour of certain creditors of Eurotunnel. Redemption of the NRS in GET SA Ordinary Shares is due to take place from the 13th month following the Closing Date, with redemption of all of the NRS occurring by the 37th month following the Closing Date.

Redemption of the NRS in GET SA Ordinary Shares will have a significant and partially irreversible dilutive impact on GET SA shareholders. Although the Safeguard Plan includes various mechanisms designed to limit the dilutive effect of the redemption of the NRS in GET SA Ordinary Shares on the initial shareholders of GET SA, and although the management of GET SA intends to implement these mechanisms to the extent possible, it is not certain that the conditions required for their implementation (as set out in the following two paragraphs) will be met and if they are met, whether they will limit the dilution for the initial GET SA shareholders as much as the contractual mechanisms will permit.

Eurotunnel Group may not be able to redeem the NRS II in cash before they are redeemed in GET SA Ordinary Shares

The terms of the NRS II provide for EGP to be able to redeem all or part of the NRS II in cash prior to maturity, which would reduce the overall dilutive effect of the redemption of the NRS in GET SA Ordinary Shares for the initial GET SA shareholders. However, it is not certain that Eurotunnel Group will have the financial capacity to redeem all or part of the NRS II in cash prior to the date of their automatic redemption in GET SA Ordinary Shares.

The Safeguard Plan provides for Eurotunnel Group to be able to raise additional financing to redeem the NRS II in cash prior to maturity, principally by increasing its level of debt in certain circumstances or by using the proceeds of one or several share capital increases reserved to the shareholders of GET SA. It is not certain that Eurotunnel Group will be able to raise the necessary additional financing on acceptable terms, that one or more share capital increases may be made on acceptable terms taking into consideration market conditions, or that the shareholders of GET SA will agree to participate in the share capital increases to enable Eurotunnel Group to have the necessary financial capacity, within the required time period, for EGP to exercise its right to redeem all or part of the NRS II in cash prior to maturity at their redemption price, as described in Annex I B of this Registration Document.

The Warrants may not reduce the dilutive effect of redemption of the NRS in GET SA Ordinary Shares

As part of the Reorganisation, 55% of the Warrants will be issued to Unitholders tendering their Units to the Offer and 45% will be issued to Noteholders. The Warrants may only be exercised during a period of six months from the date on which the number of GET SA Ordinary Shares for which the Warrants may be exercised is determined. This number, which is to be determined after 30 June 2011, will primarily depend on the financial results of Eurotunnel Group in the 2008, 2009 and 2010 financial years and on the occurrence prior to 30 June 2008 of exceptional events in Eurotunnel Group, which remain uncertain, regardless of the efforts of GET SA to achieve them (see Annex I C of this Registration Document).

No guarantee can be given as to the number of GET SA Ordinary Shares for which the Warrants may be exercised. The exercise of the Warrants may give rise to no GET SA Ordinary Shares being issued.

Following the Closing Date, certain GET SA board decisions may only be taken with the agreement of certain directors proposed for appointment by ENHC

Following the Closing Date, and in accordance with the terms of the Safeguard Plan, a qualified majority of eight directors out of eleven will be necessary for the GET SA board of directors to adopt certain important decisions. Consequently, these decisions will be subject de facto to the agreement of at least one of the members of the board of directors proposed for appointment by ENHC, in accordance with the specific corporate governance rights granted to ENHC by virtue of the GET SA Preference Share.

An abusive use of the specific rights attached to the GET SA Preference Share could prevent the effective functioning of the GET SA Board of Directors.

The GET SA Ordinary Shares, the NRS and the Warrants have never been traded on a financial market

As at the date of this Registration Document, the GET SA Ordinary Shares, the NRS and the Warrants have never been traded on a regulated or unregulated financial market. There is no market reference for their valuation, for example as a result of pre-marketing. The initial price of GET SA Ordinary Shares, NRS and Warrants on Eurolist by Euronext™ Paris and GET SA Ordinary Shares and NRS on the London Stock Exchange, will be derived from initial market orders, the size and nature of which will depend on various factors, in particular the prevailing market and economic conditions. In the period following admission to trading of these securities, their price will depend on the financial results of Eurotunnel Group, Eurotunnel Group's business and the interest of investors who received GET SA Ordinary Shares, NRS and Warrants under the terms of the Reorganisation. The initial prices may not reflect what the market price of the GET SA Ordinary Shares, the NRS and the Warrants might be once the market has a better understanding of Eurotunnel Group and has been able to analyse how its business, financial situation and potential for growth following implementation of the Reorganisation will evolve.

Price volatility of GET SA Ordinary Shares, NRS and Warrants

Since the NRS are redeemable in GET SA Ordinary Shares, redemption of all or part of the NRS could have a negative impact on the price of GET SA Ordinary Shares or Warrants. The Exercise of Warrants could also have a negative impact on the price of GET SA Ordinary Shares.

Eurotunnel Group cannot predict the potential impact on the price of GET SA Ordinary Shares or Warrants of the redemption of all or part of the NRS in GET SA Ordinary Shares, or the impact of the exercise of the Warrants on the price of GET SA Ordinary Shares.

The success of the Reorganisation depends partly on the Business Plan and projections based on the duration of the Concession Agreement

The principal economic and financial aspects of the Reorganisation have been prepared on the basis of a business plan and projections over a very long period reflecting the duration of the Concession Agreement. Various factors that Eurotunnel and Eurotunnel Group do not and cannot control could undermine certain assumptions on which the business plan and the projections are based. This is principally the case for traffic forecasts, variations in tariffs or assumptions for growth in turnover and operating results.

If certain assumptions turn out to be incorrect, or certain uncertainties which are inherent in a business plan and projections prepared over such a long period materialise, this could have a material adverse effect on the results of Eurotunnel Group and its capacity to generate sufficient revenues to meet its payment obligations under the Term Loan or more generally, to meet all of its obligations as a borrower.

The liquidity of the market for GET SA Ordinary Shares, NRS and Warrants cannot be guaranteed

Although application has been made for the admission of GET SA Ordinary Shares, NRS and Warrants to listing and trading on Eurolist by Euronext™ Paris and GET SA Ordinary Shares and NRS to trading on the London Stock Exchange, the existence of a liquid market for GET SA Ordinary Shares, NRS and Warrants cannot be guaranteed. If a liquid market for GET SA Ordinary Shares, NRS or Warrants does not develop, the price of GET SA Ordinary Shares, NRS and Warrants could be affected.

4.2        Market risks

Risks relating to Eurotunnel Group's indebtedness

Considering the level of Eurotunnel Group's indebtedness and despite its significant reduction compared to the Current Debt:

  •
  a large portion of Eurotunnel Group's operating cash flow will be used to make interest payments, which could limit its ability to finance working capital, capital expenditure, cost reduction programmes and any acquisitions;

  •
  Eurotunnel Group's capacity to pay dividends will be limited for the next few years;

  •
  Eurotunnel Group's ability to plan for the future or respond to changes affecting its business and markets will be limited;

  •
  Eurotunnel Group could be in a less advantageous position compared to competitors that are less indebted and those that have taken out fixed-rate loans at lower interest rates than those granted to Eurotunnel Group as part of the Reorganisation;

  •
  Eurotunnel Group will have limited scope to raise additional indebtedness in the future, due to its commitments under the Term Loan, described in paragraph 5.3.4(a) of this Registration Document.

Risks relating to Eurotunnel Group's foreign exchange position

A significant portion of Eurotunnel Group's assets, liabilities, turnover and expenditure will be denominated in sterling, whereas Eurotunnel Group's consolidated financial statements will be in euros.

Approximately half of Eurotunnel Group's turnover is likely to be in sterling, whereas a larger proportion of its operating expenses and capital expenditure will be in euros. In addition, the majority of interest payments will be in sterling, since the Term Loan is comprised of one tranche of £1.5 billion (equivalent of 2.2 billion euros) and one

1.965 billion euro tranche. The resulting difference, of approximately 53 million euros in 2006 (on a Pro Forma basis), will expose Eurotunnel Group to exchange-rate risk, in particular in the event of a reduction of sterling against the euro. In the future, however, the difference could be reduced if a larger proportion of customers in the growing freight business were to pay in euros.

Eurotunnel Group will make every effort to more closely match the currencies in which its turnover and expenses are denominated, and it will use currency hedging transactions to manage foreign-exchange risk. However, there is no guarantee that these measures will significantly reduce Eurotunnel Group's risk in the event of an adverse movement in the sterling/euro exchange rate or that they will ensure that if this risk were to materialise, this would not have a significant impact on Eurotunnel Group's financial position and its ability to service its debt.

At 31 December 2006, Eurotunnel Group's balance sheet exposure (on a Pro Forma basis) to transaction currencies other than the euro was as follows:

Eurotunnel Group's Sterling foreign-exchange risk exposure	(€ bn)
Assets	0.2
Liabilities	2.4
Net position before hedging	(2.2)
Off-balance-sheet position	—
Net position after hedging	(2.2)

The NRS are treated as quasi-equity for accounting purposes. Accordingly, the NRS do not expose the group to any particular exchange rate risk except for the exchange rate risk relating to interest payments.

Based on Eurotunnel Group's 2006 Pro Forma information, the impact of a 1% change in the euro/sterling exchange rate would result in an accounting foreign exchange gain or loss of approximately 22 million euros.

Risks relating to Eurotunnel Group's interest rate position

Eurotunnel Group's debt will be 4.164 billion euros (excluding NRS in a nominal amount of 1.870 billion euros). The maturity schedule of Eurotunnel Group's assets and liabilities is as follows:

(€ billion)	Overnight — 1 year	1 year — 5 years	More than 5 years
Financial liabilities	0	1.870	4.164
Financial assets	0	—	—
Net position before hedging	0	1.870	4.164
Off-balance-sheet commitments	—	—	—
Net position after hedging	0	1.870	4.164

The risk of adverse interest rate movements during the period of the Term Loan will be mitigated by the fact that (i) two tranches (one in sterling, the other in euro) will be at a fixed rate, (ii) two (one in sterling, the other in euro) will be at a fixed rate indexed to inflation, and (iii) the final two (one in sterling, the other in euro) at a floating rate, will be hedged to a fixed rate.

For the preparation of the Pro Forma financial statements, the floating rate debt tranches (before hedging) were estimated to be £710 million and 924 millions euros.

The risk of an unfavourable change to interest rates during the term of the NRS is mitigated by the fact that the NRS bear interest at a fixed rate.

4.3        Risks related to Eurotunnel Group's business

The risks set out below are inherent to Eurotunnel's current business, and to the business of Eurotunnel Group after the implementation of the Reorganisation. They are subject to change, but have been recurrent since the Tunnel came into service.

Eurotunnel Group's turnover will depend primarily on cross-Channel traffic, as it currently does with Eurotunnel, which in turn depends on factors over which Eurotunnel Group will have no control in most cases

Eurotunnel Group's turnover will be closely linked to cross-Channel passenger and goods traffic.

Cross-Channel and Tunnel traffic depends on a number of factors over which Eurotunnel Group has no control in most cases. These include:

  •
  general economic growth, particularly in France, the United Kingdom and Europe;

  •
  the political situation in France, the United Kingdom, Europe and worldwide;

  •
  the occurrence of health disasters in Europe and worldwide;

  •
  competition from traditional airlines, airline alliances and low-cost regional airlines;

  •
  the appeal of transport services through the Tunnel compared to other forms of cross-Channel transport;

  •
  competition from ferries and a possible escalation of the price war;

  •
  taxation in France and the United Kingdom;

  •
  limits on the number of time slots for trains using the Tunnel; and

  •
  the competitive position and commercial policies of rail operators offering passenger transport (such as Eurostar) and goods transport via the Tunnel.

These factors could have a negative impact on Eurotunnel Group's turnover, earnings, financial position and available cash flow.

A new commercial and operational strategy has been adopted and implemented progressively since 2005. Despite the good results in 2006, the first full year of this new strategy, which confirm the strategy as being well-founded, it may be disrupted in the future and this could have negative consequences on Eurotunnel Group's earnings and its financial position.

Eurotunnel Group, like Eurotunnel currently, will be faced with strong competition

The competitive environment of Eurotunnel Group could become stronger in all of its business areas. Eurotunnel's business has been and is subject to increasing competition (see paragraph 7.2.3 of this Registration Document), which could further intensify for Eurotunnel Group in the near future.

Excess cross-Channel transport capacity is leading to strong competition between operators and low prices. Prices remain subject to the threat of an economically stronger new market entrant and the further development of regional routes by low-cost airlines.

Eurotunnel Group, like Eurotunnel currently, will be faced with continued competition from traditional and low-cost airlines. Low-cost airlines have become major players in the European air transport market in recent years, both directly on the Paris-London and Brussels-London routes and by offering customers different holiday and short-break destinations. The price strategies and other competitive initiatives adopted by airlines may have a significant negative impact on Passenger Shuttle Service volumes. These competitive initiatives are also likely to have a significant negative effect on Eurostar passenger numbers. The opening of the final stretch of the CTRL, expected in late 2007 should increase traffic. However, this will be insufficient to offset the loss of the Minimum Usage Charge payments under the Railway Usage Contract since December 2006.

Eurotunnel Group, like Eurotunnel currently, is subject to risks inherent to the business of an infrastructure operator

Eurotunnel Group will be exposed to certain risks inherent to the business of an infrastructure operator.

Eurotunnel Group will be subject to a certain number of obligations, currently imposed upon Eurotunnel, designed to protect passengers and to reduce risks of accident. There are four main categories of obligations that present risks for Eurotunnel Group:

  •
  Eurotunnel Group will face the risk of a temporary disruption to Tunnel operations, resulting in particular from labour disputes, technical failures (IT network breakdowns, power cuts etc.), accidents (collisions, derailment, fire etc.), political events (blockades by demonstrators, illegal immigrants etc.), natural disasters (earthquakes, floods), direct industrial disasters (collapse or accidental destruction), indirect industrial disasters (dispersion of hazardous materials) and other types of disruption. In addition to the impact that such disruption could have on Eurotunnel Group's results, these events often receive wide media coverage (particularly when passengers suffer major inconvenience or when freight is subject to serious delays). A prolonged disruption could therefore have a significant impact on Eurotunnel Group's image, earnings and financial position;

  •
  like any other company that admits the public onto its premises and transports them, Eurotunnel Group will be required to implement measures to protect the public. Eurotunnel has already put in place a set of systems that will be taken over by Eurotunnel Group, to limit risks to public safety, including the design of the System described in paragraph 7.5.1 of this Registration Document and a set of principles, procedures and controls approved by the IGC. In the event that Eurotunnel Group fails to meet its safety obligations, the IGC may temporarily suspend its authorisation to operate services until the necessary remedial action has been taken. A prolonged interruption could therefore have a significant impact on Eurotunnel Group's image, earnings and financial position;

  •
  like Eurotunnel, Eurotunnel Group will carry out certain activities on behalf of the States. It will have to implement health and safety measures on behalf of the States along with adapting national programmes (such as the Vigipirate anti-terrorism programme) in accordance with the Concession Agreement. Eurotunnel adapts its business practices to meet these requirements and to deliver the specified quality of service. This will also be the case for Eurotunnel Group. It is possible that a change in these requirements, particularly in terms of border control, will require a change in business and commercial practices, leading to an increase in operating costs or a deterioration in the quality of service. This could have an adverse effect on Eurotunnel Group's image, competitive advantage, business, financial position and earnings. By way of example, although a first decision of an arbitration tribunal dated 30 January 2007 and published on 23 February 2007 held that Eurotunnel was entitled to compensation, in 2001 Eurotunnel had to take the necessary measures at its own expense to prevent intrusions from illegal immigrants to the System and since then has continued to apply measures adapted to this situation;

  •
  Eurotunnel has more than 10 years of experience in maintaining its rolling stock, equipment and infrastructure and Eurotunnel Group will benefit from this experience. The Reorganisation takes account of a light maintenance programme, a heavy maintenance programme and a renewal plan based on Eurotunnel's experience and forecasts of equipment usage. However, given the special nature of the equipment and infrastructure used, the intensity of this use and technological progress, it cannot be excluded that these programmes and plans will prove insufficient or unsuitable, particularly in the event of premature obsolescence or an increase in malfunctions. This would lead to unforeseen costs or partial or temporary service interruptions, which could affect Eurotunnel Group's business, financial position and earnings.

Eurotunnel Group, like Eurotunnel currently, will be exposed to the risk of terrorism

Like other infrastructure operators, Eurotunnel Group, like Eurotunnel currently, will be exposed to an ongoing risk of terrorist attacks on its own installations or on neighbouring infrastructure required for the circulation of trains and Shuttles. If this risk were to materialise, this could have a material adverse impact on the business of Eurotunnel Group, since cross-Channel traffic could be reduced for an indefinite period. In this situation, the Tunnel, the infrastructure or neighbouring high-speed lines could be totally or partially closed for the time required to assist victims, investigate the circumstances in which the attack was carried out and to rebuild the infrastructure and areas affected. There would also be a risk of victims seeking compensation from Eurotunnel Group. Security measures could be stepped up following a terrorist attack. This could increase passenger inconvenience due to new security measures, reduce passenger capacity and substantially increase Eurotunnel Group's security related expenditure.

Labour disputes could have an impact on Eurotunnel Group's business

A deterioration in employee relations and staff disputes cannot be excluded. Strikes, stoppages, protest movements, or other employee-related problems could disrupt Eurotunnel Group's business. These strikes, stoppages, protest movements or other labour problems could occur not only within Eurotunnel Group, but also in its subcontractors or suppliers.

Eurotunnel Group, like Eurotunnel currently, will have to comply with the specific provisions in the Railway Usage Contract

The Railway Usage Contract regulates the usage of the Tunnel by the Railways. Pursuant to this contract, the Railways have to pay annual fixed charges and variable charges depending on the number of passengers and freight tonnage transported. The Railways also have to contribute to the operating costs of the System, as described in paragraph 23.2 of this Registration Document. In addition, pursuant to the provisions of the Railway Usage Contract relating to the Minimum Usage Charge, the Railways were required to make additional monthly payments in order to maintain Eurotunnel's annual turnover under the Railway Usage Contract at a minimum level set out in the contract until the end of November 2006. In 2005, the total amount of these additional monthly payments was approximately 105 million euros. From January to November 2006, the total amount of these additional payments was 95 million euros. In the future, Eurotunnel Group will have to develop the Shuttle Services traffic and rely on an increase in the traffic of Eurostar passengers in order to compensate for the end of the payment of the Minimum Usage Charge under the Railway Usage Contract since December 2006. Failing this, there would be an adverse impact on Eurotunnel's financial situation and prospects, although the Business Plan prepared for the purposes of the Reorganisation reflects the end of the Minimum Usage Charge.

The Railway Usage Contract is of a much shorter duration than the Concession Agreement and its renewal and terms are not assured

The Railway Usage Contract will come to an end in 2052 although the Concession Agreement continues until 2086. The Railway Usage Contract does not provide for the terms on which it will be renewed or extended, in particular the financial aspects of the contract as described in the previous paragraph. Given the uncertainty surrounding the terms on which the Tunnel will be operated from 2052, it is not possible to determine whether this will have a positive or negative impact.

If the Railway Usage Contract is not renewed or is renewed on terms that are economically unsatisfactory for Eurotunnel Group, this could have a negative impact on Eurotunnel Group's financial situation. The risk faced by Eurotunnel Group in this respect is the same as the risk faced by Eurotunnel prior to the implementation of the Reorganisation.

Eurotunnel Group, like Eurotunnel currently, has no control over the business of the Railways

The Tunnel is used by the Eurostar service and by goods trains and the Railways pay fees in return for using the Tunnel. The earnings of Eurostar and Through Railfreight Services could be affected by events and circumstances that are out of the control of Eurotunnel Group. Eurotunnel Group will not operate these services and will not be able to exert direct influence on the commercial operations of Eurostar or Through Railfreight Services. The performance, quality of service and prices offered by these operators to their customers, along with other factors that may be out of the operators' control, will affect the use of their services. In turn, this will affect the revenue that Eurotunnel Group will receive from the Railways following the expiry of the Minimum Usage Charge in November 2006. Through Railfreight Services suffer from problems relating to co-ordination between national operators and the priority of freight compared to passenger traffic within the European Union. This could make it difficult to achieve significant growth in the volumes transported by Through Railfreight Services and could lead to a substantial decline in traffic. A significant portion of Eurotunnel Group's revenue therefore depends on the successful operation of these services by entities over which it has no control.

Eurotunnel Group, like Eurotunnel currently, will be dependent on certain suppliers, and will be exposed to the risk of subcontractors or suppliers failing to meet their obligations

Passenger and Freight Shuttles have been supplied in very small volumes by a very limited number of suppliers, to meet highly specific operating requirements. Eurotunnel Group believes that if its original suppliers were unable to supply additional or replacement Shuttles for any reason, or were unwilling to do so on acceptable terms, it would be able to obtain suitable Shuttles from other manufacturers. However, its future ability to develop its business may be affected if it were unable to acquire additional or replacement Shuttles at a suitable price or within a suitable timeframe. This could have an adverse impact on Eurotunnel Group's financial position and prospects. In addition, Eurotunnel Group will rely on subcontractors for parts of its business, particularly relating to security, cleaning (primarily industrial), and vehicle maintenance and catering on board the Shuttles. It is possible that some of these subcontractors will fail to fulfil their obligations, which could affect Eurotunnel Group's profits or financial position.

Eurotunnel Group, like Eurotunnel currently, will have to comply with the specific terms of the Concession Agreement

The Concession Agreement under which Eurotunnel Group will operate may only be modified, if this were to become necessary, through amendments negotiated with the States. These negotiations could turn out to be long and complex, due to changes in transport policy in France, England or Europe, or because of other political constraints on Eurotunnel Group. If economic, financial or technical developments affecting Eurotunnel Group were to make rapid changes necessary, the specific terms of the Concession Agreement could limit Eurotunnel Group's ability to make changes or adjust its business to these developments. This could affect its earnings and financial position.

4.4        Regulatory risks

Eurotunnel Group, like Eurotunnel currently, operates in a highly regulated environment emanating from the IGC

Operation of the Tunnel is subject to very detailed regulations drawn up by the IGC and the Safety Authority. The Concession Agreement described in paragraph 23.2 of this Registration Document may be terminated by the States in the event of force majeure, in particular in the event of war or serious breach by the Concessionaires of their obligations under the Concession Agreement. Furthermore if Eurotunnel Group breaches its obligations under the Concession Agreement, the IGC may impose significant daily penalties. The IGC has the power to make decisions, in particular in relation to the distance between trains using the Tunnel that could lead to a reduction in Tunnel capacity. Regulatory authorities may also adopt new measures relating to safety or other matters, which could force Eurotunnel Group to incur significant additional expenditure to comply with such measures, or impose restrictions on its business activities. Moreover, other measures, not directly regulating the business of Eurotunnel Group, could nevertheless affect it. By way of example, increased measures to enforce regulations relating to immigration and customs and excise duties, could cause delays or affect customer satisfaction levels.

Eurotunnel Group, like Eurotunnel currently, will be subject to a specific regulatory framework

The unique nature of the cross-Channel link and the exceptional conditions in which the construction and the entering into service of the Tunnel and the launch of its operations have been carried out are such that Eurotunnel is, and Eurotunnel Group will be, subject to a specific legislative and regulatory environment which is based on one-off interpretations and it is not possible to know whether these will prevail in the future.

If the application of certain legislative or regulatory texts to Eurotunnel Group's business were to be modified or if new less favourable legislative or regulatory provisions were to be enacted, this would have a negative impact on Eurotunnel Group's financial position.

The Eurotunnel Group, like Eurotunnel currently, will be exposed to risks in relation to competition regulation

Competition in the cross-Channel freight and passenger traffic market is characterised by the small number of operators which have a large share of this sector (see paragraph 7.2.3 of this Registration Document). Given the concentration in this market and the importance of this sector, the French competition authorities, the Office of Fair Trading in the United Kingdom and the European Commission are likely to pay particular attention to this sector. Pricing practices and the behaviour of Eurotunnel Group will be monitored, as were those of Eurotunnel, by the French competition authorities and the European Commission, which may result in regulatory measures being adopted in relation to prices and penalties, proceedings being brought by third parties for damages and restrictions being imposed on its business activities. The monitoring and resulting regulatory or other measures may have a material adverse impact on the financial situation of Eurotunnel Group, its operating results and its capacity to service its debt.

Eurotunnel Group, like Eurotunnel currently, will be subject to a number of environmental regulations which could restrict its activities or lead to significant expenditure

Eurotunnel Group will be subject to French, United Kingdom and European environmental regulations as well as local regulations that currently oblige it to either obtain authorisations for the disposal of certain waste materials or to enter into a contract with an accredited waste transporter for the removal of waste materials. Any breach of these regulations will result in fines for pollution, and the regulations also provide that the authorities may force the closure of any facility that does not comply with decisions forcing certain environmentally harmful activities to cease or be modified. Eurotunnel Group will continue the environmental protection and sustainable development policy implemented by Eurotunnel (see paragraph 7.8 of this Registration Document). However there is no certainty that United Kingdom, French, European, national or local authorities will not impose new regulations resulting in additional expenditure which could have an adverse impact on the results or financial situation of Eurotunnel Group.

Pursuant to a decision of the European Commission of 7 March 2003, Eurotunnel benefits from an exemption to continue the use of halon 1301 in its equipment that already use this gas, even though the gas has been prohibited since December 2003. The loss of this status would mean that Eurotunnel would have to replace all of the fire extinguishing systems in its rolling stock and Tunnel control rooms, which would result in significant expenditure that could affect its financial position.

4.5        Legal risks

In the normal course of its business and in the context of the implementation of the Reorganisation, Eurotunnel was and is involved in, and Eurotunnel Group could become involved in certain administrative or judicial proceedings, the most significant current proceedings being described in paragraph 21.7 of this Registration Document.

More generally it cannot be excluded that in the future, proceedings, whether or not related to current proceedings, could be launched against any of the Eurotunnel Group entities, which, if determined against Eurotunnel, could have an adverse impact on the business, financial situation or results of Eurotunnel Group.

4.6        Insurance

Eurotunnel has put in place an insurance programme described in paragraph 7.6 of this Registration Document that is in line with the current products on offer in the insurance market for groups of a similar size, business activity and financial situation and which will be maintained by Eurotunnel Group.

In certain circumstances, payments by insurance companies under the existing insurance polices may not be sufficient to cover all of the loss suffered, in particular with respect to third party liability. Losses in excess of the agreed indemnity limits or the application of certain exclusion clauses could result in Eurotunnel Group bearing unforeseen costs or could affect its business, financial situation or results.

In addition, changes to the insurance market could lead to an adverse change in Eurotunnel Group's insurance programme and the terms and conditions of such insurance such as the level of premiums or the level and extent of any exclusions which would have an adverse impact on Eurotunnel Group's business, financial situation or results.

CHAPTER 5    INFORMATION RELATING TO THE REORGANISATION OF EUROTUNNEL

5.1        General Overview

The Reorganisation is necessary because Eurotunnel is unable to meet its future liabilities to repay the principal amount and interest due on the Current Debt.

The Reorganisation is principally intended to significantly reduce the amount of this debt which, on 30 September 2006, amounted to 9.073 billion euros, to enable the continuation of Eurotunnel's business, to ensure the stability of the group and its future development, and to maintain employment levels.

Following the Reorganisation, it is intended that the level of financial debt of Eurotunnel will be reduced to 4.164 billion euros, representing a reduction of approximately 54% compared to the level of the Current Debt.

In order to enable the group to reach an agreement with its creditors as to the terms of the Reorganisation, the Paris Commercial Court opened safeguard proceedings in respect of 17 Eurotunnel companies by decisions dated 2 August 2006 pursuant to the provisions of articles L. 620-1 et seq. of the French Commercial Code.

From this date, restructuring proposals based on discussions and negotiations with certain of Eurotunnel's principal financial creditors were prepared by Eurotunnel's management, with the assistance of the Judicial Administrators, and presented to then discussed with representatives of Eurotunnel's principal creditors.

Following this initial period, the Proposed Safeguard Plan was sent to the creditors of Eurotunnel on 31 October 2006, then completed by an addendum dated 24 November 2006.

The Proposed Safeguard Plan was approved by the creditors' committees and principal suppliers committees of Eurotunnel on 27 November 2006, then by the Noteholders in meetings on 14 December 2006. Finally, the Safeguard Plan was approved by the Commercial Court of Paris by decisions dated 15 January 2007. The implementation of the Safeguard Plan is under the supervision of the Commissioners for the Execution of the Plan.

In order to meet the objectives of reducing the Current Debt, the Safeguard Plan provides for:

  •
  the creation of a new group structure, including the creation of GET SA, which will be the centre pin of the Reorganisation;

  •
  the launch by GET SA of the Offer, enabling holders of Units to receive GET SA Ordinary Shares and Warrants in exchange for their Units, with these holders also being given the option to subscribe in cash, on certain terms and within certain limits, up to £31.8 million and 41.4 million euros of NRS issued as part of the Reorganisation;

  •
  the entering into of the Term Loan by FM and EFL (which are the borrowing companies of the Current Debt) to enable them, along with existing available cash flow, to reimburse certain debt and make certain cash payments as provided in the Safeguard Plan;

  •
  the issue by EGP of NRS for an aggregate nominal amount of £571,042,351 and 1,032,248,900 euros, the largest part of which will be issued to creditors of Eurotunnel transferring their claims under the Current Debt as part of the implementation of the Safeguard Plan;

  •
  the creation of ENHC and the granting of certain corporate governance rights to ENHC by virtue of the GET SA Preferred Share. For a description of these rights, please refer to paragraph 17.1.1(a) ("Rules of majority") and to paragraph 5 of condition 6(a) of Annex I B of this Registration Document;

  •
  the issue by GET SA of Warrants to subscribe for GET SA Ordinary Shares in the event of additional value crystallising in Eurotunnel Group, a maximum of 55% of which will be issued to the holders of Units who tender their Units to the Offer, with 45% being issued to the Noteholders; and

  •
  the capitalisation by EGP after the Closing Date of all or part of the debt transferred to EGP as part of the Safeguard Plan in order to reconstitute the total equity of ESA and EPLC and a simplification of the capital structure of ESA and EPLC after the closing of the Offer, and, to the extent possible, a cancellation of the listing of ESA and EPLC in accordance with applicable law and regulations.

In addition, the Safeguard Plan provides for certain travel privileges to be granted to shareholders of GET SA. The travel privileges are described in paragraph 22.1.4 of this Registration Document.

5.2        Eurotunnel Indebtedness

The structure of Eurotunnel's Indebtedness on 2 August 2006, the date on which the Safeguard Procedure was opened, was as follows:

5.2.1     Supplier debts and tax and employee debts

Supplier debts and the tax and employee debts are those arising from the suspension of proceedings resulting from the Safeguard Procedure.

5.2.2     Borrowers and guarantors

FM and EFL contracted the Current Debt described below, for which the other Eurotunnel companies are guarantors.

5.2.3     Current Debt

The amount of the Current Debt was approximately 9.073 billion euros, made up of the following:

Type of debt	Principal amount outstanding at 30 September 2006	Contractual payment date for the repayment of principal	Contractual interest (credit agreements)
Senior Debt	346,637,823 €	In eight half-yearly equal payments from June 2009 to December 2012	— 93 million euros et £140 million: floating rate (Euribor/Libor) increased by 1%
— 48 million euros: fixed rate (8.27% to 8.78% per annum, depending on the tranche)
Fourth Tranche Debt	186,175,999 €	One single payment on 18 July 2019 (for EFL), in half-yearly payments from 15 June 2006 to 15 December 2018 (for FM)	— 117 million euros: floating rate (Euribor/Libor) increased by 1% — £47 million: fixed rate (8.9475% per annum) increased by 1%
Tier 1 A	1,085,099,000 €	£120,000,000 in January 2026 and £620,000,000 in two equal payments in January 2027 and January 2028	— tranche 1 (£335 million) and 2 (£285 million): 6.645% per annum — tranche 3 (£120 million): 8.16% per annum
Tier 1	791,578,835 €	In half-yearly payments from 15 January 2007 to 15 July 2025	Floating rate (EURIBOR/LIBOR) increased by 1.25%
Tier 2	1,306,207,482 €	In half-yearly payments from 15 January 2007 to 15 July 2025	Floating rate (EURIBOR/LIBOR) increased by 1.25%
Tier 3	2,598,808,606 €	In half-yearly payments from 15 January 2007 to 15 July 2025	Floating rate (EURIBOR/LIBOR) increased by 1.25%
Resettable Bonds	678,402,885 €	In one single payment on 31 December 2050	Rate determined by reference to French and United Kingdom government bonds, increased by 1.5%
Participating Loan Notes	1,259,921,672 €	In one single payment on 30 April 2040	Fixed coupon at 1% et variable coupon equal to 23.3% of net free cash flow after debt service
Stabilisation Notes	819,800,056 €	In annual payments from 15 March 2018 to 15 March 2026	Floating rate (EURIBOR/LIBOR) increased by 1.25%
TOTAL	9,072,632,359 €

For more details on the repayment schedule of the Current Debt, please refer to note 20(c) of the 2005 Eurotunnel combined accounts and note 20(b) of the 2006 Eurotunnel combined accounts.

The table above shows the nominal amount of the debt. The secondary market for this debt is constantly fluctuating and the price at which the vast majority of the debt traded is not public. Therefore, it is not possible for Eurotunnel to express a reliable and documented opinion on the values at which secondary trades in the Current Debt have taken place over the past years or the average of such values. However, Eurotunnel believes that on average these trades have taken place at a lower price than the nominal value of this debt.

Eurotunnel contacted the agent banks to obtain information relating to the price of these trades. The agent banks responded by indicating that although they know the names of the buyers and sellers and the tranches of debt and volumes, they did not have any information or indication of the price of the trades.

In addition, during the renegotiation of its debt, Eurotunnel considered that the use of estimates by reference to valuation methods based on market prices or credit spreads would have resulted in wide, and therefore meaningless, valuation ranges.

The treatment of the holders of Current Debt from the Senior Debt to the Tier 2 Debt is set out in paragraph 5.3.2(a) below. The treatment of the holders of Tier 3 Debt is set out in paragraph 5.3.2(b) below and the treatment of the three series of Notes is set out in paragraph 5.3.2(c) below.

It should be noted that certain creditors hold debt of more than one tranche of the Current Debt.

In the absence of the Safeguard Procedure opened on 2 August 2006, the overall interest charge for the 2006 financial year would have been approximately 430 million euros.

By a letter dated 2 August 2006, Calyon and HSBC Bank plc, in their capacity as agents for lenders under credit agreements, notified EFL and FM, pursuant to Clause 29.1.1 of the Credit Agreement dated 4 November 1987 as amended on 11 July 2002 and 12 June 2003 and Clause 16.1.1 of the Senior Credit Agreement dated 18 January 1999 as amended on 11 July 2002 and 12 June 2003, of the occurrence of an event of default under the Senior Debt, the Fourth Tranche Debt, the Tier 1A Debt, the Tier 1 Debt, the Tier 2 Debt and the Tier 3 Debt, without declaring the corresponding debts immediately due and payable.

5.3        Terms of the Reorganisation

This paragraph sets out the principal terms and conditions of the Reorganisation as provided for in the Safeguard Plan. The text of the Safeguard Plan is available on Eurotunnel's website (www.eurotunnel.com).

The Completion of the Reorganisation depends on a number of factors certain of which are not controlled and cannot be controlled by Eurotunnel. This is particularly true of the result of the Offer. If the implementation of the Reorganisation is unsuccessful, Eurotunnel believes that it would not be able to meet its payment obligations under the Current Debt. Eurotunnel has been subject to laws and regulations relating to the protection of businesses in financial difficulties, and accordingly a failure of the Reorganisation would be very likely to result in the exercise of the Right of Substitution contained in the Concession Agreement or in the insolvent liquidation of the Eurotunnel entities.

5.3.1     New entities created as part of the Reorganisation

a)          GET SA

The principal characteristics of GET SA, the new holding company of Eurotunnel Group created as part of the Reorganisation, are described in chapters 6, 15, 17 and 22 of this Registration Document.

b)         EGP

The principal characteristics of EGP, an English law company wholly owned by GET SA, with the exception of the EGP Ordinary Share held by each of the directors of EGP and the EGP Preferred Share, are described in chapters 6, 15, 17 and 22 of this Registration Document.

c)          ENHC

Pursuant to paragraph 2.2.2.3.3 of the Safeguard Plan, if ENHC is not incorporated by its initial shareholders in accordance with the terms of the Safeguard Plan before the launch of the Offer, the GET SA Preferred Share and the EGP Preferred Share will not be issued.

Accordingly, if at the date on which the Offer opens for acceptances, ENHC is not incorporated by the initial shareholders referred to in paragraph 2.2.2.3.2 of the Safeguard Plan in the form described in this paragraph 5.3.1(c), all of the provisions of this Registration Document relating to ENHC, the GET SA

Preferred Share and the EGP Preferred Share will be nul and void and the by-laws of GET SA and EGP will be modified accordingly.

The principal purpose of ENHC will be to hold the GET SA Preferred Share and the EGP Preferred Share and to exercise the rights attached to the GET SA Preferred Share and the EGP Preferred Share.

Accordingly, on the Closing Date, each creditor of Eurotunnel who receives or subscribes for NRS as part of the Reorganisation will also receive an ENHC Ordinary Share for each NRS received or subscribed for.

In accordance with the provisions of paragraph 2.2.2.3.4 of the Safeguard Plan, the articles of association of ENHC will provide that in the event of a transfer of a NRS by any creditor who has received or subscribed for NRS as part of the Reorganisation to any person other than another shareholder of ENHC or in the event of redemption of NRS in GET SA Ordinary Shares (or in cash in the case of the NRS II) or in the case of market purchases by EGP of NRS, the number of ENHC Ordinary Shares corresponding to the number of NRS transferred, redeemed or repurchased, as appropriate, will be automatically converted into ENHC Deferred Shares. The ENHC Deferred Shares will not carry voting rights or dividend rights and in the case of a liquidation of ENHC, the right to the proceeds of liquidation of the holders of ENHC Deferred Shares will be subordinated to the rights of holders of ENHC Ordinary Shares.

In addition, the articles of association of GET SA will provide that if the creditors of Eurotunnel who have received or subscribed for NRS as part of the Reorganisation hold together less than 30% of the initial number of ENHC Ordinary Shares (reduced by the number of ENHC Ordinary Shares converted into ENHC Deferred Shares in the case of (i) the redemption of NRS in GET SA Ordinary Shares, or (ii) the redemption in cash by EGP of the NRS II, or (iii) market purchases of NRS by EGP) and if no creditor of Eurotunnel having received or subscribed for NRS as part of the Reorganisation holds alone more than 20% of the initial number of ENHC Ordinary Shares (reduced by the number of ENHC Ordinary Shares converted into ENHC Deferred Shares in the case of (i) the redemption of NRS in GET SA Ordinary Shares, or (ii) the redemption in cash by EGP of the NRS II, or (iii) market purchases of NRS by EGP), the GET SA Preferred Share will be converted into a GET SA Ordinary Share.

After conversion of all of the ENHC Ordinary Shares into ENHC Deferred Shares, it is intended that ENHC be dissolved and liquidated.

5.3.2     Terms of the Reorganisation for each class of financial creditor of Eurotunnel

a)          Senior Debt

At the Closing Date, all of the principal amount due under the Senior Debt, the Fourth Tranche Debt, the Tier 1A Debt, the Tier 1 Debt and the Tier 2 Debt will be repaid using the proceeds of the Term Loan.

In addition, at the Closing Date the interest accrued until that date under these various tranches of the Current Debt (with the exception of late interest on this accrued interest and any related charges, costs, expenditure, default or early repayment indemnities or penalties under related financing agreements will be paid, such interest being calculated at the rate applicable to each corresponding tranche of the Current Debt (excluding any increase in such rates for late payment).

These repayments of principal and payments of interest will extinguish all claims of the creditors against Eurotunnel under the Senior Debt, the Fourth Tranche Debt, the Tier 1A Debt, the Tier 1 Debt and the Tier 2 Debt.

b)         Tier 3 Debt

At the Closing Date, each holder of Tier 3 Debt will assign the whole of its claim under the Tier 3 Debt to EGP and will receive in exchange a pro rata share of:

  •
  75.69% of the nominal amount of the NRS (being an aggregate amount of £965 million divided into a nominal amount of £430,523,821.20 and 783,729,300 euros). The NRS will be allocated as follows:

  •
  NRS I: nominal amounts of £92,796,875.60 and 168,928,200 euros;

  •
  NRS II: nominal amounts of £337,726,945.60 and 614,801,100 euros; and

  •
  a cash payment of £66,920,790 and 121,823,199 euros.

In addition, at the Closing Date the interest due to holders of Tier 3 Debt for the period from the last payment of interest until 31 December 2006 will be paid (excluding (i) late interest accrued since each interest payment date between 2 August 2006 and 31 December 2006 and (ii) costs, expenses, disbursements, indemnities or penalties relating to default or early repayment which may be payable or repayable under the Tier 3 Debt).

The NRS I issued to holders of Tier 3 Debt will be T3 tranche.

The NRS issued to holders of the Tier 3 Debt as set out above and the payment in cash referred to above will be made in pounds sterling or euros in a proportion to reflect the currency or currencies in which the Tier 3 Debt assigned by each holder of the Tier 3 Debt is denominated.

c)          Notes

At the Closing Date, each Noteholder will assign all of its Notes to EGP and will receive in exchange a pro rata share of:

  •
  the issue of NRS I for a nominal amount of £90,026,728 and 161,259,600 euros;

  •
  the issue of NRS II for a nominal amount of £14,800,695.80 and 22,287,600 euros;

  •
  the issue of 45% of the Warrants; and

  •
  a cash payment of £39,939,946 and 73,405,560 euros.

Interest accrued on the Notes and unpaid on the Closing Date (together with any late interest, charges, costs, expenditure, premiums, indemnities or late payment penalties payable under the terms of the Notes) will not be paid to the Noteholders.

The NRS I issued to Noteholders will be divided equally between tranches T1, T2 and T3.

The NRS issued to Noteholders as indicated above will be denominated in euros or pounds sterling in proportions reflecting the currency or currencies in which the Notes held by the Noteholders are denominated.

The Warrants issued to Noteholders will be divided between each category of Noteholders pro rata to their holding of the relevant category of Notes. The percentage holdings will be calculated applying an exchange rate of 1.46635 euro / £1.

The NRS and Warrants issued to the Noteholders and the cash payment shall be allocated between the holders of the different tranches of Notes as follows:

Stabilisation Notes

  •
  40.2% of the NRS I issued to the Noteholders for a nominal amount of NRS I of £39,665,802 and 59,730,600 euros;

  •
  all the NRS II issued to the Noteholders for a nominal amount of NRS II of £14,800,695.80 and 22,287,600 euros;

  •
  15% of the Warrants issued to the Noteholders; and

  •
  £17,760,806 and 26,745,042 euros in cash.

Resettable Bonds

  •
  28.75% of the NRS I issued to the Noteholders in a nominal amount of NRS I of £19,747,514.60 and 55,358,500 euros;

  •
  15% of the Warrants issued to the Noteholders; and

  •
  £10,200,002 and 28,593,822 euros in cash.

Participating Loan Notes

  •
  31.05% of the NRS I issued to the Noteholders in a nominal amount of NRS I of £30,613,411.40 and 46,170,500 euros;

  •
  70% of the Warrants issued to the Noteholders; and

  •
  £11,979,138 and 18,066,696 euros in cash.

d)         Counterparties under interest rate hedging contracts

At the Closing Date, an aggregate amount of 1 million euros will be paid to Merrill Lynch International Bank Limited, and an aggregate amount of 2 million euros will be paid to Dresdner Bank AG in full and final settlement of all claims which Merrill Lynch International Bank Limited and Dresdner Bank AG have or may have against Eurotunnel under interest rate hedging contracts entered into with these entities.

These contracts were terminated by the Judicial Administrators by letters dated 30 October 2006.

e)          Binding nature of the Safeguard Plan

By virtue of the decisions approving the Safeguard Plan dated 15 January 2007, all creditors of Eurotunnel with a claim arising prior to 2 August 2006 are subject to the provisions of the Safeguard Plan, whether they have declared the relevant debt due or not.

Accordingly, they are prohibited from:

  •
  enforcing any contractual provision permitting them to declare their debt immediately due and payable; and

  •
  calling in debts arising out of any other agreement of any nature between Eurotunnel and any other creditor entered into for the purposes of the restructuring of the Current Debt, since the Safeguard Plan deprives such agreements of any effect.

5.3.3     Offer

In accordance with paragraph 2.2.5 of the Safeguard Plan, GET SA shall launch the Offer to holders of Units, offering to exchange one Unit constituting one ESA share and one EPLC share for one GET SA Ordinary Share and one Warrant.

The Offer is the subject of the Offer Document.

The attention of holders of Units is drawn to the important consequences of a failure of the Offer, particularly if the acceptance threshold of the Offer is not met, which are described in paragraph 4.1 of this Registration Document (Risks relating to the implementation of the Safeguard Plan).

5.3.4     Financing of Eurotunnel Group

For the purposes of the Reorganisation, the Safeguard Plan provides for FM and EFL to enter into the Term Loan, under which banking facilities in an aggregate maximum principal amount of £1,500 million and 1,965 million euros (the "Senior Facilities") will be made available to FM and EFL in order to (i) repay the outstanding Current Debt in respect of the Senior Debt, the Fourth Tranche Debt, the Tier 1A Debt, the Tier 1 Debt and the Tier 2 Debt, (ii) finance the cash payments provided for in the Safeguard Plan to the holders of the Tier 3 Debt and the Noteholders and (iii) pay the costs and expenses of the Reorganisation and certain interest due in respect of the Current Debt.

Pursuant to the terms of a commitment letter addressed to EPLC, ESA, FM and EFL dated 25 November 2006 and amended on 16 December 2006 (the "Commitment Letter"), Goldman Sachs International and Deutsche Bank AG (London Branch) (the "MLAs") agreed, subject to certain conditions, to arrange the financing of the Senior Facilities.

Pursuant to the terms of a commitment letter addressed to EPLC, ESA, FM and EFL dated 13 February 2007, Citibank Global Markets Limited (the "Additional Arranger", and together with the MLAs, the "Arrangers") agreed, subject to certain conditions, to arrange the financing of the Senior Facilities (whilst not itself becoming an MLA).

Under the terms of the Senior Facilities dated 20 March 2007, Goldman Sachs Credit Partners L.P. and Deutsche Bank AG (London Branch) (together, the "Original Lenders") agreed, subject to certain conditions, to make available the Senior Facilities to FM and CTG. Citibank, N.A. (London branch) and Citigroup International plc may in due course accede to the Senior Facilities as additional lenders thereunder.

These loans may be transferred in accordance with standard market practice either through a bank syndication process or as part of a securitisation as described below.

a)          Principal provisions of the Senior Facilities

•
Summary of the tranching and the financial conditions of the Senior Facilities

The Senior Facilities offer a more flexible financing package than the Current Debt and are to be made available as follows:

  •
  a tranche A1 loan denominated in pounds sterling, bearing interest at a fixed rate linked to inflation in the United Kingdom;

  •
  a tranche A2 loan denominated in euros, bearing interest at a fixed rate linked to inflation in France;

  •
  a tranche B1 loan denominated in pounds sterling, bearing interest at a fixed rate;

  •
  a tranche B2 loan denominated in euros, bearing interest at a fixed rate;

  •
  a tranche C1 loan denominated in pounds sterling, bearing interest at a floating rate; and

  •
  a tranche C2 loan denominated in pounds sterling, bearing interest at a floating rate.

The weighted average interest rate applicable to the Senior Facilities, including commission, calculated on the basis of interest and commission payable in respect of the Term Loan and the fee letter relating to the Commitment Letter is estimated to be 6.1% per annum (taking into account for these purposes applicable rates as at the date of this Registration Document).

Expenditure relating to the servicing of debt under the Senior Facilities is likely to be approximately equal to 220 million euros per annum during the first years of the loans (on the basis of interest rates applicable on the date on which the Safeguard Plan was approved), principal repayments under the loans commencing only in 2012. This total cost is significantly less than the cost of debt service under the Current Debt for 2006 which was estimated to be 430 million euros and which is estimated to be 480 million euros in 2007 (calculated using provisional LIBOR and EURIBOR 3 month rates) in the absence of the Reorganisation.

The Commitment Letter authorises Goldman Sachs International and Deutsche Bank AG Eurotunnel Group to amend during the syndication period, the cost of, or the terms of the Senior Facilities, if they believe in good faith, following consultation with Eurotunnel Group and within certain limits, that such changes are necessary for the success of the syndication.

The fee letter relating to the Commitment Letter also provides, should the weighted average spread for the repackaging of the Term Loan be less than the weighted average spread for the Senior Facilities, for a portion of such difference to be remitted to the borrowers under the Term Loan.

The funds denominated in pounds sterling will be made available to CTG and those in euros will be made available to FM, in each case from the date of execution of the Senior Facilities until 30 June 2007 subject to the satisfaction of certain conditions detailed below.

•
Repayment of the Senior Facilities

The funds borrowed under the Senior Facilities will be repayable in accordance with their respective amortisation schedules.

Repayment of the tranche A1, tranche A2, tranche B1 and tranche B2 loans will begin ten years after drawdown and these loans will be repaid in full at least 35 years after the date on which the Senior Facilities was signed.

Repayment of the tranche C1 and C2 loans will begin 5 years after the drawdown date and these loans will be repaid in full on 30 June 2050.

•
Conditions of utilisation of the Senior Facilities

Any utilisation of the Senior Facilities is subject to the prior completion of certain conditions, being, inter alia:

(i)
the implementation of the Safeguard Plan substantially in accordance with the terms set out therein on the basis that the timetable provided for therein is not shortened by more than 30 days;

(ii)
the Offer being successful;

(iii)
there having been no judicial decision by a court having jurisdiction over Eurotunnel rendering illegal the implementation of the Safeguard Plan, including the making available of funds under the Senior Facilities;

(iv)
the release of all existing security in accordance with the terms of the Current Debt, the granting and delivery of first ranking security described below and the execution of the Intercreditor Agreement;

(v)
maintenance of the insurance policies required pursuant to the terms of the Term Loan being in force;

(vi)
all governmental and regulatory authorisations required for the Reorganisation and the recapitalisation of the Eurotunnel Group as envisaged by the Safeguard Plan being in place and there having been no regulatory decision or ruling requiring any alteration to the terms of any part of the Reorganisation or the removal or waiver of any condition to funding under the Term Loan;

(vii)
EPLC and ESA having provided a certificate confirming that each borrower and guarantor under the Senior Facilities will be able to pay its debts as they fall due immediately following the implementation of the Safeguard Plan and the drawing of the Term Loan; and

(viii)
the provision of legal opinions duly signed and delivered.

The conditions set out in paragraphs (i), (ii), (v) and (vii) are of a technical nature and will either be satisfied on the Closing Date of the offer period specified in the Offer Document, or are within Eurotunnel's control to be satisfied prior to the drawdown of the Senior Facilities.

•
Prepayment of the Term Loan

The amounts borrowed under the Term Loan may be voluntarily prepaid at the instigation of the relevant borrower subject to the payment of certain market standard prepayment premia.

The amounts borrowed under the Term Loan may also be subject to mandatory prepayment, under certain conditions and in certain amounts, in particular from funds arising from insurance proceeds, permitted disposals, expropriation of assets, compensation under the Concession Agreement and in certain instances excess cash flow.

If Eurotunnel Group does not meet certain financial commitments, excess cash flow must (i) during the first years following drawdown on the Senior Facilities, be paid into a secured account set up for prepayment of amounts lent under the Senior Facilities and (ii) subsequently to be used directly for the above-mentioned prepayment until Eurotunnel meets the above-mentioned financial commitments again.

•
Undertakings and prohibitions under the Term Loan

The Term Loan includes certain undertakings and prohibitions which are typical for a loan of its nature, in particular restrictions relating to:

  •
  the creation or maintenance of security over the assets of the Eurotunnel Group;

  •
  the assignment of Eurotunnel assets and the acquisition by the Eurotunnel Group of new assets; and

  •
  the grant of loans, security or guarantees for the benefit of third parties.

In addition, pursuant to the terms of the Term Loan is required to meet the following financial covenants: on each testing date, the debt service cover ratio may not be less than 1.20 until the fifth anniversary of the funds being made available under the Senior Facilities and thereafter may not be less than 1.10. For the purposes of this test, the ratio is calculated, on a rolling 12 month period, on a consolidated basis taking into account (i) the funds available for debt service of the borrower and guarantor group (ii) the debt service obligations of the Eurotunnel Group.

While the Senior Facilities restricts any increase in the financial indebtedness of the Eurotunnel Group, it permits, subject to certain conditions, (i) the borrowing of revolving facilities up to a maximum amount of 75 million euros (the "Revolving Credit Facility"), also permitted under the Current Debt, and (ii) the borrowing of a structurally subordinated loan up to a maximum of £225 million (or the equivalent in euros) in order to redeem a portion of the NRS II in cash.

The Term Loan permits Eurotunnel Group to pay dividends at the interest payment date specified in the Term Loan provided such dividends are paid out of excess cash flow (as defined in the Term Loan) or funds arising from a permitted disposal under the Term Loan (where such funds do not have to be used for a mandatory repayment), or to place excess cashflow or above-mentioned funds in a special account set up to pay interest under the NRS (the "NRS Reserve Account") on the condition that no default is continuing under the Term Loan and that the debt service cover ratio is not less than 1.25. For the purposes of this test, the ratio is calculated on the basis of a rolling 12 month period, on a consolidated basis taking into account (i) the funds available for debt service of the borrower and guarantor group under the Credit Facilities and (ii) the debt service obligations of Eurotunnel Group (calculated by reference to the greater of (a) the hypothetical amortisation of the loan based on an annuity and (b) the contractual amortisation). If these conditions are not met on an interest repayment date under the Term Loan, the excess cashflow and funds will be placed into an account set up for so-called "capex" expenditure. These amounts will only again become part of available excess cashflow capable of being used to fund interest payments on the NRS when the conditions described above are met. Amounts on the NRS Reserve Account will be able to be used to service the NRS interest at any time.

•
Event of default and acceleration

The Term Loan contains a number of events of default which, in certain instances subject to grace periods, permit the lenders to declare the Senior Facilities immediately due and payable, to enforce the security described below and/or to demand the implement the substitution mechanism provided for under the terms of the Concession and described in paragraph 23.2.5 of this Registration Document.

The events of default include:

  •
  any non-payment under the Term Loan;

  •
  a failure to comply with any provision of the Term Loan, the Intercreditor Agreement or related documents;

  •
  the occurrence of a cross default under any other indebtedness in excess of a specified amount of any of the companies within Eurotunnel Group (other than GET SA);

  •
  the inability of any borrower or guarantor to pay its debts as they fall due, the insolvency or the opening of any legal proceedings in relation to any borrower or guarantor under the Term Loan;

  •
  the illegality or invalidity of the Term Loan, any related security or the subordination created under the Intercreditor Agreement;

  •
  Eurotunnel becoming permanently unable to carry on the business of operating the Tunnel, or the destruction of the Tunnel;

  •
  any act or omission of France or the United Kingdom which renders a borrower or guarantor under the Term Loan incapable of performing its obligations under the Term Loan and associated documents; and

  •
  the occurrence of litigation (or similar proceedings) against any Eurotunnel Group member or its assets, which is reasonably likely (i) to be adversely determined against the relevant company and (ii) to have a material adverse effect on the financial condition of FM, CTG or Eurotunnel Group.

The Term Loan also provides that no event of default may be deemed to have occurred because of (i) the Safeguard Procedure having been initiated for the benefit of certain Eurotunnel companies or the implementation of the

Safeguard Plan, (ii) the commencement or continuation of any litigation (including any appeal) prior to the closing date for the Term Loan disputing the validity of the Safeguard Procedure or the Safeguard Plan, (iii) any act or omission of any Eurotunnel company under the Safeguard Procedure which is required by the laws relating to the Safeguard Plan or which is made for the purpose of implementing the Safeguard Plan, and (iv) any failure by any Eurotunnel company to make a payment when due where such payment has not been made solely because that company is prevented from making such payment by the laws relating to the Safeguard Plan.

b)         Hedging arrangements in respect of the Term Loan

Prior to any drawdown under the Senior Facilities, FM and CTG will enter into hedging arrangements in order to hedge their respective exposure to interest rate movements in connection with their payment obligations under the Term Loan.

c)          Intercreditor Agreement

Prior to draw down under the Term Loan, Eurotunnel Group will enter into an intercreditor deed with its bank lenders and its intra-group creditors (the "Intercreditor Deed") pursuant to which the claims of all intra-group creditors are subordinated to the claims of the bank lenders. Payments to EGP in connection with the intra-group debt described in paragraphs 5.3.6 and 5.3.7 of this Registration Document, which result in particular from the transfer of the Tier 3 Debt and the Notes to EGP as part of the Safeguard Plan and which, along with the amounts paid by GET SA to EGP pursuant to the NRS Relationship Agreement will enable EGP to pay interest due under the NRS will therefore be subordinated to the amounts due under the Senior Facilities and the Revolving Credit Facility.

The Intercreditor Deed also provides for the security and the guarantees described below to be held by a "Security Trustee" for the benefit of the lenders under the Senior Facilities, and, once in existence, the Revolving Credit Facility.

d)         Guarantees and security relating to the Senior Facilities

•
Guarantees

Under the Intercreditor Deed, GET SA, EGP, ESA, EPLC, FM, EFL, CTG, ESGIE, Eurotunnel SE, EurotunnelPlus Distribution SAS, Eurotunnel Services Limited and EurotunnelPlus Limited (the "Original Guarantors") will each jointly and severally guarantee the obligations of each borrower of the Senior Facilities vis-à-vis the lenders, the arrangers, the agents and the hedging counterparties of the Senior Facilities.

The Senior Facilities provides that, following its execution, certain Eurotunnel Group companies (other than the Original Guarantors) will be required to become guarantors of the Senior Facilities if, in particular, their contribution to the EBITDA, gross assets or turnover of the Eurotunnel Group increases above a specified pre-determined threshold.

In order to guarantee their obligations as borrowers under the Senior Facilities and guarantors under the Intercreditor Deed, the Original Guarantors will grant security of which, unlike the security granted in connection with Current Debt, the terms and scope will take into account the operational needs of the business of Eurotunnel Group. When compared with the Current Debt, these functional changes will facilitate the day to day management of the Term Loan.

•
Security granted by Eurotunnel Group under French law

To secure their obligations as borrower and/or guarantor under the Senior Facilities, the Original Guarantors owning French assets will grant the following security:

(i)
assignment of trade receivables by way of security under which FM assigns, on the one hand, its trade receivables relating to the freight transporters and coach operators and members of Eurotunnel Group assign certain receivables arising out of contracts accessory to the operation of the Tunnel, such as receivables arising out of the Railway Usage Contract and out of the insurance policies;

(ii)
unregistered mortgages over their main real estate assets that are not the subject of short or medium term development projects;

(iii)
a registered pledge over rolling stock;

(iv)
a charge over all bank accounts open in France under the name of any borrower or guarantor;

(v)
a charge over shares in Eurotunnel Group members (with the exception of Europorte 2 held by the borrowers or guarantors of the Term Loan; and

(vi)
a charge over the main Eurotunnel trademarks.

•
Security granted by Eurotunnel Group under English law

To secure their obligations as borrower under the Term Loan and the guarantor under the Intercreditor Deed, the Original Guarantors owning English assets will grant security over all of their assets held at the date of execution of the Senior Facilities as well as over their future assets.

•
Security over the other assets of Eurotunnel Group

All of the shares of members of Eurotunnel Group that are not subject to security as described above (with the exception of Europorte 2) will be pledged by way of security for the obligations of the borrowers under the Term Loan and guarantors under the Intercreditor Deed.

5.3.5     Monetisation

In accordance with the provisions of the Safeguard Plan, the following monetisation transactions have been carried out in respect of the NRS by creditors of Eurotunnel:

  •
  pursuant to the undertakings of Goldman Sachs International and Deutsche Bank Luxembourg S.A. set out in an offer letter dated 24 November 2006, Goldman Sachs International and Deutsche Bank Luxembourg S.A. entered into the Tier 3 Cash Option Provider Agreement with GET SA, EGP, ESA and EPLC on 30 January 2007. Pursuant to the terms of the Tier 3 Cash Option Provider Agreement, Goldman Sachs International and Deutsche Bank Luxembourg S.A. undertook to subscribe for the NRS to which the holders of Tier 3 Debt having exercised the Tier 3 Cash Option were entitled, subject to a reduction of this undertaking depending on the results of the monetisation transactions described below, thereby ensuring that Eurotunnel would be able to finance 100% of the cash payment to be made as part of the Reorganisation to holders of Tier 3 Debt having exercised the Tier 3 Cash Option;

  •
  during a period of 15 calendar days from 16 January 2007 to 30 January 2007, the holders of Tier 3 Debt had the option to exercise the Tier 3 Cash Option to receive cash rather than NRS. The amount in cash is equal to 98.5% of the nominal value of the NRS which they would have received, increased by the amount, in pounds sterling or in euros, as appropriate, of interest which would have been paid on the NRS calculated pro rata temporis at the interest rates applicable to the NRS between 1 January 2007 and the Closing Date. At the end of the 15 day period, four holders of Tier 3 Debt had exercised the Tier 3 Cash Option for a total amount of Tier 3 Debt equal to £304.6 million and 397.1 million euros, resulting in NRS I in an amount of 46.6 million euros and £35.7 million and NRS II in an amount of 169.9 million euros and £130.1 million being available for the exercise of the Subscription Rights described below;

  •
  during a period of 15 calendar days from 31 January 2007 to 14 February 2007, those holders of Tier 3 Debt who had not exercised the Tier 3 Cash Option and the Noteholders, in each case as at 5pm (Paris time) on the reference date of 30 January 2007, had the option to exercise the right to subscribe in cash for the NRS to which the holders of Tier 3 Debt having exercised the Tier 3 Cash Option were entitled. At the end of this period of 15 days, holders of Tier 3 Debt and Noteholders had exercised their Subscription Rights such that, without taking account of the possible exercise by the holders of Units tendering their Units to the Offer of their right to subscribe for NRS, holders of Tier 3 will be able to subscribe for NRS for a nominal amount of approximately £82.9 million and 108.1 million euros and Noteholders will be able to subscribe for NRS for a nominal amount of approximately £82.9 million and 108.1 million euros;

  •
  during a period of 14 calendar days from 1 February 2007 to 14 February 2007, the holders of Tier 3 Debt who had not exercised the Tier 3 Cash Option and had expressly waived all claims against Eurotunnel and all claims the purpose of which was to prevent or delay the implementation of the Safeguard Plan or the Reorganisation were able to exercise the right to become Tier 3 Cash Option Providers alongside Goldman Sachs International and Deutsche Bank Luxembourg S.A. by executing an act of adherence to the Tier 3 Cash Option Provider Agreement. 27 holders of Tier 3 Debt have exercised this right; and

  •
  pursuant to the Safeguard Plan, the NRS in respect of which the Tier 3 Cash Option was exercised may be subscribed on a priority basis by holders of Units tendering their Units to the Offer within the limit of approximately £31.8 million and 41.4 million euros. The terms on which this priority subscription right may be exercised will be described in the Securities Note.

5.3.6     Completion of the Reorganisation

It is intended that all of the transactions necessary for the effective implementation of the Safeguard Plan will be completed on the Closing Date. On the Closing Date:

  •
  the GET SA Ordinary Shares to be issued to holders of Units having tendered their Units to the Offer will be issued in exchange for Units tendered to the Offer in accordance with the terms and conditions described in the Offer Document;

  •
  the cash payments due in respect of the proposed repayment of the Senior Debt, Fourth Tranche Debt, Tier 1A Debt, Tier 1 Debt and Tier 2 Debt will be made;

  •
  the NRS and the corresponding ENHC Ordinary Shares will be issued on the terms to be described in the Securities Note and the cash payments will be made to holders of Tier 3 Debt and Noteholders; and

  •
  the Warrants will be issued to holders of Units having tendered their Units to the Offer and to Noteholders, on the terms to be described in the Securities Note.

All of these steps required for the implementation of the Reorganisation must occur on the Closing Date for this essential part of the Reorganisation to be considered to have been completed. If any of the transactions required to implement the Reorganisation within the required timeframe cannot be implemented, this essential part of the Reorganisation will be unsuccessful, resulting in the failure of the Safeguard Plan and the cancellation of the underlying transactions, including the Offer.

The issue of GET SA Ordinary Shares and Warrants to holders of Units having tendered their Units to the Offer is subject to the board of directors of the Company receiving a copy of the report of Maître Valérie Leloup-Thomas and Maître Laurent Le Guernevé, the Commissioners for the Execution of the Plan, to the President of the Paris Commercial Court, confirming that they have received confirmation that all of the aspects of the Eurotunnel Restructuring necessary to implement the transactions required to take place on the Closing Date in accordance with the provisions of the Safeguard Plan (including the draw down of cash and decisions authorising the issue of securities), have been completed. If a copy of the report is not received, the GET SA Ordinary Shares and Warrants will not be issued.

In order to ensure that all cash payments may be made and that the GET SA Ordinary Shares, the NRS and the Warrants may be validly issued on the Closing Date, a payment reference date falling after the date on which the final condition precedent for the Term Loan is satisfied but prior to the Closing Date will be determined as the date on which the amount of all payments to be made pursuant to the Reorganisation will be paid into an escrow account opened for the purposes of the Reorganisation.

A detailed description of all of the transactions required in connection with the implementation of the Safeguard Plan on the Closing Date will be set out in a press release.

5.3.7     Recapitalisation Transactions of ESA and EPLC

In accordance with the provisions of paragraph 2.2.3.2.1(d) and 2.2.6.2 of the Safeguard Plan and as set out in the Offer Document, extraordinary general meetings of the shareholders of ESA and shareholders of EPLC will be held after the Closing Date. These meetings will consider approving the issue of shares by ESA and EPLC to EGP, to be effected by capitalising part of the debt acquired by EGP on the Closing Date under the terms of the Reorganisation, and in respect of which ESA and EPLC will have agreed to become direct debtors in place of FM and EFL respectively.

The amount of debt used for the Recapitalisation Transactions of ESA and EPLC will such as to (i) comply with applicable laws in France and England and (ii) ensure that GET SA will hold directly or indirectly through EGP, at least 95% of the share capital of ESA and EPLC, which will optimise the future structure of Eurotunnel Group by enabling the creation of a new French tax group.

The nominal value per ESA share is expected to be reduced to 0.01 euro.

As part of the Recapitalisation Transactions of ESA and EPLC or after they have been undertaken, Eurotunnel Group will consider whether to carry out any transactions for the purpose of simplifying the capital and corporate structure of Eurotunnel. As part of these transactions, GET SA may decide after the Closing Date to apply for the cancellation of the listing of the Units from the Official List of the United Kingdom Listing Authority and of trading of the Units on the London Stock Exchange Eurolist by Euronext™ Brussels, and, as appropriate from Eurolist by Euronext™ Paris, in accordance with applicable laws and regulations.

As part of the rationalisation of Eurotunnel Group and pursuant to paragraph 2.2.6.2 of the Safeguard Plan, the share capital of EFL or CTG and FM will also be increased. The latter will agree to become debtors of ESA and EPLC up to the principal amount of the debt in respect of which ESA and EPLC will agree to become direct debtors in order to recapitalise ESA and EFL as described above. The share capital increases of EFL or CTG and FM will be effected by the capitalisation of all or part of the debts owed to ESA and EPLC by EFL or CTG and FM as resulting from the reorganisation of the debt.

The terms of the debt transferred to EGP which is not capitalised as part of the Recapitalisation Transactions of ESA and EPLC, may be amended in order to simplify the structure of the debt and its management by Eurotunnel Group. This debt may, as the case may be, be repaid using cash flow.

The attention of Unitholders is drawn to the consequences of the Recapitalisation Transactions of ESA and EPLC which are described in paragraph 4.1 of this Registration Document (Risks related to the implementation of the Safeguard Plan).

5.3.8     Financial instruments issued for the purposes of the Reorganisation

See Annex I of this Registration Document.

5.3.9     Relationship between GET SA AND EGP

EGP is an English law company wholly owned by GET SA with the exception of the EGP Ordinary Share held by each of the directors of EGP and the EGP Preferred Share.

As set out in paragraph 5.3.2 above, in accordance with the provisions of the Safeguard Plan, all of the Tier 3 Debt and the Notes will be transferred to EGP on the Closing Date in consideration of, in particular, the issue by EGP of the NRS. All of the Tier 3 Debt and the Notes transferred to EGP will remain in place and the terms of this debt may be modified.

Under the terms of this debt, payments will be made to EGP by ESA and EPLC, new debtors of this debt, by way of interest payments and repayment of principal. In addition, dividends may possibly be paid by ESA and EPLC. The amounts paid to EGP under this debt or any dividends that may be paid will be distributed by EGP to GET SA, and will be subject to a cash-pooling agreement with GET SA or will be used in whole or in part to enable EGP to pay interest on the NRS. However, the ability of ESA and EPLC to pay dividends, if at all, will be very limited, considering the amount of the debt owed by ESA and EPLC to EGP and their payment obligations thereunder.

Regarding more specifically the NRS, the NRS Relationship Agreement was entered into between GET SA and EGP on 20 March 2007 pursuant to which EGP undertook to issue the NRS and transfer to GET SA part of the debt owed by ESA and EPLC to EGP as a result of the implementation of the Safeguard Plan. This agreement also enables GET SA to issue the Ordinary Shares to be issued upon redemption of the NRS. The main provisions of the NRS Relationship Agreement are described in paragraph 7 of Annex 1 B of this Registration Document.

A chart showing the different cash flows and capital and debt relationship within Eurotunnel Group following the Reorganisation is set out below. The ability of GET SA to pay dividends to its shareholders during the 37 months following the Closing Date will, on the basis of the forecast combined cash flow described in paragraph 14.1 of this Registration Document, be very limited. In this respect, the terms of the NRS provide that GET SA may not pay a dividend while any Deferred Interested due on the NRS remains unpaid and GET SA has entered into an undertaking to this effect pursuant to the NRS Relationship Agreement.

Eurotunnel Group Flow Chart following Reorganisation

CHAPTER 6    INFORMATION ABOUT GET SA AND EGP

6.1        History and development of GET SA

Pursuant to paragraphs 4 and 5 of the Safeguard Plan and the decision of the Joint Board dated 14 December 2006, on 30 January 2007, following the approval of the Commissioners for the Execution of the Plan and in the absence of an alternative solution, the Chairman of the board of directors of ESA and EPLC acquired a non-trading company designated to become GET SA, with a non-trading subsidiary incorporated under English law, designated to become EGP. These two entities existed and formed an integrated tax group as at 31 December 2006.

The financial statements of GET SA as at 19 March 2007 are set out in Annex IV of this Registration Document.

6.1.1     Company name

Groupe Eurotunnel SA.

6.1.2     Registration place and number

GET SA is registered at the Paris Trade and Companies Registry under registration number 483 385 142 RCS Paris.

Its SIRET number is 48338514200011. Its NAF code is 741J.

6.1.3     Date of incorporation and duration

GET SA was incorporated on 6 July 2005 and was registered on 3 August 2005 for a fixed period, except in the case of early winding-up or extension, of 99 years from the date of its registration in the Trade and Companies Registry, i.e. until 6 July 2104.

6.1.4     Registered office, legal form and applicable law

The registered office of GET SA is located at 19 boulevard Malesherbes, 75008 Paris.

GET SA was initially registered as a SARL (private limited liability company), and was transformed into a société anonyme (public limited liability company) on 9 March 2007. Since 9 March 2007, GET SA has been a société anonyme with a board of directors, incorporated under French law. It is governed by Part II of the French Commercial Code and decree no. 67-236 of 23 March 1967 regarding commercial companies.

6.1.5     Important events in the development of GET SA

As part of the Reorganisation, GET SA will launch the Offer. It will issue the Warrants and GET SA Ordinary Shares to be issued on redemption of the NRS and will be the holding company of Eurotunnel Group.

6.2        History and development of EGP

As described in chapter 5 and Annex I B of this Registration Document, the purpose of EGP is to issue the NRS in consideration for the transfer of the Tier 3 Debt and Notes. All or part of the corresponding receivable will be capitalised by ESA and EPLC following the Closing Date as part of the Recapitalisation Transactions of ESA and EPLC described in paragraph 5.3.7 of this Registration Document.

The financial statements of EGP as at 19 March 2007 are set out in Annex IV of this Registration Document. The accounts of EGP will also be included along with the accounts of GET SA in the Pro Forma information set out in Annex VI of this Registration Document.

6.2.1     Company name

Eurotunnel Group UK plc.

6.2.2     Registration place and number

EGP is registered at Companies House with registration number 06037631.

6.2.3     Date of creation and duration

EGP was registered on 28 December 2006 for an indefinite period.

6.2.4     Registered office, legal form and applicable law

The registered office of EGP is located at UK Terminal, Ashford Road, Folkestone, Kent, CT18 8XX, United Kingdom.

EGP's effective place of management is in France, at 19 boulevard Malesherbes, 75008 Paris. The switchboard telephone number is + 33 1 55 27 36 69.

EGP was initially registered in the form of a private company limited by shares incorporated under English law, was re-registered as a public limited company incorporated under English law on 9 March 2007 and is governed in particular by the Companies Act.

6.2.5     Important events in the development of EGP

As part of the Reorganisation, the Tier 3 Debt and the Bonds will be assigned to EGP and EGP will issue the NRS.

6.3        Investments

6.3.1     Principal investments made by Eurotunnel during the last three years and principal current investments

The total amount of Eurotunnel's investments in the last three years is respectively 36,338,000 euros for the 2004 financial year, 34,492,000 euros for the 2005 financial year and 19,482,000 euros for the 2006 financial year.

In the last three years, Eurotunnel's two main investments have been (i) the programme to renovate and increase the power of 20 locomotives, from 5.6MW to 7MW, which will give Eurotunnel a fleet better suited to handling the weight of lorries in 2008 (approximately 72 million euros in total) and (ii) the installation of automatic toll equipment at both terminals (approximately 3 million euros).

6.3.2     Main future investments

GET SA is a newly formed company whose main investment, as at the date of this Registration Document, is the Offer that forms part of the Reorganisation which is financed by the Term Loan described in paragraph 5.3.4(a) of this Registration Document.

Other than the Term Loan and the other commitments entered into as part of the Reorganisation and described in this Registration Document, GET SA's management have not, at the date of this Registration Document, made any binding commitments to third parties.

Eurotunnel Group intends to continue the current investment programmes. Accordingly, Eurotunnel Group is considering extending the existing renovation programme to 17 other locomotives, replacing some equipment that has become worn through intensive use or is about to become obsolete and inviting tenders for the replacement of this equipment, including in particular the replacement of its radio system with a system complying with GSM-R standards. In respect of this radio system, and in order to reduce the impact of the corresponding investment, Eurotunnel Group will apply through the States for a subsidy from the European Commission. Finally, it is also considering launching a preliminary study for the construction of third-generation Freight Shuttles.

CHAPTER 7    DESCRIPTION OF EUROTUNNEL'S ACTIVITIES

7.1        Principal activities

7.1.1     Introduction

Under the Treaty of Canterbury and the Concession Agreement, which are the two main instruments governing the construction and operation of the System, Eurotunnel is the operator of the Tunnel at the date of this Registration Document. After the Reorganisation, the operator of the Tunnel will be Eurotunnel Group. FM and CTG, in their capacity as Concessionaires, will continue to ensure the operation of the Tunnel.

By signing the Treaty of Canterbury on 12 February 1986, the States authorised the construction and operation of the Fixed Link by private concession operators and established the framework of the Concession Agreement, which was signed on 14 March 1986.

Under the terms of the Concession Agreement, the States granted the Concessionaires the right and obligation to design, finance, build and operate the Fixed Link between France and the United Kingdom for an initial period of 55 years. This term was extended by 10 years in 1994 and by a further 34 years in 1999.

The Concession Agreement thus extended will expire in 2086.

The main provisions of the Treaty of Canterbury and the Concession Agreement are described in chapter 23 of this Registration Document.

Accordingly, Eurotunnel operates the System, which links France and the United Kingdom. The System comprises three tunnels, each approximately 50 kilometres long, which run under the Channel, along with the Folkestone terminal in the United Kingdom and the Coquelles terminal in France, the fixed equipment and related installations. Two of the tunnels are single-track rail tunnels, which in normal service are used by trains travelling in one direction only. The third tunnel, which for most of its length lies between the two main rail tunnels, provides a safe means of emergency evacuation and access for maintenance of the Tunnel. There are also four crossing points between the rail tunnels, so that when maintenance work is being done on a section of one tunnel, trains can switch to the other.

The System is directly linked to the British and French motorway networks. The Folkestone and Coquelles terminals are the departure and arrival points for vehicles using the Shuttle Services. Shopping and food service facilities are available to customers at each terminal. Border controls and security checks take place at the departure terminal, so in principle no checks are required at the arrival terminal. The System is also linked to the French and British railway networks, in particular to their respective high-speed lines. All rail traffic in the System is controlled from railway control centres on the French and British terminals.

Unless otherwise indicated, the information in this chapter comes from internal Eurotunnel sources.

7.1.2     Transport activities

Eurotunnel operates and directly markets a Shuttle Service through the Tunnel and also manages the safe and efficient passage of Eurostar trains and of the Through Railfreight Services through the Tunnel infrastructure.

In 2006 Eurotunnel earned 98% of its revenue from two principal sources:

  •
  the Shuttle Service for both the carriage of trucks and the carriage of cars, caravans, coaches, motorcycles and trailers; and

  •
  payments from the Railways for use of the Tunnel by Eurostar and their Through Railfreight Services.

The breakdown of Eurotunnel's 2006 revenue is as follows:

in millions of euros	2006
Eurotunnel Shuttle Services	465
Railways	350

Transport activities	815
Non-transport activities	15

Turnover	830

In early 2005, faced with declining traffic and revenue in its Shuttle Service business, Eurotunnel undertook a complete reorientation of its commercial and operating strategy based on the clear differentiation of its product from the offerings of its competitors. Whilst maintaining outstanding service quality and optimal safety levels, the main features of this reorientation were as follows:

  •
  a substantial reduction in Shuttle capacity to align supply with demand and increase load factors on the Shuttles;

  •
  new commercial strategies providing a product offering better suited to customer needs, and ensuring a better control of Eurotunnel's distribution network; and

  •
  cost reductions achieved through a programme of optimising maintenance and production management cycles and renegotiating the main sub-contracting agreements.

This new economic model for the business put the emphasis on increasing operating margins and improving profitability rather than seeking to gain volume and market share. For an assessment of the impact of this reorientation, see chapter 10 of this Registration Document.

a)          Freight Shuttle Service

•
Introduction

The Freight Shuttle Service carries trucks between France and the United Kingdom on Shuttle trains. On each terminal, drivers pass through dedicated check-in, security and border control facilities. Other facilities for trucks are located close to the terminals. Drivers and their passengers do not remain in their vehicles on the shuttle, but travel in a separate carriage ("Club Car") designed for this purpose.

Eurotunnel has 16 Freight Shuttle trains, each with a capacity of 30 trucks. At present, Eurotunnel provides up to six departures an hour in each direction.

In 2006 the number of trucks transported decreased by less than 1% compared to 2005. For more details, see chapter 10 of this Registration Document.

•
Strategy

•
Freight service marketing strategy

The new strategy, implemented from the start of 2005, aims to improve the business's margins through higher load factors on the Freight Shuttle Service and a pricing policy effectively building on the key selling points of Eurotunnel's service: speed, ease and reliability.

Throughout the year, Eurotunnel gives priority to customers under contract, only providing carriage to occasional customers as available capacity allows. This policy, based on finely tuned traffic forecasts, has enabled Eurotunnel to:

  •
  optimise load factors on the Freight Shuttle Service, which have increased from 59% in 2004 to 71% in 2006; and

  •
  increase revenue from the Freight Shuttle Service by 7% from 2005 to 2006. For further details, see chapter 10 of this Registration Document.

This approach has been further refined in 2007. Additional departures are available during certain periods, and the daily timetables have been adjusted. As part of a project called "Harmony", Eurotunnel has changed the way it schedules maintenance work cycles on the Tunnel in order to optimise the Tunnel's capacity during peak periods. For example, by shifting work previously done on Friday and Sunday nights to other times during the week, Eurotunnel has been able to schedule more than 800 additional Freight Shuttle departures per year on Friday evenings and Monday mornings.

The new approach has also yielded better visibility in terms of traffic forecasting, as some major customers have entered into multi-year contracts with Eurotunnel. Such contracts enable customers to lock in their requirements in terms of the number of crossings and enable Eurotunnel to fine-tune its capacity planning.

•
Distribution network

On 16 August 2005 Eurotunnel took back control of its distribution activities and pricing policy in Europe by terminating its contract with the intermediary that had previously handled the marketing of shuttle crossings to small and medium-sized haulers. Five distribution subsidiaries were set up in Europe in 2005. Eurotunnel SE ultimately intends to merge these five subsidiaries. These subsidiaries are supplemented by a network of exclusive agents and distributors.

b)         Passenger Shuttle Service

•
Introduction

The Passenger Shuttle Service provides for the carriage of cars, caravans, coaches, motorcycles and trailers between France and the United Kingdom. Travellers can purchase tickets in advance at Eurotunnel's website, www.eurotunnel.com, by telephone from the customer service centre, from travel agencies, or when they arrive at check-in. They remain in their vehicle throughout the trip through the Tunnel, which normally lasts approximately 35 minutes from platform to platform. Each Passenger Shuttle train has two sections: a double-deck section mainly for cars and motorcycles and a single-deck section reserved for vehicles higher than 1.85 metres, mainly coaches, minibuses and cars towing caravans.

Eurotunnel has nine Passenger Shuttles, each able to carry up to 180 cars or 120 cars and twelve coaches. In the light of the new commercial strategy, only seven Passenger Shuttles were in service in 2006. During 2007 this number is planned to increase to eight.

The Passenger Shuttle Service currently operates up to three departures per hour in each direction.

In 2006 the total number of vehicles carried compared to 2005 decreased by 1% for cars and 13% for coaches. For more details, see chapter 10 of this Registration Document.

•
Strategy

Within the framework of the new economic model for the business, the objective is to optimise the load factor on the Passenger Shuttles and increase the average revenue per vehicle carried.

•
New pricing policy ("Dynamic Pricing")

In 2005 Eurotunnel adopted a pricing policy more in line with recent changes in the market. The new pricing system calculates and adapts ticket prices according to the time of day and load factor of the Shuttle. The implementation of the new pricing policy was reinforced by a revamp of Eurotunnel's website. Currently, nearly 70% of Eurotunnel's customers buy their tickets online.

•
Adapting capacity to demand

In 2005 Eurotunnel gradually reduced capacity in the Passenger Shuttle Service in order to increase the average load factor and cut costs. In 2006 this strategy was further enhanced with a number of operational changes: a better distribution of Shuttle departures during the day, fewer Shuttles running at off-peak times, with more services during peak times and greater flexibility in managing train crew.

With this strategy, Eurotunnel has been able to:

  •
  increase the load factor on its Passenger Shuttles from 45.1% in 2004 to 62.5% in 2006; and

  •
  increase passenger revenue by 8% in 2006 compared to 2005, representing an increase of 11% in the average yield for tourist vehicles (cars, caravans, motorcycles etc.) despite the reduction in traffic volume referred to above.

c)          Railway Services

In 2006 Eurotunnel earned 42% of its revenue from payments for the use of the Tunnel by Eurostar passenger trains and Through Railfreight Services. Eurotunnel does not operate these trains but manages their safe and efficient passage through the Tunnel infrastructure.

Eurotunnel's objectives are to monitor and to promote the railway companies' commercial development efforts, to facilitate as far as possible the operation of their trains in the System, and to ensure that these companies continue to use the Tunnel in accordance with railway safety standards.

The Railways' use of the Tunnel is governed by the Railway Usage Contract, which runs until 2052. Under this agreement, the Railways are required to pay Eurotunnel a fixed annual charge as well as variable charges determined by reference to the number of passengers travelling on Eurostar and the freight tonnage passing through the Tunnel. The variable charges are determined according to a toll formula that applies throughout the life of the Railway Usage Contract. The formula takes into account the effects of inflation to a certain extent and makes adjustments when specified volume thresholds are exceeded. In addition, the Railways are required to contribute to the operating costs of the System, as well as certain of its investment costs relating to the renewal of equipment.

Until the end of November 2006, the Railways were obliged to make additional monthly payments under the Railway Usage Contract to bring Eurotunnel's annual revenue up to the guaranteed Minimum Usage Charge. Since that date, Eurotunnel's revenue from its Railway Services has depended solely on variable charges payable on the basis of the number of Eurostar passengers and the freight tonnage transported by train, fixed annual charges and the Railways' contribution to operating costs.

Under the Railway Usage Contract, Eurotunnel received a total of 350 million euros of payments in 2006: 255 million euros in variable charges, fixed annual charges and contribution to operating costs and 95 million euros in respect of the Minimum Usage Charge for the first eleven months of 2006.

The end of the Minimum Usage Charge provision since November 2006 represented a revenue loss for Eurotunnel of 9 million euros compared with 2005.

•
Eurostar

The Eurostar service is operated jointly by Eurostar (UK) Limited, the SNCF and the SNCB. Eurostar (UK) Limited is owned by London and Continental Railways Limited ("LCR"). Inter-Capital and Regional Railways Limited, in which the SNCF, the SNCB, British Airways and National Express Group hold interests, operates Eurostar (UK) Limited under a management contract.

Eurostar currently transports passengers via direct train services between Paris and London in about two hours and thirty-five minutes and between Brussels and London in about two hours and fifteen minutes. In 2006 Eurostar had

70% of the Paris-London passenger market and 71% of the Brussels-London passenger market (Sources: BRB, SNCF, CAA).

At present, Eurostar has a minimum of 15 scheduled departures on weekdays in each direction between Paris and London and 10 daily trains in each direction between London and Brussels, with additional or fewer departures at the weekend depending on the particular day and destination. Some trains make intermediate stops at Ashford International in the United Kingdom and at Calais-Fréthun and Lille-Europe in France. Eurostar also runs trains to Disneyland Paris and a seasonal direct service from London and Ashford to Bourg-Saint-Maurice from December to April and to Avignon from July to September.

The number of Eurostar passengers increased by 5.4% between 2005 and 2006 (Source: Eurostar). For more details, see chapter 10 of this Registration Document.

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High-speed line between the Tunnel and London

Construction of the high-speed line between London and Eurotunnel's British terminal has been divided into two sections. The first links the Tunnel to Fawkham Junction in northern Kent, and the second links Fawkham Junction to the new St Pancras international terminal in central London.

The first section came into service in September 2003. The second is scheduled to go into service on 14 November 2007. This line will reduce the transit time between Paris and London to approximately two hours and fifteen minutes and between Brussels and London to approximately one hour and fifty minutes.

This is expected to result in a substantial increase in traffic, although this will undoubtedly be insufficient to compensate for the end of the payments corresponding to the Minimum Usage Charge under the Railway Usage Contract from the start of December 2006.

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Through Railfreight Service

The Through Railfreight Service between continental Europe and the United Kingdom is operated jointly by the SNCF and EWS on behalf of BRB. Three different types of freight train use the Tunnel:

  •
  intermodal trains(1), made up of wagons carrying containers and swap bodies;

(1)
Intermodal: movable containers or cases carried by train from one terminal to another, then transferred to another mode of transport (boat, road, etc.)

•
conventional trains carrying palleted goods, automotive components and bulk loads in enclosed wagons; and

•
automotive trains for transporting new cars.

Freight trains are in competition with most of the other modes of freight transport in operation between continental Europe and the United Kingdom. Intermodal train services compete directly with road transport and maritime transport on container ships. Intense competition in the cross-Channel freight market between road haulage companies, especially companies based in continental Europe, has recently put downward pressure on freight rates, making it more difficult for the Railways to compete. The goods transported by freight trains are mainly heavy, lower-yielding items for which speed of delivery is not generally a primary consideration.

The volume of goods transported by freight trains declined slightly between 2005 and 2006. For more details, see chapter 10 of this Registration Document.

7.1.3     Non-transport activities

Non-transport activities account for 2% of Eurotunnel's revenue.

In 2006 these activities generated revenue of 15 million euros.

Eurotunnel's non-transport activities consist mainly of (i) fees paid to Eurotunnel by retail businesses in the terminals on both sides of the Tunnel and (ii) revenue from property development activities.

a)          Retail business — Fees

Eurotunnel has built facilities for its customers on its two terminals in France and the United Kingdom, including shops and other retail outlets.

The table below gives the breakdown of Eurotunnel's fee income from these activities on the two terminals in 2006:

	in millions of euros	%
Shops	5.0	72.5
Restaurants and bars	1.2	18
Service stations	0.5	7
Advertising	0.1	1
Other services	0.1	1.5

Total	6.9

Access to the shops, bars and restaurants is available only to customers travelling on the Shuttle Services. They are located inside the terminals, directly after check-in and before border controls. The shops, bars, restaurants and other retail services are operated by third parties under three to ten year concession agreements on the French side and under leases on the British side.

In 1994 Eurotunnel entered into a 30-year contract with Total under which Total operates the three service stations on the terminal access and egress roads.

Eurotunnel also earns modest revenues from the rent of advertising space on the two terminals and alongside the egress routes from the terminals.

Eurotunnel's strategy is to offer travellers who choose to stop before continuing their journey a choice and level of services consistent with the overall quality and value of the service that Eurotunnel itself offers. As part of this strategy, Eurotunnel plans to modernise and refurbish some of the retail facilities in 2007.

(b)        Property development activities

Eurotunnel owns and manages plots of land near its French and British terminals.

As an extension of its mission to design, build and operate the Fixed Link, FM was also given responsibilities for land development. The Fixed Link is not only an element of transport infrastructure; it was also conceived as a foundation for the economic development of the Kent and Calais regions.

On the French side, the proceedings to obtain ownership and control of the required land were conducted jointly for the plots destined for use in constructing the Fixed Link and the plots destined for related development activities.

With the exception of two plots that already belonged to the French State, the relevant land was acquired under a declaration of public utility dated 6 May 1987. The cross-Channel terminal development zone (ZAC) was established by an order of the Préfet dated 21 February 1990.

The ZAC has focused on developing shopping centres, hotels, a business park and recreational facilities. Since its creation:

  •
  285,000 m2 of lots have been sold, equivalent to 58% of the ZAC's total landholdings;

  •
  118,000 m2 of lots, representing 24% of total landholdings, are allocated to projects under construction; and

  •
  89,000 m2 lots have not yet been allocated, representing 18% of the total.

In 2002 FM initiated a policy of regularising ownership of the landholdings. This has enabled it to gain unencumbered title to land previously acquired by FM in the name and on behalf of the French State (47 hectares of land strategically situated alongside the A16 and 35 hectares in the municipality of Sangatte-Blériot Plage).

The transfer of the Sangatte plots has made it possible for Eurotunnel to restore the site of the former foundry where the tunnel lining segments were built, and which was later used as a shelter for asylum seekers ("Red Cross Centre"). As part of Eurotunnel's sustainable development programme, it was decided that:

  •
  the lining segments factory would be demolished, the concrete foundations broken up and the site restored to its natural state; and

  •
  a vast commercial and tourist project will be developed to stand alongside the Cité de l'Europe shopping centre in Coquelles (see chapter 13 of this Registration Document).

7.2        Main Markets

Eurotunnel operates in the surface transport market between continental Europe and the United Kingdom. Eurotunnel offers both (i) a service that it operates itself between Calais and Folkestone, and which competes directly with ferry operators between Dover and the continent in the transport of passengers, cars, coaches and trucks, and (ii) an infrastructure facilitating a direct rail link for the Eurostar trains and freight trains used by the Railways.

7.2.1     Freight market

Freight traffic between continental Europe and the United Kingdom is commonly divided into four modes:

  •
  Roll-On/Roll-Off (RoRo) accompanied: trucks and trailers crossing the Channel or the North Sea on shuttles or ferries at the same time as the road tractor and driver, mostly via the Short Straits;

  •
  Roll-On/Roll-Off unaccompanied: trailers crossing the Channel or the North Sea independently of the road tractor, mostly via North Sea routes;

  •
  rail freight: conventional or intermodal trains through the Tunnel; and

  •
  Lift-On/Lift-Off (LoLo): moveable containers or swap bodies loaded on Lift-On/Lift-Off container ships, mostly on the North Sea routes.

The market is also commonly divided into three geographic corridors:

  •
  the Short Straits: all the routes from continental Europe to Dover, Folkestone and Ramsgate (including the Tunnel);

  •
  the Western Channel: all the routes from continental Europe to ports on the south coast of the United Kingdom to the south-west of Folkestone; and

  •
  the North Sea: all the routes from continental Europe to ports on the east coast of the United Kingdom to the north of Ramsgate (including the Thames estuary).

The modal distribution varies by geographic corridor. For accompanied trucks, the long trip across the Western Channel or the even longer trip across the North Sea is costly. These routes are more suitable for RoRo unaccompanied and LoLo solutions.

By contrast, the shorter crossing times of the Short Straits are more appealing to time-sensitive traffic, and attract a much larger share of RoRo accompanied traffic.

The freight market between continental Europe and the United Kingdom has grown steadily over the past fifty years. The mean compound annual growth rate over the past ten years has been about 5% a year.

A variety of factors have been driving this continued expansion:

  •
  continuing liberalisation of trade and the creation of the single European market, favouring the sourcing of goods from suppliers in different countries and a consequential increase in competition among these suppliers;

  •
  improved quality of service in the transport and distribution industries; and

  •
  growth in consumer purchasing power.

All of these factors are still contributing today to the growth of the market.

(a)        Freight Shuttle Service

In the freight market, Eurotunnel's Freight Shuttle Service is in direct competition with the ferry operators for the accompanied road transport business across the Short Straits.

Over the last 10-15 years there has been a marked trend towards the use of accompanied trucks in the freight market between continental Europe and the United Kingdom. This reflects a reduction in relative rates for crossings on the Short Straits in the mid to late 1990s and, more recently, the growth of Eastern hauliers able to offer highly competitive rates. North Sea (unaccompanied) ferry operators have responded by introducing larger RoRo ships and developing a double-stacked mode of container transport, a more cost-effective method than unaccompanied trailers. As a consequence, the trend in favour of accompanied trucks has now come to an end and market shares between the routes are now relatively stable.

However, the factors which underlie the success of the RoRo accompanied mode on the Short Straits continue to prevail. It provides:

  •
  the shortest, fastest and most reliable route across the Channel; and

  •
  more efficient management of loads.

•
Short Straits share of the freight market (Freight Shuttle trains and ferries)

The Short Straits share of the freight market (Freight Shuttle trains and ferries) has increased from 44% (2004) to 45% (2005) and then to 47% (2006 estimate).

The increase is explained by several factors:

  •
  the lack of development of cross-Channel rail freight;

  •
  the withdrawal of P&O from routes in the Western Channel; and

  •
  capacity increases and changes in pricing policies by the various operators.

•
Eurotunnel market share on the Short Straits

Eurotunnel estimates that its share of the accompanied truck market on the Short Straits corridor has evolved as follows:

	2006		2005		2004
	Vehicles(1)	Share of Short Straits market (%)(2)	Vehicles(1)	Share of Short Straits market (%)(2)	Vehicles(1)	Share of Short Straits market (%)(2)
Accompanied Trucks(1)	1,296,269	36.2	1,308,786	39.5	1,281,207	39.7

(1)
Number of driver-accompanied trucks transported by Eurotunnel.

(2)
The market share percentages are derived by calculating Eurotunnel's accompanied truck traffic as a proportion of the total of such traffic on the Short Straits corridor as estimated by Eurotunnel on the basis of information provided by IRN Services Ltd.

The number of trucks transported by Eurotunnel and its market share decreased between 2005 and 2006. For more details, see chapter 10 of this Registration Document.

(b)        Through Railfreight Services of the Railways

The Railways' Through Railfreight Services compete with most modes of sea and road freight transport between continental Europe and the United Kingdom. Intermodal trains compete with LoLo container services and with services for accompanied and unaccompanied road freight offered by ferries and with accompanied road freight offered by Eurotunnel's Freight Shuttle Services. Conventional freight trains compete with other freight transport modes, but often enjoy an advantage in the case of very heavy or large cargoes which can be loaded directly from a production facility. In the market for transportation of new automobiles, competition is from combinations of road, sea and rail modes in the United Kingdom and in continental Europe, which are used to deliver cars between factories, distribution centres and retail outlets. Lastly, for bulk transport of commodities, rail freight is also in competition with transport by barge.

The freight volume transported by the Through Railfreight Services is summarised below.

	Through Railfreight Services
millions of tonnes
	2006	2005	2004
Freight market(1)	81	78	80
Cross-Channel rail freight(1)	1.569	1.588	1.889

Sources: (1) BRB, SNCF

With volumes of barely 1.5 million tonnes, or less than 2% of the potential market between continental Europe and the United Kingdom, rail freight traffic through the Tunnel continues to under-achieve. The failure of Tunnel rail freight is explained by the complexity of developing cross-border rail traffic within Europe, by the successive reorganisations of the cross-Channel freight carriers in the United Kingdom and operational and commercial difficulties in rail freight in France.

7.2.2     Passenger Market

The international passenger transport market from and to the United Kingdom is growing steadily at 5% to 6% a year. Almost all of this growth is concentrated on trips to southern or eastern Europe and beyond, markets in which Eurotunnel is not a player. Passenger traffic to near Europe is stable, but an increasing share of it is being captured by the low-cost airlines. The Short Straits market, the principal market for the Shuttle Services, has been in decline since the benefits of duty-free purchases have no longer been available.

The Passenger Shuttle Service carries passengers travelling with their vehicles between Calais and Folkestone. It is in direct competition with ferry operators on the Short Straits market. The transport services for passengers travelling without their vehicle provided by the airlines and by Eurostar constitute a marginal and indirect source of competition to the Passenger Shuttle Service.

Eurostar services principally operate on the market for transporting passengers without their vehicle between Paris and London and between Brussels and London. Eurostar's main competitors are the traditional and low-cost airlines.

(a)        Passenger Shuttle Service

•
Development of the Short Straits market

During the 1990s, the Short Straits market was characterised in particular by a high proportion of day trips, with passengers attracted by duty-free purchases or other economic benefits. These advantages have now largely disappeared, so the number of day trips on the Short Straits route has consequently declined significantly. However, the volumes of long-stay (five days and over) and of short-stay (less than five days) trips has remained relatively stable, which allowed the passenger car market to stabilise in 2006.

This stabilisation is attributable to a number of factors:

  •
  the withdrawal of passenger services on other cross-Channel links, which led to a transfer of traffic to the Short Straits;

  •
  the adoption of dynamic pricing by some operators, in particular Eurotunnel; and

  •
  the end of the continuing reduction in air fares.

However, the number of coaches transported on the Short Straits market continued to decline over the period.

•
Eurotunnel market share on the Short Straits

Eurotunnel estimates that its shares of the car and coach passenger markets on the Short Straits link were as follows:

	2006		2005		2004
	Vehicles	Share of Short Straits market (%)	Vehicles	Share of Short Straits market (%)	Vehicles	Share of Short Straits market (%)
Cars(1)	2,021,543	43.5	2,047,166	44.8	2,101,323	45.5
Coaches(2)	67,201	38.9	77,267	42.4	63,467	33.5

(1)
Number of vehicles transported by Eurotunnel. The market share percentages are calculated by converting the number of vehicles transported into Car Equivalent Units ("CEU") and determining Eurotunnel's share of total CEU transported on the Short Straits link as reported by IRN Services Ltd.

(2)
Number of vehicles transported by Eurotunnel. The market share percentages are calculated by determining Eurotunnel's share of the total number of coaches transported on the Short Straits link as reported by IRN Services Ltd.

Eurotunnel's share of the passenger car market on the Short Straits has declined from 45.5% in 2004 to 43.5% in 2006. This was largely due to SpeedFerries' entry into the market in May 2005, to the gradual increase in NorfolkLine's passenger capacity in 2005 and 2006, and to the impact of Eurotunnel's new commercial strategy.

(b)        Eurostar

•
Market growth

The market for Eurostar services comprises business and leisure passengers travelling between the United Kingdom and continental Europe. The market is diverse and includes passengers travelling only between London and Paris or London and Brussels and passengers travelling between other points in the United Kingdom and France, Belgium, Holland and Germany. Eurostar connects London with the centres of Paris and Brussels and competes with air travel service providers on travel time, frequency, comfort and price. Eurostar also operates a direct service to Disneyland Paris, a ski train service to Bourg-Saint-Maurice and a summer service to Avignon in Southern France.

Combined data on market growth for Eurostar and the airlines is presented below.

	Paris-London and Brussels-London passenger market
	2006				2005		2004
	Passengers (thousands)		Growth (%)		Passengers (thousands)	Growth (%)	Passengers (thousands)	Growth (%)
Air and Eurostar
Paris-London	8,059	*	+2.9	*	7,830	-2.7	8,046	+7.8
Brussels-London	3,066	*	+3.9	*	2,951	-1.14	2,985	+1.15

*    estimated

Sources: BRB, SNCF, CAA

On the basis of estimates at the date of this Registration Document, total air and Eurostar passenger traffic between Paris and London increased by 2.9% between 2005 and 2006. During this same period, Eurostar passenger traffic increased by 4.2%.

On the basis of estimates at the date of this Registration Document, total air and Eurostar passenger traffic between Brussels and London increased by 3.9% between 2005 and 2006. During this same period, Eurostar passenger traffic increased by 8.5%.

•
Market share

The data below summarise the growth in Eurostar's share of the passenger market on the Paris-London and Brussels-London routes.

	Eurostar market share
	2006			2005		2004
	Passengers (thousands)(1)	Market share (%)(2)		Passengers (thousands)(1)	Market share (%)(2)	Passengers (thousands)(1)	Market share (%)(2)
Paris-London	5,659	70.2	*	5,429	69.3	5,346	66.4
Brussels-London	2,199	71.7	*	2,026	68.6	1,931	64.7

*    estimated

Source:

(1)
SNCF, BRB

(2)
Market share percentages are derived by calculating the volume of Eurostar passengers as a proportion of the total volume of air and Eurostar passenger traffic between Paris and London and between Brussels and London as provided by the CAA, BRB and SNCF.

Eurostar's share of the passenger market on the Paris-London route has increased to 70.2% on average over the 12 months ended 31 December 2006, compared with 66.4% for the same period in 2004. Its market share on the London-Brussels route increased from 64.7% to 71.7% over the same period.

•
Competitive environment of Eurostar

In the business travel market, Eurostar competes with the traditional and low-cost airlines that offer regular flights between Paris and London and between Brussels and London. In the leisure travel market, Eurostar's main competitors are the low-cost airlines, not only on the routes served by Eurostar but also to other destinations. Eurostar has undertaken a number of successful initiatives in terms of marketing and Internet promotions aimed at the leisure travel segment, but Eurotunnel believes there is still growth potential for Eurostar in these markets as well as on the London-Amsterdam market in the future.

7.2.3     Competitive position of the Shuttle Services

The Shuttle Services are in direct competition with the ferry services operated by P&O Ferries, SeaFrance, NorfolkLine and SpeedFerries on the Short Straits corridor. They compete indirectly with the airlines and with Eurostar.

(a)        Ferry operators

Following Hoverspeed's withdrawal in October 2005, Eurotunnel's main competitors for its Freight Shuttle Services and Passenger Shuttle Services are the conventional ferry operators, namely P&O, SeaFrance, NorfolkLine, and SpeedFerries.

•
P&O

P&O Ferries ("P&O") is the largest ferry operator on the Short Straits link with 6 vessels. Since it withdrew from the Dover-Zeebrugge route in December 2002 and shut down its Western Channel services from Portsmouth in 2005, P&O has been stepping up its activity on the Dover-Calais link. Its direct competition with Eurotunnel in the passenger and freight markets has consequently increased.

In March 2006, P&O Ferries became a subsidiary of DP World, a worldwide operator of port facilities.

•
SeaFrance

SeaFrance is a subsidiary of the SNCF and operates five ferries on the Dover-Calais route. SeaFrance has upgraded its fleet and increased its capacity with two new vessels, the Rodin, which came into service in 2001, and the Berlioz, which came into service in 2005.

•
NorfolkLine

A subsidiary of AP Moeller-Maersk, a Danish group, NorfolkLine operates three vessels transporting cars and trucks on the Dover-Dunkirk link. NorfolkLine has renewed its fleet and increased its capacity with new vessels coming into service in 2005 and 2006.

•
SpeedFerries

SpeedFerries, a British company, launched its fast catamaran service in May 2004. It carries passengers between Boulogne-sur-Mer and Dover. SpeedFerries currently has only one vessel, but the company has indicated that a second fast catamaran will be put into service on this route.

•
Competitive advantages of Eurotunnel

Eurotunnel considers that, under normal operating conditions, its Shuttle Service enjoys the following competitive advantages over ferries:

  •
  speed: the travel time between the French and British motorways is generally much shorter than via the ferries;

  •
  frequency of departures: Eurotunnel's Shuttle Service runs more frequently than any of its competitors; and

  •
  reliability: the Shuttle Service, unlike the ferries, is unaffected by sea conditions and is not dependent on the weather.

(b)        Airlines

The airlines, and in particular low-cost airlines, also have an indirect impact on the Short Straits market. These companies serve many destinations in continental Europe and so compete with operators in the Short Straits, including the Passenger Shuttle Service in the market for short-stay leisure travel. Furthermore, many destinations in France are now served by low-cost airlines offering an alternative means of transport between France and the United Kingdom.

(c)        Eurostar

Eurostar competes to a lesser degree with the Passenger Shuttle Service in the market for leisure travel.

7.3        Capacity

7.3.1     The System

(a)        The Tunnel

The number of trains or Shuttles that can run in the Tunnel per hour is limited. The capacity of the Tunnel is expressed in terms of the number of standard paths per hour in each direction. A standard path is defined as the time it takes a Shuttle train operating at 140 kph to proceed over that portion of the System that, under normal operating conditions, is used by all other trains using the Tunnel.

One of the key factors determining the Tunnel's capacity is the signalling system. At the date of this Registration Document, the System permits 20 standard paths per hour in each direction. Under the terms of the Railway Usage Contract, the Railways have the right to use up to 50% of the hourly capacity in each direction. Eurostar and Through Railfreight trains, because of their respectively faster or slower speeds compared to Eurotunnel's freight and passenger shuttles, use more than one standard path to move one of their trains through the Tunnel. At peak times, speeds can be adjusted to maximise the number of trains and shuttles travelling through the Tunnel. In 2006, the maximum number of standard paths used by the Passenger and Freight Shuttle Services was 10 per hour in each direction.

At present, the Tunnel's capacity does not constitute a significant constraint limiting the development of the different types of traffic.

In the medium or long term, Eurotunnel believes that it will be possible to increase the Tunnel's capacity by the following means:

  •
  setting uniform operating speeds for all trains, which would allow more trains to run on the same number of standard paths. At the date of this Registration Document, Through Railfreight trains operate in the Tunnel at speeds ranging from 80 to 120 kph, whereas Eurostar trains can reach speeds of 160 kph. These differences in speed use a large part of the System's capacity, as they require Eurotunnel to operate with longer intervals between trains than would be necessary if all trains ran at a uniform speed. Use of the System's capacity could therefore be improved by restricting access to slow freight trains (80 to 100 kph) at peak times, and by scheduling trains that travel at speeds higher (160 kph) or lower (120 kph) than the standard path (140 kph) so that they run in batteries;

  •
  increasing the power of the locomotives pulling the Shuttles to allow the use of longer trains or reduce transit times;

  •
  reducing the distances between trains using the Tunnel (to 2 minutes 30 seconds instead of 3 minutes currently) so as to raise System capacity to 24 standard paths per hour in both directions. This requires an improvement of the fixed electric traction equipment; and

  •
  improving the signalling system.

Some of these measures require approval by the IGC, which has had supervisory authority over Eurotunnel since it began operating.

(b)        Terminals

Currently, ten boarding platforms are in service on the French terminal and ten are in service on the British terminal.

Both terminals were designed so that the number of boarding platforms could be increased to sixteen. At the date of this Registration Document, the construction of new platforms is not planned.

In late 2005, Eurotunnel installed 24 automatic check-in lanes for use by Passenger Shuttle passengers on the French and British terminals.

Similarly, automatic check-in lanes for Freight Shuttle customers were brought into service in April 2006 and at the same time an automatic number-plate recognition system for trucks was installed.

These systems have improved traffic flow, reduced operating costs and upgraded the terminals' ageing check-in systems with new technology.

7.3.2     Rolling Stock

An increase in the existing fleet of 25 Shuttles does not form part of Eurotunnel's current commercial or operating strategy.

7.3.3     Railway Services

Under the RUC, the Railways are entitled to use up to 50 per cent of the total signalling capacity of the Tunnel. This currently amounts to ten paths per hour in each direction for Eurostar and Through Railfreight Services. Through Railfreight Services trains currently carry average loads of approximately 400 tonnes on each train, although some trains are capable of transporting 1000 tonnes of freight, and run at speeds of between 80 and 120 kph. An increase in the load of each train would enable the Railways to increase the freight tonnage carried without using extra Tunnel capacity. Similarly, increased load factors on Eurostar trains and synchronising them so that they run in batteries would enable more passengers to be carried without using additional Tunnel capacity. Under the terms of the RUC, Eurotunnel may use any unused excess capacity of the Railways if the Railways have not confirmed their capacity requirement by the previous day. Use of this excess capacity provides Eurotunnel with additional flexibility in optimising the flow of traffic and scheduling Shuttle Services departures.

7.4        System reliability

7.4.1     Tunnel availability and maintenance

The performance and reliability of the System have improved significantly since the Tunnel opened. The lack of reliability of certain elements of the System caused disruption in the past the situation has greatly improved due to the correction of a number of technical deficiencies and the implementation of a revised programme for the cleaning, monitoring and maintenance of the fixed equipment. Scheduled weekly maintenance of the Tunnel is planned and structured so as to promote efficient use of the Tunnel and cause minimal disruption to commercial operations.

Eurotunnel Group has set an objective of limiting service disruptions due to fixed equipment failures to less than 0.75%. Tunnel availability was maintained at 99.66% (disruption rate of 0.34%) during 2006. Eurotunnel Group will continue to monitor and analyse the causes of service disruptions and develop plans to improve service quality.

7.4.2     Rail replacement

Rail replacement is carried out as part of the normal maintenance programme. The second cycle of rail replacement began in 2005 and will continue until 2008 without disrupting commercial services.

7.4.3     Maintenance and availability of the rolling stock

Eurotunnel Group has also set itself the objective of achieving better utilisation of its transport capacity by improving load factors on its rolling stock. This is in addition to improving the availability of the rolling stock by modifying maintenance procedures in order to achieve longer periods of operation between maintenance visits.

The repair and maintenance programmes implemented by Eurotunnel have helped to improve the reliability of the electric locomotives and Freight and Passenger Shuttles. In planning its maintenance programmes, Eurotunnel Group's objectives are the following:

  •
  ensure that safety requirements are met;

  •
  avoid rolling stock being out of service for prolonged periods; and

  •
  maximise the number of shuttles available at peak hours.

Under current maintenance programmes, essential maintenance and safety inspections are carried out every 21 days on average for the locomotives, Freight Shuttles and Passenger Shuttles. Every 600 to 1,000 days, depending on the vehicle and the number of kilometres it has covered, each rail vehicle is taken out of service for two to three weeks and undergoes an extensive preventive maintenance programme.

In the Passenger Shuttle Service, the rate of departures cancelled due to rolling stock failures was 0.96% in 2006, compared with 1.08% in 2005. In the Freight Shuttle Service, the rate of departures cancelled due to rolling stock failures was 1.23% in 2006, compared with 0.99% in 2005. Eurotunnel Group will be implementing simplification and renovation programmes to further reduce future maintenance requirements and increase rolling stock reliability.

The Large Scale Maintenance (LSM) programme that began in 2003 will be accelerated considerably in 2007 in order to restore and enhance the reliability of equipment that is now approaching a third or one half of its overall useful service life.

7.4.4     Maintenance strategy

Eurotunnel's application of industrialisation techniques to maintenance based on the anticipation of requirements and the optimal coordination and scheduling of resources (type of maintenance facility, tools, spares and consumables required, etc.) has yielded a significant gain in productivity on rolling stock maintenance over recent years. The number of maintenance personnel required per Eurotunnel vehicle (shuttle wagon, locomotive, etc.) has decreased from 0.64 in 2000 to 0.55 at the end of 2004 and 0.38 in 2006. These programmes will obviously continue and will be extended to infrastructure maintenance operations.

7.4.5     Projects

Various projects are planned in the short or medium term to further improve System reliability and efficiency, including in particular:

  •
  a complete overhaul of the maintenance information systems;

  •
  replacement of the two main radio systems, one for data transmission between the trains and the control centre and the other for transmission within the area of the System, by a GSM-R system in line with European standards;

  •
  the "Power from France" project to take electric power for the entire Tunnel from the French national grid, which distributes lower-priced energy than the British grid (most electricity produced in France is generated by nuclear plants); and

  •
  the pilot study for the third-generation Freight Shuttles.

7.5        Safety and Security

7.5.1     Safety of the System and the Shuttle Services

Safety and security considerations are central to the overall design and operating procedures of the System. The System was designed under the supervision of the IGC and the Safety Authority (described in paragraph 7.5.3 below). Each phase of the initial design was examined by the IGC and formally acknowledged without objection.

The operational safety of the System and of the Shuttle Services is mainly the result of the following design features:

  •
  two separate rail tunnels, a layout that substantially reduces the risk of head-on collisions;

  •
  a service tunnel linked to the rail tunnels by passages situated on average every 375 metres, which provides access for emergency services and allows passengers to be evacuated to a safe environment;

  •
  the infrastructure of the Tunnel. Each tunnel lies at a depth of 25 to 45 metres below the seabed and the walls of the tunnel are enclosed in reinforced concrete (or in some cases in cast iron);

  •
  an advanced signalling system that incorporates automatic train protection, considerably reducing the likelihood of any type of collision;

  •
  fire detection devices in the System and on all the Shuttles, as well as fire-extinguishing equipment in all the Passenger Shuttles (controlled by automated onboard systems) and in the Club Cars of all the Freight Shuttles (manually operated fire extinguishers);

  •
  fire safety doors in all the Passenger Shuttles to prevent fires from spreading;

  •
  a ventilation system that keeps the air in the service tunnel at a slightly higher pressure than in the rail tunnels, which prevents smoke from entering the service tunnel in the event of a fire in a rail tunnel; and

  •
  a prohibition on transporting certain hazardous materials through the Tunnel.

Safety features and procedures are updated regularly and are set out in the Safety Case that is required to retain the operating certificate issued by the IGC. The European Union's Railway Safety Directive (2004/49/EC) is currently in the process of being transposed into national law. When it becomes applicable, the Safety Case will be replaced in the short to medium term by a new document called the "Safety Management System". On 21 August 2006, a fire broke out in a truck on a Freight Shuttle. All of the System's safety devices and the relevant procedures functioned effectively. The fire was quickly brought under control and commercial services were restored within 24 hours. Prior to this incident and since the start of the System's operations in 1994, the only fire to have occurred in the Tunnel was in 1996.

The System has detailed security and policing features meeting the requirements of the UK and French authorities. Examples of the security measures taken for the protection of the System are:

  •
  access control at the perimeter of the terminals;

  •
  surveillance by closed-circuit television cameras; and

  •
  use of advanced techniques for searching vehicles.

In 2006, Eurotunnel reinforced the security measures at the British terminal. In 2007, Eurotunnel Group intends to renew the Euroscan facilities in the French terminal. It is expected that 60% of this investment will be financed by a subsidy of 1.7 million euros from French customs.

Safety and security measures for Eurostar and Through Railfreight Services have been developed by the Railways after discussion with, and the approval of, the States. These safety and security measures, which are the responsibility of the Railways, have been submitted to the IGC by Eurotunnel in connection with the Safety Case. As the infrastructure manager, Eurotunnel is consulted by, and co-operates with, the Railways in relation to the ongoing development and implementation of these safety measures. The UK and French governments can require Eurotunnel and the Railways to implement and maintain the safety measures that they consider appropriate to meet any perceived threat. In practice, however, the implementation of such measures is worked out in cooperation with Eurotunnel so as not to impair traffic flow.

7.5.2     Safety and security management by Eurotunnel

Eurotunnel's Safety and Sustainable Development directorate reports directly to the Director of Operations. Its mission is to define company-wide safety objectives, measure safety performance and supervise the application of all safety rules by the various departments. The Director of Safety and Sustainable Development is a member of the executive committee.

A Safety, Security and Environment Committee composed of three directors meets regularly with management to review safety and security issues within Eurotunnel. The Committee receives monthly reports from the relevant departments. It supervises safety documentation, monitors the process of developing operating and safety rules and oversees the safety, security and environmental impact of the group's activities. The Director of Safety and Sustainable Development has direct access to the chair of the Safety, Security and Environment Committee. The composition and operating procedures of the Safety, Security and Environment Committee are described in paragraph 17.1.2(c) of this Registration Document.

7.5.3     Supervision by the States

The IGC was established pursuant to the Treaty of Canterbury and the Concession Agreement to supervise the construction and operation of the System on behalf of the States. This includes all issues relating to the safety, security and environmental impact of the System. Many of Eurotunnel's operating rules must be formally approved or acknowledged without objection by the IGC.

The Safety Authority was established under the Treaty of Canterbury and the Concession Agreement to advise and assist the IGC on all matters concerning safety and security in the construction and operation of the System. The Safety Authority advises the IGC regarding approval of System safety measures (including operating rules and emergency procedures) and compliance of the System with such measures. The Safety Authority has a team of inspectors and is charged with monitoring the implementation of safety measures and practices and ensuring that they comply with applicable national and international laws throughout the term of the Concession Agreement.

For more information on the IGC and the Safety Authority, see chapter 23 of this Registration Document.

7.6        Insurance

Eurotunnel's insurance programme consists primarily of policies covering material damage/business interruption (including terrorism risk) and third party liability.

The material damage/business interruption policy consists of two lines. The first line is placed on the French insurance market. The second line, which supplements the first, is placed on the London market. Together, the two lines provide cover for an amount corresponding to the "maximum possible loss". The indemnification period for business interruption is 24 months from the start of the interruption.

Terrorism risk in the United Kingdom is insured in parallel to the material damage/business interruption programme by Gamond Insurance Company Ltd, a captive insurance subsidiary of Eurotunnel Group, and reinsured through Pool Re, a British reinsurance company.

Terrorism risk in France is insured directly by and on the same terms as the material damage/business interruption programme, and is reinsured by the GAREAT (Gestion de l'Assurance et de la Réassurance des Risques Attentats et Actes de Terrorisme), a consortium of French insurers.

The third party liability policy consists of five lines placed on the French and London markets.

The material damage/business interruption (including terrorism) and third party liability policies were renewed on 1 January 2007 for a term of one year. The next renewal date will be 1 January 2008. However, the first line of the material damage/business interruption policy was renewed on 1 January 2007 for two years, and its next renewal date will be 1 January 2009.

7.7        Dependency

Other than the material agreements described in chapter 23 of this Registration Document, Eurotunnel Group's business activity is not dependent on any industrial, commercial or financial contract. Furthermore, Eurotunnel Group's business is not dependent on any patent or licence agreement.

7.8        Environment and sustainable development

The Tunnel and its rail transport system provide certain intrinsic environmental advantages:

  •
  the Tunnel runs entirely underground and does not interfere in any way with the marine environment; and

  •
  the use of electric traction power which produces minimal atmospheric pollution and much lower greenhouse gas emissions than fossil fuels.

However, pursuant to French law no. 76-663 of 19 July 1976, Eurotunnel is a Designated Site for the Protection of the Environment (Installation Classée pour la Protection de l'Environnement) due to the dangers and risks that its activities of refrigeration, air-conditioning, storage and use of flammable and toxic liquids, maintenance and painting etc may pose to the surrounding area and to health, safety, the nature and environment. These activities are set out in a list which, on the basis of the gravity of the dangers or risks that they may represent, requires Eurotunnel to either make a declaration to or request authorisation from the Prefecture of the Pas-de-Calais in respect of them. These activities are monitored by the Regional Authority for Industry, Research and the Environment (DRIRE).

Similarly, pursuant to the French law in relation to water of 3 January 1992, Eurotunnel must request the authorisation of the relevant administrative Authority for any proposed construction, works or activities which may pose a danger to public health and safety, endanger the free flow of water, reduce the availability of water, substantially increase the risk of floods or seriously damage the quality or diversity of the marine environment.

True to its original nature and continued commitment to the environment, in 2006 the company set up a safety and sustainable development directorate. Safety represents an absolute requirement for Eurotunnel. Combining it with a strong sustainable development policy shows the extent to which these issues are important for the group.

Eurotunnel is concerned about greenhouse gas emissions linked to its activities, even if they are low. With the help of a specialist ADEME-accredited firm, a carbon review was carried out in September 2006, with an in-depth analysis covering emissions generated by maintenance activities, diesel works trains and vehicles used for staff transport, catering etc. The findings are being analysed and, irrespective of the results, will pave the way for the implementation of a plan to cut emissions, even though Eurotunnel, with its electric shuttle traction is already the least polluting cross-Channel operator.

Other initiatives have been undertaken as part of the commitment to sustainable development:

  •
  Since 2005, a programme to reduce levels of energy consumption;

  •
  a continuing commitment to waste recycling, so as to further reduce the volume of waste incineration;

  •
  development of a breakdown truck capable of pumping out the contents of the damaged petrol tank of a truck thereby preventing ground pollution;

  •
  various changes to the management of the Tunnel's cooling systems and procedures to cut the quantity of water used (-3,000m3);

  •
  a long term plan to manage the natural environment. This is backed by the Conservatoire des Sites Naturels and the Groupe Ornithologique du Nord (GON) which has been observing flora and fauna at Eurotunnel sites for around 10 years now. In England, the Samphire Hoe site was awarded the "Green Flag" for excellent ecological quality for the second year running;

  •
  a framework agreement is under negotiation with the French environment and energy agency (ADEME) and the Nord-Pas-de-Calais region for a partnership-based approach aimed at raising awareness among Eurotunnel's customers, subcontractors and suppliers on these issues, while showcasing the group's commitment to combating global warming and protecting the environment; and

  •
  the re-launch in May 2006 of the project for a wind farm on its Coquelles terminal which is expected to be constructed and brought into service during the first half of 2008, by the INNOVENT company.

CHAPTER 8    ORGANISATIONAL STRUCTURE

  •
  GET SA is the new holding company of Eurotunnel Group and will be the centre pin of the Reorganisation. It will in particular launch the Offer and issue the GET SA Ordinary Shares and Warrants.

  •
  EGP is an English law company wholly owned by GET SA with the exception of the EGP Ordinary Share held by each of the directors of EGP and the EGP Preferred Share. In accordance with the terms of the Safeguard Plan, on the Closing Date, all of the Tier 3 Debt and the Notes will be transferred to EGP in consideration for, in particular, the issue by EGP of the NRS.

  •
  ESA and EPLC are the holding companies of Eurotunnel. Their shares, joined as Units (each comprising one share of each company) are currently listed on Eurolist by Euronext Paris SA, Euronext Bruxelles SA/NV and on the Official List of the United Kingdom Listing Authority and admitted to trading on the London Stock Exchange.

  •
  FM and CTG jointly own the Concession to operate the Tunnel: these two companies have created a partnership called "Eurotunnel". FM and EFL are currently the borrowing entities under the financing agreements.

  •
  Eurotunnel Developments Limited is the entity responsible for the development of all properties in the United Kingdom which are not used in connection with the operation of the System. Gamond Insurance Company Limited is an entity entirely controlled by CTG, which is registered with the register of commerce in Guernsey and whose sole purpose is to provide Eurotunnel Group with insurance against acts of terrorism. Gamond Insurance Company Limited takes out reinsurance with Pool Re. ESGIE and ESL are charged with managing the personnel employed by Group Eurotunnel.

  •
  Two French companies, Eurotunnel Participations 1 SAS and Eurotunnel Participations 2 SAS do not have any operating activities. The Cheriton Resources companies are finance or investment companies, mostly dormant. Le Shuttle Holidays Limited was a British tour operator which ceased trading in 1998. EurotunnelPlus is a distribution structure. Europorte 2, which holds a rail operator licence, has not yet started its trading activities. Eurotunnel Trustees Limited is no longer active.

The simplified legal organisational structures of Eurotunnel prior to the Reorganisation and of Eurotunnel Group after the Reorganisation are as follows:

Simplified structure chart of Eurotunnel

Europorte 2 SAS
Eurotunnel SA
30%
99.96%
Eurotunnel Participations SAS 1&2
0.04%
France Manche SA
Eurotunnel Services GIE
10%
20%
10%
10%
79%
21%
Eurotunnel Finance Limited
Eurotunnel Plc
The Channel Tunnel Group Limited
Eurotunnel Developments Limited
Orbital Park Limited
18 Cheriton Resources subsidiaries
50%
Eurotunnel SE *
50%
25%
Eurotunnel Services Limited
75%
Eurotunnel Trustees Limited
EurotunnelPlus Distribution SAS
EurotunnelPlus GmbH
EurotunnelPlus SAS
EurotunnelPlus BV
EurotunnelPlus SL
EurotunnelPlus Limited
Gamond Insurance Company Limited
Le Shuttle Holidays Limited

All companies are wholly owned unless otherwise indicated.
* intended to absorb Eurotunnel Plus Distribution SAS, Eurotunnel Plus GmbH, Eurotunnel Plus SAS, Eurotunnel Plus B.V. and Eurotunnel Plus SL.

Simplified structure chart of Eurotunnel Group

Groupe Eurotunnel SA
Eurotunnel Group UK Plc
y%
x%
x%
y%
Eurotunnel SA
Eurotunnel Plc
Europorte 2 SAS
99.96%
Eurotunnel Participations SAS 1&2
0.04%
France Manche SA
30%
10%
20%
Eurotunnel Services GIE
20%
10%
10%
79%
Eurotunnel Finance Limited
21%
The Channel Tunnel Group Limited
Eurotunnel Developments Limited
Orbital Park Limited
18 Cheriton Resources subsidiaries
EurotunnelPlus Distribution SAS
EurotunnelPlus GmbH
EurotunnelPlus SAS
EurotunnelPus BV
EurotunnelPlus SL
50%
Eurotunnel SE*
50%
25%
Eurotunnel Services Limited
75%
Eurotunnel Trustees Limited
EurotunnelPlus Limited
Gamond Insurance Company Limited
Le Shuttle Holidays Limited

All subsidiaries are 100% owned unless otherwise indicated.
x and y will depend on the result of the Tender Offer and on the amount of the share capital increases reserved to EGP following the Tender Offer.
* intended to absorb Eurotunnel Plus Distribution SAS, Eurotunnel Plus GmbH, Eurotunnel Plus SAS, Eurotunnel Plus B.V. and Eurotunnel Plus SL.

CHAPTER 9    PROPERTY, PLANT AND EQUIPMENT

9.1        Eurotunnel's property, plant and equipment

At the date of this Registration Document, Eurotunnel owns or uses the following property, plant, equipment and other moveable assets:

Gross value (thousands of euros)	2006	2005	2004
Concession property, plant and equipment
Tunnels	6,549,501	6,549,501	6,549,501
Terminals, and related land and buildings	2,073,030	2,072,970	2,071,595
Fixed equipment and machinery	3,281,210	3,288,993	3,289,333
Rolling stock	1,995,267	1,977,201	1,941,934
Office equipment	98,950	104,874	104,987

Other property, plant and equipment
Property, plant and equipment	59	57	7

Assets in the course of construction	35,447	50,509	55,502

Total	14,033,464	14,044,105	14,012,859

In France, all immovable property, plant and equipment within the Concession area is the property of the French State and will revert to it on the expiry of the Concession period (2086). In the UK, the government has required CTG to transfer to it the title to freehold land and property acquired for the purpose of construction and operation of the Fixed Link and in exchange has granted leases for the duration of the Concession.

On the expiry of the Concession, the interest of CTG and FM (in their capacity as Concessionaires) in all movable property and intellectual property rights necessary for the operation of the Tunnel pursuant to the Concession Agreement will become, without payment, the joint property of the two States.

At 31 December 2006, Eurotunnel's real estate assets comprised the land and buildings in France and the United Kingdom required for the operation of the Tunnel pursuant to the Concession Agreement.

Eurotunnel's fixed assets also include the railway infrastructure (tunnels, tracks, fixed equipment, rolling stock, roads, networks etc.), the passenger and freight terminals and office buildings in Coquelles and Folkestone, as well as various maintenance buildings and workshops.

In addition, Eurotunnel owns various plots of land as part of its property development activities, described in chapter 7 of this Registration Document.

For a description of Eurotunnel's main property development projects, refer to paragraph 7.1.3(b) (Property development activities) of this Registration Document.

At 31 December 2006, moveable assets owned by Eurotunnel comprised mainly office equipment and furniture, IT equipment, and vehicles.

Eurotunnel's budgets do not include the acquisition of any other major item of property, plant and equipment, and Eurotunnel Group does not intend to make any such acquisitions in the near future, with the exception of the investments described in paragraph 6.3 of this Registration Document.

9.2        Environmental Constraints

For a description of environmental issues that may influence Eurotunnel Group's use of its property, plant and equipment, please refer to paragraph 7.8 of this Registration Document.

CHAPTER 10    OPERATING AND FINANCIAL REVIEW

Pursuant to EC Regulation 1606/2002 of 19 July 2002 on the application of international accounting standards, the combined financial statements for the financial years ended 31 December 2005 and 31 December 2006 have been prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union as at 31 December 2005 and 2006. In accordance with EC Regulation 809/2004, the combined financial statements of Eurotunnel for the financial year ended 31 December 2004 have been restated in accordance with IFRS as adopted by the European Union as at 31 December 2005, and are included in the 2005 accounts for purposes of comparison.

10.1     General presentation

10.1.1  Key figures: income statement

The figures below have been rounded and totals and the year-on-year changes have been calculated using the exact underlying figures:

				2006 / 2005	2005 / 2004
Income statement (in millions of euros)
	2006	2005	2004	Change	Change
Exchange rate (€/£):	1.462	1.465	1.466
Revenue	830	793	789	37	4
Operating expenses	219	211	213	7	(2)
Employee benefit expenses	122	143	154	(22)	(11)
Operating income	490	438	421	51	17
Depreciation	164	208	228	(45)	(19)
Current operating income	326	230	193	96	37
Impairment of property, plant and equipment		2,490	475	(2,490)	2,016
Other operating income (expenses)	7	(41)	(68)	48	28
Operating profit (loss)	333	(2,301)	(350)	2,634	(1,951)
Income from cash and cash equivalents	5	8	8	(2)	0
Cost of servicing debt (gross)	492	497	501	(5)	(3)
Net cost of financing and debt service	(487)	(490)	(493)	3	3
Other financial income (charges)	(50)	(18)	6	(32)	(24)
Income tax expense	0	0	0	0	0
Profit (loss) for the year	(204)	(2,808)	(836)	2,604	(1,972)

10.1.2  Main factors with an impact on Group operating income

a)          Main factors with an impact on revenue

The main factors with an impact on revenue are described in chapters 4 and 7 of this Registration Document.

b)         Main factors with an impact on operating expenses

•
Operational restructuring

The impact of the operational restructuring on Shuttle capacity and on the Eurotunnel workforce is described in chapters 7 and 18 of this Registration Document.

•
Change in cost of purchases and external charges

Eurotunnel is a major consumer of electricity for traction and spare parts for the maintenance of its rolling stock and infrastructure. Changes in the prices of these items are largely beyond Eurotunnel's control. Recent increases in the cost of electricity have had a direct impact on Eurotunnel's expenditure in this area, despite a reduction in consumption as a result of the reductions in capacity.

c)          Main factors with an impact on financial income

•
Financial expenses

Financial expenses consist mainly of the following items:

  •
  interest on the Current Debt, as described in paragraph 5.2.3 of this Registration Document;

  •
  adjustment for the effective interest rate;

  •
  charges relating to hedging instruments.

•
Foreign exchange risk

All of Eurotunnel's debt is in euros (ESA) or in pounds sterling (EPLC). Consequently, no foreign exchange profit or loss can arise from the revaluation of the external debt of each of these two entities. The residual foreign exchange risk arises from the revaluation of the intra-group current accounts.

•
Impact of Safeguard Plan

Following the decision by the Paris Commercial Court on 2 August to open the Safeguard Procedure, all interest payments and debt repayments were suspended, and remained suspended at 31 December 2006. The 2.9 million euros debt repayment due in December 2006 for the Fourth Tranche Debt was not paid. Eurotunnel has accrued for all the interest on its debt including that which under the Safeguard Plan is suspended, as well as for related default interest. The arrangements set out in the Safeguard Plan relating to the cancellation of interest on the Notes and default interest have not been taken into account in the 2006 accounts.

10.2     Comparison of financial years ended 31 December 2005 and 31 December 2006 (IFRS)

10.2.1  Revenues

The figures below have been rounded in totals and the year-on-year changes have been calculated on the basis of the exact underlying figures:

Revenues (in millions of euros)	2006	2005	Change
Exchange rate (€/£):	1.462	1.465
Shuttle Services	465	433	32
Railways	350	344	7
Transport activities	815	777	39
Non-transport activities	15	16	(2)
Revenue	830	793	37

Revenue increased by 5% in 2006 compared to 2005.

a)          Shuttle Services

Shuttle Services revenues increased by 7% in 2006 compared to 2005.

•
Truck Shuttle Service

The 7% increase in Truck Shuttle revenues in 2006 was mainly due to the increase in average prices, which is explained primarily by the full year effect of the re-internalisation of the customers managed by an intermediary until 16 August 2005. The 1% decrease in volumes in 2006 is due to the transfer of traffic to Eurotunnel during the first half of 2005 following the problems encountered at the port of Calais (damaged loading ramp, storms, strikes), and by the decision to continue to reduce volumes from low-yielding small and medium accounts from Italy and Eastern Europe.

•
Passenger Shuttle Service

Passenger Shuttle revenues increased by 8% between 2005 and 2006, with car revenues increasing by 10% and coach revenues decreasing by 11%.

The 10% increase in Passenger car revenues was due to the increase in the average yield, which was 11% higher in 2006 than in 2005. In 2006, Eurotunnel benefited from the positive effects of its dynamic pricing policy. Conversely, volumes decreased by 1%. In 2005, volumes were driven up by the shift in traffic to Eurotunnel following the events at the port of Calais during the first half of 2005. Furthermore, Eurotunnel continued its policy of capacity reduction in 2006.

Coach revenues were down 11%, mainly due to lower volumes, which decreased by 13% in 2006 and returned to a level comparable to that of 2004 (up 6% on 2004). In 2005, volumes were driven up by a significant shift in coach traffic to Eurotunnel following the events at the port of Calais at the beginning of 2005. Average yields increased by a modest 2%.

b)         Railways

Railway revenues, which were protected by the Minimum Usage Charge until the end of November 2006 under the Railway Usage Contract, increased 2% to 350 million euros in 2006.

Revenues relating to the Minimum Usage Charge amounted to 95 million euros in 2006 and 105 million euros in 2005. Excluding the Minimum Usage Charge, the underlying increase in Railways revenues was 7% in 2006, due in part to the 5% increase in Eurostar passenger traffic travelling through the Tunnel. Growth in Eurostar traffic, which had been restrained by the July 2005 terrorist attacks in London, resumed in 2006.

Tonnage transported through the tunnel by the Through Railfreight Services decreased by 1% compared to 2005.

c)          Non-transport activities

Revenues from non-transport activities amounted to 15 million euros in 2006, down 12% on the 16 million euros registered in 2005. These mainly consist of retail revenues from the facilities available to Eurotunnel customers at the two terminals.

10.2.2  Operating and employee benefit expenses

a)          Operating expenses

Operating expenses rose from 211 million euros in 2005 to 219 million euros in 2006, an increase of 3%.

The main increases were as follows:

  •
  Energy costs increased by 25%, from 31 million euros in 2005 to 38 million euros in 2006, despite reduced consumption. This increase is principally as a result of the increase in electricity prices in the United Kingdom. In France, electricity prices were covered by a contract limiting electricity prices until September 2006.

  •
  Maintenance costs rose by 6%, from 33 million euros in 2005 to 35 million euros in 2006.

  •
  Local taxes increased by 7%, from 29 million euros in 2005 to 31 million euros in 2006, largely as a result of the increase in French business tax (Taxe Professionnelle), which was capped at 4% of the added value of the French companies, which in itself also increased.

These increases were partially offset by reductions in the following areas:

  •
  A reduction of 11% in the cost of consumables from 17 million euros in 2005 to 15 million euros in 2006.

  •
  Consultants fees fell by 10%, from 18 million euros in 2005 to 16 million euros in 2006, following the implementation of the operational restructuring.

b)         Employee benefit expenses

Employee benefit expenses fell by 15% to 122 million euros in 2006 from 143 million euros in 2005. 2006 benefited from almost a full year of reduced staff costs, with most of the departures under the redundancy plan concentrated at the end of 2005 and the beginning of 2006. The average headcount registered a similar decline, falling to 2,373 in 2006 from 3,012 in 2005.

The combined effects of higher revenues and lower operating expenses led to a 12% increase in operating income from 438 million euros in 2005 to 490 million euros in 2006.

10.2.3  Current operating income

Property, plant and equipment are depreciated on a straight line basis by reference to their net book values. The depreciation charge decreased by 21% in 2006 following the impairment charge in 2005.

Improved revenues and reduced costs and depreciation charges have resulted in an improvement in current operating income of 42% in 2006.

10.2.4  Operating profit

Operating profit was 333 million euros in 2006 compared with an operating loss of 2,301 million euros in 2005.

a)          Impairment of property, plant and equipment

In 2006, Eurotunnel did not identify any indication of changes in the value of its tangible assets. Consequently, Eurotunnel did not make any impairment charge for the year. In 2005, the company made an impairment charge of 2,490 million euros.

b)         Other operating revenues and expenses

Other operating income and expenses amounted to net income of 7 million euros in 2006. This included income of 143 million euros resulting from the release of advances from the Railways that were received under the Minimum Usage Charge clause of the Railway Usage Contract following the expiry of the guarantee period. It also includes 131 million euros of external expenses incurred up to 30 June 2007 (estimated) in connection with the implementation of the Reorganisation and relating solely to the financial restructuring and the Safeguard Plan

(banks, legal, financial and tax advisers and auditors), but for the avoidance of doubt, this does not include the amount of £80 million (117.3 million euros) payable in the form of NRS to be issued to the creditors that are party to the Tier 3 Cash Option Provider Agreement.

10.2.5  Gross cost of servicing debt

Following the decision of the Paris Commercial Court on 2 August 2006 to open the Safeguard Procedure in respect of 17 Eurotunnel companies, the payment of interest and reimbursement of debt was suspended and remained suspended as at 31 December 2006. Eurotunnel has accrued for all of the suspended interest and related penalty payments. However, the provisions of the Safeguard Plan relating to the cancellation of interest and penalty payments of the Notes are not reflected in the accounts. In October 2006, the Judicial Administrators terminated the swap agreements entered into by Eurotunnel. Eurotunnel recorded the unwinding of these agreements and accounted for the payments to be made to the parties to the swap agreements pursuant to the Safeguard Plan.

Interest charges increased from 423 million euros for the year ended 31 December 2005 (355 million euros of interest on loans, 68 million euros for the effective rate adjustment) to 465 million euros in 2006 (432 million euros of interest on loans, 33 million euros for the effective rate adjustment). Since the end of the stabilisation period on 31 December 2005, the Stabilisation Facility has carried interest. This interest charge amounted to 42 million euros in 2006. The increase in interest on loans is also due to a rise in interest rates under the existing credit agreements.

Charges relating to hedging instruments decreased from 74 million euros in 2005 to 27 million euros in 2006, owing to the effects of the termination of the hedging contracts.

As set out in Annex VI of this Registration Document, the Pro Forma annual interest charge amounts to 263 million euros compared to 465 million euros at the end of December 2006. The Pro Forma hedging charge amounts to 21 million euros compared to 27 million euros at the end of December 2006.

10.2.6  Other financial income and charges

Other financial income and charges comprised a 50 million euros charge in 2006 compared with an 18 million euros charge in 2005. This increase is mainly due to a provision for depreciation made to cover risks associated with certain financial contracts as part of the financial restructuring.

10.2.7  Net income

The income tax expense for 2006 relates to the minimum legal lump-sum tax payable in France and to taxation charges for the distribution subsidiaries created in 2005.

The net result for 2006 was a loss of 204 million euros, compared with a loss of 2,808 million euros in 2005.

10.3     Comparison of financial years ended 31 December 2004 and 31 December 2005 (IFRS)

10.3.1  Revenues

The figures below have been rounded and totals and the year-on-year changes have been calculated on the basis of the exact underlying figures:

Revenues (in millions of euros)	2005	2004	Change
Exchange rate (€/£):	1.465	1.466
Shuttle Services	433	418	15
Railways	344	343	1
Transport activities	777	761	16
Non transport activities	16	28	(11)
Revenue	793	789	4

Revenue increased by 1% in 2005 compared to 2004.

a)          Shuttle Services

Shuttle Services revenues increased by 4% in 2005 compared to 2004.

•
Truck Shuttle Service

The 10% increase in truck shuttle revenues results principally from increased average yields following Eurotunnel's re-establishment of direct control over the sales and pricing policy for small and medium accounts with effect from 16 August 2005, and to the positive effect of Eurotunnel's new strategy for its truck customers. This increase in yields was accompanied by a 2% increase in volumes which was in part due to the problems at the port of Calais during the first half of 2005 (damaged loading ramp, storms, strikes), partially offset by the reduction in volumes from low-yielding accounts from Italy and Eastern Europe.

•
Passenger Shuttle Service

Passenger Shuttle revenues decreased by 5% between 2004 and 2005. Car revenues fell by 6% whilst coach revenues increased by 15%.

The 6% decrease in car revenues results from the combination of a 3% decrease in volumes in a context of significantly reduced capacity from September 2005, and 4% lower average yields due to market price competition.

In contrast, coach revenues increased by 15% as a result of the 22% increase in volumes which was mainly due to a significant transfer of coaches to Eurotunnel during the disruptions at the port of Calais at the beginning of 2005 and which continued after these problems had been resolved, and, to a lesser extent, to the strong growth in Eastern European traffic. The effect of this increase in volumes was partially offset by a decrease in average yields of 6%.

b)         Railways

Railway revenues were stable at 344 million euros for 2005, against 343 million euros in 2004 and remained protected until the end of November 2006 by payments under the provisions of the Minimum Usage Charge (MUC) in the Railway Usage Contract which amounted to 105 million euros in 2005.

The number of Eurostar passengers travelling through the Tunnel increased by 2%. Volume growth was slowed by the July 2005 terrorist attacks in London and by the riots in France in October 2005.

Rail freight volumes carried through the Tunnel fell by 16%.

c)          Non-transport activities

Revenues from non-transport activities were 16 million euros in 2005, down 41% on the 28 million euros in 2004, mainly as a result of a reduction in land revenues.

10.3.2  Operating and employee benefit expenses

a)          Operating expenses

Operating expenses amounted to 213 million euros in 2004 and 211 million euros in 2005, a reduction of 1%.

The main increases were as follows:

  •
  The cost of consumables increased by 50%, from 11 million euros in 2004 to 17 million euros in 2005. This increase was due primarily to purchases of parts for the rail replacement programme, which began in 2005.

  •
  Energy costs rose by 17%, from 26 million euros in 2004 to 31 million euros in 2005, despite the decrease in traffic. This is mainly due to the rise in the price of electricity in the United Kingdom, which increased significantly in October 2004 and again in October 2005. In France, electricity prices were covered by a contract limiting electricity prices until September 2006.

  •
  Communication and consultancy costs increased by 17%, from 26 million euros to 30 million euros, following an increased use of external consultants during the operational restructuring and the higher costs of the annual general meetings.

These increases were partially offset by a reduction in the following items:

  •
  Maintenance costs fell by 13%, from 38 million euros in 2004 to 33 million euros in 2005.

  •
  Insurance expenses were 16% lower, decreasing from 16 million euros in 2004 to 13 million euros in 2005, following the reduction in insurance premiums in 2005.

  •
  The cost of temporary staff decreased by 86%, from 5 million euros to 1 million euros, as a result of the operational restructuring and reduction in capacity.

b)         Employee benefit expenses

Employee benefit expenses decreased by 7% to 143 million euros in 2005 from 154 million euros in 2004. This reduction was proportional to the reduction in the average staff numbers, which reduced to 3,012 in 2005 from 3,263 in 2004. As part of the operational restructuring, the number of staff employed by Eurotunnel decreased during 2005, particularly at the end of the year, as a result of the voluntary redundancy plan.

The combined effects of higher revenues and lower operating expenses led to an improved operating margin, which increased by 4% from 421 million euros in 2004 to 438 million euros in 2005. The operating margin increased from 53% in 2004 to 55% in 2005.

10.3.3  Current operating income

The depreciation charge decreased by 9% in 2005 following the impairment charge made in 2004.

Improved revenues and decreased operating expenses and depreciation charges led to an increase in current operating income of 19% in 2005.

10.3.4  Operating profit

An operating loss of 2,301 million euros was recorded in 2005 compared with 350 million euros in 2004.

a)          Impairment of property, plant and equipment

In order to establish the value in use of its assets, Eurotunnel applies Adjusted Present Value methodology which consists in discounting the available post-tax operating cash flows using a discount rate reflecting the unlevered post-tax cost of capital.

The business plan which served as the basis of the financial restructuring, as well as for the determination of the value in use of assets at the time of drawing up the 2005 combined accounts, was prepared in July 2006 on the basis of the business strategy defined at the end of 2004 during the operational reoganisation process. This business plan was retained unchanged in 2006 both in terms of revenue and costs.

The implicit discount rate determined by Eurotunnel at 31 December 2006 was 8.4%. This corresponds to the implicit rate which gives the value in use of the assets by discounting the future pre-tax operating cash flows.

The discount rate used in the calculation of the value in use of the assets was established on the basis of the following parameters:

  •
  The test was based on the average risk-free 30 year rates over the last five years. This average was 4.5% at the end of 2005.

  •
  The market risk premium used in 4.75%

  •
  Eurotunnel has used, as explained in notes 1 and 6 to the 2005 combined accounts, a unlevered asset beta of 0.55%

Consequently the discount rate used to value the assets is 7.1%

The calculation of the implicit discount rate, as defined in by IAS 36, consists in determining a discount rate for the pre-tax operating cash flows

On 31 December 2005, Eurotunnel carried out an estimate of the value in use of its assets, corresponding to the implicit discount rate of 8.4% referred to above which led to an impairment charge of 2,490 million euros. The impairment charge as at 31 December 2004 was 475 million euros, and corresponded to an implicit discount rate of 7.2%.

b)         Other operating expenses

Other operating expenses amounted to 41 million euros in 2005. They comprised mainly external costs associated with the financial restructuring and costs resulting from the termination of certain contracts. An additional provision of 17 million euros was made in 2005 to cover the costs of the operational restructuring.

10.3.5  Gross cost of servicing debt

Interest charges were stable over the period, at 423 million euros for the year ended 31 December 2005 compared with 422 million euros in 2004.

Costs relating to hedging instruments reduced from 79 million euros in 2004 to 74 million euros in 2005.

10.3.6  Other financial income and charges

Other financial income and charges comprised a net charge of 18 million euros in 2005 compared with net income of 6 million euros in 2004. This variation was due mainly to a provision for depreciation made to cover risks associated with certain financial contracts as part of the financial restructuring.

10.3.7  Net income

Eurotunnel did not pay any corporation tax for the financial year other than the minimum lump-sum tax payable in France.

The net result in 2005 was a loss of 2,808 million euros compared with a loss of 836 million euros in 2004.

CHAPTER 11    CASH FLOW AND SHARE CAPITAL

11.1     Information concerning the company's share capital

Information concerning Eurotunnel's share capital is set out in note 16 "Share capital and share premium account" of Eurotunnel's combined accounts.

As a result of the issue of the NRS, EGP's ability to redeem NRS II in cash or make market purchases of NRS II, and the redemption in GET SA Ordinary Shares of NRS I that are not purchased on the market and NRS II which are not redeemed in cash or purchased on the market, will affect the company's future capital resources.

11.2     Source and amount of cash flows

GET SA is a newly incorporated entity, and accordingly it has no cash flows. The cash flows presented below relate to Eurotunnel.

11.2.1  Cash flows in 2006 and 2005 accounting periods

	Year ended 31 December
(€ millions)
	2006	2005
€/£ exchange rate	1.489	1.459
Net cash inflow from operating activities	473	338
Net cash outflow from investing activities	(14)	(23)
Net cash outflow from financing activities	(353)	(403)

INCREASE/(DECREASE) IN CASH	106	(88)

The variation in the euro / exchange rate used for the combined accounts resulted in a 6 million euros positive exchange adjustment to the operating result.

a)          Cash flow from operating activities

The net cash inflow from operating activities was 473 million euros in 2006 compared with 338 million euros in 2005.

The increase was mainly due to the improvement in operating margins, as described in paragraph 10.2.2 of this Registration Document, as well as a 32 million euro decrease in cash outflow related to other operating expenses.

As a result of the Safeguard Procedure, the payment of outstanding amounts for goods, services, taxation and social security charges incurred prior to 2 August 2006 was suspended, and they remained suspended at 31 December 2006. This had a favourable impact of approximately 39 million euros on the cash position at the end of 2006.

b)         Cash flow from investing activities

The 9 million euro decrease in the net cash outflow from investing activities was due to the reduction in capital expenditure during 2006 that resulted from changes to the locomotive renovation and power upgrade programme and to the reduced amount of cash generated by land sales compared to 2005.

c)          Cash flow from financing activities

Net cash outflow from financing activities totalled 353 million euros in 2006 compared with 403 million euros in 2005.

The decrease is the result of the debt servicing payments being suspended under the Safeguard Procedure with effect from 2 August 2006. This had a positive effect on the cash flow at the end of 2006 of approximately 112 million euros. The sharp rise in interest rates resulted in increased interest payments on the debt up to 2 August 2006.

11.2.2  Cash flow in 2005 and 2004 financial periods

	Year ended 31 December
(€ millions)
	2005	2004
€/£ exchange rate	1.459	1.418
Net cash inflow from operating activities	338	395
Net cash outflow from investing activities	(23)	(40)
Net cash outflow from financing activities	(403)	(400)

INCREASE/(DECREASE) IN CASH	(88)	(45)

The variation in the euro exchange rate used for the combined accounts resulted in a 7 million euros positive exchange adjustment to the operating result.

a)          Cash flow from operating activities

Net cash flow from operating activities fell by 57 million euros between 2004 and 2005 due to a 7 million euro decrease in cash from trading and a 50 million euro increase in outflows relating to other operating expenses.

Cash flow from trading totalled 408 million euros in 2005, a decrease of 7 million euros compared with 2004. Eurotunnel paid 7 million euros in 2005 in respect of part of the deficits in its UK pension funds.

The increase of operating expenses compared to 2004 results from expenditure in 2005 relating to the operational restructuring.

b)         Cash flow from investing activities

Net cash outflow from investing activities were -23 million euros in 2005 compared with 40 million euros in 2004. This decrease is the result of a decrease of 7 million euros in capital expenditure and an increase in cash received from land sales in 2005.

c)          Cash flow from financing activities

Net cash outflow from financing activities were -403 million euros in 2005, an increase of 3 million euros compared with 2004.

Cash flow relating to interest on bank debt decreased by 16 million euros.

The net cash outflow on hedging contracts was -70 million euros in 2005, compared with -51 million euros in 2004. During the course of 2005, the average interest rate for part of the variable rate sterling-denominated debt decreased to below the floor rate, thereby generating additional charges.

11.3     Financing

The terms of the Reorganisation for each category of Eurotunnel's creditors are described in paragraph 5.3.2 of this Registration Document, the Offer is described in paragraph 5.3.3 of this Registration Document, and Eurotunnel Group's financing is described in paragraph 5.3.4 of this Registration Document.

11.4     Restrictions on the use of capital resources

The restrictions resulting from the financial covenants provided in the Term Loan are described in paragraph 5.3.4 of this Registration Document.

11.5     Sources of funds for future investments

As at the date of this Registration Document, GET SA intends to finance its future investments, as described in paragraph 6.3.2 of this Registration Document, using cash flows from operating activities generated by Eurotunnel Group.

CHAPTER 12    RESEARCH AND DEVELOPMENT, TRADE MARKS, PATENTS AND LICENCES

12.1     Research and development

Eurotunnel's activities mean that its research and development policy is limited. For the purpose of its business, Eurotunnel has used computerised tools to develop algorithms that model traffic volumes and frequency. These computerised tools allow Eurotunnel to assess passenger and freight traffic flows using its services, fine-tune Eurotunnel's business model and implement the operational strategy described in chapter 7 of this Registration Document.

However, Eurotunnel does not have a specifically targeted research and development policy, and none of its patents are material to either Eurotunnel or its Tunnel operations. As a result, Eurotunnel's research and development expenses are insignificant with regard to its turnover.

Eurotunnel Group, which will benefit from the research and development undertaken by Eurotunnel, intends to maintain the research and development policy that is currently applied by Eurotunnel.

12.2     Trade marks, patents and licences

12.2.1  Trade marks and domain names

Eurotunnel's main trademarks are the nominative, figurative and semi-figurative trademarks, which protect the "Eurotunnel" name and logo design. The other trademarks used are mainly registered to protect the corporate names of Eurotunnel companies, particularly "France Manche" and "Europorte", or certain brand names, such as "Le Shuttle".

As at the date of this Registration Document, Eurotunnel also owned approximately 150 domain names, including "eurotunnel.com".

12.2.2  Patents

Eurotunnel also occasionally files patents relating to specific aspects of its business.

As at the date of this Registration Document, five aspects of Eurotunnel's business were covered by patents. These patents mainly concern (i) systems for chocking vehicles onboard Freight Shuttles, (ii) a self-convergent maintenance system for complex, high-volume equipment and (iii) a fire-detection system for railway vehicles. Eurotunnel Group will file patents relating to such aspects of its business where possible.

12.2.3  Licences

Eurotunnel does not have any licence granted by a third party allowing it to use a third party's trademark, nor has it granted any licence to a third party.

CHAPTER 13    INFORMATION ON BUSINESS TRENDS

13.1     Recent Development

The improvement in Eurotunnel's operating results in 2006 was particularly satisfying and appears to have continued in early 2007.

Since the start of 2007, Eurotunnel has continued to apply the operational and industrial strategy described in chapter 7 of this Registration Document. It has begun to implement the various measures described in that chapter designed to strengthen its new strategy and fine-tune its capacity to meet the needs of its customers while providing a quality service that justifies its price premium over the ferries. These measures include rescheduling maintenance cycles and refining the Freight and Passenger Shuttle timetables. Eurotunnel has also upgraded the automatic check-in lanes on its passenger terminals in order to improve their performance and ensure better traffic flow.

The 14% year-on-year increase on Freight Shuttle Service traffic in January 2007 shows the effectiveness of Eurotunnel's new commercial policy. The storms in late 2006 and early 2007 that disrupted loading and unloading operations at the ports of Calais and Dover once again highlighted Eurotunnel's competitive advantages: speed, ease and reliability.

Passenger Shuttle Service traffic also increased in January 2007, with vehicle volumes up 12% compared with January 2006, and the average ticket yield also increasing year-on-year despite aggressive pricing by the competition. The Short Straits market, described in paragraph 7.2.2 of this Registration Document, continued to stabilise in the early weeks of 2007, and the weather conditions at the start of the year also highlighted Eurotunnel's competitive advantage in this business sector. Bookings for summer 2007 are up slightly compared to the same time a year ago.

The number of passengers on Eurostar trains through the Tunnel increased by 7% in January 2007 compared to the same period in 2006.

Eurotunnel's operational recovery started with the new economic model in 2005 and remains on track. However, while Eurotunnel's recovery is progressing well, it is not yet complete. To build on the successes of 2006 and under GET SA's leadership control, Eurotunnel will have to make further efforts to adapt to customer needs while keeping tight control over operating costs. GET SA's future operational development will depend on its ability to maintain and improve service quality: this is the top operational priority for 2007. The objective is to achieve an operating margin at least on a par with the objective set out in chapter 14 of this Registration Document. In order to give itself the best chance of reaching this objective and in order to give employees, who are principally to thank for the commercial successes of the past two years, a share in the financial recovery, GET SA will rely on the profit-sharing system already in place and may introduce an employee shareholding scheme as indicated in chapter 18 of this Registration Document.

The main uncertainties pertaining to GET SA's activities are those related to implementing the Reorganisation as described in chapters 4 and 5 of this Registration Document.

13.2     Future prospects

Once the Reorganisation has put the business back on healthy footing, it will be an appropriate time to launch Europorte 2 and to revive the regional economic development activities in France.

ESA's subsidiary, Europorte 2, was granted a railfreight operator's licence by the French Minister for Equipment, Transport, Housing, Tourism and Maritime affairs and the Secretary of State for Transport and Shipping on 13 March 2004.

This was the first licence granted in France after the Trans-European Rail Freight network was opened to competition on 15 March 2003. The urgent need to carry out the Reorganisation meant that the launch of this activity was put on hold. Europorte 2 was granted a new licence in February 2006.

It is now intended to launch Europorte 2 within six months of completing the Reorganisation. Europorte 2 will initially position itself as a local operator and will increasingly widen its circle of influence from its bases in Calais and Folkestone, to bring customers to and through the Tunnel. This activity could also cover regional rail movements. Europorte 2 will act in conjunction with the established players so that they can make use of the operational flexibility of these facilities. To this end, on 15 February 2007 Eurotunnel announced that it had purchased five Class 92 locomotives following a public tender by Eurostar, which has a fleet of such locomotives. While this activity is getting off the ground, it is intended that fixed costs will be contained by means of outsourcing and partnerships.

As part of FM's regional economic development activity, described in chapter 7 of this Registration Document, GET SA will continue the major development project in the area, for which Eurotunnel provides support to the Sangatte-Blériot Plage local authority. Conceived as a vast tourist centre at the foot of the nationally recognised "Site des Deux Caps", which includes Cap Blanc-Nez, the project extends over 110 hectares and will involve a golf complex, housing, hotels and restaurants. The residential development is located on the site of Eurotunnel's old factory for producing tunnel lining segments, which was subsequently requisitioned by the French government from September 1999 to December 2001. Furthermore, in partnership with the relevant local authorities, the company is launching studies regarding developments in the "ZAC 2" zone described in paragraph 7.1.3(b) of this Registration Document that will enable it to continue to pursue this proposed development.

CHAPTER 14    FORECASTS

14.1     Forecasts

In June 2005 Eurotunnel prepared the forecasts that served as a basis for negotiations with creditors as part of the Reorganisation described in chapter 5 of this Registration Document.

These forecasts are an integral part of the Safeguard Plan (forming Annex 2). These forecasts, which were prepared in accordance with French GAAP at year-end 2004 and thus prior to the adoption of international accounting standards, are presented below. They have been restated under IFRS as explained in detail in paragraph 14.1.3 below.

These forecasts are being reported on by the statutory auditors, as set out in paragraph 14.2 below. However, Unitholders should note that these forecasts have not been prepared or reported upon to the standards required by Rule 28 of the City Code on Takeovers and Mergers.

14.1.1  Main assumptions

The main assumptions used for the years from 2007 to 2009 are the following:

  •
  continued operation of the business as a going concern as described in "Principles of preparation and main accounting policies" in the Notes to the 2006 Combined Accounts on the basis of the full implementation of the Safeguard Plan (Annex V of this Registration Document);

  •
  a mean inflation rate of 2.25% in France and the United Kingdom in each of the three years;

  •
  translation of the income and expenses of EPLC and its subsidiaries at a standard exchange rate of £1:€1.4 during 2007, 2008 and 2009 for all items except depreciation, which is calculated on the basis of the gross values of fixed assets recorded at historical exchange rates;

  •
  recognition of the growth perspectives for cross-Channel traffic taken as a whole, with continuation of the policy of capacity optimisation as part of the operational restructuring;

  •
  the end of the guaranteed Minimum Usage Charge for the Railways business from December 2006, in accordance with the Railway Usage Contract;

  •
  growth in the Eurostar passenger market as observed since the opening of the first section of the high-speed rail link in the United Kingdom and as projected following the opening of the second section, planned for late 2007; and

  •
  a level of operating expenses consistent with, and sufficient to maintain, the optimised capacity achieved as part of the operational restructuring.

The forecasts presented below are based on data, assumptions and estimates considered reasonable by the management of Eurotunnel Group. These data, assumptions and estimates are subject to change due to uncertainties relating principally to the economic, financial, accounting, competitive and regulatory environment. Furthermore, crystallisation of certain of the risks described in chapter 4 of this Registration Document could have an impact on the activity, financial position and results of Eurotunnel Group and on its ability to achieve its objectives. Eurotunnel Group disclaims all liability and makes no warranty that the objectives presented in this paragraph can be achieved.

14.1.2  Forecasts of Eurotunnel Group for 2007, 2008 and 2009

Based on the assumptions set out above, the forecasts for 2007, 2008 and 2009 as included in Annex 2 of the Safeguard Plan are the following:

Forecast Revenue	2007	2008	2009
In millions of euros (£1 = €1.4)
Passenger revenue	167.4	164.4	161.4
Freight revenue	309.3	321.4	334.0
Rail revenue	253.3	259.8	275.8
Other revenue	5.9	5.9	6.0

Total revenue	735.8	751.5	777.3
Forecast Combined Profit and Loss account	2007	2008	2009
In millions of euros (£1 = €1.4)
Revenue	735.8	751.5	777.3
Operating and employee benefit expenses	366.0	376.7	381.8
Depreciation and provisions*	128.8	128.8	129.9

Current operating income	241.1	246.0	265.6

*
The amounts of depreciation expense are combined at a historical exchange rate of £1=€1.42 and have been calculated without assuming any write-downs for impairment.

Forecast Combined Cash flow	2007	2008	2009
In millions of euros (£1 = €1.4)
Net cash inflow from operating activities	372.7	381.3	398.8
Net cash outflow from investing activities	(38.4)	(48.9)	(38.6)

Increase in cash before net cash outflow from financing activities	334.3	332.4	360.2

The main assumptions used for 2007 are the following:

  •
  an increase in Passenger Shuttle revenue of 5%;

  •
  an increase of 1% in Railways revenue excluding the impact of the Minimum Usage Charge;

  •
  a decrease of 59% in other revenue; and

  •
  a decrease of 7 points in the operating margin (revenue / operating expenses), due in large part to the end of the Minimum Usage Charge.

In the light of Eurotunnel's performance in 2006, Eurotunnel Group believes that the main assumptions underpinning these forecasts still constitute a reasonable basis for projection.

14.1.3  Restatement of the operating objectives under IFRS

Pursuant to EC Regulation 809/2004, the operating forecasts have been restated on a basis comparable with the historical financial information as presented in Annex V of this Registration Document.

The forecasts presented in this chapter, which are derived directly from those drawn up in June 2005, have been restated on the basis of the same accounting policies adopted by Eurotunnel for preparing its combined financial statements, in accordance with the IFRS accounting standards as adopted by the European Union. They also incorporate and take into account the impact of the recognition of an impairment write-down on Eurotunnel's assets at 31 December 2005.

The underlying assumptions set out in paragraph 14.1.1 are unchanged.

Forecast Combined Profit and Loss Account	2007	2008	2009
In millions of euros (£1 = €1.4)
Revenue	733.7	749.5	775.2
Operating and employee benefit expenses	350.5	361.2	368.7
Depreciation and provisions*	160.5	158.8	158.3

Current operating income	222.7	229.5	248.3

*
The amounts of depreciation expense are combined at a historical exchange rate of £1=€1.42 and have been calculated without assuming any write-downs for impairment.

Forecast Combined Cash flow	2007	2008	2009
In millions of euros (£1 = €1.4)
Net cash inflow from operating activities	386.6	395.4	410.6
Net cash outflow from investing activities	(52.3)	(63.0)	(50.4)

Increase in cash before net cash outflow from financing activities	334.3	332.4	360.2

The main restatements in respect of Eurotunnel Group revenue result from the reclassification of the reversal of provisions and expense transfers to operating expenses.

The main restatements in respect of operating expenses, other than those mentioned above, result from the reclassification of part of the costs of major repairs as capital expenditure.

Depreciation of non-renewable non-current assets is recognised in accordance with IAS 16 using the straight-line method. The main details of this restatement and the estimated resulting increase in depreciation are presented in Note 23 of the 2005 combined accounts of Eurotunnel.

This increase is partially offset by the impact resulting from the one-off impairment loss of tangible assets in the amount of 2.5 billion euros recognised at 31 December 2005.

The restatements set forth in this paragraph have no impact on cash flow before debt servicing costs.

14.1.4  Cash flow forecasts after interest costs and financial restructuring costs

The main financing assumptions are the following:

  •
  the assumption that the completion date of the refinancing is 30 June 2007;

  •
  the financial restructuring costs used in the forecasts were estimated on the basis of the information available at the date of this Registration Document;

  •
  the amounts of the cash flows on the NRS (that are treated as quasi-equity) are based on a theoretical assumption that there will be no redemption in cash of the NRS II during the 37 months following the date of their issue (Terms and Conditions of the NRS described in Annex I B of this Registration Document); and

  •
  the amounts of the cash flows relating to interest on the Term Loan are based on payment dates at the end of May and at the end of November, and on the assumptions as to the split of the loan by tranche and by currency as described in note 6.2 of the Pro Forma Information. Annex VI of this Registration Document. This split is liable to change when the contractual terms are finalised with the Initial Lenders. Any such changes could impact the amounts of the cash flows in respect of loan interest presented in the forecasts below.

On the basis of the underlying financing assumptions set out above and the terms set out in paragraph 5.3.4 of this Registration Document, the forecasts of cash flows after interest costs and the costs of the financial restructuring for the years 2007, 2008 and 2009 are the following:

Combined Cash Flow Forecasts	2007	2008	2009
In millions of euros (£1 = €1.4)
Increase in cash before net cash outflow from financing activities	334.3	332.4	360.2

Payments arising from the unwinding of the hedging contracts	(3.0)	—	—
Payments in respect of suppliers, taxes and social charges arising from the unwinding of the Safeguard Plan	(39.0)	—	—
Financial restructuring and advisors' costs	(86.2)	—	—

Net cash outflow from restructuring costs	(128.2)	0.0	0.0

Debt buy backs (5.1.2 Annex VI)	(4,068.0)	—	—
Drawdown of the Term Loan	4,080.0	—	—

Net cash inflow from refinancing operations	12.0	0.0	0.0

Interest received on cash and cash equivalents	6.0	0.0	0.0
Interest paid on current bank debt	(303.2)	0.0	0.0
Interest paid on the Term Loan	(81.0)	(198.0)	(200.6)
Interest paid on hedging instruments*	(6.8)	(13.3)	(11.3)
Debt repayments	0.0	0.0	0.0
Interest paid on equity instruments	0.0	(141.5)	(85.8)

Net cash outflows on financing activities	(385.0)	(352.8)	(297.7)

(DECREASE)/ INCREASE IN CASH IN YEAR	(166.9)	(20.4)	62.5

*
in the forecasts set out above it has been assumed that the variable rate element (Tranche C1 et C2) will be hedged by means of a fixed against variable interest rate comprising EURIBOR against a fixed rate of 4.9% et LIBOR against a fixed rate of 5.14%.

14.2     Report of the statutory auditors on the Eurotunnel Group Forecasts

In our capacity as Commissaires aux Comptes of Groupe Eurotunnel S.A. and in accordance with regulation (EC) No. 809/2004, we have prepared this report on Forecasts of Groupe Eurotunnel S.A. included in chapter 14 of the Registration Document dated 20 March 2007.

These Forecasts and their underlying significant assumptions have been prepared under your responsibility and in conformity with the requirements of regulation (EC) No. 809/2004 and the recommendations of CESR on Forecasts.

It is our responsibility, based on our work, to conclude on the adequacy of the basis of preparation of Forecasts, as required by annex II, point 7 of regulation (EC) No. 809/2004.

We have carried out our work in accordance with professional doctrine applicable in France. Our work included an evaluation of the procedures followed by management in establishing these Forecasts as well as the implementation of works in order to ensure that the accounting principles and methods used in paragraph 14.1.3 were consistent with those used in the historical financial information presented in the Eurotunnel Combined Accounts. We also obtained information and explanations that we considered necessary to give us reasonable assurance that the Forecasts have been prepared adequately on the basis of the assumptions set out.

We draw your attention to the fact that Forecasts are by their very nature uncertain, that the actual results may differ significantly from the Forecasts presented and that we do not express any opinion on the likelihood of achieving these Forecasts.

We conclude that:

  •
  The Forecasts have been properly prepared on the basis indicated;

  •
  The accounting basis used in preparing these Forecasts is consistent with the accounting principles and methods used by Eurotunnel, as set out in the notes to the 31 December 2006 Combined Accounts.

We draw your attention to the fact that, as indicated in note 14.1.1, the Forecasts are based on the going concern assumption, which is dependent on the full execution of the Safeguard Plan as approved by the Paris Commercial Court on 15 January 2007.

This report is intended solely for the purpose of the Public Offer in France and in other countries of the European Union where the Registration Document of the AMF would be notified and cannot be used in any other context.

Paris, 20 March 2007

KPMG Audit Departement of KPMG SA Represented by Fabrice Odent	Mazars et Guérard Represented by Thierry de Bailliencourt

COMMISSAIRES AUX COMPTES
Member of Compagnies Régionales de Versailles et de Paris

CHAPTER 15    ADMINISTRATIVE, MANAGEMENT AND SUPERVISORY BODIES

15.1     GET SA

15.1.1  Members of the administrative, management and supervisory bodies

(a)        Board of directors

As at the date of this Registration Document, the members of the board of directors of GET SA are as follows:

Name	Position	Date of Appointment	Expiry
Jacques Gounon	Chairman and Chief executive officer	9 March 2007	Shareholders' general meeting approving the accounts for the financial year ending 31 December 2009

Colette Neuville	Director	9 March 2007	Shareholders' general meeting approving the accounts for the financial year ending 31 December 2009

Henri Rouanet	Director	9 March 2007	Shareholders' general meeting approving the accounts for the financial year ending 31 December 2009

Robert Rochefort	Director	9 March 2007	Shareholders' general meeting approving the accounts for the financial year ending 31 December 2009

The Safeguard Plan provides that the board of directors of GET SA is to have eleven members, four of whom will be proposed for appointment by the holder of the GET SA Preferred Share. It is intended that three additional members be appointed to the board of directors as soon as possible after the date of this Registration Document and at the latest on the Closing Date. GET SA will announce the names of these three new directors to the market.

In accordance with the provisions of the Safeguard Plan, as the future holder of the GET SA Preferred Share, ENHC is required to provide GET SA with the names of the four persons it proposes for appointment to the board of directors of GET SA. As soon as GET SA has received the names of the four persons proposed by ENHC, it shall use reasonable endeavours to obtain the necessary corporate decisions to ensure that they are appointed to the board of directors of GET SA with effect from the Closing Date and, in the event that their appointment has not taken effect by such date, that their appointment is proposed at the first shareholders' general meeting of GET SA to be held after the Closing Date.

There are no family ties between the persons whose names appear in the table above.

The table below shows the list of companies, as at the date of this Registration Document, in which the members of the board of directors of GET SA have held office as a member of an administrative, management or supervisory body or in which they have been a partner during the last five years, and the companies in which they still hold a position of this nature:

Name	Other positions held outside Eurotunnel Group	Company	Dates
Jacques Gounon	Director Director	Cegelec Facéo	2001 to 2005 2001 to 2005

Colette Neuville	Founding Chairman	Association de Défense des Actionnaires Minoritaires (ADAM)	1991 to date
	Director	EUROSHAREHOLDERS	February 2006 to date
	Director	Vie financière	2005 to date

Robert Rochefort	Chief Executive	CREDOC	1995 to date
	Director	CETELEM	2003 to date
	Director	French Red Cross	2006 to date

Henri Rouanet	Chairman of the Supervisory Board	SIFRACO	1998 to 2007
	Chairman	Conseil National de la Protection Civile	1997 to 2005

The professional address of the directors is the registered office of GET SA, 19 boulevard Malesherbes, 75008 Paris.

To GET SA's knowledge, as at the date of this Registration Document, none of the members of the board of directors of GET SA has been the subject of any criminal indictment, bankruptcy, sanction or prohibition from holding the office of director during the last five years.

The career history of each of the members of the board of directors of GET SA as at the date of this Registration Document is set out below:

•
Mr Jacques Gounon

Jacques Gounon, (53), is a graduate of the Ecole Polytechnique and Chief Engineer of the Ponts et Chaussées. During his career he has held the following positions: Director of major projects at the Direction Départementale de l'Equipement (DDE) of Indre-et-Loire (1977-81), Chief Engineer and then Deputy Chief Executive of Syctom, the local waste management authority for the City of Paris (1981-86), Chief Executive of the Comatec group (industrial maintenance services) (1986-90), Director of development for the services activities of the Eiffage group (Fougerolle) (1991-93), Industry advisor to the French Minister for Work, Employment and Professional Development (1993-95), Principal Private Secretary to the French Secretary of State for Transport (1995-96), Deputy Chief Executive of Gec-Alstom (1996), subsequently Alstom (1998), Chairman of the development arm and Member of the Executive Committee of Alstom (2000), Deputy Chairman and Chief Executive of Cegelec group (2001). He joined the Joint Board of Eurotunnel on 17 December 2004, was appointed Chairman of the Joint Board of Eurotunnel on 18 February 2005, and then Chairman and Chief Executive of Eurotunnel on 14 June 2005.

•
Colette Neuville

Colette Neuville, (70) is a graduate in law and of the Paris Institute of Political Studies, and holds a post-graduate degree in economics and political science. She has worked as an economist for NATO, for the government of Morocco and for the Loire-Bretagne water agency. Mrs. Neuville is founding Chairman of ADAM (the French association for the defence of minority shareholders). She is a member of the board of Euroshareholders (the European federation of shareholder associations) and a member of the European Forum on Corporate Governance within the European Commission. She is also a member of the Consultative Commission on Retail Investors and Minority Shareholders of the AMF. She joined the Eurotunnel Joint Board on 15 December 2005.

•
Henri Rouanet

Henri Rouanet, 74 years old, is a graduate of the Paris Institute of Political Studies, Préfet de Région honoraire (honorary Regional Préfet) and a Commander of the Légion d'Honneur. He was Principal Private Secretary to the French Minister for Health and Social Security, and to the French Minister for Work, Employment and Professional Development, Préfet of the Limousin region and Préfet of the Picardie region, Director of Civil Safety at the Ministry of the Interior and Devolution and Chairman of the French National Council for Civil Protection. He is honorary Chairman of the French National Council for Civil Protection and a member of the French inter-ministerial commission for the co-ordination of controls on operations co-financed by European structural funds (CICC). He joined the Eurotunnel Joint Board on 4 March 2005.

•
Robert Rochefort

Robert Rochefort, 51 years old, is a graduate of the French Ecole Nationale de la Statistique et de l'Administration, and holds a post-graduate degree in economics and a masters degree in mathematics. He is an economist and sociologist, and is Chief Executive of CREDOC (Research Centre for the study and observation of living conditions) since 1995. He is a member of the Conseil d'Analyse Economique, an advisory body to the French Prime Minister on economic policy issues and director of the French Red Cross and of Cetelem. He joined the Eurotunnel Joint Board on 7 April 2004.

(b)        Committees of the board of directors

As soon as the board of directors of GET SA has been established in its final form as provided for in the Safeguard Plan, GET SA shall decide on the composition of (i) the Audit Committee, (ii) the Nomination and Remuneration Committee and (iii) the Safety, Security and Environment Committee, which are described in paragraph 17.1.2 below.

In accordance with the by-laws of GET SA, a committee independent of the board of directors will also be established upon the issue of the GET SA Preferred Share. The proposed composition and operating rules of this committee are set out in chapter 22 of this Registration Document.

(c)        Senior management

•
Chief executive officer

Jacques Gounon, who is also Chairman of the board of directors, is chief executive officer of GET SA.

•
Executive committee

Name	Position
Jacques Gounon	Chairman and Chief executive officer

Jean-Pierre Trotignon	Chief Operating Officer

Dominique Bon	Secretary General

Claude Liénard	Chief Financial Officer

Pascal Sainson	Operations Director

Jo Willacy	Commercial Director

Christian Maquaire	Maintenance Director

The table below sets out the list of companies, excluding subsidiaries of GET SA, in which the members of the executive committee of GET SA have held office as a member of an administrative, management or supervisory body or in which they have been a partner during the last five years, and the companies in which they still hold a position of this nature:

Name	Position	Company	Dates
Jacques Gounon	The positions held by Jacques Gounon are set out in paragraph 15.1.1(a) of this Registration Document

Jean-Pierre Trotignon	Member of the Supervisory Board	Compagnie Signature SAS	2000 to date
	Chief Executive	UBIFRANCE	2003 to 2004
	Chairman	Port Autonome Dunkerque	1999 to 2003

Dominique Bon	Chairman of the Executive Board	INGEROP	2001

Claude Liénard	—	—	—

Pascal Sainson	Chairman	Calais Développement	2004 to date

Jo Willacy	—	—	—

Christian Maquaire	—	—	—

The career history of each of the members of the executive committee is set out below:

•
Jacques Gounon

Jacques Gounon's career history is set out in paragraph 15.1.1(a) of this Registration Document.

•
Jean-Pierre Trotignon

Mr Jean-Pierre Trotignon, aged 57, is a graduate of Ecole Polytechnique and Engineer of Ponts et Chaussées, and holds a Master of Science degree from the University of Berkeley. Deputy Chief Executive Officer of Autoroutes du Sud de la France (1987-1992) and Chief Executive Officer of Compagnie Signature SA from 1992 to 1998, he joined the Caisse des Dépôts Développement (C3D) group in 1998, where he held successively the positions of Chief Executive Officer of Egis Projects S.A (1998-2000), Chairman and Chief Executive Officer of ISIS SA (1998-2001), Chairman of Port Autonome de Dunkerque (1999-2003, at the same time as positions at C3D and Ubifrance), Amministratore Delegato of Egis Italia S.p. (2000-2001) and Managing Director Continental Europe of Transdev SA (October 2001 to January 2003). After two years as Chief Executive Officer of Ubifrance, he joined Eurotunnel in August 2005, as Chief Operating Officer, since when he has been responsible for the commercial, operational and technical activities of the company in France and the United Kingdom.

•
Dominique Bon

Mr Dominique Bon, aged 55, is a graduate of Hautes Etudes Commerciales (HEC), has a degree in law, is a graduate of the Institut d'Etudes Politiques de Paris and a former student of the Ecole Nationale d'Administration.

Beginning his career in the Préfecture, he joined the Finance Ministry where he was successively private secretary to the Minister for External Trade, financial and then commercial adviser in Germany, the United States and South Africa. In 1996, he was appointed Chief Executive Officer of SONACOTRA, then Deputy Chief Executive Officer of Ingérop where, having carried out an LMBO, he became Chairman of the Executive Board. In 2003, he joined FACEO as Deputy Chief Executive Officer, and then Eurotunnel where he has held the position of Secretary General since September 2004.

•
Claude Liénard

Mr Claude Liénard, aged 59, is a graduate of EDHEC. He was financial controller at DBA and then at ITT Brussels and Paris, and joined Eurotunnel in 1986 as head of the Financial Controls Department. Having been appointed operational Finance Director of Eurotunnel in June 2004, he has been Finance Director of Eurotunnel since April 2005.

•
Pascal Sainson

Mr Pascal Sainson, aged 49, a graduate Ingénieur des Etudes et de l'Exploitation de l'Aviation Civile. Having begun his career at the Direction Générale de l'Aviation Civile from 1983 to 1986, he was Head of Programming and Development at Air Littoral from January 1987 until August 1988, then Director of Air Operations and Director of Programming and Planning at TAT European Airlines. He joined Eurotunnel in 1996 as Director of Service Delivery. Appointed to the management committee in April 2001, he has held successively the positions of Director of Business Services, Director of the Shuttle Services, and since January 2006 Director of Operations.

•
Jo Willacy

Ms Jo Willacy, aged 43, holds a MA in Modern History and Economics from the University of Oxford. She was Commercial Director of Hummingbird Helicopters from 1992 to 1994 and Managing Partner of Quadrant Consultants Ltd. from 1994 to 2003. She joined Eurotunnel in April 2003 as Senior Marketing Manager and was appointed Director of the Commercial Passenger Division in November 2004 and Commercial Director in 2007.

•
Christian Maquaire

Mr Christian Maquaire, aged 57, has an IEG engineering degree from the Institut National Polytechnique de Grenoble. After twelve years at the Direction des Mines de Potasse d'Alsace, he successively held the positions of Chief Executive of the Atelier de Construction et de Réparation de Richwiller from 1987 to 1991, Director of Nouvelles Messageries de la Presse Parisienne (NMPP) from 1991 to 1996 and Systems Director at Teleflex Gallet from 1997 to 1999. Mr Maquaire joined Eurotunnel in 1999 as Director of Rolling Stock and was appointed Director of the Maintenance Division in 2006.

•
Management committee

A management committee comprising members of the executive committee, the purchasing director, the legal director, the director of human resources (France and England), the information technology director, the director of internal communications, the director of investor relations and the audit director of GET SA will be established as from the Closing Date.

15.1.2  Conflicts of interest on the administrative, management and supervisory bodies and in senior management

To GET SA's knowledge, there are no actual or potential conflicts of interest between GET SA and any of the persons referred to in paragraph 15.1 of this Registration Document.

15.1.3  Directors' interests in the share capital of GET SA as at the date of this Registration Document

Name	Position	Number of shares
Jacques Gounon	Chairman and Chief executive officer	700,000

Colette Neuville	Member of the board of directors	100,000

Henri Rouanet	Member of the board of directors	100,000

Robert Rochefort	Member of the board of directors	100,000

15.2     EGP

The members of the board of directors of EGP as at the date of this Registration Document are the same as the members of the board of directors of GET SA. Their dates of appointment, expiry date of their term of office and interest in the EGP share capital appear below:

Name	Position	Date of appointment	Expiry	Number of shares
Jacques Gounon	Director	30 January 2007		1
	Chairman of the board of directors	9 March 2007	—

Colette Neuville	Director	9 March 2007	—	1

Henri Rouanet	Director	9 March 2007	—	1

Robert Rochefort	Director	9 March 2007	—	1

The composition of the board of directors of EGP will evolve to reflect the appointments made to the board of directors of GET SA described in paragraph 15.1 above, to ensure that the members of the board of directors of EGP are the same as those of the board of directors of GET SA, in accordance with the provisions of the Safeguard Plan.

To EGP's knowledge, there are no actual or potential conflicts of interest between EGP and any of the persons referred to in paragraph 15.2 of this Registration Document.

15.3     Concession Coordination Committee

A Joint Board currently exists at the level of ESA, EPLC, FM and CTG. With effect from the Closing Date, the Concession Coordination Committee, comprising an equal number of members appointed by FM and CTG, will take over from the Joint Board as the joint supervisory body provided for in article 18 of the Concession Agreement. In accordance with the provisions of the Concession Agreement, the Concession Coordination Committee will in particular be responsible for:

  •
  coordinating the operation and maintenance of the Fixed Link; and

  •
  representing the Concessionaires at the IGC with respect to all matters concerning the operation of the Fixed Link.

The members of the Concession Coordination Committee will be appointed no later than the Closing Date.

CHAPTER 16    REMUNERATION AND BENEFITS

16.1     Remuneration and benefits paid to directors of GET SA

Eurotunnel's policy on directors' service contracts is that they should be terminable upon no more than twelve months' notice, and that payments in respect of early termination should be limited to the unexpired period of notice. GET SA intends to continue this policy.

Total remuneration (including benefits in kind) to be paid annually to officers of the company both by GET SA and by the companies under its control within the meaning of article L. 233-3 of the French Commercial Code will not be more than 750,000 euros.

  •
  Mr. Jacques Gounon was appointed Chairman and Chief executive officer of GET SA by a decision of the board of directors on 9 March 2007.

    In 2006, the total gross remuneration paid by Eurotunnel group companies to Mr Jacques Gounon was as follows: half of his remuneration (£80,357) paid by ESL for his role as Chairman and Chief Executive, 30% (67,500 euros) paid by ESGIE for his position as mandataire social, and 20% (45,000 euros) paid by Eurotunnel SE for his position as deputy director. He benefited from a company car until June 2006. He has no other benefits. On 6 March 2006 the Joint Board decided to award a bonus of £65,586 to Jacques Gounon for 2006. In 2006, Mr Jacques Gounon did not receive any directors fee (jeton de présence).

The terms of Mr. Jacques Gounon's remuneration in respect of positions held in controlled companies as described above will remain applicable until a later decision of the board of directors of GET SA upon recommendation of the Nomination and Remuneration Committee.

Mr Jacques Gounon does not receive any specific retirement benefits. He was not paid any bonus on joining the company and is not entitled to any termination bonus.

The Chairman and Chief Executive Officer is covered by a staff private health care scheme and the personal accident policy available to employees of GET SA.

16.2     Retirement and other benefits

Mr Jacques Gounon does not have the benefit of any specific retirement indemnity. He does however have the benefit of contributions to an industry-wide occupational scheme on the same basis terms as all employees.

No share option scheme has been put in place by GET SA for its directors.

CHAPTER 17    BOARD PRACTICES

17.1     GET SA

17.1.1  Organisation of the administrative and management bodies of GET SA

a)          Board of directors

•
Members of the board of directors

At the date of this Registration Document, the board of directors of GET SA is comprised of four directors. The Safeguard Plan provides that the board of directors of GET SA is to have eleven members, four of whom will be proposed for appointment by the holder of the GET SA Preferred Share. GET SA therefore expects that the current composition of its board of directors will be changed in accordance with the provisions set out in paragraph 15.1(a) above. Members of the board of directors are elected, re-elected and removed by the general meeting of shareholders.

Members of the board of directors must each own at least 1,000 GET SA Ordinary Shares throughout their term of office. If at the time of his or her election to the board of directors, a director does not own at least 1,000 GET SA Ordinary Shares or if during his or her term of office, he or she ceases to own 1,000 GET SA Ordinary Shares, he or she is deemed to have resigned if the situation is not remedied within three months.

The number of persons aged 75 years or older serving on the board of directors as individuals or as permanent representatives of legal entities may not exceed one-third (rounded to the next higher whole number, if applicable) of the number of directors serving at the end of each general meeting called to approve the company statutory accounts. If this limit is exceeded, the oldest director is deemed to have automatically resigned.

If one or more seats on the board of directors are vacant, the board of directors may, between two general meetings, make interim appointments to the board of directors in accordance with the provisions of article L. 225-24 of the French Commercial Code. A director appointed to replace another member of the board of directors serves for the remainder of his or her predecessor's term of office.

The term of office of each member of the board of directors is three years. This term ends at the end of the ordinary general meeting called to approve the accounts of the preceding financial year and that is held during the year in which the director's term of office expires.

•
Chairman of the board of directors

The board of directors appoints one of its members as Chairman. Unless the board of directors sets a shorter term, the person so appointed serves as Chairman throughout his or her term of office as a director. The Chairman must be a natural person.

The Chairman of the board of directors represents the board of directors. He directs and organises the work of the board of directors and reports thereon at the general meeting. He ensures that the governing bodies of GET SA operate properly and, in particular, that members of the board of directors are able to perform their duties.

The age limit for the position of Chairman of the board of directors is 70 years. The term of office of Chairman ends on the date of the ordinary general meeting called to approve the accounts of the financial year during which the serving Chairman reaches the age limit. However, the board of directors may maintain or reappoint the serving Chairman for periods of one year at a time, not exceeding five times.

In the event that the Chairman dies or is temporarily unable to serve, the board of directors may appoint a director to serve in his place. In the case of a temporary incapacity to serve, the Chairman's duties are delegated for a limited period, which may be renewed. In the case of death of the incumbent, the replacement remains in office until a new Chairman is appointed.

•
Meetings of the board of directors

The board of directors meets as frequently as the interests of the company require and at least three times a year. Meetings are called by the Chairman or by any director designated to do so in his absence. Meetings are held at the registered office or at any other place specified by the person who calls the meeting. However, if the board of directors have not met for more than two months, directors representing at least one-third of the members of the board of directors, and the chief executive officer, if applicable, may request that the Chairman calls a meeting on a specific agenda.

Meetings of the board of directors are conducted in French with a translation in English. Documents provided to directors for meetings of the board of directors are prepared in French with an English translation, as are the minutes of meetings of the board of directors.

•
Quorum

The presence of at least one-half of the serving directors is required for a meeting of the board of directors to conduct business. The internal rules of the board of directors provide that directors are deemed to be present within the meaning of article L. 225-37 of the French Commercial Code, for the purpose of calculating the quorum and majority when they participate by video-conferencing or other means of telecommunication that enable them to be identified and to participate in the meeting in accordance with applicable laws and regulations. This provision does not apply for decisions referred to in articles L. 232-1 and L. 233-16 of the French Commercial Code.

Any director may designate another director by written proxy to represent him at a meeting of the board of directors, but any one director may only represent one other director.

•
Rules of majority

Decisions are taken by vote of a majority of members present or represented, with the Chairman having a casting vote in the event of a tied vote.

By way of exception, upon issue of the GET SA Preferred Share and until such time as it is converted into a GET SA Ordinary Share, a qualified majority of eight members of the board of directors of GET SA will be necessary to adopt the following decisions:

  •
  a material change in the Business Plan, defined for this purpose as any decision to change the Business Plan that would entail a reduction of more than £10 million of the EBITDA of GET SA on an annual basis;

  •
  a change in dividend policy (which will be to pay the maximum amount of available cash to shareholders, after full redemption of the NRS in GET SA Ordinary Shares, subject to compliance with financial covenants, minimum working capital requirements and applicable law) or payment of a dividend in circumstances that would be manifestly contrary to that policy;

  •
  any change in the economic provisions of the Railway Usage Contract or in the Concession Agreement other than in the ordinary course of business or in accordance with past practice (save for a change that could give rise to exercise of the Warrants);

  •
  a disposal or acquisition by any entity of the Eurotunnel Group of assets exceeding an aggregate amount equal to the euro equivalent of £20 million in one transaction or in a series of related transactions;

  •
  any change to a material financing contract, or entering into any material new financing agreement (other than a contract referred to in the Safeguard Plan and relating to the financing of £225 million authorised under the terms of the Safeguard Plan in addition to the Term Loan) or voluntary prepayment of any debt by any member of Eurotunnel Group, when such decision would be likely to (i) result in an increase in the overall debt level of Eurotunnel Group or (ii) result in an increase in the total all-inclusive annual cost of debt to Eurotunnel Group (taking into account any early redemption penalty or other prepayment premium) or (iii) have an adverse effect on the business or results of Eurotunnel Group taken as a whole or be on terms that are more onerous to Eurotunnel Group;

  •
  a change in material asset securities granted by any entity of Eurotunnel Group to senior lenders other than in connection with the granting of the financing of £225 million authorised under the terms of the Safeguard Plan in addition to the Term Loan;

  •
  a tender offer by any entity of Eurotunnel Group for a third-party entity for consideration exceeding £20 million, or a merger and demerger outside Eurotunnel Group having an impact of more than £20 million on the enterprise value of GET SA;

  •
  the appointment of the Chairman of the board of directors;

  •
  a proposal of an amendment to the by-laws of GET SA that would entail a change in the number of directors, a variation or removal of the rights of the GET SA Preferred Share, or changes to the capital structure including the issue of equity (other than by redemption of the NRS in GET SA Ordinary Shares or upon exercise of the Warrants in accordance with the Safeguard Plan) or equity-linked securities;

  •
  the appointment of a new statutory auditor that is not an internationally recognised audit firm;

  •
  a decision to transfer tax losses outside Eurotunnel Group or to make transactions outside the normal course of business solely to utilise tax losses in an amount exceeding 5 million euros;

  •
  the settlement of litigation by a member of Eurotunnel Group that would result in a payment for that member of an amount exceeding the euro equivalent of £10 million (with the exception of settlement of litigation that could give rise to exercise of the Warrants), or a decision to bring a claim against a Governmental Entity for an amount exceeding the euro equivalent of £5 million (with the exception of litigation that could give rise to the exercise of the Warrants);

  •
  a decision relating to the winding-up, reorganisation or restructuring of any Eurotunnel Group company, other than where a licensed insolvency practitioner has advised GET SA that it is necessary to wind up or restructure that company by reason of law;

  •
  significant changes in the accounting policies of GET SA or any member of Eurotunnel Group, other than pursuant to applicable law or as specifically requested by the statutory auditors of GET SA or any subsidiary thereof; and

  •
  any decision relating to a change to the articles of association of EGP.

•
Powers

The board of directors determines the strategy for GET SA's business and oversees the implementation of this strategy. Subject to the powers expressly reserved to shareholders in general meeting and within the limits of GET SA's corporate purpose, the board of directors has the power to consider any matter affecting GET SA and takes decisions in this respect in the interest of all shareholders.

In its relations with third parties, GET SA is bound by decisions of the board of directors that do not fall within its corporate purpose, unless it can prove that the third party knew or should have known that the decision exceeded the corporate purpose. However, the publication of the company's by-laws does not constitute such proof.

The board of directors exercises such controls and conducts such reviews as it deems appropriate. Each member of the board of directors receives all the information needed to perform his or her duties and may request to be provided with any documents that he or she deems useful.

The board of directors may decide to establish committees for the purpose of studying issues that it, or its Chairman submits for review. The board of directors determines the composition and functions of the committees, which conduct their business under the responsibility of the board of directors. The board of directors also determines the remuneration of the committee members, if any.

The board of directors sets the annual performance objectives for the Chairman, chief financial officer and chief operating officer.

The board of directors decides or authorises the issue of debt securities pursuant to article L. 228-40 of the French Commercial Code, unless the shareholders reserve this right for themselves in a general meeting.

•
Internal rules

By a decision dated 20 March 2007, the board of directors adopted a set of internal rules for the purpose of defining its role and practices in compliance with applicable law, the by-laws of GET SA and the corporate governance rules applicable to companies whose securities are traded on a regulated market. The main provisions of these internal rules are described below. These rules will come into force as soon as the board of directors of GET SA has been established in its final form as provided for in the Safeguard Plan.

•
Role of the board of directors

As part of its administrative responsibilities, and in compliance with applicable laws and the by-laws of GET SA, the board of directors:

  •
  sets the annual performance objectives of the Chairman, chief executive officer, chief financial officer and chief operating officer;

  •
  appoints or removes the Chairman and chief executive officer;

  •
  considers on a regular basis the strategy of GET SA and the group of entities that it consolidates in its accounts, its proposed investments, disposals, internal reorganisations, the general human resources policy of Eurotunnel Group, in particular remuneration and profit sharing policy, conducts an annual appraisal of the performance of the group's management and is consulted in respect of the recruitment of members of executive committee;

  •
  approves any agreement entered into directly or indirectly between a director of GET SA and GET SA or any of its subsidiaries;

  •
  considers the acquisition or disposal of equity investments and assets, partnership agreements, alliances of research, development, industrial or commercial cooperation agreements and more generally any transaction or undertaking that could have a significant impact on the financial or operating situation of Eurotunnel Group;

  •
  is kept informed by the Chairman and the committees of all significant events affecting the business, financial situation and cash flow of GET SA and Eurotunnel Group; and

  •
  ensures that shareholders and the public are properly informed, in particular by exercising a control over the information disclosed by the group. In this respect, it determines GET SA's communication strategy and the frequency of disclosure of financial information relating to Eurotunnel Group.

•
Members of the board of directors

•
Each director must devote the time and attention necessary to fulfil his or her duties and participate in the meetings of the board of directors and the committees of which he or she is a member.

•
The board of directors must be comprised of directors chosen for their skill and experience relevant to the business of Eurotunnel Group.

    At least five directors must be independent. For these purposes, a director is considered to be independent if he or she satisfies the following criteria on the date on which the director's independence is tested and during the previous five years:

    •
    not be an employee, executive or be closely related to an executive of any entity of Eurotunnel Group or any company controlling GET SA within the meaning of article L. 233-3 of the French Commercial Code;

    •
    not be an executive or be closely related to an executive of a company in which any entity of Eurotunnel Group is directly or indirectly a director;

    •
    not be client, supplier or service provider to Eurotunnel Group and not be a member of any business client, supplier or service provider of Eurotunnel Group;

    •
    not have been a director of GET SA for more than 12 years; and

    •
    not (i) represent a shareholder holding, (ii) be a member of any entity holding directly or indirectly, or (iii) hold directly or indirectly an interest in more than 5% of the share capital or voting rights.

    The notion of "executive" and "being closely related" are defined by article L. 621-18-2 of the French Monetary and Financial Code.

    The board of directors is required to ensure at least once a year that the directors or candidate directors satisfy the independent criteria set out below. The conclusions of the board of directors are made known to shareholders (i) each year at the shareholders meeting to approve the accounts; and (ii) at shareholders meetings called to appoint new directors or confirm the appointment of directors elected by the board of directors.

  •
  Members of the board of directors may attend training sessions organised by GET SA on its own initiative or at the request of the board of directors on the specific characteristics of the business and its sector.

  •
  Members of the board of directors receive remuneration in the form provided for in the by-laws of GET SA. The remuneration is divided up by the board of directors and takes into account (i) membership of the board of directors, (ii) each director's actual participation in meetings of the board of directors and board committees, and (iii) chairmanships of Committees and other duties that may be assigned to directors.

  •
  Each director is required to notify the Autorité des marchés financiers and GET SA within five business days of the date of any acquisition, disposal, subscription or exchange of securities issued by GET SA or any transaction in related securities, in accordance with applicable regulations.

  •
  Before accepting his or her duties, each director must be satisfied that he or she is fully aware of the general and particular responsibilities that he or she is assuming. Each director must be aware of all relevant provisions of law, the by-laws of GET SA and the internal rules of the board of directors.

  •
  Each director has an obligation to disclose to the board of directors every actual or potential conflict of interest between himself or herself and GET SA or Eurotunnel Group and must abstain from voting on matters considered at meetings of the board of directors to which the conflict of interest relates, unless the conflict of interest arises in connection with an agreement entered into in the ordinary course of business on normal terms and conditions.

  •
  Every director must participate in determining the business strategy of Eurotunnel Group and overseeing the implementation of such strategy. Every director must perform appropriate supervision of the management of Eurotunnel Group.

  •
  All materials provided at meetings of the board of directors and all information obtained by the director in the course of such meetings or otherwise are confidential, without exception and regardless of whether such materials or information have been expressed to be confidential. Each director is bound to secrecy beyond a mere obligation of discretion.

  •
  In addition to this obligation of confidentiality, directors undertake not to make public statements in their capacity as members of the board of directors on any subject concerning Eurotunnel Group, whether or not related to meetings of the board of directors, without the prior consent of the Chairman.

  •
  Every director must comply with all market regulations against market abuse that would be harmful to the interests and image of Eurotunnel Group.

•
Board activities, means of video and teleconferencing

The annual report includes a section on the activities and operation of the board of directors and its committees during the previous year.

The internal rules of the board of directors enable directors to participate in meetings by video or telephone conferencing by all means authorised by law and the by-laws, including by video or telephone conferencing as long as the video or telephone conferencing facilities (i) enable the transmission of at least the voices of the participants and (ii) satisfy technical requirements enabling the continuous and simultaneous transmission of the proceedings.

•
Directors' right of information

In order to be able to exercise an effective and prudent control over the management of Eurotunnel Group, the board of directors has the right to call its managers, to request information, regardless of whether they are officers of the company or not. The board of directors may require the production of any report, document or study performed by Eurotunnel Group.

Directors may, collectively or individually, solicit the opinions of the management of Eurotunnel Group on any subject, after having informed the Chairman of the board of directors of their intention to do so, and may meet with these same managers without the Chairman being present.

Similarly, directors may, collectively or individually, ask the Chairman for such information as they consider necessary, so long as it would not be imprudent, in terms of confidentiality, to provide such information.

Directors are entitled to receive all relevant information, in particular financial analysts' reports.

•
Committees

The board of directors may establish temporary or permanent special committees, each consisting of at least three and no more than five directors appointed by the board of directors of GET SA, with one committee member designated by the board of directors as the committee chairman.

The board of directors will establish an Audit Committee, a Nomination and Remuneration Committee, and a Safety, Security and Environment Committee as described in paragraph 17.1.2 of this Registration Document as soon as the board of directors of GET SA has been established in its final form as provided for in the Safeguard Plan.

(b)        Senior management

•
Chief executive officer and other senior officers

Pursuant to a decision of the board of directors dated 9 March 2007, the function of the chief executive officer is carried out by the Chairman of the board of directors. The board of directors sets the term of the chief executive officer's appointment, which may not exceed the incumbent's term as Chairman.

The chief executive officer is vested with the broadest powers to act in the name of GET SA in all circumstances. The chief executive officer exercises these powers within the limits of the company's corporate purpose and the powers conferred by law expressly on the shareholders and the board of directors.

The chief executive officer represents GET SA in its relations with third parties. In such relations, GET SA is bound by decisions of the chief executive officer that do not fall within its corporate purpose, unless it can prove that the third party knew or should have known that the decision exceeded the corporate purpose. However, the publication of the company's by-laws does not constitute such proof. Provisions of the by-laws and decisions of the board of directors limiting the powers of the chief executive officer are not binding on third parties.

Upon the proposal of the chief executive officer, the board of directors may appoint one or more individuals to assist the chief executive officer with the title of deputy chief executive. The maximum number of deputy chief executives is three.

The age limit for being appointed chief executive officer or deputy chief executive is 65 years. If the chief executive officer or a deputy chief executive reaches this age limit, he is deemed to have resigned.

The chief executive officer may be removed by the board of directors at any time. The deputy chief executives may be removed at any time upon a proposal to this effect from the chief executive officer.

If the chief executive officer ceases or is unable to perform his or her duties, the deputy chief executives retain their positions and duties until a new chief executive officer is appointed, unless the board of directors decides otherwise.

•
Executive committee

GET SA has an executive committee comprised of the persons whose names appear in paragraph 15.1.1(c) above. The executive committee is presided by the Chairman of the board of directors. It normally meets monthly to monitor the group's performance and results and, if necessary, to adjust the group's strategy. The executive committee co-ordinates the work of the group's operating departments and ensures the proper functioning of the group as a whole.

•
Management committee

A management committee comprised of the persons whose names appear in paragraph 15.1.1(c) above will be put in place at the level of FM and CTG with effect from the Closing Date. The management committee is chaired by the Chairman of the board of directors, or the chief operational officer of GET SA, upon delegation from the Chairman. It meets regularly and plays the role of coordinating the operational services within the Concessionnaires.

17.1.2  Committees of the board of directors

Pursuant to article 22 of its by-laws, as soon as the board of directors of GET SA has been established in its final form as provided for in the Safeguard Plan, the board of directors will form an Audit Committee, a Nomination and Remuneration Committee, and a Safety, Security and Environment Committee to assist it in the administration of GET SA. The operating procedures of these committees will be governed by the internal rules of the board of directors adopted on the same date.

(a)        Audit Committee

The audit committee will be comprised of three members selected from the directors other than the Chairman of the board of directors, at least two of which will be independent. The board of directors will appoint one of the members of the audit committee to be the chairman of the audit committee.

The audit committee will meet at least four times a year upon notice of its chairman.

The duties of the audit committee are to:

  •
  ensure the relevance and consistency of the accounting standards adopted to prepare the statutory accounts and consolidated accounts, to consider the scope of consolidation and check the relevance of the accounting rules applied to Eurotunnel Group;

  •
  consider the statutory accounts and consolidated accounts, budgets and forecasts before they are presented to the board of directors;

  •
  set the annual programme of internal and external audits, the programme being drawn up in consultation with the Safety, Security and Environment Committee for matters concerning this committee;

  •
  ensure the quality of, and compliance with, procedures and check the information received from management, management accounts and internal and external audits;

  •
  select and reappoint the statutory auditors, express an opinion on the level of fees requested by the statutory auditors and submit their conclusions to the board of directors; and

  •
  ensure the independence and objectivity of the statutory auditors and consider the result of their work and the details of their remuneration.

(b)        Nomination and remuneration committee

The nomination and remuneration committee will be comprised of five non-executive directors appointed by the board of directors. Two members of the nomination and remuneration committee will be proposed for appointment by the holder of the GET SA Preferred Share in accordance with the Safeguard Plan. The quorum required for meetings of the nomination and remuneration committee is four members.

Members of the nomination and remuneration committee:

  •
  must not have any personal financial interests in the decisions of the nomination and remuneration committee, other than those of a director and a member of the nomination and remuneration committee; and

  •
  must not have any reciprocal relationship with an executive director of GET SA that could suggest that they reached an agreement to increase their respective salaries.

If the Chairman of the board of directors is a member of the nomination and remuneration committee, he does not take part in proceedings relating to his own remuneration. The Chairman of the board of directors participates in meetings of the nomination and remuneration committee relating to other executive directors but does not take part in the vote.

The nomination and remuneration committee will meet as often as necessary. A meeting may be called by any member on seven calendar days' prior notice on an agenda proposed by such member. Meetings of the nomination and remuneration committee will be conducted in English with a translation in French, and minutes of the meetings will be prepared in English with a translation in French.

The nomination and remuneration committee will prepare annual performance objectives for the Chief executive officer, chief financial officer and chief operating officer and propose salary and incentive plans for these individuals.

The nomination and remuneration committee may also propose the appointment or removal of the Chairman, chief executive officer, the chief financial officer or chief operating officer and nominate successors for them.

(c)        Safety, Security and Environment Committee

The safety, security and environment committee will be composed of five non-executive directors appointed by the board of directors. The Chairman of the board of directors, if he is not a member of this committee, and the chief operating officer, operations director, security and sustainable development director and maintenance director, also attend meetings of the safety, security and environment committee. Other executives may be requested to attend depending on the business to be considered.

At its quarterly meetings, the safety, security and environment committee is presented with reports relevant to its three areas of specialisation, and reports from operational departments as necessary.

The chief operating officer and security and sustainable development director may, on their own initiative or upon request from the safety, security and environment committee, meet the committee without the management of GET SA being present. In addition, by way of a special authorisation form the Chairman of the board of directors, the directors and other managers whose functions are related to the work of the safety, security and environment committee, may meet the chairman of the safety, security and environment committee.

The safety, security and environment committee will consider all matters relating to safety, security and the environment within GET SA and Eurotunnel Group and more generally take responsibility for any initiative to be submitted to the board of directors designed to improve the current performance levels of the business, in particular by updating the strategy and risk management.

17.1.3  Service contracts between members of the administrative and management bodies and GET SA

To the knowledge of GET SA, there are no service contracts between the members of the board of directors or the Chairman and Chief executive officer and GET SA or any of its subsidiaries that provide for any particular advantages.

17.2     EGP

This paragraph is a summary of selected provisions of EGP's articles of association. A full understanding of this paragraph requires knowledge of the Companies Act.

17.2.1  Administrative and management bodies of EGP

(a)        Board of directors

•
Members of the board of directors

The EGP articles of association provide that its board of directors must be comprised of not less than four nor more than eleven members. The initial board of directors of EGP must be comprised of the same members as the board of directors of GET SA. In accordance with the provisions of the Safeguard Plan, GET SA as shareholder of EGP, and ENHC as holder of the EGP Preferred Share, must maintain the composition of the board of directors in the future.

Members of the board of directors of EGP are appointed, renewed or removed by the general meeting of shareholders. The holder of the EGP Preferred Share, ENHC, has the right to name four directors and remove them in its discretion.

Directors must own at least one share during their entire term of office, and a majority of them must be French residents for tax purposes.

Each director may designate an alternate director.

•
Chairman of the board of directors

Directors may appoint one of the members of the board of directors to be Chairman. They also have the power to remove the Chairman.

The Chairman chairs all meetings of the board of directors. In his absence, the directors may choose one of their number to chair the meeting.

•
Executive officers

The board of directors may appoint one of the members of the board of directors to be chief executive, or to any other executive position within EGP.

•
Meetings of the board of directors

The board of directors meets as frequently as its members consider necessary. With the exception of meetings that must be held due to the occurrence of an event that could result in the early redemption of the NRS in GET SA Ordinary Shares, meetings of the board of directors of EGP will ordinarily be held at the same time as those of the board of directors of GET SA.

Any director may call a meeting of the board of directors, and the secretary of the board must call a meeting if any director so requests.

Meetings of the board of directors must be held in France. Meetings may also be held by written resolution so long as the written resolution is signed by all the directors.

•
Quorum

The board of directors may not transact business unless a quorum is present. The required quorum may be set by the directors. In the absence of a decision on their part, the quorum is three members. Any alternate director who is not a director is included in the calculation of whether a quorum is present if the director for whom he or she is the alternate is absent.

If the number of serving directors present is less than the quorum, the board of directors may transact business only for the purpose of filling the vacant positions and may also call a general meeting of shareholders.

Subject to no director being present in the United Kingdom, meetings of the board of directors and its committees may be held by means of video or telephone conferencing that enables each director to hear and be heard by every other participating director.

•
Rules of majority

Decisions are taken by vote of a majority of members present or represented, with the Chairman having a casting vote in the event of a tied vote.

By way of exception, following the occurrence of an event resulting in the early redemption of the NRS in GET SA Ordinary Shares, a qualified majority of eight members will be necessary for the board of directors of EGP to adopt any of the decisions set out in paragraph 17.1.1(a) ("Rules of majority") above in relation to GET SA.

In accordance with the provisions of the Safeguard Plan, one or more directors of GET SA proposed for appointment by ENHC are removed and not replaced by one or more persons proposed for appointment by ENHC, the board of directors of EGP, in discharging its obligations to act in the interest of EGP and its subsidiaries, will consider first and foremost the interests of EGP and its direct and indirect subsidiaries taking into consideration EGP's obligations to its creditors and will consequently give no consideration to any instruction from GET SA that would be incompatible with these interests.

•
Powers

Subject to the provisions of the Companies Act and the limitations set out in the articles of association of EGP, the board of directors has authority to make any decision affecting EGP, including issuing debt securities and granting security interests.

The board of directors may decide to establish committees of its members.

b)         Senior management

EGP has no senior management of its own as this function is performed by the senior management of GET SA as described in paragraph 17.1.1(b) of this Registration Document.

17.2.2  Committees of the board of directors

The board of directors of EGP has not established any committees.

17.3     Concession Coordination Committee

The Concession Coordination Committee described in paragraph 15.3 of this Registration Document will replace the Joint Board at the Closing Date.

Meetings of this Committee will be conducted in French and in English, and the minutes of the Committee will be prepared in French and in English.

17.4     Internal control

A description of internal control procedures of Eurotunnel Group is set out in Annex IX of this Registration Document.

17.5     Corporate Governance

Eurotunnel Group believes that at the Closing Date its board and management practices as described in this chapter 17, in particular the number of independent directors and the role and composition of the committees of the board of directors, will comply with the strictest standards of corporate governance currently applicable in terms of performance and transparency to ensure full disclosure to the markets and the ongoing development of the business.

CHAPTER 18    EMPLOYEES

18.1     General description

18.1.1  Headcount

As at the date of this Registration Document, GET SA does not have any employees. It is intended that after the Closing Date and before 31 December 2007, certain employees of Eurotunnel called upon to participate in the holding company business of GET SA and chosen on a voluntary basis shall be transferred to GET SA in accordance with applicable laws and regulations.

ESA and EPLC do not have any employees. Eurotunnel employees are employed by ESGIE in France and by ESL in the United Kingdom. ESGIE and ESL then invoice the Eurotunnel operational companies for their respective personnel costs.

The changes to Eurotunnel's headcount over the last three years, and the split by type of activity are as follows:

	As at 31 Dec 2006		As at 31 Dec 2005		As at 31 Dec 2004
Sector	France	United Kingdom	France	United Kingdom	France	United Kingdom
Shuttle services	582	475	636	497	704	724
Technical services	624	161	815	177	905	235
Financial and support services	271	150	300	180	317	319

Total*	1,477	786	1,751	854	1,926	1,278

*
Including fixed term employment contracts and temporary staff.
The employees of the continental subsidiaries (11 people) are included in the headcount for France.

During 2006, Eurotunnel had an average headcount of 2,373 employees. The changes to Eurotunnel's average headcount over the last three years and the split by type of activity are as follows:

	2006		2005		2004
Sector	France	United Kingdom	France	United Kingdom	France	United Kingdom
Shuttle services	631	471	684	671	699	734
Technical services	661	158	868	212	871	243
Financial and support services	293	159	307	270	376	340

Total*	1,585	788	1,859	1,153	1,946	1,317

*
Including fixed term employment contracts and temporary staff.
The employees of the continental subsidiaries (11 people) are included in the headcount for France.

As part of its operational restructuring, Eurotunnel implemented a voluntary redundancy scheme in 2006. In all, Eurotunnel's headcount was reduced by 891 as a result of voluntary redundancies between June 2005 and December 2006. In December 2006, the business had 2,263 employees (2,205 on a full time equivalent basis), comprising 786 British and 1,477 continental employees.

A number of internal redeployments were necessary to successfully complete this fundamental change in the organisation. 277 employees changed jobs or positions, and in most cases this involved promotions. A significant part of the training budget was set aside for these internal redeployments. In 2006, 2,280 days of training were provided for this purpose.

18.1.2  Labour relations

(a)        Collective agreements

As at 31 December 2006, 2,108 Eurotunnel employees were covered by collective agreements. In France, employees of ESGIE are represented by five trade union organisations.

In the United Kingdom, on 14 June 2000 ESL signed a voluntary agreement for single trade union representation with the Transport and General Workers Union of the United Kingdom (the "TGWU"). Pursuant to this agreement, all employees of ESL (except for managerial staff) are represented by the TGWU at collective bargaining negotiations. However, employees are authorised to join a trade union organisation of their choice for the purposes of individual representation.

As part of its labour relations policy, Eurotunnel maintains on-going dialogue with the personnel representative bodies such as the comité d'entreprise in France and the company council in the United Kingdom. In addition a European Works Council meets twice per year to be informed or consulted on cross-border issues relating to Eurotunnel's business.

A career pathway agreement entitled "Parcours de Métier", the first stage in the negotiations of the "Gestion Prévisionnelle des Emplois et des Compétences" (GPEC), was signed in France by ESGIE in July 2006 with four out of the five trade union organisations represented in the company. This scheme gives staff better visibility over their future career path within the company by means of on-going skills development. Discussions have started for a second stage relating to internal mobility management.

In the United Kingdom, discussions are continuing with staff representatives with a view to implementing a career management system entitled "Rate for the job", which is different from the "Parcours de Métier" agreement, and more closely reflects the British approach to skills management.

(b)        Labour disputes in the last twelve months

Over the last twelve months, there was one labour dispute at Eurotunnel. It lasted two days and occurred at the time of the annual pay negotiations in January 2007. The movement was followed by the majority of the French maintenance and operational staff.

18.2     Shareholdings and stock options

18.2.1  Options to subscribe for or purchase shares

As at the date of this Registration Document, GET SA has not put in place a stock option plan.

On 6 May 1999, the ESA and EPLC shareholders' general meetings authorised the allocation of options to subscribe for Units, for a period of five years, as part of new option plans implemented pursuant to English and French law and a Save-As-You-Earn scheme ("Share Save Plan") reserved for Eurotunnel employees in the United Kingdom (the "Option Plans"). These authorisations expired in 2004. 10,877,658 options allocated under the Option Plans lapsed in 2006.

During 2006, 50,000 Units were issued upon the exercise of options following the departure of a beneficiary, in accordance with the rules of the 1999 scheme.

No new share options were allocated during the 2005 and 2006 financial years.

The total amount and the conditions of the options to subscribe for Units, existing as at 31 December 2006, are set out in note 16 of the Eurotunnel 2006 combined accounts in Annex V of this Registration Document. The table below gives additional information on the grant and exercise of options to subscribe for Units.

Information on share options
Shareholder Meeting	6 May 1999
Date of Grant by Board of Directors	18/06/1999	24/11/1999	31/03/2000	16/03/2001	01/05/2002	21/03/2003	27/02/2004
Total number of Units which may be subscribed for or bought of which the number which may be subscribed for or bought by:	10,734,500	6,840,000	5,713,808	6,789,171	7,460,518	18,069,549	15,047,456
— Directors	1,284,125	3,000	418,005	575,052	820,895	1,266,827	941,071
— Top 10 employees	2,016,686	30,000	1,237,495	1,437,212	1,631,252	4,388,005	3,689,144
Start of option exercise period	18/06/2002	24/11/2002	31/03/2003	16/03/2004	01/05/2005	21/03/2006	27/02/2007
Expiry Date	17/06/2009	23/11/2009	30/03/2010	15/03/2011	30/04/2012	20/03/2013	26/02/2014
Exercise Price	£0.95/1.46€	£0.81/1.26€	£0.76/1.24€	£0.77/1.26€	£0.67/1.09€	£0.26/0.39€	£0.35/0.52€
Terms of exercise (where the plan has more than one tranche)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Number of shares subscribed as at 9 March 2007 by:
— Directors	0	0	0	0	0	0	0
— Top 10 employees	0	0	0	0	0	303,995	0
Share Options cancelled during the financial year by:
— Directors	1,284,125	3,000	418,005	575,052	820,895	1,266,827	941,071
— Top 10 employees	1,659,083	0	952,709	1,217,655	1,179,240	3,176,271	2,211,226
Number of share options outstanding for:
— Directors	0	0	0	0	0	0	0
— Top 10 employees	357,603	30,000	284,786	219,557	452,012	1,211,734	1,477,918

In accordance with the Option Plans, the beneficiaries of options may exercise their options early as part of the Offer. If not exercised within a period of six months from notification of the Offer, the options shall lapse.

18.2.2  Bonus shares

As at the date of this Registration Document, GET SA has no free share allocation plan in place.

18.2.3  Participation of employees in the capital of Eurotunnel

The assets in the employee savings scheme established by ESA are invested primarily in Eurotunnel's Fonds Commun de Placement (FCPE), which comprised 2,537,510 Units as at 31 December 2006.

The supervisory board of the Eurotunnel FCPE indicated its intention to tender the Units held by the Eurotunnel FCPE to the Offer and to exercise the rights to subscribe for the NRS to which they are entitled (see the Offer Document).

18.2.4  Employees incentive schemes

An incentive plan for employees of ESGIE was signed at the start of 2007. This plan provides for the payment of a half-yearly bonus provided certain operational efficiency targets are met.

Since an equivalent legal framework for incentive plans does not exist in the UK, it is intended that a bonus calculated on the basis of the same objectives as under the ESGIE incentive plans will be paid to employees on UK contracts.

CHAPTER 19    MAJOR SHAREHOLDERS

19.1     GET SA

19.1.1  Principal shareholders of GET SA

As at the date of this Registration Document, the share capital of GET SA is comprised of 22,500,000 GET SA Ordinary Shares of which 21,300,000 GET SA Ordinary Shares are held by Eurotunnel Participations 1 SAS and 1,200,000 GET SA Ordinary Shares are held by the other shareholders and the directors of GET SA.

As at the Closing Date, other than (i) the GET SA Ordinary Shares held by Eurotunnel Participations 1 SAS and the GET SA Ordinary Shares held by the other shareholders of GET SA and by the directors of GET SA, and (ii) the GET SA Preferred Share which will be held by ENHC, holders of Units tendering their Units to the Offer will hold the entire share capital of GET SA. To the knowledge of GET SA, as at the date of this Registration Document, no Unitholder holds more than 3% of the share capital of ESA and EPLC.

As far as Eurotunnel is aware, no shareholder owns individually, directly or indirectly, 5% or more of the Units in issue.

As far as Eurotunnel is aware, the two principal shareholders of Eurotunnel as at 5 February 2007 were:

  •
  Richelieu Finance Gestion Privée, acting on behalf of investment funds under its management, which held 100,000,000 Units, representing 3.93% of the issued share capital; and

  •
  Banque Européenne d'Investissement held 58,971,193 Units, representing 2.32% of the issued share capital.

The other shareholders of Eurotunnel hold less than 2%.

Following redemption in GET SA Ordinary Shares of all of the NRS issued as part of the Reorganisation, the percentage of GET SA Ordinary Shares held by all holders of the NRS will depend on various factors which are described in paragraph 22.1.2 of this Registration Document.

19.1.2  Control of GET SA

To GET SA's knowledge, and save as provided for in the Safeguard Plan, there are no agreements that could bring about a future change of control of GET SA.

The GET SA Preferred Share held by ENHC (as described in paragraph 22.1.3(c) of this Registration Document) grants certain specific corporate governance rights to ENHC, but does not give ENHC control of GET SA.

Save for the specific rights attached to the GET SA Preferred Share and double voting rights described in paragraph 22.1.3(f) of this Registration Document, there are no special voting rights attached to any of GET SA Ordinary Shares.

19.2     EGP

19.2.1  Principal shareholders of EGP

As at the date of this Registration Document, GET SA holds all of the share capital of EGP, apart from four EGP Ordinary Shares which are held by its directors.

As at the Closing Date, save for the EGP Preferred Share that will be issued to ENHC, there are no plans to change the share capital of EGP.

19.2.2  Control of EGP

To EGP's knowledge, and with the exception of the issue of the NRS, there are no agreements that could bring about a change of control of EGP.

The EGP Preferred Share (as described in paragraph 22.2.2 of this Registration Document) grants certain specific corporate governance rights to ENHC in certain specific cases, but does not give ENHC control of EGP.

CHAPTER 20    RELATED PARTY TRANSACTIONS

There are no related party transactions other than those set out in the statutory auditors' special report, which is included in the financial information set out in Annex III of this Registration Document and the material contracts described in chapter 23 of this Registration Document.

CHAPTER 21    FINANCIAL INFORMATION CONCERNING EUROTUNNEL'S ASSETS AND LIABILITIES, FINANCIAL POSITION AND PROFITS AND LOSSES

21.1     Historical financial information

Eurotunnel's combined accounts for the years ended 31 December 2006, 2005 and 2004 are set out in Annex V of this Registration Document.

21.2     Pro Forma information

Eurotunnel Group's Pro Forma information for the year ended 31 December 2006 is set out in Annex VI of this Registration Document.

The statutory auditors' report on Eurotunnel Group's Pro Forma information for the year ended 31 December 2006 is set out in Annex VIII of this Registration Document.

21.3     Auditing of historical annual financial information

The statutory auditors' and auditors' reports on Eurotunnel's combined accounts for the years ended 31 December 2006, 2005 and 2004 are set out in Annex VII of this Registration Document.

21.4     Date of latest financial information

The last financial year for which audited financial information is available is the financial year ended 31 December 2006.

21.5     Interim and other financial information

There has been no audited interim financial information relating to Eurotunnel since the full-year financial statements for the year ended 31 December 2006.

21.6     Dividend policy

ESA and EPLC have never paid dividends, although one of the objectives of the Reorganisation is to enable the payment of a dividend to GET SA shareholders. However, it is not currently possible to determine when GET SA will be able to pay dividends, and the terms of the NRS provide that GET SA may not pay a dividend while any Deferred Interest due on the NRS remains unpaid. GET SA has entered into an undertaking in this respect pursuant to the NRS Relationship Agreement referred to in paragraph 7 of Annex I B of this Registration Document.

21.7     Legal and arbitration proceedings

21.7.1  Proceedings relating to the Safeguard Plan

a)          Proceedings relating to the Safeguard Procedure

1)    By a decision dated 16 November 2006, the Juge-Commissaire held that the Noteholders did not constitute a body of Noteholders (masse) and the Judicial Administrators of FM and EFL were authorised to convene a meeting of the Noteholders of FM and EFL "in accordance with applicable law".

Elliott International LP, The Liverpool Limited Partnership, Tompkins Square Park, M.D. Sass Re/Entreprise Partners L.P and M.D. Sass Corporate Resurgence Partners III L.P. have challenged this ruling based on the terms of the agreements pursuant to which the Notes were issued, arguing that only Law Debenture Trustees Limited had authority to convene Noteholders' meetings.

This dispute will be heard before the Commercial Court of Paris (Chambre du Conseil) on 27 April 2007.

The judgement to be rendered may be appealed.

2)    On 7 December 2006, Elliott International LP, The Liverpool Limited Partnership, Tompkins Square Park, M.D. Sass Re/Entreprise Partners L.P and M.D. Sass Corporate Resurgence Partners III L.P., in their capacity as holders of the Resettable Bonds issued by EFL and the Stabilisation Notes issued by FM, brought a claim before the Juge-Commissaire for the meetings of the Noteholders of FM and EFL convened by the Judicial Administrators and held on 14 December 2006 to be cancelled.

This claim was principally based on the fact that the Judicial Administrators convened a single meeting for each company having issued the Notes, whereas the English law agreements pursuant to which the Notes were issued, which contained a clause granting the English Courts jurisdiction for the purposes of the agreements, provided for Law Debenture Trustees Limited to convene six meetings, one per series of Notes per issuer.

This dispute was heard before the Juge-Commissaire on 12 February 2007.

By a decision dated 22 February 2007, the Juge-Commissaire stayed the proceedings until the dispute described in paragraph 1 above has been resolved.

This decision may be challenged before the Paris Commercial Court during a period of two months and ten days from the date on which it was notified to the parties.

3)    On 12 January 2007, Elliott International LP, The Liverpool Limited Partnership, Tompkins Square Park, M.D. Sass Re/Entreprise Partners L.P and M.D. Sass Corporate Resurgence Partners III L.P. brought a claim in the Paris Commercial Court for the meetings of the Noteholders of FM and EFL which approved the Proposed Safeguard Plan to be declared null and void for the aspects regarding the treatment of the Notes.

It was claimed that the meetings should be void because the Judicial Administrators did not have the authority to convene them and because only one meeting was held for each of FM and EFL which was not in accordance with the quorum and majority rules set out in the agreements pursuant to which the Notes were issued.

This initial hearing of the dispute will be held on 3 April 2007 before the 7th Chamber of the Paris Commercial Court.

A full hearing will be held at a later date.

The judgment to be rendered may be appealed.

b)         Judgments approving the Safeguard Plan

The judgments of the Paris Commercial Court dated 15 January 2007 approving the Safeguard Plan have been challenged by Elliott International LP, The Liverpool Limited Partnership, Tompkins Square Park, M.D. Sass Re/Entreprise Partners L.P and M.D. Sass Corporate Resurgence Partners III L.P. (the "Opposing Parties") based on the terms on which the meetings of the Noteholders were convened and held under the Safeguard Procedure.

The Opposing Parties are holders of Resettable Bonds issued by EFL and Stabilisation Notes issued by FM.

In accordance with article L. 626-33 of the French Commercial Code, the Judicial Administrators convened one meeting of Noteholders per issuer (FM and EFL) which combined the holders of Stabilisation Notes, Resettable Bonds and Participating Loan Notes.

On 14 December 2006 the two meetings of Noteholders convened by the Judicial Administrators approved the Proposed Safeguard Plan by a majority of more than half of the Noteholders in number, representing more than two thirds of the nominal value of the Notes.

The Opposing Parties claim in their objections:

  •
  that the Judicial Administrators did not have the power to convene the meetings; and

  •
  that only one meeting of Noteholders was held for both FM and EFL whereas, in accordance with the agreements pursuant to which the Notes were issued, FM and EFL should have each held one Noteholders' meeting for each series of Note issued (three meetings of Noteholders per company).

According to the Opposing Parties, failure to comply with the agreements pursuant to which the Notes were issued rendered the Noteholders' meeting void pursuant to article L. 626-32 of the French Commercial Code which, according to the Opposing Parties, is equivalent to no meeting of Noteholders having been held, rendering the court decisions of 15 January 2007 which approved the terms of the Safeguard Plan specific to FM and EFL void.

The Opposing Parties also claim that the decisions of the Paris Commercial Court of 15 January 2007 should be void in that they ordered the compulsory sale of the Notes even though article L. 626-32 of the French Commercial Code only authorises "a total or partial waiver of claims under debt security instruments".

This third party opposition procedure is the continuation of the previous action brought before the Commercial Court of Paris by the same applicants and on the same grounds for the meetings of Noteholders of FM and EFL held on 14 December 2006 to be cancelled.

This dispute will be held on 18 June 2007, and the decision may not necessarily be rendered on this date, taking into account the number of procedures having been started in respect of the same subject and the different courts involved.

c)          Analysis

The conditions in which the meetings of Noteholders of EFL and FM were convened and held were determined by the Judicial Administrators, who considered that in the absence of a body of Noteholders (masse), the formal provisions of article L. 626-3 of the French Commercial Code obliged them to convene the relevant meetings themselves.

Furthermore, although the Judicial Administrators were required to convene the meetings, article L. 626-3 of the Commercial Code does not contain any provisions relating to the quorum or the majority required to approve the business considered by the meeting. The question therefore arose as to whether the applicable law was that governing the agreements pursuant to which the Notes were issued or French law.

Following advice, the Judicial Administrators considered that the provisions of article L. 626-30 of the French Commercial Code should apply.

In light of the facts and the legal analysis carried out by Eurotunnel on the basis of applicable texts, case law and recent interpretation of the safeguard law by legal doctrine and the representative of a parliamentary commission, Eurotunnel believes that it has solid arguments to successfully oppose the claims referred to above.

d)         Interest rate swap agreements

Dresdner Bank AG ("Dresdner") is challenging its inclusion in the financial creditors' committee for the purposes of the Safeguard Procedure, and is seeking the cancellation of the meeting of the committee of Eurotunnel's principal suppliers held on 27 November 2006 on the basis that it should have been included in this committee.

Dresdner entered into a series of interest rate swap agreements (the "Swap Agreements") with EFL pursuant to which Dresdner agreed an interest rate cap for EFL in the event of an increase of the floating rate negotiated by EFL with its lending banks. These Swap Agreements are guaranteed by ESA, EPLC and FM.

On 30 October 2006, the Swap Agreements were terminated by the Judicial Administrators who also notified Dresdner of its inclusion in the financial creditors' committee.

Following the termination of the Swap Agreements, on 30 November 2006 Dresdner made a claim for compensation of 33,012,569.52 euros, even though the Proposed Safeguard Plan provides that Dresdner's claim will be extinguished by payment of a fixed sum of 2,000,000 euros.

On 27 November 2006, Dresdner brought an action before the Juge-Commissaire to contest its inclusion on the financial creditors' committee on the basis that although it is a financial institution, its claim against EFL results from its investment services activity and that, therefore, it should be included in the category of suppliers whose claims will be paid in full in accordance with the Proposed Safeguard Plan within six months of the decision approving the Safeguard Plan.

By a decision on 12 January 2007, the Juge-Commissaire rejected Dresdner's claim and held that it had been correctly included in the financial creditors' related committee, the conclusion of the Swap Agreement being an activity related to banking activities.

This decision was appealed and the case is set for trial before the Commercial Court of Paris (Chambre du Conseil) on 27 April 2007.

In the same way and for the same reasons, on 18 December 2006, Dresdner Bank AG brought a claim before the Paris Commercial Court for the cancellation of the minutes of the meeting of the committee of principal suppliers of EFL because it should have participated in this committee from which it was excluded.

This hearing, which should take place on 12 March 2007, cannot affect the validity of the Safeguard Plan as Dresdner stated that in its alleged capacity as a member of the committee of principal suppliers committee it supported the Safeguard Plan approved by the Court.

Accordingly, the absence of Dresdner from the meeting of the principal suppliers would not have had any impact on the outcome of the vote, which will prevent the claim for the cancellation of the meeting from being successful.

However, if the Court were to treat Dresdner as a supplier, this would have financial consequences. Dresdner has declared a claim of 33,012,569.52 euros which, if accepted by the creditor representatives (mandataires judiciaires) would have to be paid within the same period as the other suppliers.

e)          Other actions against the Safeguard Procedure that have been expressly waived

A number of other claims were brought against various decisions and actions taken or to be taken in the context of the Safeguard Procedure before the relevant courts in France and the United Kingdom. Except for the two proceedings currently underway, which are described in paragraphs 21.7.1(a) and (b) above, as at the date of this Registration Document all claims made in the context of the Safeguard Procedure have been expressly and irrevocably waived by the applicants.

21.7.2  Criminal proceedings in France

a)          Background to the proceedings

In October 1994, a formal complaint was filed in France for insider dealing and Unit price manipulation alleged to have been committed at the time of the share capital increase in 1994. As a result of this complaint, a criminal investigation was opened in France.

In August 1995, Eurotunnel joined these proceedings as a civil party. In this regard, Eurotunnel has the benefit of certain rights in the context of the criminal investigation and, primarily, the right to submit its comments and observations to the examining judge.

Moreover, certain shareholders brought an action in 1997 for misuse of corporate assets, presentation and publication of false balance sheets and, principally in relation to the share capital increase referred to above, for public dissemination of false or misleading information and publication of false information with a view to obtaining subscriptions or collecting payments.

In April 2000, the court notified several persons unrelated to Eurotunnel that they were under investigation for insider dealing, and informed a former director that he was under investigation for having allegedly revealed confidential information to one of those persons.

Also in April 2000, the magistrate hearing the case informed four former executive directors and two executive directors still in office, that they were under investigation, all of them having been directors at the time the alleged facts occurred, for the following alleged offences:

  •
  with respect to all of them, the offence of misuse of corporate assets; and

  •
  with respect to three of them, having in 1993 and 1994 presented false or misleading balance sheets and having during 1993 and 1994 disseminated false or misleading information on Eurotunnel's prospects which was likely to affect the price of the Units.

In a press release dated 17 May 2000, the non-executive directors of the Joint Board unanimously rejected the allegations brought against the directors and former directors under investigation and reiterated their full support and confidence in them.

The magistrate hearing the case finally indicted two former Eurotunnel directors, Mr Bénard and Mr Morton, for dissemination of false or misleading information. Eurotunnel joined the proceedings as a civil party to obtain access to the court papers.

The applicants appealed this decision which was upheld by the Court of Appeal and the Supreme Court.

The trial will begin on 4 April 2007 before the Criminal Court of Paris. Mr Morton has since died therefore only Mr Bénard, former chairman of Eurotunnel, is being tried.

b)         Implications for Eurotunnel

Eurotunnel itself has not been under investigation, and French criminal law prevents it from being so in the future. Nor does it allow any of the Eurotunnel entities to be found criminally liable for any of these offences.

21.7.3  Proceedings involving the Railways

At the end of July 2006, Eurotunnel and the Railways entered into an agreement bringing an end to the dispute that commenced in 2001, over the calculation of the Railways' contribution to the operating costs of the Tunnel. This dispute led to the appointment of an arbitration tribunal, which rendered a decision in respect of the periods from 1997 to 2002 and also to the signing of an initial partial agreement in December 2005 between Eurotunnel and the Railways in respect of the 1999 to 2004 financial years.

This agreement is final and brings an end to the various disputes relating to operating costs. It confirms the decisions made for the financial years prior to 2004, sets out the agreement for 2005, and sets the contributions on a fixed payment basis for the financial years 2006 to 2014 included. A consultation process has also been established to determine the railway operators' contributions to the renewal and replacement costs relating to them.

21.7.4  Impact on the financial situation and profitability of Eurotunnel

As far as it is aware, and subject to the paragraphs above, during the last twelve months Eurotunnel Group (including EGP) has not been involved in any judicial or governmental proceedings or arbitration that is ongoing or suspended, which could have a significant negative effect on its financial situation or profitability.

21.8     Significant changes to the financial or commercial situation

Several significant events have occurred since the end of the 2006 financial year, in particular (i) the judgments of the Paris Commercial Court dated 15 January 2007 which set out the terms of the Safeguard Plan, (ii) the arbitration decision dated 23 February 2007 to indemnify the Concessionnaires for the loss suffered as a result of asylum seekers at Sangatte (as described in paragraph 4.3 of this Registration Document and paragraph 5(a) of Annex I C of this Registration Document and (iii) the signing by FM and CTG of the Term Loan dated 20 March 2007. The financial situation of Eurotunnel Group as described in chapter 21 of this Registration Document reflects these events.

CHAPTER 22    ADDITIONAL INFORMATION

22.1     GET SA

22.1.1  Share capital

a)          Amount of the share capital (article 6 of the by-laws of GET SA)

As at 31 December 2006, the share capital of GET SA was 1,000 euros.

As at the date of this Registration Document, the share capital of GET SA is 225,000 euros divided into 22,500,000 GET SA Ordinary Shares with a nominal value of 0.01 euro each and all fully paid up. As at the Closing Date, and assuming 100% of the Unitholders tender their Units to the Offer and that no share options are exercised prior to the Offer, the share capital of GET SA will be 25,686,642.13 euros divided into 2,568,664,213 GET SA Ordinary Shares with a nominal value of 0.01 euro each, all fully paid up, and one GET SA Preferred Share.

The share capital may be increased or reduced by a decision of the shareholders in accordance with applicable law and the by-laws of GET SA subject to the requirement that any decision to propose a change to the share capital of GET SA requires a qualified majority of eight directors of GET SA in accordance with the provisions described in paragraph 17.1.1(a) ("Rules of majority") of this Registration Document.

b)         Form and transfer of shares (articles 9 and 10 of the by-laws of GET SA)

Subject to applicable laws and regulations, GET SA Ordinary Shares are held in registered or bearer form, at the shareholder's choice.

GET SA Ordinary Shares are freely transferable. They are represented by account entries and are transferred by inter-account transfer in accordance with applicable laws and regulations.

The GET SA Preferred Share is held in registered form. It may not be transferred.

c)          Securities not representing share capital

As at the date of this Registration Document, there are no securities that do not represent share capital.

d)         GET SA Ordinary Shares held by GET SA or its subsidiaries

As at the date of this Registration Document, neither GET SA, nor EGP holds any GET SA Ordinary Shares.

e)          Exchangeable securities or securities with subscription warrants attached

The NRS issued by EGP as part of the Reorganisation and described in Annex I B of this Registration Document are redeemable in GET SA Ordinary Shares in accordance with the terms and conditions described in that Annex. On the Closing Date GET SA will also issue Warrants entitling their holders to subscribe for GET SA Ordinary Shares in accordance with the terms and conditions described in Annex I C of this Registration Document.

f)           Authorised but unissued share capital, commitments to share capital increases

As at the date of this Registration Document, there are no securities in issue other than the 22,500,000 GET SA Ordinary Shares that give access to the share capital of GET SA and there is no unissued authorised share capital.

However, as part of the implementation of the Reorganisation, GET SA will make several share capital increases in order to (i) issue GET SA Ordinary Shares as part of the Offer, (ii) redeem the NRS in GET SA Ordinary Shares, (iii) issue GET SA Ordinary Shares to holders of Warrants upon exercise thereof and (iv) issue the GET SA Preferred Share to ENHC.

g)         Share capital subject to options

As far as GET SA is aware and subject to paragraph (h) below, at the date of this Registration Document, no options have been granted with respect to the share capital of GET SA.

h)         History of the share capital over the last three years

GET SA was incorporated with an initial share capital of 1,000 euros in the form of a limited liability company (SARL) of which the chairman of the board of directors of ESA and EPLC acquired 100% of the shares on 30 January 2007 for the purposes of implementing the Safeguard Plan, and in accordance with the terms thereof. For more information, see paragraph 6.1 of this Registration Document.

On 9 March 2007, (i) the share capital of GET SA was decreased by 775 euros by the cancellation of 775 shares held by the sole shareholder, (ii) the share capital of GET SA was increased by 224,775 euros in cash at par in order to bring the GET SA share capital up to 225,000 euros, (iii) the limited liability company (SARL) was re-registered as GET SA and (iv) at the same time as the re-registration, the nominal value of the GET SA Ordinary Shares was split to take it from 1 euro to 0.01 euro.

As at the Closing Date, apart from the 22,500,000 GET SA Ordinary Shares in issue as at the date of this Registration Document, 100% of the GET SA Ordinary Shares will be held by Unitholders who tender their Units to the Offer (the GET SA Preferred Share being held by ENHC).

The 700,000 GET SA Ordinary Shares acquired and subscribed at the nominal value of 0.01 euros by the chairman of the board of directors of ESA and EPLC, as part of the transactions prior to the Closing Date described in this paragraph, were acquired and subscribed for the sole purpose of the implementation of the Safeguard Plan, and in accordance with the terms thereof.

In accordance with the applicable regulations, pursuant to the share buy-back programme to be authorised by the GET SA shareholders' general meeting, GET SA will buy back, at their nominal value, (i) 699,000 GET SA Ordinary Shares acquired or subscribed for by the chairman of the board of directors of ESA and EPLC for the purposes of implementing the Safeguard Plan and (ii) all of the GET SA Ordinary Shares held respectively by Eurotunnel Participations 1 SAS (iii) the 100,000 GET SA Ordinary Shares held by, respectively Mr Claude Liérard and Mr Jean-Pierre Trotignon, and (iv) the 99,000 GET SA Ordinary Shares held by respectively Mrs Colette Neuville, Mr Henri Rouanet and Mr Robert Rochefort, in each case in accordance with the terms of article 241-1 of the General Regulation of the Autorité des marchés financiers. Prior to the meeting, in accordance with the terms of article 241-2 of the General Regulation of the Autorité des marchés financiers, GET SA will publish a description of the buy-back programme and will inform the market and the Autorité des marchés financiers in accordance with the provisions of article 241-1 of the General Regulation of the Autorité des marchés financiers.

22.1.2  Dilutive effect of the NRS and the Warrants

a)          Analysis of dilution — increase in shareholders' proportionate share of the equity of GET SA

The Safeguard Plan provides for the creation of certain financial instruments and mechanisms which will have a dilutive or anti-dilutive impact on GET SA shareholders:

(i)
the NRS, which entitle their holders to approximately 17,032 million GET SA Ordinary Shares, being a maximum of 87% of the diluted capital of GET SA (excluding exercise of the Warrants) on the basis of 100% of the Units being tendered to the Offer. The interest of Unitholders in the diluted share capital of GET SA (excluding exercise of the Warrants) (i) if they keep their GET SA Ordinary Shares; and (ii) on the assumption that 100% of the Units are tendered to the Offer would be 2,546 million GET SA Ordinary Shares, being 13%, which percentage will vary depending on the results of the Offer;

(ii)
the subscription right granted to holders of Units tendering their Units to the Offer enabling them to subscribe up to a maximum of £31.8 million and 41.4 million euros for NRS available as a result of the exercise of the Tier 3 Cash Option by certain holders of Tier 3 Debt (see paragraph 5.3.5 of this Registration Document);

(iii)
the ability to redeem in cash all or part of the NRS II during the first 37 months following their issue date on the terms described in Annex I B of this Registration Document. This redemption in cash by EGP may be financed by one or several share capital increases or by additional indebtedness up to £225 million; and

(iv)
the issue of the Warrants to holders of Units tendering their Units to the Offer.

As indicated in (iii) above, the Safeguard Plan provides that EGP will be able to redeem NRS II in cash, in particular (i) by using available cash flow, (ii) by additional indebtedness up to approximately 330 million euros and (iii) by using the net proceeds of one or several share capital increases of GET SA. In this last case, the total number of new GET SA Ordinary Shares to be issued as part of the share capital increase cannot be greater than the number of GET SA Ordinary Shares that would have been issued on the redemption in shares of the NRS II that were redeemed in cash.

Although no assurances can be given by Eurotunnel Group as to the redemption of NRS II in cash, on the basis of the forecast combined cash flow referred to in chapter 14 of this Registration Document, it is likely that the number of NRS II that may be redeemed in cash by using available cash flow within Eurotunnel Group will be limited. It should be noted in this respect that because part of the NRS I will be redeemed in shares before the available cash flow for the second and third years will have been received by the company, the resulting increase in the shareholders' proportionate share of the equity of GET SA, in particular without taking into consideration the exercise of the Warrants and any share capital increase, would be approximately 1%. Accordingly, the available cash flow is very likely to be used for other purposes, which may include making market purchases of NRS if appropriate.

The additional indebtedness referred to above that may be incurred to finance the redemption of NRS II in cash will also only result in a small increase in the shareholders' proportionate share of the equity of GET SA. In the absence of one or several share capital increases and without taking into consideration the exercise of the Warrants, the increase in the shareholders' proportionate share of the equity of GET SA would be approximately 2% in the lowest scenario. In addition, the principal purpose of the Reorganisation is to reduce the amount of the Current Debt and therefore it would only be envisaged to incur additional indebtedness if the financial charges of this new indebtedness were compatible with the financial capacities of Eurotunnel Group taking account of the reduction of interest to be paid on the NRS purchased or redeemed in cash. However, this additional indebtedness could be used in addition to one or several share capital increases which would result in a greater increase in the shareholders' proportionate share of the equity of GET SA or to make market purchases of NRS.

Therefore, a significant increase in the shareholders' proportionate share of the equity of GET SA for shareholders would require one or several share capital increases (see in particular (b) and (d) below) to enable the redemption of all or a significant part of the NRS II.

The increase in the shareholders' proportionate share of the equity of GET SA would, on the basis of the assumptions described in (b) above, be as set out in scenario 1, scenario 2 and scenario 3 below.

Shareholders will only increase their proportionate share in the equity of GET SA if they subscribe for shares in cash in these share capital increases with preferential subscription rights or priority subscription period for shareholders. In the event of an issue of shares with preferential subscription rights, shareholders may, if they wish, sell their preferential subscription rights to third parties for cash.

b)         Maximum increase in shareholders' proportionate share of the equity of GET SA excluding exercise of Warrants

The following assumptions have been used to determine the theoretical maximum increase in shareholders' proportionate share of the equity of GET SA before exercise of the Warrants:

(i)
redemption in cash by EGP of all of the NRS II;

(ii)
financing of this redemption by way of a share capital increase subscribed for by the shareholders of GET SA;

  This share capital increase is effected:

  (a)
  without any preferential subscription rights but with a priority subscription period subject to applicable regulations in terms of discount; or

  (b)
  with preferential subscription rights at a price at least equal to the price per GET SA Ordinary Share, meaning that the preferential subscription right has no value.

(iii)
the issue of the maximum number of GET SA Ordinary Shares authorised by the Safeguard Plan to finance the redemption in cash of the NRS II, being as many GET SA Ordinary Shares as would be issued upon redemption of the NRS II in shares; and

(iv)
the share capital increase is of a total amount of 1,616 million euros with a hypothetical share price at the time of the increase of less than 16.2 euro cents per share and an increase in capital of 15.4 euro cents (after a maximum discount of 5%) in the case of (a) above, or less than 15.4 euro cents per share for (b).

This approach is theoretical, particularly in that it does not correspond to any usual market practices. It is based on the assumption that the ultimate purpose of the share capital increase would be to increase the shareholders' proportionate share of the equity of GET SA and not to carry out a traditional capital markets transaction and that the share capital increase is likely not to be underwritten and would be priced at an unusually small discount or no discount at all.

Three potential scenarios are set out below based on these assumptions:

•
Scenario 1: share capital increase before redemption in shares of NRS I T1

	Capital increase			Pro Forma shareholding(1)
	% Subscription	Amount (m€)	No. underlying shares (m)	No. shares held (m)	% holding of capital
Initial shares				2,546	13
Shares issued in the capital increase	100	1,616	10,513	10,513	54
Shareholders excluding monetisation				13,059	67
Shares under NRS I subscribed by shareholders				173	1
Total shareholders				13,232	68
Tier 3(2)				3,310	17
Noteholders	0	0	0	3,036	16

Total	100	1,616	10,513	19,578	100

£/€ Exchange rate used: 1.46635

(1)
Diluted Pro Forma shareholding excluding impact of Warrants

(2)
Number of shares corresponding to NRS I

•
Scenario 2: share capital increase after redemption in shares of NRS I T1 and before redemption in shares of NRS I T2

	Capital increase			Pro Forma shareholding(1)
	% Subscription	Amount (m€)	No. underlying shares (m)	No. shares held (m)	% holding of capital
Initial shares				2,546	13
Shares issued in the capital increase	74	1,197	7,789	7,789	40
Shareholders excluding monetisation				10,335	53
Shares under NRS I subscribed by shareholders				173	1
Total shareholders				10,508	54
Tier 3(2)				3,310	17
Noteholders	26	419	2,724	5,760	29

Total	100	1,616	10,513	19,578	100

£/€ Exchange rate used: 1.46635

(1)
Diluted Pro Forma shareholding excluding impact of Warrants

(2)
Number of shares corresponding to NRS I

•
Scenario 3: capital increase after redemption in shares of NRS I T2 and before redemption in shares of NRS I T3

	Capital increase			Pro Forma shareholding(1)
	% Subscription	Amount (m€)	No. underlying shares (m)	No. shares held (m)	% holding of capital
Initial shares				2,546	13
Shares issued in the capital increase	59	951	6,186	6,186	32
Shareholders excluding monetisation				8,732	45
Shares under NRS I subscribed by shareholders				173	1
Total shareholders				8,905	45
Tier 3(2)				3,310	17
Noteholders	41	665	4,327	7,363	38

Total	100	1,616	10,513	19,578	100

£/€ Exchange rate used: 1.46635

(1)
Diluted Pro Forma shareholding excluding impact of Warrants

(2)
Number of shares corresponding to NRS I

Other potential scenarios resulting in the shareholders of GET SA holding between the minimum of 13% and the percentages referred to above are possible, for example where: (i) the share capital increase does not result in sufficient proceeds being raised to redeem all of the NRS II in cash, (ii) the share capital increase is effected in a number of transactions (several share capital increases during one or more of the three periods), (iii) the share capital occurs at a discount to the share price and therefore gives rise to an adjustment of the redemption ratio of NRS in shares, or (iv) the share capital increase is effected at a price per share above 15.4 euro cents and therefore results in the issue of a fewer number of shares than the number of shares for which the NRS II would have been redeemed.

c)          Impact of the exercise of the Warrants

The exercise of the Warrants would affect the proportion of the diluted share capital held by GET SA shareholders.

The exercise of the Warrants would increase the proportion of equity held by the GET SA shareholders up to a maximum holding by them of 55% of the capital of GET SA. Above this percentage, the exercise of Warrants would reduce the dilution of GET SA shareholders who hold Warrants which would otherwise result from the exercise of Warrants held by Noteholders.

The table below shows the evolution of diluted share capital held by shareholders based on the hypothetical holdings set out above in a situation where all of the Warrants are exercised and in a situation where half of them are exercised.

% held by shareholders
Hypothetical holding before exercise of the Warrants	Holding after exercise of the Warrants with 50% held by shareholders	Holding after exercise of the Warrants with 100% held by shareholders
13%	18%	22%
45%	47%	47%
54%	54%	54%
68%	66%	65%

d)         Additional information

It is important to note that there are many scenarios between the maximum theoretical scenarios described above and it is unlikely that any of the scenarios described above will occur.

EGP's ability to make market purchases of NRS in order to cancel them has not been taken into account in the analysis set out above.

22.1.3  Constitutional document and by-laws

a)          Corporate purpose (article 2 of the by-laws of GET SA)

GET SA's corporate purpose is to:

  •
  acquire interests by way of purchase, subscription, transfer or exchange of corporate rights, shares, partnership interests or otherwise, with any co-contracting party, French or foreign, in any company whose object is directly or indirectly related to the operation of the Tunnel between France and the United Kingdom or any other fixed links;

  •
  participate in any manner whatsoever, directly or indirectly, in any transactions connected with its corporate purpose by means of incorporating new companies, contribution, subscription or purchase of securities or corporate rights, merger or otherwise, creation, acquisition, leasing, lease management of all businesses or establishments; taking, acquiring, exploiting or selling any procedures or patents relating to its activities; and

  •
  generally, all industrial, commercial, financial, civil, personal or real property transactions, directly or indirectly related to any of the objects referred to above or any similar or connected objects, including in particular, any transport business.

b)         Members of the board of directors and management bodies

The provisions relating to the board of directors and management bodies of GET SA are described in paragraphs 15.1.1 and 17.1.1 of this Registration Document.

c)          Rights and obligations attached to the shares (articles 11 and 37 of the by-laws of GET SA)

Ownership of one GET SA Ordinary Share or the GET SA Preferred Share implies agreement to be bound by the by-laws of GET SA and all decisions taken in general meetings of the shareholders of GET SA.

•
GET SA Ordinary Shares

In addition to voting rights, each GET SA Ordinary Share gives the right to a share in the ownership of the company's assets, profits and liquidation proceeds, in proportion to the fraction of the share capital that it represents.

•
GET SA Preferred Share — GET SA Preferred Share Committee

The GET SA Preferred Share gives its holder specific rights relating to the corporate governance of GET SA as described in paragraph 17.1.1(a) ("Rules of majority") of this Registration Document. The GET SA Preferred Share does not give its holder the right to vote in general meetings and no specific economic rights are attached to the GET SA Preferred Share.

A GET SA Preferred Share Committee comprising five representatives of the GET SA Preferred Shareholder shall be formed by ENHC once the GET SA Preferred Share has been issued by GET SA in accordance with article 37 of the by-laws of GET SA and the provisions of the Safeguard Plan.

The Chairman of the board of directors, and any other employee whose presence he considers necessary depending on the items on the agenda, may attend all GET SA Preferred Share Committee meetings.

On a regular and strictly confidential basis, the GET SA Preferred Share Committee shall be provided with the following information relating to Eurotunnel Group:

  •
  the consolidated Eurotunnel Group accounts including an income statement, balance sheet and cash flow statement prepared in accordance with applicable accounting standards, and an explanation of any variations compared to the budget and a breakdown of the key balances;

  •
  the principal consolidated monthly operational Eurotunnel Group performance indicators (primarily including reports on customer service, asset quality, punctuality, etc.);

  •
  a quarterly statement of commercial and operational prospects, primarily including earnings, costs, assets (for example, yield strategy, business development, headcount, etc.);

  •
  a six-monthly report confirming compliance with the contractual obligations in the Term Loan described in paragraph 5.3.4(a) of this Registration Document;

  •
  the audited consolidated Eurotunnel Group financial statements prepared in accordance with generally accepted accounting principles within 120 days of the end of the financial year, together with the GET SA statutory auditors reports;

  •
  the Eurotunnel Group consolidated six-monthly financial statements prepared in accordance with generally accepted accounting principles within 90 days of the end of the first semester; and

  •
  the annual report on internal controls.

The GET SA Preferred Share Committee (i) shall assist ENHC in its capacity as holder of the GET SA Preferred Share in exercising its powers as described in paragraph 17.1.1(a) ("Rules of majority") of this Registration Document,

(ii) shall analyse the information contained in the documents listed above, (iii) shall examine and discuss such documents with the Chairman of the board of directors or any other employee summoned at the request of the Chairman of the board of directors, (iv) shall oversee the implementation of the business plan and more generally monitor the performance of GET SA and Eurotunnel Group and (v) shall examine proposals for the modification of the business plan and the budget.

The GET SA Preferred Share Committee shall meet on a monthly basis and its meetings shall, unless the members decide otherwise, be held in English.

In addition, the boards of directors of FM and CTG must each include a director appointed by the holder of the GET SA Preferred Share.

d)         Allocation of profits (article 31 of the by-laws of GET SA)

The following deductions are made from the profits of each financial year, less prior losses if any, in the order set out below:

  •
  five per cent at least to constitute the legal reserve account;

  •
  the amounts determined by shareholders in general meeting to constitute such reserves as they may determine; and

  •
  the amounts that the shareholders in general meeting decide to carry forward.

The balance, if any, shall be shared between all of the shareholders in proportion to the number of shares held by each of them.

If the balance sheet prepared during or at the end of the financial year and certified by the statutory auditors shows that GET SA, since the end of the previous financial year, after any necessary depreciation and reserves and after deducting any previous losses and amounts required to constitute the necessary reserves pursuant to applicable law or the by-laws, has made a profit, interim dividends may be distributed before the accounts for the financial year have been approved. The amount of the interim dividend may not exceed the amount of profit as defined above.

The conditions for the payment of dividends in cash are fixed by the shareholders' general meeting, or failing which by the board of directors.

Payment of dividends in cash must be made within a maximum period of nine months following the end of the financial year, unless extended by authorisation of the courts.

e)          Modifications of shareholders' rights

The modification of the by-laws requires the approval of an extraordinary general meeting with the quorum and majority required by applicable laws and regulations.

In accordance with article 37 of the by-laws of GET SA, any proposal to amend the by-laws of GET SA involving changes to or a cancellation of the rights of the GET SA Preferred Share requires a qualified majority decision of eight members of the board of directors of GET SA.

The specific rights attached to the GET SA Preferred Share shall lapse (i) if all of the NRS have been redeemed or (ii) if the creditors of Eurotunnel having received or subscribed for NRS under the terms of the Reorganisation at any time together hold less than 30% of the initial number of ENHC Ordinary Shares (less the number of ENHC Ordinary Shares converted in to ENHC Deferred Shares in the event of (i) redemption of the NRS for GET SA Ordinary Shares, or (ii) redemption in cash by EGP of the NRS II or (iii) purchase by EGP of the NRS on the market), and if no creditor of Eurotunnel having received or subscribed for NRS under the terms of the Reorganisation, alone, holds more than 20% of the initial number of ENHC Ordinary Shares (less the number of ENHC Ordinary Shares converted into ENHC Deferred Shares in the event of (i) redemption of the NRS for GET SA Ordinary Shares, or (ii) redemption in cash by EGP of the NRS II or (iii) purchase by EGP of the NRS on the market).

If the specific rights attached to the GET SA Preferred Share lapse, the GET SA Preferred Share shall automatically become a GET SA Ordinary Share. The activation and lapsing of the temporary specific rights attached to the GET SA Preferred Share shall be approved by the GET SA board of directors.

f)           General meetings

•
Convening notice (article 27 of the by-laws of GET SA)

General meetings are convened in accordance with applicable laws and regulations.

•
Venue of meetings (article 27 of the by-laws of GET SA)

General meetings are held at the registered office or at any other place referred to in the notice of the meeting.

•
Attendance at general meetings (article 27 of the by-laws of GET SA)

Any shareholder may attend general meetings in person or by proxy, regardless of the number of shares held, upon providing evidence of identity and title to the shares, by account entry of the shares in the name of the shareholder or the intermediary registered on his behalf pursuant to the seventh paragraph of article L. 228-1 of the French Commercial Code by midnight, Paris time, on the third business day prior to the meeting, either in the registered share accounts, held by GET SA, or in the bearer's share accounts held by the authorised intermediary in accordance with the provisions of article 136 of the Decree dated 23 March 1967.

•
Electronic means of communication (article 27 of the by-laws of GET SA)

If the board so decides at the time the meeting is convened, all shareholders may participate and vote at general meetings by video conference or any other electronic means of communication in accordance with applicable laws and regulations.

For the purposes of calculating the quorum and majority, shareholders participating in the meeting by video conference or another form of electronic communication enabling them to be identified, and of a kind and in accordance with applicable laws and regulations, are deemed to be present.

•
Representation at general meetings (article 27 of the by-laws of GET SA)

Shareholders may only be represented at meetings by their spouse or by another shareholder. For this purpose the proxy must prove his authority in accordance with article L. 225-106 of the French Commercial Code. In addition, owners of shares referred to in the 3rd paragraph of article L. 228-1 of the French Commercial Code may be represented by a registered intermediary in accordance with the provisions of article L. 228-3-2 of the French Commercial Code.

Legal representatives of shareholders without legal capacity and natural persons representing corporate shareholders may participate in general meetings, whether or not they are shareholders.

Authority to act as a proxy may be given for one meeting only and shall be in respect of the agenda of such meeting. The authorisation must specify the agenda of the meeting for which it is granted and provide necessary information to identify the shares. Authority may however be given for two meetings, one ordinary and the other extraordinary, held on the same day or within a period of fifteen days. The authority given for one meeting shall be valid for all successive meetings convened with the same agenda. The proxy named in person on the proxy form may not substitute any other person.

All documents required by applicable laws and regulations must be attached to all proxy forms sent to shareholders.

The proxy form must be signed by the shareholder being represented and give details of the name, the first name, his address, the number of shares he owns and the number of votes attached to those shares. Only proxy forms which have been received two days prior to the meeting will be taken into account by GET SA.

The intermediary referred to in article L. 228-1 of the French Commercial Code may, pursuant to a securities management general mandate, transmit votes or powers of attorney on behalf of a shareholder as defined in article L. 228-1 of the French Commercial Code for the purposes of a general meeting.

•
Exercise of voting rights (article 27 of the by-laws of GET SA)

All shareholders may vote by postal ballot under the conditions and within the time limits provided for by law by using a form prepared by GET SA and sent to shareholders requesting the form and provided such forms reach GET SA two days prior to the general meeting.

•
Chairmanship of general meetings (article 27 of the by-laws of GET SA)

General meetings of shareholders are presided by the Chairman of the board of directors or, in his absence, by the most senior director present at the meeting. If the meeting has been convened by the statutory auditors, by a court appointed representative or by a liquidator, the general meeting shall be chaired by the person, or one of those persons, who convened the meeting.

•
Quorum and majority at general meetings (articles 28 and 29 of the by-laws of GET SA)

Ordinary, extraordinary, combined or special general meetings shall be subject to the quorum and majority conditions provided by applicable laws and regulations and shall exercise the powers conferred on them by law.

•
Voting rights and double voting rights (article 11 of the articles by-laws of GET SA)

Save as set out below, each member of a general meeting has as many votes as the number of fully paid-up GET SA Ordinary Shares he owns or is representing.

However, each fully paid-up GET SA Ordinary Share which has been held by the same shareholder in registered form for two years (starting from the admission of GET SA shares to trading on a regulated market) will carry a double voting right in accordance with applicable laws and regulations.

In the event of a share capital increase by incorporation of reserves, profits or share premiums, a double voting right is conferred from their date of issue on GET SA Ordinary Shares in registered form issued to a shareholder for free by virtue of the existing GET SA Ordinary Shares from which he derived this right.

A merger or demerger of GET SA has no effect on the double voting right that may be exercised at shareholder meetings of the surviving companies if the by-laws of such companies so provide.

Any GET SA Ordinary Share converted into bearer form or which is transferred shall lose the double voting right conferred on it as described in the preceding three paragraphs. However, the double voting right is not lost and the time proceeds are not affected by a transfer by inheritance, liquidation of assets held jointly by spouses or inter vivos gifts in favour of a spouse or relative entitled to inherit.

g)         Clauses likely to affect the control of GET SA

Subject to the provisions relating to the GET SA Preferred Share, there are no provisions in the by-laws that could have the effect of delaying, deferring or preventing a change of control of GET SA.

The provisions relating to the GET SA Preferred Share that are likely to have an impact on the control of GET SA are set out in paragraph f) above and in paragraph 17.1.1(a) ("Rules of majority") of this Registration Document.

h)         Identification of shareholders (article 14 of the by-laws of GET SA)

GET SA has the right to request the securities clearing house for information relating to the identification of its shareholders in accordance with applicable laws and regulations (articles L. 228-2 et seq. of the French Commercial Code) as follows: their name or in the case of legal entities, their company name, nationality, address, number of shares held by each of them, any restrictions affecting the shares, the year of birth of the holder, or in the case of a legal entity, the date of its incorporation.

i)           Disclosures of interest in shares

None.

j)           Modifications of share capital

Subject to the decisions in respect of which a qualified majority of eight members of the board of directors of GET SA is required as described in paragraph 17.1.1(a) ("Rules of majority") of this Registration Document, the share capital may be modified in accordance with applicable laws and regulations.

22.1.4  Travel Privileges

In accordance with the provisions of the Safeguard Plan, GET SA intends to offer travel privileges to its shareholders subject to financial and legal constraints, in particular the requirement to treat shareholders of GET SA equally.

Current travel privileges within Eurotunnel were put in place pursuant to programmes dated 1987, 1990 and 1996.

GET SA intends to adopt, as its only programme, a programme similar to the 1996 programme put in place by Eurotunnel.

Accordingly, holders of Units (i) holding their Units in registered form prior to 15 May 2006 (being the date on which the listing of the Units on Eurolist by Euronext™ was suspended), (ii) who held at such date at least 1,000 Units for a period of not less than 3 months, and (iii) who tender all of their Units to the Offer, will benefit from a reduction of 30% on 6 one-way trips per year compared to the applicable price, if they continue to hold in registered form at least 1,000 GET SA Ordinary Shares received pursuant to the Offer.

Shareholders of GET SA who do not satisfy the conditions of holding at least 1,000 Units for a period of not less than 3 months prior to 15 May 2006 will have to hold at least 30,000 GET SA Ordinary Shares for a period of not less than 3 months in order to benefit from the same travel privileges.

The number of GET SA Ordinary Shares referred to above will be adjusted to reflect any consolidation of GET SA Ordinary Shares.

These programmes are guaranteed until 31 December 2010 and will be renewable thereafter on an annual basis, unless GET SA decides otherwise and announces its decision no less than 3 months prior to the renewal date.

The 1996 programme put in place at the level of ESA and EPLC will be terminated in accordance with its terms.

22.2     EGP

This paragraph 22.2 is a summary of certain provisions of the articles of association of EGP on the basis of a non-certified translation of the articles of EGP.

Knowledge of the Companies Act is necessary for a complete understanding of this paragraph 22.2.

22.2.1  Share Capital

a)          Amount of the capital (article 2 of the articles of association of EGP)

As of the date of this Registration Document, the authorised share capital of EGP is 50,013 divided into 50,012 EGP Ordinary Shares each with a par value of £1 and an EGP Preferred Share with a par value of £1, which can be issued by a decision of the board of directors of EGP.

b)         Form and transfer of shares (articles 7 and 10 of the articles of association of EGP)

The shares may be in certificated or uncertificated form or can be bearer shares or any other form approved by the directors. The shares are transferred under the conditions set out by the Companies Act.

c)          Securities not representing share capital

As of the date of this Registration Document, there are no securities other than equity securities.

d)         EGP Shares held by EGP

As of the date of this Registration Document, EGP does not hold any of EGP's shares.

e)          Securities convertible in EGP shares or securities with warrants

As of the date of this Registration Document, EGP has not issued securities convertible into EGP shares or securities with subscription warrants giving rights to EGP's share capital.

As of the Closing Date for the purpose of the Reorganisation, EGP will issue NRS, redeemable in GET SA Ordinary Shares.

f)           Authorised but unissued capital, commitments to increase the capital

Save for the EGP Preferred Shares, which can be issued pursuant to the articles of by the board of directors, as of the date of this Registration Document there are no securities other than shares giving access to the share capital of EGP.

g)         Share capital subject to options

As of the date of this Registration Document, the share capital of EGP, to the knowledge of EGP and GET SA, is not covered by any options.

h)         History of the share capital over the last three years

EGP was incorporated on 28 December 2006 by GET SA with an initial share capital fully paid up of 1 pound sterling. On 9 March 2007, the share capital of EGP was increased to £50,005 and the company was re-registered as an English public limited company.

22.2.2  Memorandum and articles of association

a)          Corporate purpose

Pursuant to applicable legislation and regulations, the object of EGP is to carry on business as a general commercial company.

b)         Members of the board of directors and management bodies

The provisions applying to the board of directors and management bodies are described in paragraphs 15.2 and 17.2 of this Registration Document.

c)          Rights and obligations attached to the shares

•
EGP Ordinary Shares

A holder of EGP Ordinary Shares is entitled to vote in shareholders' meetings pursuant to the conditions set out in article 17 of the articles of association of EGP, described in paragraph (d) below.

In addition, the holders of EGP Ordinary Shares are entitled to a share in the profits in the manner described in paragraph (d) hereafter.

•
EGP Preferred Share (articles 2.2 and 2.3 of the articles of association of EGP)

No right to vote in general meetings or share in profits is attached to the EGP Preferred Share. The right of the holder of the EGP Preferred Share to share in the proceeds of a liquidation is subordinated to the rights of the holders of EGP Ordinary Shares.

ENHC, as holder of the EGP Preferred Share, is entitled in its absolute discretion to appoint up to 4 directors.

In addition, specific corporate governance rights relating to EGP are described in paragraph 17.2.1(a) ("Rules of majority") of this Registration Document.

•
EGP Deferred Share (article 2.4 of the articles of association of EGP)

No right to vote in general meeting or share in profits is attached to EGP Deferred Shares. The right of the holders of EGP Deferred Shares to share in the proceeds of a liquidation is subordinated to the right of the holders of EGP Ordinary Shares and the holder of EGP Preferred Shares.

d)         Allocation of profits (articles 31 and 32 of the articles of association)

Subject to the provisions of the Companies Act, EGP may, by way of ordinary resolution, declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the directors of EGP.

Subject to the provisions of the Companies Act, the directors may pay interim dividends if it appears to them that they are justified by the profits of EGP available for distribution.

Except as otherwise provided by the articles of association of EGP or the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up in respect of the nominal value of the shares on which the dividend is paid.

No dividend or other amounts payable in respect of a share shall bear interest, unless otherwise provided by the rights attached to the shares.

Any dividend which has remained unclaimed for twelve years from the date on which it became due for payment shall, if the directors so resolve, be forfeited and cease to remain owing by EGP.

e)          Modification of shareholders' rights (article 2.3 of the articles of association of EGP)

The specific rights attached to the GET SA Preferred Share shall lapse (i) if all of the NRS have been redeemed or (ii) if the creditors of Eurotunnel having received or subscribed for NRS under the terms of the Reorganisation at any time together hold less than 30% of the initial number of ENHC Ordinary Shares (less the number of ENHC Ordinary Shares converted in to ENHC Deferred Shares in the event of (i) redemption of the NRS for GET SA Ordinary Shares, or (ii) redemption in cash by EGP of the NRS II or (iii) purchase by EGP of the NRS on the market), and if no creditor of Eurotunnel having received or subscribed for NRS under the terms of the Reorganisation, alone, holds more than 20% of the initial number of ENHC Ordinary Shares (less the number of ENHC Ordinary Shares converted into ENHC Deferred Shares in the event of (i) redemption of the NRS for GET SA Ordinary Shares, or (ii) redemption in cash by EGP of the NRS II or (iii) purchase by EGP of the NRS on the market). When the specific rights attached to the EGP Preferred Share terminate, the EGP Preferred Share shall be converted into an EGP Deferred Share.

f)           General meetings (articles 14 to 18 of the articles of association of EGP)

All general meetings other than the annual general meeting shall be called extraordinary general meeting.

All annual general meetings and extraordinary general meetings shall be held in France.

•
Convening notice (article 15 of the articles of association of EGP)

The directors may call general meetings and on a members' requisition under section 368 of the Companies Act shall forthwith convene an extraordinary general meeting.

Subject to the provisions of the Companies Act, any general meeting convened to consider a special resolution to modify the articles of association of EGP or a resolution to remove any of the directors of EGP shall be called on at least thirty clear days' notice. An annual general meeting and an extraordinary general meeting convened to consider a special resolution or a resolution appointing or reappointing a person as a director shall be called on at least twenty-one clear days' notice, and all other extraordinary general meetings shall be called on at least fourteen clear days' notice. The notice shall specify the place, the day and the time of meeting and the general nature of the business to be transacted, and in the case of an annual general meeting shall specify the meeting as such. Subject to the provisions of the articles of association of EGP, notices shall be given to all members, to all legal successors to the shares and to the directors and auditors of EGP.

In accordance with the provisions of the Safeguard Plan, in the event that for any reason the terms and conditions of the NRS are not complied with, the period of notice for a general meeting of EGP, shall be extended until such time as the terms of the NRS have been complied with.

The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

•
Holding of general meetings (article 16 of the articles of association of EGP)

•
Quorum (articles 16.1 and 16.2 of the articles of association of EGP)

No business shall be transacted at any meeting unless a quorum is present. Two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporation which is a member, shall be a quorum.

If a quorum is not present within half an hour after the time appointed for holding the meeting, or if during a meeting a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place, or to such time and place as the directors may determine. If at the adjourned meeting a quorum is not present within fifteen minutes after the time appointed for holding the meeting, the meeting shall be dissolved.

•
Chairman of the general meeting (articles 16.3 and 16.4 of the articles of association of EGP)

The chairman of the board of directors, or in his absence, any other director nominated by the directors, shall preside as chairman of the meeting. If the chairman or any such other director is not present within fifteen minutes after the time appointed for holding the meeting or not willing to act, the directors present shall elect one of their number present to be chairman and, if there is only one director present and willing to act, he shall be chairman.

A resolution put to the vote of a meeting shall be decided on a show of hands unless before or on the declaration of the result of the show of hands a poll is duly demanded. Subject to the provisions of the Companies Act, a poll may be demanded by:

  •
  the chairman; or

  •
  not less than five directors having the right to vote at the meeting; or

  •
  a member or members representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

  •
  a member or members holding shares conferring a right to vote on the resolution on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

Unless a poll is duly demanded, a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority, and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

In the case of a tied vote, whether on a show of hands or on a poll, the chairman shall be entitled to a casting vote in addition to any other vote he may have.

•
Exercise of voting rights — Representation at general meetings (article 17 of the articles of association of EGP)

Subject to any rights or restrictions attached to any shares, on a show of hands every member who (being an individual) is present in person or (being a corporation) is present by a duly authorised representative who is not himself a member entitled to vote, shall have one vote, and on a poll every member shall have one vote for every ordinary share of which he is the holder.

On a poll, votes may be cast either in person or by a representative or proxy (who need not be a member). A member entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses the same way. A member may appoint more than one proxy to attend on the same occasion. Submitting an appointment of proxy shall not preclude a member from attending and voting at the meeting or at any adjournment of it.

An appointment of a proxy shall be in writing in any usual form or in any other form which the directors may approve and shall be executed by or on behalf of the member which in the case of a corporation may be either under its common seal or under the hand of a duly authorised officer.

g)         Clauses likely to affect the control of EGP

Subject to the provisions relating to the EGP Preferred Share, no provision of the articles of association can delay, defer or prevent a change of control of EGP.

The provisions relating to the EGP Preferred Share which are likely to have an impact on the control of EGP are set out in paragraph (f) above and in paragraph 17.2.1(a) ("Rules of majority") of this Registration Document.

h)         Disclosure of interests in shares

None.

CHAPTER 23    MATERIAL CONTRACTS

23.1     The Treaty of Canterbury

The principal purpose of the Treaty of Canterbury is to authorise the construction and operation of the Fixed Link by private concessionaire companies, without calling on government funds.

Under the terms of the Treaty of Canterbury, the States guarantee FM and CTG, as Concessionaires, under national and EU law, freedom to determine their commercial policy, tariffs and the nature of the services they offer to customers.

The Treaty of Canterbury also includes various other provisions relating to the Fixed Link such as:

  •
  the establishment of the IGC, to deal with all issues relating to the construction and operation of the Fixed Link in the name of the States and by express delegation of their authority;

  •
  the establishment of the Safety Authority to advise and assist the IGC on all issues relating to the safety of the construction and operation of the Fixed Link. The Safety Authority also assists in drawing up regulations applicable to the safety of the Fixed Link and monitors compliance of such regulations with applicable national or international rules and regulations. The members of the Safety Authority are appointed on an equal basis by each of the States;

  •
  the establishment of an arbitration tribunal to settle disputes between the States and the Concessionaires relating to the Concession Agreement;

  •
  the taxation by the two States of profits and earnings generated by the construction and operation of the Fixed Link is governed by applicable legislation, including any double taxation treaties for the prevention of tax evasion in force between the two States and relating to direct taxes, together with any related protocols;

  •
  compliance by the two States with the principle of non-discrimination with respect to taxes relating to charges payable by customers of other directly competing modes of crossing the Channel;

  •
  the absence of any taxation by the two States on the transfer of funds and financial payments required for the operation of the Fixed Link, either between the two States, or coming from or going to other countries, other than the general taxation of payments represented by such transfers or financial payments; and

  •
  the commitment of the States to cooperate in a number of areas, including defence, safety, policing, border controls, interpretation or application of the Treaty of Canterbury and the Concession Agreement.

23.2     The Concession Agreement

The Concession Agreement was signed on 14 March 1986 between the States and the Concessionaires, pursuant to the Treaty of Canterbury.

Initially entered into for a period of 55 years, the Concession Agreement was extended by 10 years and then 34 years by successive supplemental agreements dated, respectively, 29 June 1994 and 29 March 1999, duly ratified by law in France and the United Kingdom. The term of the Concession Agreement was therefore extended first from 55 to 65 years, then from 65 to 99 years and expires in 2086.

Pursuant to the terms of the Concession Agreement, the Concessionaires have the right and the obligation, jointly and severally, to design, finance, construct and operate the Fixed Link, and the Concessionaires do so at their own risk and without any government funds or state guarantees whatever risks may materialise during the performance of the Concession Agreement. In particular, the Concessionaires are solely liable for any loss or damage caused to users of the Fixed Link or third parties resulting from its operation.

Accordingly, the principal obligations of the Concessionaires under the Concession Agreement are:

  •
  to operate and maintain the Fixed Link and employ all means necessary to permit the continuous and fluid flow of traffic in safe and convenient conditions; and

  •
  to comply with applicable laws and regulations in relation to the operation of the System and in particular in relation to customs, immigration, safety, sanitary and road transport controls and rescue services.

23.2.1  Tariffs and commercial policy

The Concessionaires are free to set their tariffs. National laws relating to price and tariff controls by public authorities do not apply to the Fixed Link. However, these provisions are without prejudice to the application of national or EU rules relating to competition and abuse of dominant positions. The Concessionaires must not discriminate between users of the Fixed Link, notably with respect to their nationality or direction of travel. They may however adjust tariffs in accordance with normal commercial practices. The Concessionaires must publish their tariffs.

23.2.2  Role of the IGC

The IGC, established by the Treaty of Canterbury, was created to monitor, on behalf and with the authority of the States, all issues relating to the construction and operation of the System. The IGC is made up of representatives of each of the States on an equal basis.

The IGC acts as concession authority vis-à-vis Eurotunnel on behalf of the States and its duties in this regard are:

  •
  to supervise the construction and operation of the System;

  •
  to take decisions on behalf of the States in relation to the performance of the Concession Agreement, including the right to impose penalties on the Concessionaires in the event of a breach of their obligations under the Concession Agreement;

  •
  to approve the proposals of the Safety Authority;

  •
  to prepare or participate in the preparation of all regulations applicable to the System and monitor their application, including those in relation to maritime and environmental matters;

  •
  to issue advice and recommendations concerning the States and the Concessionaires.

23.2.3  Penalties

Any failure by the Concessionaires to perform their obligations under the Concession Agreement shall entitle the States to impose penalties, but no other measure under the Concession Agreement.

If a breach is identified by the IGC, it shall inform the Concessionaires in writing, specifying the nature and subject of the breach. After the Concessionaires have been heard, the IGC may issue a formal notice to remedy the breach within a sufficiently long time period which may not be less than thirty days.

If at the end of such period, the Concessionaires have not remedied the breach identified by the IGC, it may impose a penalty on the basis of a fixed daily sum of between 10,000 euros and 100,000 euros at 1986 values and proportionate to the seriousness of the breach giving rise to the penalty.

23.2.4  Early termination of the Concession Agreement and compensation

Each party to the Concession Agreement may request the arbitration tribunal, established pursuant to the Treaty of Canterbury, to declare the termination of the Concession Agreement in exceptional circumstances, such as war, invasion, nuclear explosion or natural disaster. In such cases, in principle, no compensation, is owed to the Concessionaires. However, the States may pay the Concessionaires an amount representing the financial benefits, if any, that they may derive from such termination.

Each of the States may terminate the Concession for reasons of national defence. In such case, the Concessionaires may claim compensation under the conditions laid down in the Treaty of Canterbury. The Treaty of Canterbury specifies that such compensation shall be governed by the law of the relevant State.

Each of the States may terminate the Concession Agreement in the event of a fault committed by the Concessionaires. The Concession Agreement defines a fault as a breach of a particularly serious nature of the Concessionaires' obligations under the Concession Agreement or ceasing to operate the Fixed Link. The States may issue a formal notice to the Concessionaires giving them a period of three months, which may be extended up to a maximum period of six months, to remedy the breach. This formal notice is also sent to the lenders which financed the construction and operation of the Fixed Link. If, within such period, the Concessionaires have not remedied the breaches complained of, the States may terminate the Concession Agreement, subject to giving prior notice to the Lenders of their right of substitution.

Any termination of the Concession Agreement by the States, other than in a situation described above, gives the Concessionaires the right to payment of compensation. Such compensation shall be for the entire direct and certain loss actually suffered by the Concessionaires and attributable to the States, within the limits of what can reasonably be estimated at the date of the termination, including the damage suffered and operating losses. To calculate this compensation, account is taken of the share of liability of the Concessionaires, if any, in the events which led to the termination.

23.2.5  Assignment and Substitution by Lenders

The Concession Agreement provides that each of the Concessionaires has the right to transfer the Concession Agreement or the rights it confers, with the agreement of the States.

In addition, upon the occurrence of one of the events set out below, and for as long as the effects of the event are ongoing, or any other action or intention that could lead to the termination of the Concession Agreement, the lenders, approved as such by the States pursuant to the Concession Agreement (the "Lenders") may request to the States that substitution be operated in favour of entities controlled by them (the "Substituted Entities") if: (i) the Concessionaires fail to pay, within any contractual grace period, any sum due and payable under the terms of the finance documents, (ii) the Concessionaires do not have and cannot procure sufficient funds to finance the forecast operating costs of the Fixed Link, and the related finance charges, (iii) it appears that the date of full and final payment of all claims of the Lenders must be postponed for a significant length of time (iv) if the Fixed Link is abandoned, suspension of payments, liquidation, enforcement of security by other creditors or similar events.

The Substituted Entities must prove to the States, at the time of the substitution, that they have sufficient technical and financial capacity to continue performance of the Concession Agreement.

The supplemental Concession Agreement dated 29 March 1999 granted an extension to the term of the Concession Agreement for the sole benefit of the Concessionaires, such that the extension would not apply if the Lenders exercised their right of substitution.

In accordance with article 32 of the Concession Agreement, the lenders of the Term Loan will have to be approved by the States as Lenders able to benefit from the right of substitution on the terms set out in the Concession Agreement..

23.2.6  Taxation and sharing of profits

Taxation and customs matters are decided by the States in accordance with the provisions of the Treaty of Canterbury. If it appears that changes in tax or customs legislation have a discriminatory effect on the Fixed Link, the relevant State will examine the issue with the Concessionaires. Furthermore, in accordance with article 19 of the Concession Agreement, as a matter of principal the Concessionaires share equally between CTG and FM at cost price, all expenses and all revenues from the Fixed Link for the period during which they operate it. To this end, the consequences of any indirect taxation on the supply of goods or services levied only on one of the Concessionaires will be taken into account in the costs to be shared. Any equalising payment made between FM and CTG will be treated as a capital expense or a revenue payment as determined by the relevant legislation of the two States.

With respect to the period between 2052 and 2086, the Concessionaires will be obliged to pay to the States a total annual sum, including all corporate taxes of any kind whatsoever, equal to 59% of all pre-tax profits.

23.2.7  Disputes

Disputes relating to the application of the Concession Agreement must be submitted to an arbitration tribunal which will apply the relevant provisions of the Treaty of Canterbury and the Concession Agreement. Provisions of French or English law may, if necessary, be applied, if this is dictated by the performance of specific obligations under French or English law. Relevant principles of international law and, if the parties so agree, the principles of equity may be applied.

23.3     Railway Usage Contract

The Railways Usage Contract was entered into on 29 July 1987 between the Concessionaires and the Railways. It governs relations between Eurotunnel and the Railways and sets out the basis on which the Railways undertake and are authorised to utilise the System until the expiry of the Railways Usage Contract in 2052.

The Railways Usage Contract specifies the conditions under which the Concessionaires permit the trains of the Railways to utilise the Fixed Link from the date the Railways Usage Contract came into force until 2052, and the terms under which the Railways shall supply certain railways infrastructure to the Concessionaires.

The Railways Usage Contract also imposes a number of obligations on the Railways, with respect to the railway infrastructure and the rolling stock they utilise to ensure a sufficient level and quality of traffic in the Tunnel.

Likewise, the Concessionaires provide a number of undertakings relating to maintenance of the Fixed Link.

Pursuant to the Railways Usage Contract, the Railways are authorised to utilise up to 50% of the capacity of the System per hour and in each direction, up until 2052.

Under the terms of the Railways Usage Contract, the Railways are obliged to pay the Concessionaires fixed annual charges and variable charges depending on the number of passengers travelling on Eurostar and the freight tonnage transported through the Tunnel. The variable charges are determined using a toll formula, applicable throughout the term of the Railways Usage Contract, which incorporates inflation and the adjustments to be made if certain volume thresholds are exceeded.

Until the end of November 2006, the Railways also made additional monthly payments in order to bring Eurotunnel's annual turnover under the Railways Usage Contract (excluding contributions to operating expenses) to a guaranteed minimum amount equal to the Minimum Usage Charge (for details of the consequences of the end of the Minimum Usage Charge, see paragraph 7.1.2(c) of this Registration Document). A reduction in the amount of charges payable by the Railways is provided in the event that the Fixed Link is unavailable. Finally, under the Railways Usage Contract, the Railways have to pay a contribution to the operating costs of Eurotunnel.

A substantial majority of Eurotunnel's revenues emanating from the Railway Services, which were 350 million euros in 2006, is made up of the annual fixed and variable charges as referred to above.

The Railways and Eurotunnel regularly exchange information for the purpose of preparing traffic forecasts. Under the terms of the Railways Usage Contract, the Railways provide Eurotunnel each year with traffic forecasts for six years.

With respect to operating costs, the Railways Usage Contract provides that for each reference period the Railways shall pay the Concessionaires a provisional amount in respect of the Railways' contribution to operating costs for this period. The payments are then adjusted on the basis of the real operating costs, with the final amount of the contribution being determined on the basis of a formula set out in the Railways Usage Contract.

Since the signing of the Railways Usage Contract, the Railways and Eurotunnel have been in regular contact through operational, sales and accounting working groups, under the supervision of a steering committee formed by representatives of the Railways and Eurotunnel.

The Railways Usage Contract is governed by French law.

In the context of the privatisation of the British railways, BRB entered into back-to-back contracts with certain entities, including Railtrack plc, EWS and Eurostar UK Ltd, under the terms of which BRB delegated to them operational performance of some of the obligations it owes to Eurotunnel. As part of the agreement with the States regarding the extension of the Concession Agreement until 2086, Eurotunnel undertook, under certain conditions, to work with the entities to which performance of these obligations had been delegated, to ensure the development of the Freight Shuttle Services and the Passenger Shuttle Services.

23.4     The Term Loan

For the purposes of the Reorganisation, the Term Loan was entered into on 20 March 2007 between GET SA, ESA, EPLC, FM, CTG and certain subsidiaries of GET SA in their capacity as guarantors and the Original Arrangers and the Original Lenders. The main provisions of the Term Loan, and the other agreements entered into in connection with the Term Loan, are described in paragraph 5.3.4(a) of this Registration Document.

23.5     NRS Relationship Agreement

On 20 March 2007, GET SA and EGP entered into a contract subject to English Law relating to the issue of the NRS (the "NRS Relationship Agreement"). The main terms of the NRS Relationship Agreement are described in paragraph 7 of Annex I B of this Registration Document.

CHAPTER 24    DOCUMENTS ON DISPLAY

All of the corporate documents of GET SA and EGP to be made available to shareholders are accessible on Eurotunnel Group's website (www.groupe-eurotunnel.com) and paper copies may be consulted during normal office hours at the registered office of GET SA 19 boulevard Malesherbes, 75008 Paris) and EGP (UK Terminal, Ashford Road, Folkestone, Kent, CT18 8XX, UK).

In particular, the following may be consulted:

a)
the by-laws of GET SA and the articles of association and memorandum of association of EGP;

b)
all reports, letters and other documents, or historical financial information, evaluations and statements certified by an expert at the request of GET SA or EGP of which any part is included or relevant to this Registration Document; and

c)
historical financial information for each of the two financial years prior to the publication of this Registration Document.

Analysts and investors

Contact: Mr Michael Schuller
Telephone: + 44 (0) 1303 28 87 19
Email: michael.schuller@eurotunnel.com

Individual Shareholders

Telephone: +33 (0)3 21 00 65 43
Email: info.actionnaires@eurotunnel.com

General questions

Email: CommunicationInternet@eurotunnel.com

CHAPTER 25    INFORMATION ON SHAREHOLDINGS

A table of shareholdings as at the date of this Registration Document is presented in Annex II of this Registration Document.

DEFINITIONS

BRB	means the British Railways Board;
Closing Date	means the date on which all of the transactions required to complete the implementation of the Reorganisation have been effected, which will be the settlement date of the Offer;
Commissioners for the Execution of the Plan	means Mrs Valérie Leloup-Thomas and Mr Laurent Guernevé;
Companies Act	means the Companies Act 1985, as in force at the date of this Registration Document, and any amendments thereto;
Completion	means completion of the implementation of the Safeguard Plan;
Concession Agreement
means the concession agreement dated 14 March 1986 between the States and the Concessionaires, under which the States granted to the Concessionaires the right and the obligation to design, finance, construct and operate the Tunnel for the duration of the Concession Agreement, and its amendments dated 29 June 1994 and 29 March 1999;
Concession Coordination Committee	means the joint body made up of members appointed by directors of the Concessionaires which will be established by the Concessionaires on the Closing Date;
Concessionaires	means FM and CTG pursuant to the Concession Agreement;
CTG	means the Channel Tunnel Group Limited, an English law company wholly owned by EPLC;
CTRL	means the proposed new 108 kilometer high speed rail link in England, from London to the British end of the Tunnel, the second part of which is intended to be in operation by the end of 2007;
Current Debt
means the total financial debt of Eurotunnel before the implementation of the Reorganisation described in chapter 5 of this Registration Document of a principal amount as at 30 September 2006 of 9.073 billion euros; the different components of the Current Debt are described in paragraph 5.2.3 of this Registration Document;
EFL	means Eurotunnel Finance Limited, an English law company owned 79% by EPLC and 21% by FM;
EGP	means Eurotunnel Group UK plc (previously named Nick42 Limited, prior to re-registration on 9 March 2007), an English law company wholly owned by GET SA;
EGP Deferred Share	means the share with restricted economic rights issued by EGP described in paragraph 22.2.2(c) of this Registration Document;
EGP Ordinary Shares	means the ordinary shares of EGP, with a nominal value of £1 each;
EGP Preferred Share	means the preferred share of EGP held by ENHC, with a nominal value of £1 each;
ENHC
means Eurotunnel NRS Holding Company, a company refered to as XCo in the Safeguard Plan and that will have to be incorporated in order to group the interests of Eurotunnel's creditors having received or subscribed for NRS in connection with the Reorganisation;
ENHC Deferred Shares	means the shares with restricted economic rights which will be issued by ENHC as described in paragraph 5.3.1(c) of this Registration Document;

ENHC Ordinary Shares	means the class A ordinary shares of ENHC which will be held by creditors of Eurotunnel receiving or subscribing for the NRS;
EPLC	means Eurotunnel plc;
ESA	means Eurotunnel SA;
ESGIE	means Eurotunnel Services GIE;
ESL	means Eurotunnel Services Limited;
Eurostar
means the brand name used by the SNCF, London & Continental Railways and the SNCB for the joint operation of the high speed passenger rail services which they operate between the United Kingdom and continental Europe;
Eurotunnel	means the group of companies comprising ESA, EPLC and their respective subsidiaries at the date of this Registration Document, prior to the implementation of the Reorganisation;
Eurotunnel Group	means the group of companies comprising GET SA and its subsidiaries (including EGP, ESA and EPLC) following the completion of the Reorganisation;
EWS	means the English Welsh & Scottish Railways;
Exercise Ratio	means the number of new GET SA Ordinary Shares available for subscription upon exercise of one Warrant;
Fixed Link	means the fixed link across the Channel;
FM	means France Manche SA, a French law company which is wholly owned by ESA;
Freight Shuttle Services	means Eurotunnel's freight service, which provides for the carriage of trucks on Shuttles between the United Kingdom and France;
Freight Shuttles	means the Shuttles used by Eurotunnel for the Freight Shuttle Services;
GET SA	means Groupe Eurotunnel SA (previously named Nick42 SARL prior to re-registration on 9 March 2007);
GET SA Ordinary Shares	means the class A ordinary shares of GET SA, with a nominal value of 0.01 euro each;
GET SA Preferred Share	means the class B preferred share of GET SA to be held by ENHC, with a nominal value of 0.01 euro;
GET SA Preferred Share Committee
means the committee made up of representatives of ENHC in its capacity as holder of the GET SA Preferred Share which will be set up to assist ENHC in the exercise of its voting rights and follow the implementation of the Safeguard Plan;
Governmental Entity
means any supra-national, national, state, municipal or local government or authority (including any subdivision, court, administrative agency or commission or other body) or any quasi-governmental or private body exercising any regulatory, tax, customs or other governmental or quasi-governmental authority, in each case of France, the United Kingdom or emanating from European Union authorities;
IGC
means the intergovernmental commission, to which the British and French governments appoint an equal number of members and which is established pursuant to the Treaty of Canterbury and the Concession Agreement in order to supervise the construction and operation of the System on behalf of the States;

Information Documents	means the set of English language documents to be provided to the members of the GET SA Preferred Share Committee;
Lift-On/Lift-Off	means the top-loading method using a crane (for containers and crates), otherwise known as "leverage";
Joint Board
means the joint board of directors of CTG, FM, ESA and EPLC formed in accordance with the provisions of a Partnership Agreement dated 13 August 1986 and made up of the directors of ESA and EPLC, which will be replaced by the Concession Coordination Committee from the Closing Date;
Judicial Administrators	means Mr Laurent Le Guernevé and Mr Emmanuel Hess;
Minimum Usage Charge	means the additional monthly payments that the Railways were obliged to pay to Eurotunnel until November 2006 under the terms of the Railways Usage Contract;
Noteholders	means the holders of the Notes;
Notes	means the Resettable Bonds, the Participating Loan Notes and the Stabilisation Notes;
NRS	means the notes redeemable in GET SA Ordinary Shares to be issued by EGP pursuant to the Safeguard Plan;
NRS I	means the first series of NRS divided into three tranches: T1, T2 and T3;
NRS II	means the second series of NRS comprising one single tranche;
Offer	means the offer made by GET SA in France, the UK and Belgium to holders of Units to exchange their Units for GET SA Ordinary Shares and Warrants;
Offer Document	means the joint offer document of GET SA, ESA and EPLC relating to the Offer;
Participating Loan Notes	means the debt securities issued by FM and EFL on 7 April 1998, pursuant to the Participating Loan Note Constituting Trust Deed dated the same date;
Passenger Shuttle Services	means Eurotunnel's passenger service, which provides for the carriage of cars, caravans, coaches, motorcycles and trailers on Shuttles between the United Kingdom and France;
Passenger Shuttles	means the Shuttles used by Eurotunnel for the Passenger Shuttle Services;
Proposed Safeguard Plan	means the proposed safeguard plan sent to the creditors of Eurotunnel on 31 October 2006 together with the addendum dated 24 November 2006;
Railways	means, together, the SNCF and the BRB;
Railway Services	means the services provided by Eurotunnel to other operators such as Eurostar and EWS;
Railway Usage Contract
means the railway usage contract dated 29 July 1987 between the Concessionaires and the Railways, governing the relationship between Eurotunnel and the Railways and setting out the basis upon which the Railways will use the System until the expiry of the Railway Usage Contract in 2052;

Recapitalisation Transactions of ESA and EPLC	means the recapitalisation transactions of ESA and EPLC to be carried out following the Offer, as described in paragraph 5.3.7 of this Registration Document;
Registration Document	means this registration document relating to GET SA and EGP;
Reorganisation	means all of the transactions comprising the reorganisation of Eurotunnel and the restructuring of the Current Debt in accordance with the terms of the Safeguard Plan;
Resettable Bonds	means the debt securities issued by FM and EFL on 15 May 2006 pursuant to the Resettable Bond Constituting Trust Deed dated the same date;
Roll-On/Roll-Off	means the method of horizontal loading (for trucks and trailers), otherwise known as "roulage";
Safeguard Plan	means the Proposed Safeguard Plan approved by the creditor committees of Eurotunnel on 27 November 2006, by the Noteholders on 14 December 2006 and by the Commercial Court of Paris on 15 January 2007;
Safeguard Procedure
means the safeguard procedure opened in respect of 17 Eurotunnel companies on 2 August 2006 and for the avoidance of doubt, companies with no trading activity, non-operating companies and companies which are not guarantors under the credit agreements are not included in the Safeguard Procedure;
Safety Authority
means the authority established pursuant to the Treaty of Canterbury and the Concession Agreement to advise and assist the IGC on all matters concerning the safety of the construction and operation of the System;
Securities Note	means the securities note relating to the GET SA Ordinary Shares, the NRS and the Warrants to be published in connection with the Reorganisation;
Short Straits	means any passenger or freight link connecting Dover, Folkestone or Ramsgate to Calais, Boulogne-sur-Mer, Ostende or Dunkerque;
Shuttle Services	means the Freight Shuttle Services and the Passenger Shuttle Services;
Shuttles	means the shuttles used by Eurotunnel for the Freight Shuttle Services and the Passenger Shuttle Services;
SNCB	means the Société Nationale des Chemins de Fer Belges;
SNCF	means the Société Nationale des Chemins de Fer Français;
Stabilisation Notes	means the debt securities issued by FM and EFL in July 2002, December 2003, January 2004 and May 2006 pursuant to the Stabilisation Note Constituting Trust Deed dated 7 April 1998;
States	means the French Republic and the United Kingdom of and Northern Ireland;
Subscription Right
means the non transferable subscription right relating to NRS to which holders of Tier 3 Debt not having exercised the Tier 3 Cash Option and Noteholders are entitled on the terms described in paragraph 5.3.5 of this Registration Document;
Substitution Right	means the substitution right described in paragraph 23.2.5 of this Registration Document;

System	means the system made up of the Tunnel together with the related terminals, fixed equipment and ancillary buildings;
Term Loan	means the term loan entered into as part of the Safeguard Plan, the principal terms of which are described in paragraph 5.4.3(a) of this Registration Document;
Through Railfreight Services	means the freight services between the United Kingdom and continental Europe operated by the SNCF and EWS;
Tier 3 Cash Option	means the option for each holder of Tier 3 Debt to receive cash rather than all or part of the NRS allocated to them as holders of Tier 3 Debt pursuant to the Safeguard Plan;
Tier 3 Cash Option Providers
means the holders of Tier 3 Debt who have undertaken to underwrite the subscription in cash of the NRS to be issued to holders of Tier 3 Debt pursuant to the Safeguard Plan, in order to finance the exercise of the Tier 3 Cash Option;
Tier 3 Cash Option Provider Agreement	means the agreement entered into between the Tier 3 Cash Option Providers, GET SA, EGP, ESA and EPLC on 30 January 2007 relating to the financing of the Tier 3 Cash Option;
Treaty of Canterbury
means the Treaty between France and the United Kingdom, signed on 12 February 1986 and ratified on 29 July 1987, authorising the construction and operation by private concessionaires of the Fixed Link;
Tunnel	means the two rail tunnels and the service tunnel under the English Channel;
Units	means the units representing shares of ESA and EPLC;
Warrants	means the warrants to subscribe for GET SA Ordinary Shares described in Annex I C of this Registration Document.

ANNEX I    FINANCIAL INSTRUMENTS ISSUED IN THE CONTEXT OF THE REORGANISATION

A.         Issue by GET SA and admission to listing and trading on Eurolist by Euronext™ of GET SA Ordinary Shares

1.          Nature and class of securities and date of entitlement to dividends

The securities to be admitted to trading are (i) the GET SA Ordinary Shares in issue prior to the launch of the Offer, (ii) the new GET SA Ordinary Shares to be issued in exchange for Units tendered to the Offer, (iii) the new GET SA Ordinary Shares to be issued on redemption of the NRS issued by EGP and (iv) the new GET SA Ordinary Shares to be issued upon exercise of the Warrants.

The GET SA Ordinary Shares will be traded under ISIN code FR0010452433.

The symbol for the GET SA Ordinary Shares is "GET".

The ICB sector for GET SA is 2775-Railroads.

a)          Existing GET SA Ordinary Shares

The existing GET SA Ordinary Shares are ordinary shares of GET SA, all of the same class.

The existing GET SA Ordinary Shares will be admitted to listing and trading on Eurolist by Euronext™ (category B) as from the date of the Securities Note.

The GET SA Ordinary Shares will be listed on Eurolist by Euronext™ for the first time on the date of the Securities Note. Trading will commence on the Closing Date.

b)         GET SA Ordinary Shares to be issued in exchange for Units tendered to the Offer

The GET SA Ordinary Shares to be issued in exchange for Units tendered to the Offer on the Closing Date are GET SA Ordinary Shares, all of the same class. From the date of their issue, these new GET SA Ordinary Shares will be identical to the existing GET SA Ordinary Shares. They will carry a right to dividends as from the first day of the current financial year, being 1 January 2007.

Application has been made for the GET SA Ordinary Shares to be issued in exchange for Units tendered to the Offer to be admitted to listing and trading on Eurolist by Euronext™ (category B) from the Closing Date, on the same trading line as the existing GET SA Ordinary Shares.

The new GET SA Ordinary Shares will be traded under the same ISIN code as the existing GET SA Ordinary Shares (FR0010452433.).

The GET SA Ordinary Shares to be issued in exchange for Units tendered to the Offer on Eurolist by Euronext™ will be listed for the first time on the Closing Date. Trading in the new GET SA Ordinary Shares will also commence on the Closing Date.

c)          GET SA Ordinary Shares to be issued on redemption of the NRS issued by EGP

The GET SA Ordinary Shares to be issued on redemption of the NRS issued by EGP are GET SA Ordinary Shares, all of the same class. From the date of their issue, the GET SA Ordinary Shares will be identical to the existing GET SA Ordinary Shares, subject to their date of entitlement to dividends. They will carry a right to dividends from the first day of the financial year in which they are issued as well as any distribution which may be declared in that or any subsequent financial year. Accordingly, they will be identical to the existing GET SA Ordinary Shares as from the date of payment of the dividend declared in the previous financial year or, if no such dividend was declared, from the date of the annual general meeting held to approve the accounts for that financial year.

Applications will be made periodically for the GET SA Ordinary Shares to be issued on redemption of the NRS issued by EGP to be admitted to listing and trading on Eurolist by Euronext™, depending on their date of entitlement to dividends, either directly on the same trading line as the existing GET SA Ordinary Shares or, temporarily, on a different trading line until payment of the dividend relating to the previous financial year and their assimilation with existing GET SA Ordinary Shares.

d)         GET SA Ordinary Shares to be issued upon exercise of the Warrants

The GET SA Ordinary Shares to be issued upon exercise of the Warrants are GET SA Ordinary Shares, all of the same class. From the date of their issue, the new GET SA Ordinary Shares will be identical to the existing GET SA Ordinary Shares, subject to their date of entitlement to dividends. They will carry a right to dividends from the first day of the financial year in which they are issued as well as any distribution which is declared in that or any subsequent financial year. Accordingly, they will be identical to the existing GET SA Ordinary Shares from the date of payment of the dividend relating to the previous financial year or, if no such dividend was declared, from the date of the annual general meeting held to approve the accounts for that financial year.

Applications will be made periodically for the GET SA Ordinary Shares to be issued upon exercise of the Warrants to be admitted to listing and trading on Eurolist by Euronext™, depending on their date of entitlement to dividends, either directly on the same trading line as the existing GET SA Ordinary Shares or, temporarily, on a different trading line until payment of the dividend relating to the previous financial year and their assimilation with existing GET SA Ordinary Shares.

2.          Applicable law and competent courts

The GET SA Ordinary Shares are governed by French law and in particular the provisions of the French Commercial Code.

In the event of any disputes, depending on the nature of the dispute, where GET SA is the defendant the competent courts will be those of the jurisdiction in which its registered office is located, except where the new French Civil Procedure Code provides otherwise.

3.          Form and method of account entry of the GET SA Ordinary Shares

GET SA Ordinary Shares may be held in either registered or bearer form, at the election of each shareholder.

Shareholders' rights will be represented by account entries made in their name in the books of:

  •
  BNPP Securities Services, appointed by GET SA for shares held in standard registered form;

  •
  a customary financial intermediary of their choice and BNPP Securities Services, appointed by GET SA, for shares held in administered registered form; and

  •
  a customary financial intermediary of their choice for shares held in bearer form.

GET SA Ordinary Shares issued to holders of Units in the form of registered certificates or CREST certificates which are tendered to the Offer will take the form of depositary interests representing GET SA Ordinary Shares, which will be tradeable in the CREST system.

The transfer of ownership of GET SA Ordinary Shares will result from the purchaser's account being credited with the Shares in accordance with the provisions of article L. 431-2 of the French Monetary and Financial Code.

Application will be made for the GET SA Ordinary Shares to be admitted to Euroclear France as central depository and to the Euroclear France S.A., Euroclear Bank S.A./NV and Clearstream Banking S.A. settlement systems and, for the depository interests, to be admitted to the CREST system, in accordance with the regulations applicable to the relevant system.

4.          Currency of the issue

The GET SA Ordinary Shares will be denominated in euros.

5.          Rights attached to the GET SA Ordinary Shares

From issue, the GET SA Ordinary Shares will be subject to all the provisions of the GET SA by-laws (statuts). In accordance with current French law and the by-laws of GET SA as at the Closing Date, the principal rights attached to the GET SA Ordinary Shares are as follows:

a)          Right to dividends

Rights to dividends are the same for all holders of GET SA Ordinary Shares.

New GET SA Ordinary Shares carry a right to dividends from the first day of the financial year in which they are issued. The right to dividends, which is equal for shares of the same nominal value, is the same as that attached to existing GET SA Ordinary Shares.

Shareholders of GET SA may, in a general meeting called to approve the accounts for the relevant financial year, decide to pay a dividend to all shareholders.

A general meeting of shareholders of GET SA may grant to each shareholder, in respect of all or part of any dividend or interim dividend, an option to receive the dividend or interim dividend either in cash or in GET SA Ordinary Shares, in accordance with applicable laws and regulations. Dividends not claimed within 5 years of being declared will lapse and may after that time be claimed by the State.

Dividends paid to non residents will be subject to withholding tax in France.

The provisions of the by-laws of GET SA relating to distribution of profits are described in paragraph 22.1.3(d) of this Registration Document.

b)         Voting rights

The provisions of the by-laws of GET SA relating to voting rights are described in paragraph 22.1.3(f) of this Registration Document.

c)          Preferential subscription rights for shares of the same class

Under current French law, any capital increase in cash affords shareholders a preferential right to subscribe for new shares in proportion to the number of existing shares that they hold.

At the general meeting of shareholders of GET SA at which a resolution is passed to authorise a relevant capital increase, shareholders may resolve to disapply the preferential subscription rights for all or certain tranches of the capital increase and may specify whether shareholders benefit from a priority right to subscribe for shares. Where the increase is by way of an offer to the public and subscription rights are disapplied, the issue price must be fixed in accordance with the provisions of article L. 225-136 of the French Commercial Code.

Furthermore, the shareholders of GET SA may, at the general meeting at which they resolve to increase the share capital, also resolve to reserve the capital increase to certain individuals or certain classes of person, in accordance with article L. 225-138 of the French Commercial Code.

Equally, the shareholders may resolve to reserve the capital increase to the shareholders of any company for which GET SA makes a public offer, in accordance with article L. 225-148 of the French Commercial Code. Other capital increases effected by way of contribution in kind are subject to the provisions of article L. 225-147 of the French Commercial Code.

d)         Rights on a liquidation

Each share of any class carries a right to the company's assets and, where relevant, the profits of a liquidation, in a proportion equal to the fraction of the company's capital which it represents, taking into account amortised and non-amortised capital and paid-up or non-paid-up capital, where necessary.

e)          Buy back — conversion

The by-laws of GET SA do not contain a buy back clause or a conversion clause in respect of GET SA Ordinary Shares. A resolution will be proposed to the general meeting of GET SA shareholders to be held during the Offer to authorise a buy back programme (see paragraph 22.1.1(h) of this Registration Document).

f)           Other

GET SA is authorised to use relevant legal provisions to identify shareholders (see paragraph 22.1.3(h) of this Registration Document).

GET SA Ordinary Shares are indivisible.

6.          Authorisations and decisions relating to the issue of GET SA Ordinary Shares

a)          Authorisations granted by the extraordinary general meeting of GET SA

The extraordinary general meeting of the shareholders of GET SA to be held during the Offer will consider the following resolution as its seventh resolution:

"1°
to approve, to the extent necessary, the terms and conditions of the Offer as set out in the Offer Document, and

  subject to the condition precedent (the Condition Precedent) of the board of directors of the Company receiving a copy of the report of Maître Valérie Leloup-Thomas and Maître Laurent Le Guernevé, Commissioners for the Execution of the Plan to the Paris Commercial Court confirming that they have received confirmation that all of the aspects of the Eurotunnel reorganisation necessary to implement the transactions required to take place on the settlement date of the Offer in accordance with the provisions of the Safeguard Plan (including the draw down of cash and the decisions authorising the issue of securities) have been completed,

2°
to increase the share capital by issuing such number of new class A ordinary shares as are necessary to be able to issue one new class A ordinary share per Unit tendered to the Offer in the context of the exchange of all Units tendered to the Offer in accordance with the terms of the Offer as set out in the Offer Document, corresponding to a maximum total increase in the nominal value of the share capital of 25,828,249.91 euros, by the issue of a maximum number of 2,582,824,991 class A ordinary shares in the Company, on the basis of an exchange ratio of 1 new class A ordinary share in the Company with a nominal value of 0.01 euro for 1 Unit tendered to the Offer (and the Offer also includes the issue of one warrant to subscribe for new class A ordinary shares in the Company issued pursuant to the eighth resolution of this shareholders meeting for each Unit tendered to the Offer). The difference between the nominal amount of the share capital increase and the value of the Units tendered to the Offer shall be recorded on a share premium account for shareholders in the Company. Rights under the new class A ordinary shares shall vest on the first day of the financial year in which they are issued; consequently, they shall, as from their date of issue, be fully fungible with the existing class A ordinary shares and subject to all of the provisions of the Company's by-laws;

3°
to disapply, in favour of holders of Units tendering their Units to the Offer, the preferential subscription rights attached to the class A ordinary shares to be issued pursuant to this resolution;

4°
to authorise the board of directors of the Company, with the power to sub-delegate this authorisation in accordance with applicable law and within the limits it will have previously determined, to the chief executive officer or, with his agreement, to one or more deputy chief executive officers, for the purpose of:

  •
  confirming the satisfaction of the Condition Precedent;

  •
  determining the exact number of Units tendered to the Offer;

    •
    accordingly, determining the exact nominal amount of the share capital increase and the corresponding exact number of class A ordinary shares in the Company to be issued, and confirming that the share capital increase has taken effect;

    •
    deciding the resulting final amount of the share premium, and applying, if appropriate, against such share premium all of the costs, expenses and taxes incurred in connection with the Offer and deducting from such premium the minimum amount required by law for the legal reserve account;

    •
    making consequential amendments to the by-laws of the Company;

    •
    carrying out all formalities required for the new class A ordinary shares of the Company to be admitted to trading on Eurolist by Euronext™ and, if appropriate, on any other regulated market;

    •
    and more generally, making all observations, communications and formalities as may be necessary for the purposes of carrying out the share capital increase."

b)         Decisions of the board of directors of GET SA

The exact number of new GET SA Ordinary Shares to be issued in exchange for Units tendered to the Offer will be determined by the board of directors of GET SA, pursuant to the authorisation referred to in paragraph 1.6 (a) above.

The exact number of new GET SA Ordinary Shares to be issued on redemption of the NRS to be issued by EGP and upon exercise of the Warrants will be determined by the Chairman of the board of directors of GET SA, pursuant to the authorisation referred to in paragraph 1.6(a) above, at each corresponding settlement date.

B.         Issue by EGP and admission to listing and trading on Eurolist by Euronext™ of Notes repayable in GET SA Ordinary Shares

1.          Nature, class and date of entitlement of the securities

a)          NRS

The securities described in this section B are notes issued by EGP redeemable in new GET SA Ordinary Shares and which qualify as equity-linked securities within the meaning of article L. 228-91 of the French Commercial Code.

Application has been made for admission of the NRS to listing and trading on Eurolist by Euronext™ and on the London Stock Exchange as from their issue on the Closing Date. Applications have also been made for the admission of the NRS:

  •
  to Euroclear France, which will clear transactions between accountholders; and

  •
  to Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme.

b)         GET SA Ordinary Shares to be issued on redemption in shares of the NRS

See section A of this Annex I.

2.          Applicable law and competent courts

The NRS are governed by English law. The GET SA Ordinary Shares are governed by French law.

In the event of any disputes where EGP is the defendant, the competent courts will be those of the jurisdiction in which it has its registered office.

3.          Form and method of account entry of the NRS and the GET SA Ordinary Shares

a)          Form and method of account entry of the NRS

The NRS will be held in bearer form. The rights of holders of NRS will be represented by account entries made in their name in the books of a customary financial intermediary of their choice for NRS held in bearer form.

Accounts will be credited with NRS on their issue date.

b)         Form and method of registration of the GET SA Ordinary Shares

See section A of this Annex I.

4.          Currency of the issue

The NRS will be denominated in euros (€) and pounds sterling (£).

5.          Terms and conditions of the NRS

The terms and conditions of the NRS I and NRS II set out below are the draft Terms and Conditions of the NRS as at the date of this Registration Document, in respect of which only the final English language version will prevail. The terms and conditions set out below are in substantially final form, subject to certain technical adjustments that will be finalised prior to the date on which the Securities Note, containing the final terms and conditions of the NRS, will be approved by the Autorité des marchés financiers.

a)          Terms and conditions of the NRS I

The following, subject to completion and amendment, and save for the paragraphs in italics, are the Terms and Conditions of the NRS I issued in accordance with the Safeguard Plan for the Eurotunnel Group Companies which will be incorporated by reference into each Global NRS I and endorsed on each NRS I in definitive form (if issued).

The issue of the £30,008,886.60 3% notes redeemable in shares of GET SA Series 1 Tranche 1 (the £ NRS IT1), the €53,753,200 3% notes redeemable in shares of GET SA Series 1 Tranche 1 (the Euro NRS IT1), the £30,008,886.60 3% notes redeemable in shares of GET SA Series 1 Tranche 2 (the £ NRS IT2), the €53,753,200 3% notes redeemable in shares of GET SA Series 1 Tranche 2 (the Euro NRS IT2), the £158,496,936.40 3% notes redeemable in shares of GET SA Series 1 Tranche 3 (the £ NRS IT3) and the €287,653,700 3% notes redeemable in shares in GET SA Series 1 Tranche 3 (the Euro NRS IT3) were in each case authorised by a resolution of the shareholders of Eurotunnel Group UK plc (the Issuer) passed on [    •    ] April 2007, by resolution of the shareholders of GET SA passed on [    •    ] April 2007 and by a resolution of the Board of Directors of the Issuer passed on [    •    ] April 2007. The NRS I Holders and the Couponholders (each as defined below) are deemed to have notice of those provisions applicable to them of the Fiscal Agency Agreement dated [    •    ] April 2007 (the Agency Agreement) relating to the NRS I between the Issuer and [    •    ] (the Fiscal Agent and Principal Paying Agent, which expression shall include any successor as fiscal agent and principal paying agent under the Agency Agreement) and the paying agents for the time being (such persons, together with the Fiscal Agent and Principal Paying Agent, being referred to as the Paying Agents, which expression shall include their successors as paying agents under the Agency Agreement).

Copies of the Agency Agreement are available for inspection during normal business hours at the specified offices for the time being of the Paying Agents.

Capitalised terms used but not defined in these Conditions shall have the meanings attributed to them in the Agency Agreement unless the context otherwise requires or unless otherwise stated.

(1)        Form, denomination and title

(a)        Form

Each NRS I is in [bearer] form, serially numbered, in the denomination of 100 euros nominal amount in the case of a NRS I comprising an Euro Tranche, and the nominal amount of £68.20 in the case of a NRS I comprising a Sterling Tranche, with in each case interest coupons (the Coupons) attached. Each NRS I will, subject as set out in these Conditions, be redeemed by the Issuer solely by the delivery to the Holder of such NRS I of GET Class A Shares in GET SA (Redemption Shares) in accordance with, and as described in, Condition 5.

(b)        Title

Title to each NRS I and the Coupons will pass by delivery. Except as ordered by a court of competent jurisdiction or as required by law, the Issuer and the Paying Agents shall be entitled to deem and treat the bearer of any NRS I or Coupon as the absolute owner thereof (whether or not such NRS I or Coupon shall be overdue and notwithstanding any notice to the contrary or any notation of ownership or writing thereon or notice of any previous loss or theft thereof) for the purpose of making payment thereon and for all other purposes and no person shall be liable for so treating the Holder.

[Each NRS I Tranche will initially be represented by a single Global NRS I, without Coupons, which is expected to be deposited on [CLOSING DATE] with, or on behalf of, a central depositary for Euroclear France S.A. Beneficial interests in the relevant NRS I Tranche will be shown on, and transfers thereof will be effected only through, records maintained in a book-entry form by Euroclear France S.A. in accordance with the applicable procedures of Euroclear France S.A. Ownership of beneficial interests in a Global NRS I will be limited to persons who maintain accounts with Euroclear France SA or persons who hold interests through such persons]

Interests in the Global NRS I will be exchangeable in whole but not in part (free of charge to the Holder) for individual definitive NRS I (which will be in [bearer] form), with Coupons attached, only in the limited circumstances described in the Global NRS I and under "Summary of Provisions Relating to the NRS I in Global Form".

[NRS I and Coupons will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code"].

(2)        Status of the NRS I

(a)        Status

The NRS I and related Coupons (if any) constitute unsecured and, in accordance with Condition 2(b), subordinated obligations of the Issuer and rank pari passu without any preference among themselves and with the NRS II and the related Coupons (if any).

(b)        Subordination

Claims against the Issuer in respect of any amounts payable on any NRS I will be subordinated, in the event of the winding-up of the Issuer, to the claims of Senior Creditors (as defined below) in that any such amounts shall be due and payable by the Issuer in such winding up only if and to the extent that the Issuer could make such payment rateably with the claims of other Subordinated Creditors (as defined below) and still be solvent immediately thereafter. For this purpose, the Issuer shall be considered to be solvent if it is able to pay its debts to Senior Creditors in full.

A report in writing as to the solvency of the Issuer by its liquidator shall, unless the contrary is proved, be treated and accepted by the Issuer and Holders and Couponholders (if any) as correct and sufficient evidence thereof.

In this Condition 2, Senior Creditors means creditors of the Issuer whose claims are admitted to proof in a winding up of the Issuer and who are unsubordinated creditors of the Issuer and Subordinated Creditors means creditors of the Issuer (including without limitation the Holder of any other NRS or any coupon in relation thereto) whose claims against the Issuer are subordinated in the event of the winding up of the Issuer in any manner to the claims of any unsecured and unsubordinated creditor of the Issuer but excluding those subordinated creditors of the Issuer (if any) whose claims rank or are expressed to rank junior to the claims of any NRS.

Notwithstanding the availability of sufficient assets of the Issuer to pay the amounts referred to in this Condition 2(b) to the Holders, if at the time such amounts are to be paid proceedings are pending or have commenced for the voluntary or involuntary liquidation, dissolution or winding up of GET SA, then the amount payable to the Holders in respect of each NRS I pursuant to this Condition 2(b) shall not exceed the amount that would have been payable out of the assets of GET SA (after payment in full in accordance with French law of all unsubordinated creditors of GET SA) had the NRS I and all other outstanding NRS been issued by GET SA and had the NRS I and all other outstanding NRS ranked (x) junior to all unsubordinated liabilities of GET SA, and (y) pari passu with all subordinated liabilities of GET SA.

(c)        Set-Off

Subject to applicable law, neither any NRS I Holder nor any Couponholder may exercise or claim any right of set-off in respect of any amount owed to it by the Issuer arising under or in connection with the NRS I and each such Holder or Couponholder (if any) shall, by virtue of his holding of any NRS I or Coupon appertaining thereto, if any, be deemed to have fully waived all such rights of set-off.

(3)        Definitions

In these Conditions:

Available Cash Flow means, in relation to any Interest Payment Date, the cash flow from operating activities less (a) net cash flow linked to all types of investment activities and (b) net cash flow linked to financing activities (excluding only that linked to repayment of debt), each of these as disclosed in the table of cash flow forming part of the consolidated accounts of GET SA for the Relevant Fiscal Year.

Business day means, in relation to any place, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business in that place.

Calculation Period means the period of [    •    ] consecutive dealing days commencing on the relevant Redemption Date (or the next dealing day if such date is not a dealing day).

Closing Date means [    •    ] 2007 [or any other date [    •    ]].

Closing Price means, in respect of a given day, the official closing price of the GET Class A Shares on the principal stock exchange or securities market on which the GET Class A Shares are then listed and/or admitted to trading.

Couponholder means the holder of any Coupon.

Cut-off Date means the date which is two weeks prior to the respective Redemption Dates.

Deferred Interest has the meaning provided in Condition 4(c).

Delivery Notice has the meaning provided in Condition 5(b).

Euronext means Euronext, or if the GET Class A Shares are not at that time listed on Euronext, the principal stock exchange or securities market on which the GET Class A Shares are then listed or quoted or dealt in.

Eurotunnel Group means GET SA and all its affiliated companies within the meaning of article L. 233-3 of the French Commercial Code and member of the Group shall be construed accordingly.

Euro Tranche means the Euro NRS IT1, the Euro NRS IT2 or the Euro NRS IT3, as the case may be.

GET Class A Shares means shares of €0.01 each in GET SA designated upon issue as Class A Shares.

Independent Financial Adviser means an investment bank of international repute appointed by the Issuer.

Interest Payment Date means, in respect of each Tranche, the date falling 13 months after the Closing Date (the First Interest Payment Date) and each anniversary thereof for so long as such Tranche or any Deferred Interest in respect of such Tranche remains outstanding.

Interest Period has the meaning provided in Condition 4(a).

Issue Date has the meaning provided in Condition 4(a).

NRS means together the NRS I and the NRS II in each case issued on the Closing Date.

NRS I means together the Euro NRS S1T1, the Euro NRS S1T2, the Euro NRS S1T3, the £ NRS S1T1, the £ NRS S1T2 and the £ NRS S1T3.

NRS II means the € NRS II and £ NRS II. The aggregate principal amount of the € NRS SII is €637,088,700. The aggregate principal amount of the £ NRS II is £352,527,641.40.

NRS I Holder and Holder mean the Holder of a NRS I.

Plan means the Safeguard Plan for the Eurotunnel Group Companies.

Redemption Date means, in respect of the Euro NRS IT1 and £ NRS IT1, [    •    ] 2008; in respect of the Euro NRS IT2 and £ NRS IT2, [    •    ] 2009; and in respect of the Euro NRS IT3 and £ NRS IT3, [    •    ] 2010.

Redemption Ratio means, subject to adjustment in accordance with Condition 5(c), 911 GET Class A Shares for each NRS I comprising a Euro Tranche and 911 GET Class A Shares for each NRS I comprising a Sterling Tranche.

Redemption Rights means, in respect of any NRS I, the right of a Holder thereof to receive Redemption Shares pursuant to Condition 5 or Condition 6 hereof.

Redemption Shares has the meaning provided in Condition 1(a).

Regulated Market means any organised market for financial instruments for the purposes of Article 1(13) of the Investment Services Directive (93/22/EC).

[Relevant Date means, in respect of any NRS I or Coupon, whichever is the later of (a) the date on which payment in respect of it first becomes due and (b) if any amount of the money payable is improperly withheld or refused, the date on which payment in full of the amount outstanding is made or (if earlier) the date on which notice is duly given to the NRS I Holders in accordance with Condition 13 that, upon further presentation of the NRS I or Coupon being made, such payment will be made, provided that such payment is in fact made upon such presentation].

Relevant Event Put Date has the meaning provided in Condition 6(a).

Relevant Fiscal Year means in respect of the first Interest Payment Date for each Tranche, the financial period of Eurotunnel Group ending on 31 December 2007 and in respect of any subsequent Interest Payment Date means the most recent 12 month financial period of Eurotunnel Group ending on or before that Interest Payment Date in respect of which audited consolidated accounts of Eurotunnel Group have been prepared and published in accordance with applicable laws.

Senior Creditors has the meaning provided in Condition 2(b).

Sterling Tranche means any of the £ NRS IT1, the £ NRS IT2 or the £ NRS IT3, as the case may be.

Stock Exchange Trading Day means a day on which the principal stock exchange or securities market on which the GET Class A Shares are then listed and/or admitted to trading is open for business (other than a day on which such stock exchange or securities market is scheduled to or does close prior to its regular weekday closing time).

Subordinated Creditors has the meaning provided in Condition 2(b).

TARGET System means the Trans-European Automated Real-Time Gross Settlement Express Transfer System.

Tranche means each of the Euro NRS IT1, the £ NRS IT1, the Euro NRS IT2, the £ NRS IT2, the Euro NRS IT3 and the £ NRS IT3 and references herein to relevant Tranche shall be construed accordingly.

Volume Weighted Average Opening Share Price means, in respect of any relevant period, the volume weighted average opening price of a GET Class A Share as published by the principal stock exchange or Regulated Market on which the GET Class A Shares are then listed and/or admitted to trading, provided that if on any day falling within such relevant period such price is not available or cannot otherwise be determined, the price in respect of such day shall be the price on the immediately preceding day on which such price can be determined.

Volume Weighted Average Share Price means, in respect of any relevant period, the volume weighted average share price of a GET Class A Share as published by the principal stock exchange or Regulated Market on which the GET Class A Shares are listed and/or admitted to trading, provided that if on any day falling within such relevant period such price is not available or cannot otherwise be determined, the price in respect of such day shall be the price on the immediately preceding day on which such price can be determined.

Volume Weighted Average Security Price means, in respect of a relevant security for any relevant period, the volume weighted average price of such security as published by the principal stock exchange or Regulated Market on which such security is listed and/or admitted to trading, provided that if on such given day during such relevant period such price is not available or cannot be determined, the price in respect of such day shall be the price on the immediately preceding day on which such price can be determined in accordance with the foregoing, and provided further that if the relevant security is not listed and/or admitted to trading on a Regulated Market, the price of the relevant security on any given day during such relevant period shall be determined by an Independent Financial Adviser acting in its sole and absolute discretion.

References in these Conditions to the principal amount of a NRS I shall be to the face value of such NRS I, being 100 euros for each NRS I which comprises part of an Euro Tranche, or £68.20 for each NRS I which comprises part of a Sterling Tranche.

Reference to any provision of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under modification or re-enactment.

For the purposes of Condition 5 only, (a) references to the issue of GET Class A Shares shall include the transfer and/or delivery of GET Class A Shares by GET SA to the Issuer or any of its subsidiaries or as any of them may direct, whether newly issued and allotted or previously existing or held by or on behalf of GET SA or the Issuer or any of their respective subsidiaries, and (b) GET Class A Shares held by or on behalf of GET SA or the Issuer or any of their respective subsidiaries (and which, in the case of Condition 5 do not rank for the relevant right or other entitlement) shall not be considered as or treated as "in issue".

(4)        Interest

(a)        Amount of Interest

Subject to Condition 4(b), each NRS I shall bear interest at the rate of 3% per annum (Interest) calculated by reference to the principal amount thereof.

Each NRS I shall bear interest from (and including) the Closing Date to (but excluding) the Redemption Date. Interest shall be paid in arrear on each Interest Payment Date. The amount of Interest payable in respect of each NRS I for the first Interest Period shall be calculated by reference to the period commencing on 1 January 2007 to but excluding [    •    ] 2008 and payment in respect thereof shall be made in arrears on the First Interest Payment Date.

The amount of Interest payable in respect of the principal amount of each NRS I comprising part of a Euro Tranche for any Interest Period after the first Interest Period is 3 euros. The amount of interest payable in respect of the principal amount of each NRS I comprising part of a Sterling Tranche for any Interest Period after the first Interest Period amounts to £2.05.

The amount of Interest payable in respect of the principal amount of each NRS I in respect of any period which is not an Interest Period shall be calculated on the basis of the number of days in the relevant period from (and including) the first day of such period to (but excluding) the last day of such period divided by the number of days from

(and including) the immediately preceding Interest Payment Date (or, in the case of the first Interest Period, from 1 January 2007) to (but excluding) the next Interest Payment Date. Interest Period means the period beginning on (and including) the Issue Date and ending on (but excluding) the First Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

Each NRS I will cease to bear Interest from (and including) the due date for redemption thereof unless the Issuer fails to perform its obligation to deliver the Redemption Shares in accordance with Condition 5 in which event, such NRS I shall continue to bear Interest in accordance with this Condition 4 (both before and after judgment) until the day on which Redemption Shares due in respect of such NRS I are received by or on behalf of the relevant NRS I Holder.

(b)        Payment of Interest

The total amount of Interest payable in respect of all NRS (in the case of amounts payable in sterling, such amounts being converted into euros at the Applicable Conversion Rate) on any Interest Payment Date shall not exceed the Available Cash Flow for the Relevant Fiscal Year.

Consequently, to the extent that the total amount of Interest payable in respect of all NRS on any Interest Payment Date is greater than Available Cash Flow for the Relevant Fiscal Year, the amount of Interest payable on each NRS I on such Interest Payment Date and the amount of interest payable on all other NRS on such Interest Payment Date shall be reduced on a pro rata basis so that the total amount of interest payable in respect of all NRS on such Interest Payment Date is equal to Available Cash Flow for such Relevant Fiscal Year.

If in respect of any Interest Payment Date the Available Cash Flow for the Relevant Fiscal Year is zero (or a negative number) no Interest shall be payable on that Interest Payment Date.

(c)        Deferred Interest

Any Interest not paid on any NRS I on an Interest Payment Date by reason of the application of Condition 4(b) shall itself bear interest at the rate of 4% per annum calculated by reference to the amount from time to time thereof (such unpaid Interest together with interest thereon as aforesaid being Deferred Interest).

(d)        Payment of Deferred Interest

Any outstanding Deferred Interest shall, subject to the provisions of this Condition 4(d), be payable on the next succeeding Interest Payment Date or, to the extent that Deferred Interest is not so paid due to the operation of this Condition 4(d), on succeeding Interest Payment Dates.

The amount of Deferred Interest payable in respect of all NRS on any Interest Payment Date shall not exceed the Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS on such Interest Payment Date.

To the extent that the amount of deferred interest payable in respect of all NRS on any Interest Payment Date is greater than Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS on such Interest Payment Date, the amount of Deferred Interest payable on such Interest Payment Date on each NRS I and the amount of deferred interest payable on such Interest Payment Date on all other NRS shall be reduced on a pro rata basis so that the amount of Deferred Interest paid on such Interest Payment Date in respect of such NRS I, together with the aggregate amount of deferred interest in respect of all NRS payable on such Interest Payment Date, is equal to Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS on such Interest Payment Date.

If on any Interest Payment Date the Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS on such Interest Payment Date is zero (or a negative number), no Deferred Interest shall be payable in respect of any NRS I on such Interest Payment Date and the Deferred Interest shall instead be payable on the next succeeding Interest Payment Date subject to the operation of this Condition 4(d) on that Interest Payment Date mutatis mutandis.

Upon an early redemption of the NRS II by the Issuer pursuant to Condition 6(b) of the Terms and Conditions of the NRS II, Deferred Interest (if any) shall be paid to the Holder of the NRS I on the same date as the date fixed for redemption of such NRS II.

(e)        Consequence of not paying Interest or Deferred Interest

Interest or Deferred Interest which is not paid by reason of the application of this Condition 4 shall not be or be treated as being then due or payable by the Issuer and such non-payment by the Issuer shall not be or be treated as being a breach of or a default under these Conditions or for any other purpose whatsoever.

Pursuant to the terms of the Plan, GET SA has agreed that no dividend or other distribution shall be paid or made to Holders of GET Class A Shares while any Deferred Interest remains outstanding and unpaid.

(5)        Redemption of NRS I with GET Class A Shares

(a)        Redemption Date

The Issuer shall redeem each NRS I on its Redemption Date.

(b)        Delivery of Redemption Shares and Redemption Ratio

The Issuer shall effect redemption pursuant to Condition 5(a) solely by delivering or procuring the issue or delivery to the NRS I Holder of the Redemption Shares credited as paid up in full as provided in this Condition 5.

Upon redemption pursuant to Condition 5(a), each NRS I shall entitle the Holder to receive such number of Redemption Shares, credited as fully-paid, as result from the application of the Redemption Ratio in effect on the Redemption Date for such NRS I being redeemed.

Fractions of GET Class A Shares will not be issued or delivered on redemption pursuant to this Condition 5 and no cash payment or adjustment will be made in lieu thereof. However, if more than one NRS I of the same Tranche is redeemed on the Redemption Date to the same Holder, the number of the Redemption Shares to be issued in respect thereof shall be calculated on the basis of the aggregate principal amount of such NRS I being so redeemed to such Holder and rounded down to the nearest whole number of GET Class A Shares.

The Issuer will procure that Redemption Shares to be issued or delivered on the Redemption Date will be issued and delivered to the Holders subject to and in accordance with the provisions of this Condition 5(b).

In order to obtain delivery of Redemption Shares on the Redemption Date in respect of any NRS I:

(A)
if such NRS I is represented by a Global NRS I, the relevant Holder must deliver to Euroclear France S.A., with a copy to the Issuer not later than the close of business in each place of reception on the Cut-Off Date, a duly completed delivery notice (Delivery Notice); and

(B)
if such NRS I is in definitive form, the relevant Holder must deliver to any Paying Agent with a copy to the Issuer, not later than the close of business in each place of reception on the Cut-Off Date, a duly completed Delivery Notice.

Forms of the Delivery Notice may be obtained during normal business hours from the specified office of any Paying Agent.

A Delivery Notice may only be delivered (i) if such NRS I is represented by a Global NRS I, in such manner as is acceptable to Euroclear France S.A., as the case may be, which is expected to be by authenticated SWIFT message or tested telex or (ii) if such NRS I is in definitive form, in writing or by tested telex.

If this NRS I is in definitive form, it must be delivered together with the duly completed Delivery Notice.

The Delivery Notice must:

  •
  specify the name and address of the relevant Holder, the person from whom the Issuer may obtain details for the delivery of the Redemption Shares and any details required for delivery of the Redemption Shares; and

  •
  in the case of NRS I represented by a Global NRS I, specify the nominal amount of the NRS I which are the subject of such Delivery Notice and the number of the Holder's account at Euroclear France S.A., as the case may be, to be debited with such NRS I and irrevocably instruct and authorise Euroclear France S.A., to debit the relevant Holder's account with such NRS I on or before the Redemption Date.

In the case of NRS I represented by a Global NRS I, upon receipt of such Delivery Notice, Euroclear France S.A., shall verify that the person specified therein as the Holder is the Holder of the specified nominal amount of NRS I according to its records.

If in respect of any NRS I of any Tranche a Delivery Notice has not been delivered by the Cut-Off Date, the Issuer shall deliver, or procure the delivery of, Redemption Shares in respect of such NRS I to [ESCROW AGENT] who shall hold such Redemption Shares to the order of the relevant Holder for a period of 5 years from and including the Redemption Date, and during such period a relevant Holder will be entitled to obtain delivery of such Redemption Shares from [ESCROW AGENT] by delivery prior to the expiration of such period of a Delivery Notice together with such other documents or evidence as to such relevant Holder's identity and/or entitlement to the Redemption Shares that [ESCROW AGENT] may reasonably require, but not thereafter.

Delivery of the Redemption Shares in respect of each NRS I shall be made at the risk of the relevant Holder in such commercially reasonable manner as the Issuer shall in its sole discretion determine and notify to the person designated by the Holder in the relevant Delivery Notice as soon as reasonably practicable after receipt of the Delivery Notice.

(c)        Adjustment of Redemption Ratio

Upon the occurrence of any of the events referred to in paragraphs (i) to (v) of this Condition 5(c) that GET SA may carry out after the issue of the NRS I, the rights of the Holders will be maintained by means of an adjustment to the Redemption Ratio in accordance with the provisions of this Condition 5(c).

This adjustment will be made so as to equalise in accordance with this Condition the value of the Redemption Shares which would have been obtained by a Holder who had received Redemption Shares arising immediately prior to the occurrence of one of the events (i) to (vi) referred to below and the value of the Redemption Shares which would have been obtained by a Holder who had received Redemption Shares arising immediately after the occurrence of such transaction.

In the event of adjustments carried out in accordance with paragraphs (i) to (v) below, the new Redemption Ratio will be rounded to the nearest hundredth (0.005 being rounded to the nearest following hundredth, i.e. 0.01). Any subsequent adjustment will be carried out on the basis of such newly calculated and rounded Redemption Ratio. For the avoidance of doubt, no adjustments shall be made to the NRS I following issuance of the other NRS or the issuance of the Warrants or the Class B Share (as such terms are defined in the Plan).

(i)
In the event of issues of GET Class A Shares by GET SA carrying preferential subscription rights the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the relevant transaction by the following formula:

GET Class A Share price ex-subscription right + Price of the subscription right
GET Class A Share price ex-subscription right

  For the purpose of calculating this formula, the GET Class A Share price ex-subscription right and the price of the subscription right will be determined on the basis of the Volume Weighted Average Opening Share Price during the subscription period in respect of such rights.

(ii)
In the event of distribution of free GET Class A Shares by GET SA or in the event of division or consolidation of GET Class A Shares of GET SA, the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the distribution of free shares by the following formula:

Number of GET Class A Shares existing after the transaction
Number of GET Class A Shares existing prior to the transaction
(iii)
In the event of distribution by GET SA of reserves or premiums in cash or non cash, the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the distribution by the following formula:

GET Class A Share price before the distribution
GET Class A Share price before the distribution – Amount of the distribution per GET Class A Share or value of the securities or assets distributed per share

  For the purpose of calculating this formula:

  •
  the GET Class A Share price before distribution will be calculated on the basis of the Volume Weighted Average Share Price over the last three Stock Exchange Trading Days preceding the date of distribution

  •
  if the distribution is made in securities or other assets, the value of the portfolio securities will, if the securities are traded on a Regulated Market, be calculated on the basis of the Volume Weighted Average Securities Prices over the last three stock exchange trading days preceding the date of distribution. If the securities are not traded on a Regulated Market before the distribution, such value will be determined by an Independent Financial Adviser.

(iv)
In the event of a change by GET SA of the allocation of its profits (including by way of creating preferred shares), the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the change by the following formula:

GET Class A Share price before the change of allocation of profits
GET Class A Share price before the change of allocation of profits – Reduction of the profit entitlement per GET Class A Share

  For the purpose of calculating this formula, the GET Class A Share price before the change of allocation of profits will be determined on the basis of the Volume Weighted Average Share Price quoted during the last three Stock Exchange Trading Days preceding the date of the change and the amount of the reduction of the right to profits in relation to each share will be determined by an Independent Financial Adviser.

(v)
In the event of redemption by GET SA of its Class A share capital, the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the redemption by the following formula:

GET Class A Share price before redemption
GET Class A Share price before redemption – Amount of capital redemption per GET Class A Share

  For the purpose of calculating this formula, the GET Class A Share price before redemption will be determined on the basis of the Volume Weighted Average Share Price quoted during the last three Stock Exchange Trading Days preceding the date of redemption.

(d)        Increase or decrease of the nominal value of GET Class A Shares

In the event of increase of the nominal value of GET Class A Shares, notably in case of GET Class A Shares regrouping, the nominal amount of the GET Class A Shares attributed to the Holders upon exercise of their right to receive Redemption Shares pursuant to these Conditions will be increased accordingly.

(e)        Decision of an Independent Financial Adviser

If any doubt shall arise as to the appropriate adjustment to the Redemption Ratio, and following consultation between the Issuer and an Independent Financial Adviser, a written opinion of such Independent Financial Adviser in respect of such adjustment to the Redemption Ratio shall be conclusive and binding on all concerned, save in the case of manifest or proven error.

(f)         Employees' share schemes

No adjustment will be made to the Redemption Ratio where GET Class A Shares or other securities (including rights, warrants and options) are issued, offered, exercised, allotted, appropriated, modified or granted to, or for the benefit of, employees or former employees (including directors holding or formerly holding executive office or the personal service company of any such person) or their spouses or relatives, in each case, of any member of the Group or to be held for the benefit of any such person, in any such case pursuant to any employees' share scheme or long-term incentive scheme.

(g)        GET Class A Shares

GET SA Ordinary Shares to be issued upon redemption in shares of the NRS issued by the Issuer are GET SA Ordinary Shares all of the same class. Once issued, these new GET SA Ordinary Shares will be put into the same category as existing GET SA Ordinary Shares, subject to their date of use. GET SA Ordinary Shares will enter in use since the first day of the financial year during which they have been issued and will then give right to any distribution decided in relation to the present or the preceding financial years. Consequently, they will entirely be put into the same category as existing GET SA Ordinary Shares as of the date of payment of dividends relating to the preceding financial year, or in case no dividend were paid, after the general meeting of shareholders called to approve the account for this financial year.

(6)        Optional Redemption and Purchase

(a)        Redemption at the option of NRS I Holders

In the event that ENHC plc, in its sole and absolute discretion, determines that any of the following events has occurred (each a Relevant Event):

(i)
the Board, the Président Directeur Général, the shareholders of GET SA or the legal representative of any member of the Group takes a decision listed in Article 37 of the by-laws of GET SA requiring a compulsory qualified majority in breach of any of the decision rights referred to in such article; or

(ii)
subject to applicable legal deadlines, the failure to elect on two occasions a director of GET SA proposed for appointment by the Holder of the Class B Share, or the removal of a director of GET SA proposed for appointment by the Holder of the Class B Share without having such director of GET SA being replaced by a new person proposed for appointment by the Holder of the Class B Share, then, subject to two Directors of ENHC plc certifying to the Issuer that a Relevant Event has occurred, (x) the Issuer shall as soon as practicable notify the NRS I Holders of ENHC plc's determination that a Relevant Event has occurred in accordance with Condition 13, and (y) ENHC plc shall require the Issuer to redeem all outstanding NRS I on the Relevant Event Put Date by the issue or delivery to the Holders of that number of Redemption Shares as are calculated by applying the then current Redemption Ratio to each such NRS I.

In addition, in the case where a public offer for GET SA is launched and approved by the Autorité des marchés financiers and/or the Takeover Panel, as appropriate, or a sale of all or substantially all of the business of the Group is made, each NRS I Holder shall require the redemption in shares of its NRS I during a period of 15 calendar days from the date such public offer is launched or such sale is publicly announced by GET SA, as the case may be, by applying the then current Redemption Ratio on the date of such launch or of such announcement, as the case may be.

For the purposes of this Condition 6(a), defined terms herein shall have the meanings set forth in the Prospectus.

(b)        Purchase

Subject to the requirements (if any) of Euronext or any other stock exchange on which the NRS I may be listed at the relevant time, the Issuer or any member of Eurotunnel Group may at any time purchase NRS I in the open market or otherwise at any price. Such NRS I shall be cancelled and may not be reissued.

(c)        Redemption in cash on a winding-up

Unless previously purchased and cancelled or redeemed as herein provided, each NRS I will be redeemed at its principal amount, plus interest accrued at the redemption date (exclusive) and any Deferred Interest, in cash only in the event of the winding-up or liquidation of the Issuer or of GET SA (other than for the purposes in each case of a court approved reconstruction).

(d)        Cancellation

All NRS I which are redeemed in accordance with these Conditions will be cancelled (together with all unmatured Coupons appertaining thereto) and may not be reissued or resold.

(7)        Payments

(a)        Method of payment

Payment of the principal amount of NRS I will be made against presentation and surrender (or, in the case of partial payment, endorsement) of NRS I and payment of any interest due on an Interest Payment Date will be made against presentation and surrender (or, in the case of partial payment, endorsement) of Coupons, at the specified office of any Paying Agent by sterling cheque drawn on, or by transfer to a sterling account maintained by the payee with, a bank in London, in the case of a NRS I forming part of a Sterling Tranche, or by euro cheque drawn on, or by transfer to an euro account maintained by a payee with a bank in a city whose banks have access to the TARGET System, in the case of a NRS I forming part of an Euro Tranche.

Payments of all other amounts will be made as provided in these Conditions.

(b)        Payments subject to Fiscal laws

All payments are subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment. No commissions or expenses shall be charged to the NRS I Holders or Couponholders in respect of such payments.

(c)        Unmatured Coupons

Upon the date on which any NRS I becomes due and payable prior to the Redemption Date pursuant to Condition 5 or 6 hereof, any unmatured coupons appertaining thereto shall become void and no payment shall be made in respect thereof.

For the purposes hereof and save as otherwise provided herein, unmatured Coupons means Coupons maturing after the due date for redemption of the NRS I to which they appertain.

(d)        Non-business days

Each NRS I or Coupon may only be presented for payment or redemption on a day which is a business day in the place of presentation and a business day in London, in the case of a NRS I forming part of a Sterling Tranche, or a day on which the TARGET System is operating, in the case of a NRS I forming part of an Euro Tranche. No further interest or other payment will be made as a consequence of the day on which the Euro NRS I or Coupon may be presented for payment under this Condition 7 falling after the due date.

(e)        Paying Agents

The initial Paying Agents and their initial specified offices are listed below. The Issuer reserves the right under the Agency Agreement at any time to vary or terminate the appointment of any Paying Agent and appoint additional or other Paying Agents, provided that it will (i) maintain a Fiscal Agent and a Principal Paying Agent, (ii) maintain Paying Agents having specified offices in at least two major European cities including, so long as the NRS I are admitted to the rules of Euronext and the rules of Euronext so require, a Paying Agent having a specified office in Paris and (iii) if European Council Directive 2003/48 EC or any other Directive implementing the conclusions of the ECOFIN Council Meeting of 26-27 November 2000 is brought into force, maintain a Paying Agent in an EU Member State that will not be obliged to withhold or deduct tax pursuant to the EU Savings Tax Directive. Notice of any change in the Paying Agents or their specified offices will promptly be given to the NRS I Holders in accordance with Condition 13. Notice of any change in the Paying Agents or their specified offices will promptly be given to the NRS I Holders.

(f)         Fractions

When making payments to NRS I Holders, if the relevant payment is not of an amount which is a whole multiple of the smallest unit of the relevant currency in which such payment is to be made, such payment will be rounded down to the nearest unit.

(8)        Taxation

All payments of principal and interest in respect of the NRS I and the Coupons will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any jurisdiction or any political subdivision thereof or any authority thereof or therein having power to tax unless such withholding or deduction is required by law. In that event the relevant payment will be made subject to such withholding or deduction. The Issuer will not be required to pay any additional or further amounts in respect of such withholding or deduction.

(9)        Maintenance of Holders' Rights

(a)        Rights of the Issuer

GET SA expressly reserves the right to change its legal form or to modify its objects without the prior consent of the Holders of NRS.

GET SA may decide to redeem its share capital, change the allocation of its profits or issue preferred shares provided that the Issuer takes the necessary steps to maintain the Holders' rights pursuant to Condition 5 as long as there are any NRS I outstanding.

(b)        Capital reduction resulting from losses

In the event of a reduction of share capital of GET SA resulting from losses, whether by way of reduction of the nominal value or the number of shares comprising the share capital, the rights of Holders will be reduced accordingly, as if the Holders' right to receive Redemption Shares was exercised on the date of completion of the reduction of share capital.

(10)      Prescription

Claims in respect of principal or any other amount payable upon presentation of the NRS I shall become void unless presentation for payment is made as required by Condition 7 within a period of 10 years in the case of principal and five years in the case of interest from the appropriate Relevant Date.

(11)      Replacement of NRS I and Coupons

If any NRS I or Coupon is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Paying Agent in [London] for the time being subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence and indemnity as the Issuer may require. Mutilated or defaced NRS I or Coupons must be surrendered before replacements will be issued.

(12)      Meetings of NRS I Holders, Modification and Waiver

The Agency Agreement contains provisions for convening meetings of NRS I Holders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of any of these Conditions. Such a meeting may be convened by the Issuer and shall be convened by the Issuer if required in writing by NRS I Holders holding not less than 10% in principal amount of the NRS I for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution will be one or more persons holding or representing a clear majority in principal amount of the NRS I for the time being outstanding, or at any adjourned meeting one or more persons being or representing NRS I Holders whatever the principal amount of the NRS I so held or represented, unless the business of such meeting includes consideration of proposals, inter alia, (i) to modify the Redemption Date of the NRS I or the dates on which interest is payable in respect of the NRS I, (ii) to reduce or cancel the principal amount, or interest on, the NRS I, (iii) to reduce the Redemption Ratio other than in accordance with these Conditions, (iv) to change the currency of any payment in respect of the NRS I, (v) to modify or vary the Redemption Rights in respect of the NRS I, or (vi) to modify the provisions concerning the quorum required at any meeting of NRS I Holders or the majority required to pass an Extraordinary Resolution, in which case the necessary quorum will be one or more persons holding or representing not less than a clear majority, or at any adjourned meeting not less than 25%, in principal amount of the NRS I for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on NRS I Holders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders.

In the event that any meeting is convened in order to consider any matter affecting the Redemption Date of any particular Tranche, such meeting shall only concern Holders of such Tranche and references in this Condition 12 to "NRS I" and "NRS I Holders" shall be deemed to refer to "NRS I of the relevant Tranche" and "NRS I Holders of the relevant Tranche" respectively.

(13)      Notices

All notices regarding the NRS I will be valid if published in one leading daily newspaper in the Republic of France (which is expected to be "La Tribune") and in the United Kingdom (which is expected to be the Financial Times) or, if this is not possible, in one other leading [English] language daily newspaper with general circulation in Europe. The Issuer shall also ensure that all notices are duly published in a manner which complies with the rules and regulations of any stock exchange or other relevant authority on which the NRS I are for the time being listed. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication or, if required to be published in more than one newspaper, on the date of the first such publication in all the required newspapers.

Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the NRS I Holders in accordance with this Condition.

(14)      Contracts (Rights of Third PARTIES) Act 1999

No person shall have any right to enforce any term or condition of the NRS I under the Contracts (Rights of Third Parties) Act 1999.

(15)      Governing Law

The Agency Agreement, the NRS I and the Coupons are governed by, and shall be construed in accordance with, English law.

b)         Terms and conditions of the NRS II

The following, subject to completion and amendment, and save for the paragraphs in italics, are the Terms and Conditions of the NRS II issued in accordance with the Safeguard Plan for the Eurotunnel Group Companies which will be incorporated by reference into each Global NRS II and endorsed on each NRS II in definitive form (if issued).

The issue of the £352,527,641.40 6% notes redeemable in shares of GET SA (the £ NRS II) and the €637,088,700 6% notes redeemable in shares of GET SA (the Euro NRS II), were in each case authorised by a resolution of the shareholders of Eurotunnel Group UK plc (the Issuer) passed on [    •    ] April 2007, by resolution of the shareholders of GET SA passed on [    •    ] April 2007 and by a resolution of the Board of Directors of the Issuer passed on [    •    ] April 2007. The NRS II Holders and the Couponholders (each as defined below) are deemed to have notice of those provisions applicable to them of the Fiscal Agency Agreement dated [    •    ] April 2007 (the Agency Agreement) relating to the NRS II between the Issuer and [    •    ] (the Fiscal Agent and Principal Paying Agent, which expression shall include any successor as fiscal agent and principal paying agent under the Agency Agreement) and the paying agents for the time being (such persons, together with the Fiscal Agent and Principal Paying Agent, being referred to as the Paying Agents, which expression shall include their successors as paying agents under the Agency Agreement).

Copies of the Agency Agreement are available for inspection during normal business hours at the specified offices for the time being of the Paying Agents.

Capitalised terms used but not defined in these Conditions shall have the meanings attributed to them in the Agency Agreement unless the context otherwise requires or unless otherwise stated.

(1)        Form, denomination and title

(a)        Form

Each NRS II is in [bearer] form, serially numbered, in the denomination of 100 euros nominal amount in the case of a NRS II comprising an Euro Tranche, and the nominal amount of £68.20 in the case of a NRS II comprising a Sterling Tranche, with in each case interest coupons (the Coupons) attached. Each NRS II will, subject as set out in these Conditions, be redeemed by the Issuer solely by the delivery to the Holder of such NRS II of GET Class A Shares in GET SA (Redemption Shares) in accordance with, and as described in, Condition 5.

(b)        Title

Title to each NRS II and the Coupons will pass by delivery. Except as ordered by a court of competent jurisdiction or as required by law, the Issuer and the Paying Agents shall be entitled to deem and treat the bearer of any NRS II or Coupon as the absolute owner thereof (whether or not such NRS II or Coupon shall be overdue and notwithstanding any notice to the contrary or any notation of ownership or writing thereon or notice of any previous loss or theft thereof) for the purpose of making payment thereon and for all other purposes and no person shall be liable for so treating the holder.

[Each NRS II Tranche will initially be represented by a single Global NRS II, without Coupons, which is expected to be deposited on [CLOSING DATE] with, or on behalf of, a central depositary for Euroclear France S.A. Beneficial interests in the relevant NRS II Tranche will be shown on, and transfers thereof will be effected only through, records maintained in a book-entry form by Euroclear France S.A. in accordance with the applicable procedures of Euroclear

France S.A. Ownership of beneficial interests in a Global NRS II will be limited to persons who maintain accounts with Euroclear France S.A. or persons who hold interests through such persons]

Interests in the Global NRS II will be exchangeable in whole but not in part (free of charge to the holder) for individual definitive NRS II (which will be in [bearer] form), with Coupons attached, only in the limited circumstances described in the Global NRS II and under "Summary of Provisions Relating to the NRS II in Global Form".

[NRS II and Coupons will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code"].

(2)        Status of the NRS II

(a)        Status

The NRS II and related Coupons (if any) constitute unsecured and, in accordance with Condition 2(b), subordinated obligations of the Issuer and rank pari passu without any preference among themselves and with the NRS I and the related Coupons (if any).

(b)        Subordination

Claims against the Issuer in respect of any amounts payable on any NRS II will be subordinated, in the event of the winding-up of the Issuer, to the claims of Senior Creditors (as defined below) in that any such amounts shall be due and payable by the Issuer in such winding up only if and to the extent that the Issuer could make such payment rateably with the claims of other Subordinated Creditors (as defined below) and still be solvent immediately thereafter. For this purpose, the Issuer shall be considered to be solvent if it is able to pay its debts to Senior Creditors in full.

A report in writing as to the solvency of the Issuer by its liquidator shall, unless the contrary is proved, be treated and accepted by the Issuer and holders and Couponholders (if any) as correct and sufficient evidence thereof.

In this Condition 2, Senior Creditors means creditors of the Issuer whose claims are admitted to proof in a winding up of the Issuer and who are unsubordinated creditors of the Issuer and Subordinated Creditors means creditors of the Issuer (including without limitation the holder of any other NRS or any coupon in relation thereto) whose claims against the Issuer are subordinated in the event of the winding up of the Issuer in any manner to the claims of any unsecured and unsubordinated creditor of the Issuer but excluding those subordinated creditors of the Issuer (if any) whose claims rank or are expressed to rank junior to the claims of any NRS.

Notwithstanding the availability of sufficient assets of the Issuer to pay the amounts referred to in this Condition 2(b) to the holders, if at the time such amounts are to be paid proceedings are pending or have commenced for the voluntary or involuntary liquidation, dissolution or winding up of GET SA, then the amount payable to the holders in respect of each NRS II pursuant to this Condition 2(b) shall not exceed the amount that would have been payable out of the assets of GET SA (after payment in full in accordance with French law of all unsubordinated creditors of GET SA) had the NRS II and all other outstanding NRS been issued by GET SA and had the NRS II and all other outstanding NRS ranked (x) junior to all unsubordinated liabilities of GET SA, and (y) pari passu with all subordinated liabilities of GET SA.

(c)        Set-Off

Subject to applicable law, neither any NRS II Holder nor any Couponholder may exercise or claim any right of set-off in respect of any amount owed to it by the Issuer arising under or in connection with the NRS II and each such holder or Couponholder (if any) shall, by virtue of his holding of any NRS II or Coupon appertaining thereto, if any, be deemed to have fully waived all such rights of set-off.

(3)        Definitions

In these Conditions:

Available Cash Flow means, in relation to any Interest Payment Date, the cash flow from operating activities less (a) net cash flow linked to all types of investment activities and (b) net cash flow linked to financing activities (excluding only that linked to repayment of debt), each of these as disclosed in the table of cash flow forming part of the consolidated accounts of GET SA for the Relevant Fiscal Year.

Business day means, in relation to any place, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business in that place.

Calculation Period means the period of [    •    ] consecutive dealing days commencing on the relevant Redemption Date (or the next dealing day if such date is not a dealing day).

Closing Date means [    •    ] 2007 [or any other date [    •    ]].

Closing Price means, in respect of a given day, the official closing price of the GET Class A Shares on the principal stock exchange or securities market on which the GET Class A Shares are then listed and/or admitted to trading.

Couponholder means the holder of any Coupon.

Cut-off Date means the date which is two weeks prior to the respective Redemption Dates.

Deferred Interest has the meaning provided in Condition 4(c).

Delivery Notice has the meaning provided in Condition 5(b).

Euronext means Euronext, or if the GET Class A Shares are not at that time listed on Euronext, the principal stock exchange or securities market on which the GET Class A Shares are then listed or quoted or dealt in.

Eurotunnel Group means GET SA and all its affiliated companies within the meaning of article L. 233-3 of the French Commercial Code and member of the Group shall be construed accordingly.

Euro Tranche means the Euro NRS II.

GET Class A Shares means shares of €0.01 each in GET SA designated upon issue as Class A Shares.

Independent Financial Adviser means an investment bank of international repute appointed by the Issuer.

Interest Payment Date means, in respect of each Tranche, the date falling 13 months after the Closing Date (the First Interest Payment Date) and each anniversary thereof for so long as such Tranche or any Deferred Interest in respect of such Tranche remains outstanding.

Interest Period has the meaning provided in Condition 4(a).

Issue Date has the meaning provided in Condition 4(a).

NRS means together the NRS I and the NRS II in each case issued on the Closing Date.

NRS I means together the Euro NRS S1T1, the Euro NRS S1T2, the Euro NRS S1T3, the £ NRS S1T1, the £ NRS S1T2 and the £ NRS S1T3.

NRS II means the € NRS II and the £ NRS II. The aggregate principal amount of the € NRS SII is €637,088,700. The aggregate principal amount of the £ NRS II is £352,527,641.40.

NRS II Holder and holder mean the holder of a NRS II.

Plan means the Safeguard Plan for the Eurotunnel Group Companies.

Redeemed NRS II has the meaning provided in Condition 6(b).

Redemption Date means [    •    ].

Redemption Ratio means, subject to adjustment in accordance with Condition 5(c), 911 GET Class A Shares for each NRS II comprising a Euro Tranche and 911 GET Class A Shares for each principal amount of a NRS II comprising a Sterling Tranche.

Redemption Rights means, in respect of any NRS II, the right of a holder thereof to receive Redemption Shares pursuant to Condition 5 or Condition 6 hereof.

Redemption Shares has the meaning provided in Condition 1(a).

Regulated Market means any organised market for financial instruments for the purposes of Article 1(13) of the Investment Services Directive (93/22/EC).

[Relevant Date means, in respect of any NRS II or Coupon, whichever is the later of (a) the date on which payment in respect of it first becomes due and (b) if any amount of the money payable is improperly withheld or refused, the date on which payment in full of the amount outstanding is made or (if earlier) the date on which notice is duly given to the NRS II Holders in accordance with Condition 13 that, upon further presentation of the NRS II or Coupon being made, such payment will be made, provided that such payment is in fact made upon such presentation].

Relevant Event Put Date has the meaning provided in Condition 6(a).

Relevant Fiscal Year means in respect of the first Interest Payment Date for each Tranche, the financial period of Eurotunnel Group ending on 31 December 2007 and in respect of any subsequent Interest Payment Date means the most recent 12 month financial period of Eurotunnel Group ending on or before that Interest Payment Date in respect of which audited consolidated accounts of Eurotunnel Group have been prepared and published in accordance with applicable laws.

Senior Creditors has the meaning provided in Condition 2(b).

Sterling Tranche means the £ NRS II.

Stock Exchange Trading Day means a day on which the principal stock exchange or securities market on which the GET Class A Shares are then listed and/or admitted to trading is open for business (other than a day on which such stock exchange or securities market is scheduled to or does close prior to its regular weekday closing time).

Subordinated Creditors has the meaning provided in Condition 2(b).

TARGET System means the Trans-European Automated Real-Time Gross Settlement Express Transfer System.

Tranche means each of the Euro Tranche and the Sterling Tranche and references herein to relevant Tranche shall be construed accordingly.

Volume Weighted Average Opening Share Price means, in respect of any relevant period, the volume weighted average opening price of a GET Class A Share as published by the principal stock exchange or Regulated Market on which the GET Class A Shares are then listed and/or admitted to trading, provided that if on any day falling within such relevant period such price is not available or cannot otherwise be determined, the price in respect of such day shall be the price on the immediately preceding day on which such price can be determined.

Volume Weighted Average Share Price means, in respect of any relevant period, the volume weighted average share price of a GET Class A Share as published by the principal stock exchange or Regulated Market on which the GET Class A Shares are listed and/or admitted to trading, provided that if on any day falling within such relevant period such price is not available or cannot otherwise be determined, the price in respect of such day shall be the price on the immediately preceding day on which such price can be determined.

Volume Weighted Average Security Price means, in respect of a relevant security for any relevant period, the volume weighted average price of such security as published by the principal stock exchange or Regulated Market on which such security is listed and/or admitted to trading, provided that if on such given day during such relevant period such price is not available or cannot be determined, the price in respect of such day shall be the price on the immediately preceding day on which such price can be determined in accordance with the foregoing, and provided further that if the relevant security is not listed and/or admitted to trading on a Regulated Market, the price of the relevant security on any given day during such relevant period shall be determined by an Independent Financial Adviser acting in its sole and absolute discretion.

References in these Conditions to the principal amount of a NRS II shall be to the face value of such NRS II, being 100 euros for each NRS II which comprises part of an Euro Tranche, or £68.20 for each NRS II which comprises part of a Sterling Tranche.

Reference to any provision of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under modification or re-enactment.

For the purposes of Condition 5 only, (a) references to the issue of GET Class A Shares shall include the transfer and/or delivery of GET Class A Shares by GET SA to the Issuer or any of its subsidiaries or as any of them may direct, whether newly issued and allotted or previously existing or held by or on behalf of GET SA or the Issuer or any of their respective subsidiaries, and (b) GET Class A Shares held by or on behalf of GET SA or the Issuer or any of their respective subsidiaries (and which, in the case of Condition 5 do not rank for the relevant right or other entitlement) shall not be considered as or treated as "in issue".

(4)        Interest

(a)        Amount of Interest

Subject to Condition 4(b), each NRS II shall bear interest at the rate of 6% per annum (Interest) calculated by reference to the principal amount thereof.

Each NRS II shall bear interest from (and including) the Closing Date to (but excluding) the Redemption Date. Interest shall be paid in arrear on each Interest Payment Date. The amount of Interest payable in respect of each NRS II for the first Interest Period shall be calculated by reference to the period commencing on 1 January 2007 to but excluding [    •    ] 2008 and payment in respect thereof shall be made in arrears on the First Interest Payment Date.

The amount of Interest payable in respect of the principal amount of each NRS II comprising part of a Euro Tranche for any Interest Period after the first Interest Period is 6 euros. The amount of interest payable in respect of the principal amount of each NRS II comprising part of a Sterling Tranche for any Interest Period amounts to £4.09.

The amount of Interest payable in respect of the principal amount of each NRS II in respect of any period which is not an Interest Period shall be calculated on the basis of the number of days in the relevant period from (and including) the first day of such period to (but excluding) the last day of such period divided by the number of days from (and including) the immediately preceding Interest Payment Date (or, in the case of the first Interest Period, from 1 January 2007) to (but excluding) the next Interest Payment Date. Interest Period means the period beginning on (and including) the Issue Date and ending on (but excluding) the First Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

Each NRS II will cease to bear Interest from (and including) the due date for redemption thereof unless the Issuer fails to perform its obligation to deliver the Redemption Shares in accordance with Condition 5 in which event, such NRS II shall continue to bear Interest in accordance with this Condition 4 (both before and after judgment) until the day on which Redemption Shares due in respect of such NRS II are received by or on behalf of the relevant NRS II Holder.

(b)        Payment of Interest

The total amount of Interest payable in respect of all NRS (in the case of amounts payable in sterling, such amounts being converted into Euros at the Applicable Conversion Rate) on any Interest Payment Date shall not exceed the Available Cash Flow for the Relevant Fiscal Year.

Consequently, to the extent that the total amount of Interest payable in respect of all NRS on any Interest Payment Date is greater than Available Cash Flow for the Relevant Fiscal Year, the amount of Interest payable on each NRS II on such Interest Payment Date and the amount of interest payable on all other NRS on such Interest Payment Date shall be reduced on a pro rata basis so that the total amount of interest payable in respect of all NRS on such Interest Payment Date is equal to Available Cash Flow for such Relevant Fiscal Year.

If in respect of any Interest Payment Date the Available Cash Flow for the Relevant Fiscal Year is zero (or a negative number) no Interest shall be payable on that Interest Payment Date.

(c)        Deferred Interest

Any Interest not paid on any NRS II on an Interest Payment Date by reason of the application of Condition 4(b) shall itself bear interest at the rate of 4% per annum calculated by reference to the amount from time to time thereof (such unpaid Interest together with interest thereon as aforesaid being Deferred Interest).

(d)        Payment of Deferred Interest

Any outstanding Deferred Interest shall, subject to the provisions of this Condition 4(d), be payable on the next succeeding Interest Payment Date or, to the extent that Deferred Interest is not so paid due to the operation of this Condition 4(d), on succeeding Interest Payment Dates.

The amount of Deferred Interest payable in respect of all NRS on any Interest Payment Date shall not exceed the Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS for such Interest Payment Date.

To the extent that the amount of deferred interest payable in respect of all NRS on any Interest Payment Date is greater than Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS on such Interest Payment Date, the amount of Deferred Interest payable on such Interest Payment Date on each NRS II and the amount of deferred interest payable on such Interest Payment Date on all other NRS shall be reduced on a pro rata basis so that the amount of Deferred Interest payable on such Interest Payment Date in respect of such NRS II, together with the aggregate amount of deferred interest in respect of all NRS payable on such Interest Payment Date, is equal to Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS on such Interest Payment Date.

If on any Interest Payment Date the Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS on such Interest Payment Date is zero (or a negative number), no Deferred Interest shall be payable in respect of any NRS II on such Interest Payment Date and the Deferred Interest shall instead be payable on the next succeeding Interest Payment Date subject to the operation of this Condition 4(d) on that Interest Payment Date mutatis mutandis.

(e)        Consequence of not paying Interest or Deferred Interest

Interest or Deferred Interest which is not paid by reason of the application of this Condition 4 shall not be or be treated as being then due or payable by the Issuer and such non-payment by the Issuer shall not be or be treated as being a breach of or a default under these Conditions or for any other purpose whatsoever.

Pursuant to the terms of the Plan, GET SA has agreed that no dividend or other distribution shall be paid or made to holders of GET Class A Shares while any Deferred Interest remains outstanding and unpaid.

(5)        Redemption of NRS II with GET Class A Shares

(a)        Redemption Date

The Issuer shall redeem each NRS II on the Redemption Date.

(b)        Delivery of Redemption Shares and Redemption Ratio

The Issuer shall effect redemption pursuant to Condition 5(a) solely by delivering or procuring the issue or delivery to the NRS II Holder of the Redemption Shares credited as paid up in full as provided in this Condition 5.

Upon redemption pursuant to Condition 5(a), each NRS II shall entitle the holder to receive such number of Redemption Shares, credited as fully-paid, as result from the application of the Redemption Ratio in effect on the Redemption Date for such NRS II being redeemed.

Fractions of GET Class A Shares will not be issued or delivered on redemption pursuant to this Condition 5 and no cash payment or adjustment will be made in lieu thereof. However, if more than one NRS II of the same Tranche is redeemed on the Redemption Date to the same holder, the number of the Redemption Shares to be issued in respect thereof shall be calculated on the basis of the aggregate principal amount of such NRS II being so redeemed to such holder and rounded down to the nearest whole number of GET Class A Shares.

The Issuer will procure that Redemption Shares to be issued or delivered on the Redemption Date will be issued and delivered to the holders subject to and in accordance with the provisions of this Condition 5(b).

In order to obtain delivery of Redemption Shares on the Redemption Date in respect of any NRS II:

(A)
if such NRS II is represented by a Global NRS II, the relevant holder must deliver to Euroclear France S.A., with a copy to the Issuer not later than the close of business in each place of reception on the Cut-Off Date, a duly completed delivery notice (Delivery Notice); and

(B)
if such NRS II is in definitive form, the relevant holder must deliver to any Paying Agent with a copy to the Issuer, not later than the close of business in each place of reception on the Cut-Off Date, a duly completed Delivery Notice.

Forms of the Delivery Notice may be obtained during normal business hours from the specified office of any Paying Agent.

A Delivery Notice may only be delivered (i) if such NRS II is represented by a Global NRS II, in such manner as is acceptable to Euroclear France S.A., as the case may be, which is expected to be by authenticated SWIFT message or tested telex or (ii) if such NRS II is in definitive form, in writing or by tested telex.

If this NRS II is in definitive form, it must be delivered together with the duly completed Delivery Notice.

The Delivery Notice must:

  •
  specify the name and address of the relevant holder, the person from whom the Issuer may obtain details for the delivery of the Redemption Shares and any details required for delivery of the Redemption Shares; and

  •
  in the case of NRS II represented by a Global NRS II, specify the nominal amount of the NRS II which are the subject of such Delivery Notice and the number of the Holder's account at Euroclear France S.A., as the case may be, to be debited with such NRS II and irrevocably instruct and authorise Euroclear France S.A., to debit the relevant holder's account with such NRS II on or before the Redemption Date.

In the case of NRS II represented by a Global NRS II, upon receipt of such Delivery Notice, Euroclear France S.A., shall verify that the person specified therein as the holder is the holder of the specified nominal amount of NRS II according to its records.

If in respect of any NRS II of any Tranche a Delivery Notice has not been delivered by the Cut-Off Date, the Issuer shall deliver, or procure the delivery of, Redemption Shares in respect of such NRS II to [ESCROW AGENT] who shall hold such Redemption Shares to the order of the relevant holder for a period of 5 years from and including the Redemption Date, and during such period a relevant holder will be entitled to obtain delivery of such Redemption Shares from [ESCROW AGENT] by delivery prior to the expiration of such period of a Delivery Notice together with such other documents or evidence as to such relevant holder's identity and/or entitlement to the Redemption Shares that [ESCROW AGENT] may reasonably require, but not thereafter.

Delivery of the Redemption Shares in respect of each NRS II shall be made at the risk of the relevant holder in such commercially reasonable manner as the Issuer shall in its sole discretion determine and notify to the person designated by the holder in the relevant Delivery Notice as soon as reasonably practicable after receipt of the Delivery Notice.

(c)        Adjustment of Redemption Ratio

Upon the occurrence of any of the events referred to in paragraphs (i) to (vi) of this Condition 5(c) that GET SA may carry out after the issue of the NRS II, the rights of the holders will be maintained by means of an adjustment to the Redemption Ratio in accordance with the provisions of this Condition 5(c).

This adjustment will be made so as to equalise in accordance with this Condition the value of the Redemption Shares which would have been obtained by a holder who had received Redemption Shares arising immediately prior to the occurrence of one of the events (i) to (v) referred to below and the value of the Redemption Shares which would have been obtained by a holder who had received Redemption Shares arising immediately after the occurrence of such transaction.

In the event of adjustments carried out in accordance with paragraphs (i) to (v) below, the new Redemption Ratio will be rounded to the nearest hundredth (0.005 being rounded to the nearest following hundredth, i.e. 0.01). Any subsequent adjustment will be carried out on the basis of such newly calculated and rounded Redemption Ratio. For the avoidance of doubt, no adjustments shall be made to the NRS II following issuance of the other NRS or the issuance of the Warrants or the Class B Share (as such terms are defined in the Plan).

(i)
In the event of issues of GET Class A Shares by GET SA carrying preferential subscription rights, the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the relevant transaction by the following formula:

GET Class A Share price ex-subscription right + Price of the subscription right
GET Class A Share price ex-subscription right

  For the purpose of calculating this formula, the GET Class A Share price ex-subscription right and the price of the subscription right will be determined on the basis of the Volume Weighted Average Opening Share Price during the subscription period in respect of such rights.

(ii)
In the event of distribution of free GET Class A Shares by GET SA or in the event of division or consolidation of GET Class A Shares of GET SA, the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the distribution of free shares by the following formula:

Number of GET Class A Shares existing after the transaction
Number of GET Class A Shares existing prior to the transaction
(iii)
In the event of distribution by GET SA of reserves or premiums in cash or in securities or non cash, the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the distribution by the following formula:

GET Class A Share price before the distribution
Class A Share price before the distribution – Amount of the distributions per GET Class A Share or value of the securities or assets distributed per share

  For the purpose of calculating this formula:

  •
  the GET Class A Share price before distribution will be calculated on the basis of the Volume Weighted Average Share Price over the last three Stock Exchange Trading Days preceding the date of distribution;

  •
  if the distribution is made in securities or other assets the value of the portfolio securities will, if the securities are traded on a Regulated Market, be calculated on the basis of the Volume Weighted Average Securities Prices over the last three stock exchange trading days preceding the date of distribution. If the securities are not traded on a Regulated Market before the distribution, such value will be determined by an independent Financial Adviser.

(iv)
In the event of a change by GET SA of the allocation of its profits (including by way of creating preferred shares), the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the change by the following formula:

GET Class A Share price before the change of allocation of profits
GET Class A Share price before the change of allocation of profits - Reduction of the profit entitlement per GET Class A Share

  For the purpose of calculating this formula, the GET Class A Share price before the change of allocation of profits will be determined on the basis of the Volume Weighted Average Share Price quoted during the last three Stock Exchange Trading Days preceding the date of the change and the amount of the reduction of the right to profits in relation to each share will be determined by an Independent Financial Adviser.

(v)
In the event of redemption by GET SA of its Class A share capital, the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the redemption by the following formula:

GET Class A Share price before redemption
GET Class A Share price before redemption – Amount of capital redemption per GET Class A Share

  For the purpose of calculating this formula, the GET Class A Share price before redemption will be determined on the basis of the Volume Weighted Average Share Price quoted during the last three Stock Exchange Trading Days preceding the date of redemption.

(d)        Increase or decrease of the nominal value of GET Class A Shares

In the event of increase of the nominal value of GET Class A Shares, notably in case of GET Class A Shares regrouping, the nominal amount of the GET Class A Shares attributed to the holders upon exercise of their right to receive Redemption Shares pursuant to these Conditions will be increased accordingly.

(e)        Decision of an Independent Financial Adviser

If any doubt shall arise as to the appropriate adjustment to the Redemption Price, and following consultation between the Issuer and an Independent Financial Adviser, a written opinion of such Independent Financial Adviser in respect of such adjustment to the Redemption Price shall be conclusive and binding on all concerned, save in the case of manifest or proven error.

(f)         Employees' share schemes

No adjustment will be made to the Redemption Ratio where GET Class A Shares or other securities (including rights, warrants and options) are issued, offered, exercised, allotted, appropriated, modified or granted to, or for the benefit of, employees or former employees (including directors holding or formerly holding executive office or the personal service company of any such person) or their spouses or relatives, in each case, of any member of the Group or to be held for the benefit of any such person, in any such case pursuant to any employees' share scheme or long-term incentive scheme.

(g)        GET Class A Shares

GET SA Ordinary Shares to be issued upon redemption in shares of the NRS issued by the Issuer are GET SA Ordinary Shares all of the same class. Once issued, these new GET SA Ordinary Shares will be put into the same category as existing GET SA Ordinary Shares, subject to their date of use. GET SA Ordinary Shares will enter in use since the first day of the financial year during which they have been issued and will then give right to any distribution decided in relation to the present or the preceding financial years. Consequently, they will entirely be put into the same category as existing GET SA Ordinary Shares as of the date of payment of dividends relating to the preceding financial year, or in case no dividend were paid, after the general meeting of shareholders called to approve the account for this financial year.

(6)        Optional Redemption and Purchase

(a)        Redemption at the option of NRS II Holders

In the event that ENHC plc, in its sole and absolute discretion, determines that any of the following events has occurred (each a Relevant Event):

(i)
the Board, the Président Directeur Général, the shareholders of GET SA or the legal representative of any member of the Group takes a decision listed in Article 37 of the by-laws of GET SA requiring a compulsory qualified majority in breach of any of the decision rights referred to in such article; or

(ii)
subject to applicable legal deadlines, the failure to elect on two occasions a director of GET SA proposed for appointment by the holder of the Class B Share, or the removal of a director of GET SA proposed for appointment by the holder of the Class B Share without having such director of GET SA being replaced by a new person proposed for appointment by the holder of the Class B Share, then, subject to two Directors of ENHC plc certifying to the Issuer that a Relevant Event has occurred, (x) the Issuer shall as soon as practicable notify the NRS II Holders of ENHC plc's determination that a Relevant Event has occurred in accordance with Condition 13, and (y) ENHC plc shall require the Issuer to redeem all outstanding NRS II on the Relevant Event Put Date by the issue or delivery to the holders of that number of Redemption Shares as are calculated by applying the then current Redemption Ratio to each such NRS II.

For the purposes of this Condition 6(a), defined terms herein shall have the meanings set forth in the Plan.

In addition, in the case where a public offer for GET SA is launched and approved by the Autorité des marchés financiers and/or the Takeover Panel, as appropriate, or a sale of all or substantially all of the business of the Group is made each NRS II Holder shall require the redemption in shares of its NRS II during a period of 15 calendar days from the date such public offer is launched or such sale is publicly announced by GET SA, as the case may be, by applying the then current Redemption Ratio on the date of such launch or of such announcement, as the case may be.

(b)        Redemption at the option of the Issuer

The Issuer may, upon giving not less than 15 nor more than 30 days' notice to the holders of the NRS II in accordance with Condition 13 and not less than 15 days before the giving of the notice to holders of the NRS II referred to above, notice to the Principal Paying Agent (which notices shall be irrevocable and shall specify the date fixed for redemption), redeem the NRS II in whole or in part (subject, in the case of partial redemption, to the nominal amount being redeemed at any one time being not less than £5,000,000 or an integral multiple of £5,000,000 (in the case of a partial redemption of the £ NRS II) or the nominal minimum of 7.33 million euros or a multiple of 7.33 million euros (in the case of a partial redemption of € NRS II) on any day falling in the first full week of each of the 4 calendar quarters) at a redemption price per NRS II of 140 per cent. of the principal amount per NRS II plus accrued interest to, but excluding, the date of redemption. In addition, all or part of the Deferred Interest outstanding on the NRS on the date of redemption in cash of all or part of the NRS II shall be paid on such date to the NRS Holders.

In the case of a partial redemption of NRS II in definitive form, the NRS II to be redeemed (the "Redeemed NRS II") will be selected individually by lot not more than 30 days prior to the date fixed for redemption and a list of the serial numbers of such Redeemed NRS II will be published in accordance with Condition 13 not less than 15 days prior to the date fixed for redemption. In the case of a partial redemption of NRS II represented by a Global NRS II, such NRS II will be redeemed in accordance with the rules of Euroclear France S.A.

(c)        Purchase

Subject to the requirements (if any) of Euronext or any other stock exchange on which the NRS II may be listed at the relevant time, the Issuer or any member of Eurotunnel Group may at any time purchase NRS II in the open market or otherwise at any price. Such NRS II shall be cancelled and may not be reissued.

(d)        Redemption in cash on a winding-up

Unless previously purchased and cancelled or redeemed as herein provided, each NRS II will be redeemed at its principal amount, plus interest accrued at the redemption date (exclusive) and Deferred Interest, in cash only in the event of the winding-up or liquidation of the Issuer or of GET SA (other than for the purposes in each case of a court approved reconstruction).

(e)        Cancellation

All NRS II which are redeemed in accordance with these Conditions will be cancelled (together with all unmatured Coupons appertaining thereto) and may not be reissued or resold.

(7)        Payments

(a)        Method of payment

Payment of the principal amount of NRS II will be made against presentation and surrender (or, in the case of partial payment, endorsement) of NRS II and payment of any interest due on an Interest Payment Date will be made against presentation and surrender (or, in the case of partial payment, endorsement) of Coupons, at the specified office of any Paying Agent by sterling cheque drawn on, or by transfer to a sterling account maintained by the payee with, a bank in London, in the case of a NRS II forming part of a Sterling Tranche, or by euro cheque drawn on, or by transfer to an euro account maintained by a payee with a bank in a city whose banks have access to the TARGET System, in the case of a NRS II forming part of an Euro Tranche.

Payments of all other amounts will be made as provided in these Conditions.

(b)        Payments subject to Fiscal laws

All payments are subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment. No commissions or expenses shall be charged to the NRS II Holders or Couponholders in respect of such payments.

(c)        Unmatured Coupons

Subject to the provisions of Condition 6(b) above, upon the date on which any NRS II becomes due and payable prior to the Redemption Date pursuant to Condition 5 or 6 hereof, any unmatured coupons appertaining thereto shall become void and no payment shall be made in respect thereof.

For the purposes hereof and save as otherwise provided herein, unmatured Coupons means Coupons maturing after the due date for redemption of the NRS II to which they appertain.

(d)        Non-business days

Each NRS II or Coupon may only be presented for payment or redemption on a day which is a business day in the place of presentation and a business day in London, in the case of a NRS II forming part of a Sterling Tranche, or a day on which the TARGET System is operating, in the case of a NRS II forming part of an Euro Tranche. No further interest or other payment will be made as a consequence of the day on which the Euro NRS II or Coupon may be presented for payment under this Condition 7 falling after the due date.

(e)        Paying Agents

The initial Paying Agents and their initial specified offices are listed below. The Issuer reserves the right under the Agency Agreement at any time to vary or terminate the appointment of any Paying Agent and appoint additional or other Paying Agents, provided that it will (i) maintain a Fiscal Agent and a Principal Paying Agent, (ii) maintain Paying Agents having specified offices in at least two major European cities including, so long as the NRS II are admitted to the rules of Euronext and the rules of Euronext so require, a Paying Agent having a specified office in Paris and (iii) if

European Council Directive 2003/48 EC or any other Directive implementing the conclusions of the ECOFIN Council Meeting of 26-27 November 2000 is brought into force, maintain a Paying Agent in an EU Member State that will not be obliged to withhold or deduct tax pursuant to the EU Savings Tax Directive. Notice of any change in the Paying Agents or their specified offices will promptly be given to the NRS II Holders in accordance with Condition 13. Notice of any change in the Paying Agents or their specified offices will promptly be given to the NRS II Holders.

(f)         Fractions

When making payments to NRS II Holders, if the relevant payment is not of an amount which is a whole multiple of the smallest unit of the relevant currency in which such payment is to be made, such payment will be rounded down to the nearest unit.

(8)        Taxation

All payments of principal and interest in respect of the NRS II and the Coupons will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any jurisdiction or any political subdivision thereof or any authority thereof or therein having power to tax unless such withholding or deduction is required by law. In that event the relevant payment will be made subject to such withholding or deduction. The Issuer will not be required to pay any additional or further amounts in respect of such withholding or deduction.

(9)        Maintenance of Holders' Rights

(a)        Rights of the Issuer

GET SA expressly reserves the right to change its legal form or to modify its objects without the prior consent of the Holders of NRS.

GET SA may decide to redeem its share capital, change the allocation of its profits or issue preferred shares provided that the Issuer takes the necessary steps to maintain the holders' rights pursuant to Condition 5 as long as there are any NRS II outstanding.

(b)        Capital reduction resulting from losses

In the event of a reduction of share capital of GET SA resulting from losses, whether by way of reduction of the nominal value or the number of shares comprising the share capital, the rights of holders will be reduced accordingly, as if the holders' right to receive Redemption Shares was exercised on the date of completion of the reduction of share capital.

(10)      Prescription

Claims in respect of principal or any other amount payable upon presentation of the NRS II shall become void unless presentation for payment is made as required by Condition 7 within a period of 10 years in the case of principal and five years in the case of interest from the appropriate Relevant Date.

(11)      Replacement of NRS II and Coupons

If any NRS II or Coupon is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Paying Agent in [London] for the time being subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence and indemnity as the Issuer may require. Mutilated or defaced NRS II or Coupons must be surrendered before replacements will be issued.

(12)      Meetings of NRS II Holders, Modification and Waiver

The Agency Agreement contains provisions for convening meetings of NRS II Holders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of any of these Conditions. Such a meeting may be convened by the Issuer and shall be convened by the Issuer if required in writing by NRS II Holders holding not less than 10% in principal amount of the NRS II for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution will be one or more persons holding or representing a clear majority in principal amount of the NRS II for the time being outstanding, or at any adjourned meeting one or more persons being or representing NRS II Holders whatever the principal amount of the NRS II so held or represented, unless the business of such meeting includes consideration of proposals, inter alia, (i) to modify the Redemption Date of the NRS II or the dates on which interest is payable in respect of the NRS II, (ii) to reduce or cancel the principal amount, or interest on, the NRS II, (iii) to reduce the Redemption Ratio other than in accordance with these Conditions, (iv) to change the currency of any payment in respect of the NRS II, (v) to modify or vary the Redemption Rights in respect of the NRS II, or (vi) to modify the provisions concerning the quorum required at any meeting of NRS II Holders or the majority required to pass an Extraordinary Resolution, in which case the necessary quorum will be one or more persons holding or representing not less than a clear majority, or at any adjourned meeting not less than 25%, in principal amount of the NRS II for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on NRS II Holders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders.

(13)      Notices

All notices regarding the NRS II will be valid if published in one leading daily newspaper in the Republic of France (which is expected to be "La Tribune") and in the United Kingdom (which is expected to be the Financial Times) or, if this is not possible, in one other leading [English] language daily newspaper with general circulation in Europe. The Issuer shall also ensure that all notices are duly published in a manner which complies with the rules and regulations of any stock exchange or other relevant authority on which the NRS II are for the time being listed. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication or, if required to be published in more than one newspaper, on the date of the first such publication in all the required newspapers.

Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the NRS II Holders in accordance with this Condition.

(14)      Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the NRS II under the Contracts (Rights of Third Parties) Act 1999.

(15)      Governing Law

The Agency Agreement, the NRS II and the Coupons are governed by, and shall be construed in accordance with, English law.

6           Authorisations and decisions relating to the issue of NRS

a)          Authorisations granted by the extraordinary general meeting of shareholders of EGP

The extraordinary general meeting of the shareholders of EGP, to be held during the Offer, will consider the following resolution as its tenth resolution:

"1°
to approve the terms of the NRS I and NRS II (the NRS) set out respectively in the Terms and Conditions of the NRS I and the Terms and Conditions of the NRS II and set out in the Securities Note, in particular Chapter II thereof and resolves that the terms of the issue of class A ordinary shares of the Company on redemption of the NRS will be subject to applicable law and the provisions referred to above that relate to them; and

2°
to approve the terms of the NRS Relationship Agreement dated 20 March 2007 relating to the issue of the NRS I and the NRS II entered into between the Company and EGP,

3°
to approve the issue of the NRS by EGP in accordance with the terms of the EGP Resolutions, the Terms and Conditions of the NRS I and the Terms and Conditions of the NRS II in favour of:

  •
  the holders of bonds issued by France Manche SA and Eurotunnel Finance Ltd on 15 May 2006 in accordance with the provisions of a Resettable Bond Constituting Trust Deed of the same date (the Resettable Bonds);

  •
  the holders of notes issued by France Manche SA and Eurotunnel Finance Ltd on 7 April 1998 in accordance with the provisions of a Participating Loan Note Constituting Trust Deed of the same date (the Participating Loan Notes);

  •
  the holders of notes issued by France Manche SA and Eurotunnel Finance Ltd in July 2002, December 2003, January 2004 and May 2006 in accordance with the provisions of a Stabilisation Note Constituting Trust Deed dated 7 April 1998 (the Stabilisation Notes);

      in consideration of the transfer of such notes by the holders of the Resettable Bonds, the Participating Loan Notes and the Stabilisation Notes, in accordance with the provisions of the Safeguard Plan;

    •
    the holders of Tier 3 Debt of the Eurotunnel group in consideration of the transfer by the holders of such debt in accordance with the terms of the Safeguard Plan;

    •
    the holders of Resettable Bonds, the Participating Loan Notes and the Stabilisation Notes having exercised subscription rights in accordance with the monetisation provisions of the Safeguard Plan;

    •
    the holders of units each comprising one Eurotunnel SA share and one Eurotunnel Plc share (the Units) having tendered such units to the exchange offer launched by the Company for the Units and having subscribed for NRS in the limits and in accordance with the terms of the Safeguard Plan;

4°
to accordingly resolve, subject to the condition precedent of the actual issue of the NRS by EGP, to increase the share capital by a maximum of 170,316,405.84 euros by the issue of a maximum of 17,031,640,584 class A ordinary shares of the Company with a nominal value of 0.01 euro each to be issued on redemption of the NRS, to which will be added, if appropriate, the additional nominal amount of class A ordinary shares to be issued to preserve the rights of the holders of NRS in accordance with the terms of the Terms and Conditions of the NRS I and the Terms and Conditions of the NRS II, provided, to the extent necessary, that such maximum nominal amount shall not be taken into account for the purposes of the overall limit set out in the eighteenth resolution below;

5°
to acknowledge that pursuant to article L. 225-132 of the Commercial Code, the issue of the NRS implies the waiver by shareholders in favour of the holders of NRS, of the preferential subscription rights to class A ordinary shares in the Company to be issued upon redemption of the NRS;

6°
to authorise the board of directors of the Company, with the power to sub-delegate this authorisation in accordance with applicable law and within the limits it will have previously determined, to the chief executive officer or, with his agreement, to one or more deputy chief executive officers, for the purpose of:

•
confirming the satisfaction of the Condition Precedent and the condition precedent relating to the actual issue of the NRS by EGP referred to in paragraph 3° of this resolution;

•
as appropriate, taking all measures necessary to preserve the rights of holders of the NRS in accordance with applicable laws and the terms of the NRS set out in the Securities Notes;

•
issuing the class A ordinary shares of the Company on redemption of the NRS, recording the resulting share capital increase and making consequential amendments to the by-laws of the Company;

•
carrying out all formalities required for the new class A ordinary shares of the Company to be issued upon redemption of the NRS to be admitted to trading on Eurolist by Euronext™ and, if appropriate, on any other regulated market;

•
and more generally, making all observations, communications and formalities as may be necessary for the purposes of carrying out the share capital increase."

b)         Authorisations granted by the extraordinary general meeting of shareholders of GET SA

See paragraph 1.6 (a) of section A of this Annex I.

c)          Decisions of the board of directors of EGP

The board of directors of EGP will resolve to issue the NRS authorised by the extraordinary general meeting of EGP referred to in paragraph 6(a) above.

7           Agreement between EGP and GET SA relating to the issue of the NRS

On 20 March 2007, GET SA and EGP entered into a contract under English law relating to the issue of the NRS (the "NRS Relationship Agreement"), pursuant to which EGP agreed to issue the NRS, upon request by GET SA, up to a specified amount, upon the terms and conditions described in paragraph 1.5 above.

On the Closing Date, EGP will transfer to GET SA a part of the receivables held by EGP in respect of ESA and EPLC resulting from the implementation of the Reorganisation, for consideration of an amount which will not be paid immediately but which will give rise to a receivable owed by GET SA to EGP. The repayment of this receivable will be subordinated to the prior repayment of all senior debt of GET SA. The receivable will accrue interest at the same rates as the NRS and may be repaid by the issue by GET SA of GET SA Ordinary Shares to EGP or holders of NRS on behalf of EGP or, in the case of the NRS II, by the payment in cash by GET SA to EGP or to the holders of NRS II on behalf of EGP.

The GET SA Ordinary Shares to be issued on redemption of the NRS will be paid up by means of set-off against the receivable owed to EGP by GET SA created by way of the transfer of the receivables referred to above.

If the amount of the receivables transferred by EGP to GET SA in accordance with the terms of the NRS Relationship Agreement are not sufficient to pay up all of the GET SA Ordinary Shares to be issued upon redemption of the NRS in shares, to make the cash payments upon redemption of the NRS II in cash or to pay Interest or the Deferred Interest, if any, due in respect of the NRS, EGP has undertaken to transfer to GET SA such number of Units of ESA and EPLC issued to EGP as part of the Recapitalisation Transactions of ESA and EPLC as shall be necessary to enable GET SA to carry out these transactions in accordance with the provisions of the Safeguard Plan.

Under the terms of the agreement, GET SA has undertaken not to pay any dividends while any Deferred Interest remains due in respect of the NRS.

C.
Issue by GET SA and admission to listing and trading on Eurolist by Euronext™ of Share Warrants for GET SA Ordinary Shares

1.          Nature and class of securities and date of entitlement to dividends

a)          Warrants

The securities described in this section C are warrants to subscribe for new GET SA Ordinary Shares which qualify as equity-linked securities within the meaning of article 228-91 of the French Commercial Code.

Application has been made for admission of the Warrants to listing and trading on Eurolist by Euronext™ (ISIN code FR0010452441; symbol: "GETBS") as from their issue on the Closing Date. Applications have been made for the admission of the Warrants:

  •
  to Euroclear France (ISIN code: FR0010452441) which will clear transactions between accountholders; and

  •
  to Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme.

b)         GET SA Ordinary Shares to be issued upon exercise of the Warrants

See section A of this Annex I.

2.          Applicable law and competent courts

The Warrants are governed by French law and in particular by articles L. 228-91 et seq. of the French Commercial Code.

In the event of any disputes, depending on the nature of the dispute, where GET SA is the defendant the competent courts will be those of the jurisdiction in which its registered office is located, except where the new French Civil Procedure Code provides otherwise.

3.          Form and method of account entry of the Warrants and GET SA Ordinary Shares

a)          Form and method of account entry of the Warrants

The Warrants are in bearer form, at the election of each holder.

The rights of holders of Warrants will be represented by account entries made in their name in the books of:

  •
  BNPP Securities Services, appointed by GET SA for Warrants held in standard registered form;

  •
  a customary financial intermediary of their choice and of BNPP Securities Services, appointed by GET SA, for Warrants held in administered registered form; and

  •
  a customary financial intermediary of their choice for Warrants held in bearer form.

Accounts will be credited with Warrants on their issue date.

b)         Form and method of registration of the GET SA Ordinary Shares

See section A of this Annex I of this Registration Document.

4.          Currency of the issue

N/A

5.          Rights attached to the Warrants and the new GET SA Ordinary Shares

a)          Rights attached to the Warrants

•
Exercise Ratio — Exercise Price — Exercise Period

Subject to any adjustments in accordance with the provisions of paragraph "Maintenance of rights of Warrantholders" below, the Warrants will together entitle their holders to subscribe for a total number of new GET SA Ordinary Shares determined according to the terms set out in the paragraph entitled "Determination of the Exercise Ratio" below. As a result, the number of new GET SA Ordinary Shares which may be subscribed upon exercise of one Warrant will be determined on the Exercise Ratio Determination Date referred to in the paragraph entitled "Notice to Warrantholders regarding the determination of the Exercise Ratio" below, by dividing the total number of new GET SA Ordinary Shares to be issued upon exercise of the Warrants by the total number of Warrants issued (irrespective of the number of Warrants in issue on the Exercise Ratio Determination Date).

The subscription price for one new GET SA Ordinary Share upon exercise of the Warrants will be equal to the nominal value of a GET SA Ordinary Share, which is 0.01 euros as at the date of this Registration Document (the "Exercise Price").

The Warrants may be exercised at any time during a period of six months from the Exercise Ratio Determination Date referred to in the paragraph entitled "Notice to Warrantholders regarding the determination of the Exercise Ratio" below (the "Exercise Period"), subject to any extension of the Exercise Period pursuant to the provisions of the paragraph entitled "Suspension of the right to exercise the Warrants" below. Any Warrants which have not been exercised by the expiry of the Exercise Period (as extended, where applicable) will be cancelled and will lose all value.

•
Determination of the Exercise Ratio

•
Determination of the total number of Warrants and notice of the total number of Warrants

•
Determination of the total number of Warrants

The total number of Warrants ("No. of Warrants") will be calculated according to the following formula:

No. of Warrants =	Number of Units tendered to the Offer 0.55

Knowing that Unitholders who tender their Units to the Offer will receive one Warrant for each Unit tendered to the Offer and the remainder of the Warrants will be allocated to Noteholders, each Noteholder receiving a number of Warrants determined by the board of directors of GET SA pursuant to paragraph 5.3.2(c) of this Registration Document.

If the No. of Warrants determined in accordance with the above does not result in a whole number of Warrants, the No. of Warrants will be rounded to the nearest whole number (0.5 will be rounded up to the next whole number above).

•
Notice of the total number of Warrants

The No. of Warrants, the number of Warrants issued to Unitholders who tender their Units to the Offer and the number of Warrants allocated to the Noteholders will be announced by all appropriate means in France and the United Kingdom on Eurotunnel Group's website (www.groupe-eurotunnel.com).

•
Calculation of the total number of new GET SA Ordinary Shares to which the Warrants will entitle their holders to subscribe

The total number of new GET SA Ordinary Shares to which the Warrants will together entitle their holders to subscribe ("N") will be calculated according to the following formula:

N = 2 × U x	VT 300,000,000

where:

"U" is the total number of Units on the Closing Date;

"VT" is the arithmetic sum of VT1 and VT2, where (i) VT is capped at £300 million, and (ii) "VT1" is the arithmetic sum of all of the Lump Sums received between 23 May 2006 and 30 June 2008 calculated in accordance with the terms described in the paragraph entitled "Method of calculating VT1" below, and "VT2" comprises any improvements in the EBITDA of GET SA during the 2008, 2009 and 2010 financial years compared to the Reference EBITDA calculated in accordance with the terms described in the paragraph entitled "Method of calculating VT2" below.

If N, as calculated in accordance with the above, does not result in a whole number of new GET SA Ordinary Shares, N will be rounded to the nearest whole number (0.5 will be rounded up to the next whole number above).

•
Calculation of the Exercise Ratio

The Exercise Ratio per Warrant, being the number of new GET SA Ordinary Share(s) which may be subscribed upon exercise of one Warrant, will be equal to the total number of new GET SA Ordinary Shares for which the Warrants will together entitle their holders to subscribe (N), determined as indicated in the paragraph entitled "Calculation of the total number of new GET SA Ordinary Shares" above, divided by the total number of Warrants (No. of Warrants).

The Exercise Ratio, determined as indicated above, will be, if necessary, reduced to three decimal places by rounding to the nearest thousandth (where 0.0005 is rounded up to next hundredth above, being 0.001).

Upon exercise of the Warrants, each Warrantholder is entitled to a number of new GET SA Ordinary Shares equal to the product of the Exercise Ratio multiplied by the number of Warrants exercised. Warrantholders shall not be entitled in any circumstances to split their instructions to exercise their Warrants and accordingly they may only make one request to exercise all of their Warrants.

If the calculation of the number of new GET SA Ordinary Shares does not give a whole number, the Warrantholder will be entitled to request the issue of the immediately next whole number of new GET SA Ordinary Shares subject to paying to GET SA an amount equal to the product of (i) the fraction of a new GET SA Ordinary Share requested, multiplied by (ii) an amount equal to the opening listed price on the trading day prior to the date on which the Warrants are exercised, failing which the Warrantholder will receive the amount of the fractional entitlement in cash. In the case of a cash payment, the Warrantholder will received an amount equal to the product of (i) the fraction of a new GET SA Ordinary Share requested, multiplied by (ii) an amount equal to the opening listed price on the trading day prior to the date on which the Warrants are exercised.

•
Notice to Warrantholders regarding the determination of the Exercise Ratio

Warrantholders will be informed of the Exercise Ratio as soon as possible following its final determination according to the terms set out in the paragraph entitled "Terms for the determination of the Exercise Ratio" below, by all appropriate means in France and the United Kingdom and on Eurotunnel Group's website (www.groupe-eurotunnel.com). These notices will also contain the Exercise Ratio Determination Date (as defined below), the expiry date of the Exercise Period as well as, where applicable, any adjustments made to the Exercise Ratio, pursuant to the provisions of paragraph 3.1.5(b) "Maintenance of rights of Warrantholders" below.

The date on which the first information referred to in this paragraph is made available will be deemed to be the date of determination of the Exercise Ratio (the "Exercise Ratio Determination Date").

•
Examples of the calculation of the Exercise Ratio

The reader's attention is drawn to the fact that the numerical examples set out below are given for purely illustrative purposes and do not give any indication of what the actual Exercise Ratio will be.

Example no. 1 (on the basis of (i) a total number of Units at the Closing Date of 2,546,164,213 and (ii) a number of Units tendered to the Offer of 2,546,164,213, corresponding to a success rate for the Offer of 100%)

1.	U	2,546,164,213	2,546,164,213	2,546,164,213	2,546,164,213
2.	VT (€)	0	100,000,000	200,000,000	300,000,000
3.	N
	{(2 × line 1 × line 2 / 300,000,000), rounded if necessary}	0	1,697,442,808.67 rounded to 1,697,442,809	3,394,885,617.33 rounded to 3,394,885,617	5,092,328,426
4.	No. of Warrants
	{((2,546,164,213 × 100%), rounded if necessary / 0.55), rounded if necessary}	4,629,389,478.18 rounded to 4,629,389,478	4,629,389,478.18 rounded to 4,629,389,478	4,629,389,478.18 rounded to 4,629,389,478	4,629,389,478.18 rounded to 4,629,389,478
Exercise Ratio
	{(line 3 / line 4), rounded if necessary}	0	0.367	0.7335	1.100

Example no. 2 (on the basis of (i) a total number of Units at the Closing Date of 2,546,164,213 and (ii) a number of Units tendered to the Offer of 1,909,623,160, corresponding to a success rate for the Offer of 75%)

1.	U	2,546,164,213	2,546,164,213	2,546,164,213	2,546,164,213
2.	VT (€)	0	100,000,000	200,000,000	300,000,000
3.	N
	{(2 × line 1 × line 2 / 300,000,000), rounded if necessary}	0	1,697,442,808.67 rounded to 1,697,442,809	3,394,885,617.33 rounded to 3,394,885,617	5,092,328,426
4.	No. of Warrants
	{((2,546,164,213 × 75%), rounded if necessary / 0.55), rounded if necessary}	3,472,042,109.09 rounded to 3,472,042,109	3,472,042,109.09 rounded to 3,472,042,109	3,472,042,109.09 rounded to 3,472,042,109	3,472,042,109.09 rounded to 3,472,042,109
Exercise Ratio
	{(line 3 / line 4), rounded if necessary}	0	0.489	0.978	1.467

Example no. 3 (on the basis of (i) a total number of Units at the Closing Date equal to 2,546,164,213 and (ii) a number of Units tendered to the Offer of 1,527,698,528, corresponding to a success rate for the Offer of 60%)

1.	U	2,546,164,213	2,546,164,213	2,546,164,213	2,546,164,213
2.	VT (€)	0	100,000,000	200,000,000	300,000,000
3.	N
	{(2 × line 1 × line 2 / 300,000,000), rounded if necessary}	0	1,697,442,808.67 rounded to 1,697,442,809	3,394,885,617.33 rounded to 3,394,885,617	5,092,328,426
4.	No. of Warrants
	{((2,546,164,213 × 60%), rounded if necessary / 0.55), rounded if necessary}	2,777,633,687.27 rounded to 2,777,633,687	2,777,633,687.27 rounded to 2,777,633,687	2,777,633,687.27 rounded to 2,777,633,687	2,777,633,687.27 rounded to 2,777,633,687
Exercise Ratio
	{(line 3 / line 4), rounded if necessary}	0	0.611	1.222	1.833

•
Method of calculating VT1

VT1 will be equal to the arithmetic sum of the Lump Sums received between 23 May 2006 and 30 June 2008 (inclusive). For these purposes:

(i)
as indicated in the paragraph entitled "Request submitted by GET SA, EPLC, ESA, EFL, FM, CTG and their respective consolidated subsidiaries" below, the companies of Eurotunnel Group have submitted and, where appropriate, reserve the right to submit to the British and French governments, and in general to any Governmental Entity, a certain number of requests relating to expenses currently borne by Eurotunnel and to their fiscal environment which could, if successful, generate Lump Sums;

(ii)
subject to the exceptions referred to in this sub-paragraph (ii), no Lump Sum has been received between 23 May 2006 and the date of this Registration Document.

•
By way of exception, a subsidy of 1.7 million euros for the renovation of Euroscan(2) at Coquelles, which corresponds to a security expense of the Tunnel was granted on 13 November 2006 to the Concessionnaires; and

(2)
The Euroscan is an X-ray machine used by the French customs for their security tasks in order to check heavy goods vehicles and detect, for example, illicit merchandise or material.

•
Pursuant to an arbitration decision dated 23 February 2007, the Permanent Court of Arbitration in The Hague ruled that the Concessionnaires are entitled to damages for loss suffered in relation to asylum seekers of the Sangatte camp. The amount of the damages will be assessed later by the Arbitration Court; and

•
Certain requests relating to the tax treatment of Eurotunnel and Eurotunnel Group, have been accepted in principle and will have to be approved in the future.

(iii)  •      "Lump Sum" means any sum received or saved outside the normal course of business (defined by reference to previous practices), including (i) the payment of a cash sum or (ii) the realisation of a saving, resulting from a decision of a Governmental Entity or of a company or of any other entity controlled by a Governmental Entity (including as a result of an enforceable court decision, an arbitration, a settlement or a decision to grant a subsidy) for the benefit of GET SA, EPLC, ESA, EFL, FM, CTG and their respective consolidated subsidiaries, provided that (y) any sum received or saved in the ordinary course of business (defined with reference to previous practices) and (z) any sum received from the French or English tax authorities as part of the Reorganisation will not be considered to be a Lump Sum;

  •
  a Lump Sum will be determined, in the case of a payment received, on the basis of the amount of the payment, and, in the case of a saving realised, on the basis of the absolute value of the amount of the saving;

  •
  in the case of a saving, the date on which it is realised will be deemed to be the date on which the payment which has been wholly or partly avoided would have been due;

  •
  where a Lump Sum has multiple occurrences, all of the occurrences between 23 May 2006 and 30 June 2008 will be taken into account;

  •
  100% of the amount of any Lump Sum will be taken into account, where applicable, notwithstanding the fact that 100% of the share capital of the beneficiary of such Lump Sum is not held directly or indirectly by GET SA;

  •
  all of the amounts of the Lump Sums will be converted into pounds sterling at the exchange rate in effect on the date on which the relevant Lump Sum is realised.

•
Method of calculating VT2

In order to calculate VT2, the following elements will successively be calculated or taken into account:

1.
"EBITDA" means the consolidated Earnings Before Interest, Taxes, Depreciation and Amortisation/Excédent Brut d'Exploitation of GET SA (calculated using accounting principles and methods consistent with those used for the preparation of the combined audited accounts of ESA and EPLC at 31 December 2004) for each of the 2008, 2009 and 2010 financial years, from which will be deducted (i) any exceptional elements and (ii) any Lump Sum taken into account for the calculation of VT1.

2.
"Reference EBITDA", means the following EBITDA amounts:

In millions of £	2008	Financial year 2009	2010
Reference EBITDA	277	288	303

  and the Reference EBITDA for each of the 2008, 2009 and 2010 financial years has been determined on the basis of (i) a euro/pound sterling exchange rate of 1.4 and (ii) a pound sterling/euro apportionment of EBITDA of 51% / 49%.

3.
"Adjusted Reference EBITDA" means the Reference EBITDA for each of the 2008, 2009 and 2010 financial years, adjusted so that the 49% euro component is, for each of these financial years, converted into pounds sterling on the basis of the euro/pound sterling exchange rate used to prepare the audited consolidated accounts for the relevant financial year (the "Effective euro/pound sterling Exchange Rate").

4.
"Difference" means, for each of the 2008, 2009 and 2010 financial years, the result of the difference between (i) the EBITDA derived from the consolidated accounts of GET SA for the financial year in question and (ii) the Adjusted Reference EBITDA for that financial year, provided that if this result is negative, it will be deemed to be equal to zero.

5.
"Adjusted Difference" means, for each of the 2008, 2009 and 2010 financial years, the amount corresponding to 50% of the fraction of the Difference up to £7.5 million and 70% of the fraction of the Difference between £7.5 million and the amount of the Difference.

6.
"Weighted Difference" means, for each of the 2008, 2009 and 2010 financial years, the result of the product of the Adjusted Difference multiplied by (i) 14.5 and then (ii) 0.3 for the 2008 financial year, 0.6 for the 2009 financial year and 0.1 for the 2010 financial year (the "Annual Weighting Factor").

7.
VT2 will be equal to the arithmetic sum of the Weighted Differences calculated for each of the 2008, 2009 and 2010 financial years.

The reader's attention is drawn to the fact that the numerical examples set out below are given for purely illustrative purposes and do not give any indication of what VT2 will actually be. In particular, the amount of EBITDA set out in the tables below is not an indication of what the actual EBITDA will be.

The reader's attention is also drawn to the fact that, the numbers set out in these examples below have been rounded and are presented in millions of pounds sterling. Where a number has been used in a calculation, the number itself and not the rounded figure as set out in the table has been used, and the result presented in the table has then been rounded itself.

1.
EBITDA

In millions of £	2008	Financial year 2009	2010
EBITDA	300	280	310

2.
Reference EBITDA (reminder)

(In millions of £)	2008	Financial year 2009	2010
Reference EBITDA (cf. definition of this term)	277	288	303
3.
Determination of the Adjusted Reference EBITDA

(In millions of £)		2008	Financial year 2009	2010
1.	Reference EBITDA (cf. table 2)	277	288	303
2.	Value in £ of the € component (line 1 × 49%)	135.73	141.12	148.47
3.	Equivalent in € of the € component on the basis of a €/£ exchange rate of 1.4 (line 2 × 1.4)	190.02	197.57	207.86
4.	Effective €/£ Exchange Rate (for illustrative purposes)	1.45	1.43	1.41
5.	Equivalent in £ of the € component on the basis of the Effective €/£ Exchange Rate (line 3 / line 4)	131.05	138.16	147.42
Adjusted Reference EBITDA {line 1 — line 2 + line 5}		272.32	285.04	301.95
4.
Determination of the Difference

(In millions of £)		2008	Financial year 2009	2010
1.	EBITDA (cf. table 1)	300	280	310
2.	Adjusted Reference EBITDA (cf. table 3)	272.32	285.04	301.95
Difference {line 1 — line 2 (deemed equal to 0 if negative)}		27.68	0	8.05
5.
Determination of the Adjusted Difference

(In millions of £)		2008	Financial year 2009	2010
1.	Difference (cf. table 4)	27.68	0	8.05
2.	50% of the fraction of the Difference up to £7.5 million {— if line 1 ≤ 7.5: line 1 / 2 — if line 1 > 7.5: 7.5 / 2 = 3.75}	3.75	0	3.75
3.	70% of the fraction of the Difference between £7.5 million and the amount of the Difference {— if line 1 ≤ 7.5: 0 — if line 1 > 7.5: (line 1 - 7.5 million) × 70%}	14.13	0	0.39
Adjusted Difference {line 2 + line 3}		17.88	0	4.14

6.
Determination of the Weighted Difference

(In millions of £)		2008	Financial year 2009	2010
1.	Adjusted Difference (cf. table 5)	17.88	0	4.14
2.	Multiplication by 14.5 (line 1 × 14.5)	259.21	0	59.99
3.	Annual Weighting Factor	0.3	0.6	0.1
Weighted Difference {line 2 × line 3}		77.76	0	6.00
7.
Calculation of VT2

Arithmetic sum of the 2008, 2009 and 2010 Weighted Differences:

77.76 + 0 + 6.00 = £83.76 million

•
Request submitted by GET SA, EPLC, ESA, EFL, FM, CTG and their respective consolidated subsidiaries.

As indicated above, a certain number of requests have already been made to the French and British governments separately from the Reorganisation which, if successful, could result in a Lump Sum or affect the calculation of VT2.

Included in these requests are the redefinition of the Concessionaires' assumption of the operating costs of the IGC at a level similar to that of equivalent bodies (such as the Mont-Blanc or Fréjus tunnels) which could represent, if the Treaty of Canterbury or the Concession Contract were amended, an expected annual saving of 5 million euros.

In addition, a certain number of requests relate to the Tunnel's security expenses, which in Eurotunnel's view should be redefined to reflect 10 years' operating experience, or assumed by the States since they fall within the scope of public service duties (such as customs, firefighting, immigration control etc.).

Finally, a certain number of requests concern Eurotunnel's fiscal environment, the spirit of which is principally based on equal tax treatment between France and the United Kingdom (in particular the reactivation of carry-forward tax losses in respect of 2000, 2001 and 2002) and on the application to Eurotunnel of rules applicable to similar or competing infrastructure equipment.

The reader's attention is drawn to the fact that the information set out below does not give any indication of the results of such requests, certain of which may require amendments to be made to the Treaty of Canterbury or to the Concession Agreement.

•
Notice to Warrantholders regarding VT1 and VT2

GET SA will announce, by all appropriate means in France and the United Kingdom and by notice on Eurotunnel Group's website (www.groupe-eurotunnel.com), the following information regarding VT1 and VT2:

  •
  at the latest on 30 June 2007, 2008 and 2009, the Lump Sums recorded in relation to the previous financial year along with their value and the date on which they were realised;

  •
  at the latest on 30 June 2009, 2010 and 2011, the amount of the EBITDA and the Adjusted Reference EBITDA in relation to the previous financial year.

•
Terms for the determination of the Exercise Ratio

1.
At the latest on 30 June 2011, GET SA will communicate to ENHC's legal representative or, in the case where the GET SA Preferred Share has been converted into a GET SA Ordinary Share, to the representative of the body of Warrantholders referred to in the paragraph entitled "Representative of the body of Warrantholders" below (the "Warrantholders' Representative"), (i) the audited consolidated accounts of GET SA for the 2008, 2009 and 2010 financial years (the "Accounts"), (ii) the amount of VT, VT1 and VT2, as determined by GET SA, (iii) the resulting Exercise Ratio and, where applicable, (iv) the details of any adjustments to the Exercise Ratio in application of the provisions of paragraph "Maintenance of rights of Warrantholders" below.

2.
The Warrantholders' Representative will have a period of 25 calendar days from receipt of the information specified in point 1 above to notify GET SA of his agreement or disagreement regarding the Exercise Ratio calculated by GET SA. If the Warrantholders' Representative notifies his agreement of the Exercise Ratio calculated by GET SA, it will become definitive and will no longer be subject to challenge by any person. Similarly, in the absence of any response during the 25 days referred to above, the Warrantholders' Representative will be deemed to have approved the Exercise Ratio calculated by GET SA which will become definitive and may no longer be subject to challenge by any person.

3.
If the Warrantholders' Representative does not approve the Exercise Ratio calculated by GET SA, it must notify its disagreement to GET SA within the period of 25 days referred to in point 2 above, specifying the reasons for its disagreement as well as its calculation of the Exercise Ratio (a "Warrantholders' Representative's Notification of Disagreement").

4.
GET SA will have a period of 20 calendar days from receipt to examine the Warrantholders' Representative's Notification of Disagreement. If GET SA notifies the Warrantholders' Representative of its agreement of the Exercise Ratio calculated by the Warrantholders' Representative or does not respond during the period of 20 days referred to above, the Exercise Ratio calculated by the Warrantholders' Representative will become definitive and may no longer be subject to challenge by any person.

5.
If GET SA does not approve the Exercise Ratio calculated by the Warrantholders' Representative, GET SA must notify its disagreement to the Warrantholders' Representative within the period of 20 days referred to in point 4 above, specifying the reasons for its disagreement and its calculation of the Exercise Ratio (a "GET SA Notification of Disagreement").

6.
Upon receipt by the Warrantholders' Representative of the GET SA Notification of Disagreement, GET SA and the Warrantholders' Representative will cooperate and will have a period of 20 calendar days from receipt of the GET SA Notification of Disagreement during which they will attempt to reach an agreement regarding the Exercise Ratio. If an agreement is reached regarding the Exercise Ratio, the Exercise Ratio will be definitive and may no longer be subject to challenge by any person.

7.
If GET SA and the Warrantholders' Representative do not reach an agreement within the period of 20 days specified in point 6 above, the disagreement will, upon request by GET SA or the Warrantholders' Representative, be decided by the Expert who must also determine the Exercise Ratio (for the purposes of this paragraph, "Expert" means a partner of the Paris office of Deloitte Finance who will be appointed by Deloitte Finance or, in case of the refusal, incapacity or inability to act of Deloitte Finance, and in the absence of agreement between GET SA and the Warrantholders' Representative on a replacement, a partner in the accounting division of the Paris branch of a firm of accountants of international repute designated by the President of the Commercial Court of Paris (Tribunal de commerce de Paris) in summary hearings on application by GET SA or the Warrantholders' Representative, provided that the Expert will not be a partner of the firm which performs the role of statutory auditor of GET SA).

8.
In carrying out its duties, the Expert must only:

•
examine and resolve the points of disagreement between GET SA and the Warrantholders' Representative regarding the calculation of the Exercise Ratio, as specified in the Warrantholders' Representative's Notification of Disagreement and the GET SA Notification of Disagreement; and

•
if necessary, calculate the Exercise Ratio.

9.
For the purposes of performing its duties, the Expert must rely on the Accounts, which it may not modify in any circumstances except as otherwise provided in this paragraph "Methods of determining the Exercise Ratio".

10.
In carrying out its duties, the Expert will be able to conduct all of the verifications that it considers necessary and, in particular, (i) check whether a sum considered to be a Lump Sum is a Lump Sum or not, (ii) check the calculation of EBITDA in order to ensure that the amount calculated is not affected by any intra-group transactions and that the restatements required to neutralise developments in Eurotunnel Group have been made, (iii) check the calculation of VT1, VT2 and VT and, where appropriate, (iv) make any adjustment that it considers necessary following these checks. Where appropriate, the Expert may also check the calculation of the adjustments to the Exercise Ratio carried out pursuant to the provisions of the paragraph entitled "Maintenance of rights of Warrantholders" below and make any necessary modifications.

11.
The Expert must allow GET SA and the Warrantholders' Representative to participate in the expert procedure to the greatest extent possible, and in particular to submit written or oral observations on the Expert's work, provided that (i) any written observation communicated to the Expert by GET SA or the Warrantholders' Representative must simultaneously be communicated to GET SA or the Warrantholders' Representative, as the case may be, and (ii) any oral observation may only be communicated in the course of meetings to which GET SA and the Warrantholders' Representative have been duly convened.

12.
GET SA and the Warrantholders' Representative must cooperate with the Expert and must comply with any reasonable request made by him in the context of its duties.

13.
The Expert will have a period of 21 calendar days from its appointment to deliver a written report which must contain in particular (i) its reasoned conclusions regarding the points of disagreement between GET SA and the Warrantholders' Representative, (ii) as appropriate, the amounts of the EBITDA, VT2, VT1 and VT which it has determined and the details of the calculations which have resulted in these amounts and (iii) the Exercise Ratio which it has determined (including, where applicable, details of the adjustments carried out in application of the paragraph entitled "Maintenance of rights of Warrantholders"' below).

14.
In carrying out its duties, the Expert will act as an independent expert, in the capacity of a third party arbitrator within the meaning of article 1592 of the French Civil Code; where necessary, it will have the power to interpret the provisions of this paragraph "Method of determining the Exercise Ratio". The Expert's conclusions and in particular the calculation of the Exercise Ratio will be definitive and may no longer be subject to challenge by any person.

•
Terms and conditions of exercise of the Warrants

In order to exercise their Warrants, the Warrantholders must send instructions to this effect to their financial intermediary account holder at any time between the Exercise Ratio Determination Date and the end of the Exercise Period.

Warrantholders who wish to exercise their Warrants may not in any circumstances split up their exercise instructions. They may therefore only submit one single instruction to exercise all of their Warrants.

The total Exercise Price must be paid at the time the Warrants are exercised.

Warrants which have not been exercised at the expiry of the Exercise Period will be cancelled and will lose all value.

•
Suspension of the right to exercise Warrants

In the event of an issue of new equity securities or of new equity-linked securities and in the event of a merger or demerger, GET SA reserves the right to suspend the exercise of the Warrants for a period which may not exceed three months.

Any decision to suspend the exercise of the Warrants will be announced to Warrantholders by all appropriate means in France and the United Kingdom and in particular by way of an announcement published in accordance with the requirements of article 165-1 of French decree no 67-236 of 23 March 1967 on commercial companies.

In the event of a suspension of the exercise of the Warrants in application of the provisions of this paragraph "Suspension of the right to exercise the Warrants", the Exercise Period will be extended for a period equivalent to the period for which the exercise of the Warrants has been suspended. The new expiry date of the Exercise Period will be indicated in the decision to suspend the exercise period referred to above.

•
Representation of the Warrantholders

Pursuant to article L. 228-103 of the French Commercial Code, the Warrantholders constitute a body which has a legal personality.

The general meeting of the Warrantholders may consider all measures having the objective of defending the Warrantholders or the execution of the contract of issue, as well as any proposal aimed at modifying the contract of issue. The general meeting of the Warrantholders may also consider proposals for the merger or demerger of GET SA in accordance with the provisions of articles L. 228-65-I-3, L. 236-13 and L. 236-18 of the French Commercial Code, and article L. 228-73 of the French Commercial Code, which shall be applicable.

•
Representative of the body of Warrantholders

In accordance with article L. 228-47 of the French Commercial Code, the following is designated as the representative of the body of Warrantholders:

Monsieur Pierre-Bernard ANELADE

24, rue de Madrid
75008 Paris
France

The representative of the body of Warrantholders will be remunerated in an amount of 1,000 euros per year, which will be borne by GET SA. This remuneration will be payable on 31 December of each year until the expiry of the Exercise Period.

In the absence of any resolution to the contrary of the general meeting of the Warrantholders, the representative of the body of Warrantholders will have the power to carry out all acts required to defend the common interests of the Warrantholders in the name of the body of Warrantholders.

It will exercise its functions until its dissolution, resignation, revocation by the general meeting of the Warrantholders or the occurrence of any incompatibility. Its mandate will end automatically upon the expiry of the Exercise Period. If necessary, this term will be automatically extended until the definitive resolution of any legal proceedings which are ongoing and in which the representative of the body of Warrantholders is involved in its capacity as Warrantholders' Representative, and until the execution of any resulting decisions or resolutions.

•
General meetings of the body of Warrantholders

In addition to the remuneration of the representative of the body of Warrantholders, GET SA will assume all of the costs of convening and holding general meetings of Warrantholders as well as the costs related to publishing their decisions.

General meetings of Warrantholders will be held at the registered office of GET SA or at any other place specified in the notice of the meeting.

Each Warrantholder will have the right, during the period of fifteen days prior to the general meeting of the body of Warrantholders, either personally or by proxy, at the registered office of GET SA, at its place of management or, where applicable, at any other place specified in the notice, to examine or copy the text of the resolutions which are to be proposed and the reports which are to be submitted to the general meeting.

b)         Rights attached to the new GET SA Ordinary Shares

See section A of this Annex I for a description of the rights and obligations attached to GET SA Ordinary Shares and paragraph 22.1.3 of this Registration Document for a summary of certain provisions of the by-laws of GET SA relating to GET SA Ordinary Shares.

•
Maintenance of rights of Warrantholders

•
Modification of the company form or of the objects of GET SA

In accordance with the right conferred by article L. 228-98 of the French Commercial Code, GET SA expressly reserves the right to modify its form or its objects without the prior agreement of the Warrantholders in accordance with paragraph 5(b) "Financial transactions by GET SA", set out below.

•
Redemption of share capital — Modification of the distribution of profits — Issue of preferred shares

Pursuant to the provisions of article L. 228-98 of the French Commercial Code, GET SA will have the right to redeem its share capital, modify the distribution of its profits or issue preferred shares provided that, where holders of the Warrants remain in issue, it takes the measures necessary to preserve the rights of Warrantholders.

•
Reduction in share capital as a result of losses

In accordance with the provisions of article L. 228-98 of the French Commercial Code, in the event of a reduction of capital of GET SA as a result of losses which is implemented by a reduction in the nominal value or in the number of shares comprising the share capital of GET SA, the rights of Warrantholders will consequently be reduced as if the Warrants had been redeemed for shares prior to the date on which the reduction of capital became definitive.

•
Financial transactions by GET SA

In accordance with the provisions of article L. 228-99 of the French Commercial Code, upon completion of any of the following transactions:

1.
issue of GET SA Ordinary Shares with preferential subscription rights;

2.
distribution of free shares, division or consolidation of shares;

3.
distribution of reserves in cash or in kind or of premiums;

4.
modification of the allocation of profits;

5.
redemption of share capital;

6.
absorption, merger, or demerger;

7.
increase in the nominal value of shares; and

8.
buyback by GET SA of its own shares at a higher price than the market price,

which GET SA may carry out as from the issue of the Warrants, the Warrantholders' rights will be maintained by effecting an adjustment in the Exercise Ratio of the Warrants for as long as they are in issue in accordance with the terms set out below. Any adjustment will be calculated after the Exercise Ratio has been determined in accordance with the paragraph entitled "Determination of the Exercise Ratio" above, where applicable as rounded according to the terms described in the paragraph entitled "Calculation of the Exercise Ratio" above.

This adjustment will be carried out in order to equalise, to the nearest hundredth of a GET SA Ordinary Share, the value of the GET SA Ordinary Shares which would have been obtained if the Warrants had been exercised immediately prior to the completion of one of the transactions mentioned above and the value of the GET SA

Ordinary Shares which would be obtained if the Warrants were to be exercised immediately after the completion of that transaction.

In the case of adjustments carried out in accordance with points 1 to 8 below, the new Exercise Ratio of the Warrants will be rounded to the nearest thousandth (0.0005 being rounded to the nearest following thousandth, i.e. to 0.001). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded Exercise Ratio of the Warrants. However, the Warrants may only give rise to the issue of a whole number of new GET SA Ordinary Shares, the method for treating fractional shares being set out in the paragraph entitled "Fractional entitlements to shares" below.

1.
In the event of issues of GET SA Ordinary Shares by GET SA carrying preferential subscription rights, the new Exercise Ratio of the Warrants will be determined by multiplying the Exercise Ratio of the Warrants in effect prior to the relevant transaction by the following formula:

GET SA Ordinary Share price ex-subscription right + Price of the subscription right GET SA Ordinary Share price ex-subscription right

  For the purpose of calculating the formula, the GET SA Ordinary Share price ex-subscription right and the price of the subscription right will be determined on the basis of the average opening share price on Eurolist by Euronext™ during the subscription period in respect of such rights.

2.
In the event of distribution of free GET SA Ordinary Shares by GET SA or in the event of division or consolidation of GET SA Ordinary Shares of GET SA, the new Exercise Ratio of the Warrants will be determined by multiplying the Exercise Ratio of the Warrants in effect prior to the distribution of free shares, the division or consolidation of GET SA Ordinary Shares by the following formula:

Number of GET SA Ordinary Shares existing after the transaction Number of GET SA Ordinary Shares existing prior to the transaction
3.
In the event of distribution by GET SA of reserves or premiums in cash or in kind, the new Exercise Ratio of the Warrants will be determined by multiplying the Exercise Ratio of the Warrants in effect prior to the distribution by the following formula:

GET SA Ordinary Share price before the distribution
GET SA Ordinary Share price before the distribution — Amount of the distribution per
GET SA Ordinary Share or value of the securities or assets distributed per share

  For the purpose of calculating this formula:

    •
    the GET SA Ordinary Share price before distribution will be calculated on the basis of the volume weighted average share price quoted on Eurolist by Euronext™ over the last three stock exchange trading days preceding the date of distribution;

    •
    if the distribution is made in securities or other assets the value of the securities or assets distributed will, if the securities or assets distributed are traded on a regulated or similar market, be calculated on the basis referred to above. If the securities are not traded on a regulated or similar market before the date of distribution, the value of the securities shall be determined (i) on the basis of the weighted average share price listed on the regulated or similar market during the three trading days following the date of the distribution on which the securities are listed if they are listed during the 20 trading days following the distribution; and (ii) in all other cases by an independent expert of international repute selected by GET SA.

4.
In the event of a change by GET SA of the allocation of its profits including by the issue of preferred shares, the new Exercise Ratio of the Warrants will be determined by multiplying the Exercise Ratio of the Warrants in effect prior to the change by the following formula:

GET SA Ordinary Share price before the change of allocation of profits
GET SA Ordinary Share price before the change of allocation of profits —
Reduction of the profit entitlement per GET SA Ordinary Share

  For the purpose of calculating this formula, the GET SA Ordinary Share price before the change of allocation of profits will be determined on the basis of the volume weighted average share price quoted on Eurolist by Euronext™ during the last three stock exchange trading days preceding the date of the change and the amount of the reduction of the right to profits in relation to each share will be determined by an independent expert of international repute selected by GET SA.

5.
In the event of redemption by GET SA of its GET SA Ordinary Shares, the new Exercise Ratio of the Warrants will be determined by multiplying the Exercise Ratio of the Warrants in effect prior to the redemption by the following formula:

GET SA Ordinary Share price before redemption GET SA Ordinary Share price before redemption — Amount of the capital redemption per GET SA Ordinary Share

  For the purpose of calculating this formula, the GET SA Ordinary Share price before redemption will be determined on the basis of the volume weighted average share price quoted on Eurolist by Euronext™ during the last three stock exchange trading days preceding the date of redemption.

6.
In the event of the absorption of GET SA by another company or of its merger with one or several other companies to form a new company or of its demerger, the Warrantholders may exercise of the Warrants will result in the issue shares their rights in the surviving company or companies.

  The new Exercise Ratio of the Warrants will be equal to the product of the Exercise Ratio of the Warrants in effect prior to the transaction and the ratio for the exchange of GET SA Ordinary Shares for shares in the surviving company or companies.

  The surviving company or companies or the new company or companies will automatically be substituted for GET SA in its obligations as regards the Warrantholders.

7.
In the event of an increase in the nominal value of GET SA Ordinary Shares, the nominal value of the GET SA Ordinary Shares attributed to Warrantholders upon exercise of the Warrants will be increased accordingly.

8.
In the event of a buy-back by GET SA of GET SA Ordinary Shares at a higher price that the market price, the new Exchange Ratio of the Warrants will be determined by multiplying the Exercise Ratio of the Warrants prior to the buy-back by the following formula:

GET SA Ordinary Share price + Pc% x (Purchase price — GET SA Ordinary Share price) GET SA Ordinary Share price

  For the purposes of this formula:

  •
  "GET SA Ordinary Share price" means the weighted average share price on Eurolist by Euronext™ during the three trading days prior to the buy-back;

  •
  "Pc%" means the percentage of capital bought-back; and

  •
  "Purchase price" means the effective purchase price.

  In the event that GET SA carries out transactions in relation to which no adjustment has been made pursuant to points 1 to 8 above and where a subsequent law or regulation requires an adjustment to be made, GET SA will make this adjustment in accordance with the applicable legal or regulatory provisions and with usual practices in the French market in that regard. In the event that GET SA Ordinary Shares are no longer admitted to trading on Eurolist by Euronext™ (or another regulated market), the values which are referred to above will be determined by an independent expert of international repute selected by GET SA.

•
Notices to the public

If GET SA carries out a transaction referred to in the paragraph entitled "Financial transactions by GET SA" above, it will inform Warrantholders by all appropriate means in France and the United Kingdom and in particular by means of a notice prepared and published in accordance with the provisions of article 242-13 of decree no. 67-236 of 23 March 1967 on commercial companies.

•
Fractional entitlements to shares

Upon exercise of the Warrants, each Warrantholder is entitled to a number of new GET SA Ordinary Shares equal to the product of the applicable Exercise Ratio of the Warrants and the number of Warrants exercised. However, Warrantholders shall not be entitled in any circumstances to split their instructions to exercise their Warrants and accordingly they may only make one request to exercise all of their Warrants.

Where the number of new GET SA Ordinary Shares calculated is not a whole number, each Warrantholder may request the issue of the immediately greater whole number of new GET SA Ordinary Shares subject to paying to GET SA a sum equal to the product (i) of the additional fraction of a new GET SA Ordinary Share requested and (ii) an amount equal to the initial trading price during the trading session preceding the date of exercise of the Warrants. Alternatively, the fractional entitlement may be paid in cash. In this case, the Warrantholder will receive a sum equal to the product (i) of the fraction of the new GET SA Ordinary Share constituting the fractional entitlement and (ii) an amount equal to the initial trading price during the trading session preceding the date of exercise of the Warrants.

6.          Authorisations and decisions relating to the issue of Warrants

a)          Authorisations granted by the extraordinary general meeting of GET SA

The extraordinary general meeting of the shareholders of GET SA, to be held during the Offer, will consider the following resolutions as its eighth and ninth resolutions:

EIGHTH RESOLUTION

"1°
to approve the terms and conditions of the warrants to subscribe for class A ordinary shares in the Company (the Warrants 1) set out in chapter III of the Securities Note and to resolve that the Warrants 1 will be subject to applicable laws and the relevant provisions of the Securities Note; and

  subject to the Condition Precedent referred to in the seventh resolution of this shareholders' meeting,

2°
to resolve to issue such number of Warrants 1 as are necessary to be able to issue one Warrant 1 per Unit tendered to the Offer in the context of the exchange of all Units tendered to the Offer in accordance with the terms of the Offer as set out in the Offer Document, corresponding to the issue of a maximum number of 2,582,824,991 Warrants 1, on the basis of 1 Warrant for 1 Unit tendered to the Offer;

3°
accordingly, and on the basis of the terms for determining the exercise ratio set out in the Securities Note, to set the maximum nominal value of the share capital increase upon exercise of the Warrants 1 at 28,411,074.90 euros, being a maximum of 2,841,107,490 class A ordinary shares in the Company, to which will be added, if appropriate, the additional nominal amount of class A ordinary shares to be issued to preserve the rights of the holders of Warrants 1 in accordance with applicable law and the terms of the Warrant 1 set out in the Securities Note, provided, to the extent necessary, that such maximum nominal amount shall not be taken into account for the purposes of the overall limit set out in the seventeenth resolution below;

4°
to resolve to disapply, in favour of holders of Units tendering their Units to the Offer, the preferential subscription rights attached to the Warrants 1 to be issued pursuant to this resolution;

5°
to acknowledge that pursuant to article L. 225-132 of the Commercial Code, the issue of the Warrants 1 implies the waiver by shareholders in favour of the holders of Warrants 1, of the preferential subscription rights to class A ordinary shares in the Company to be issued upon exercise of the Warrants 1;

6°
to acknowledge, and to the extent necessary resolve, that the Warrants 2 issued pursuant to this Resolution and the Warrants 1 issued pursuant to the ninth resolution of this shareholders' meeting, will be grouped in one issue and their holders in one body of holders of Warrants (masse);

7°
to authorise the board of directors of the Company, with the power to sub-delegate this authorisation in accordance with applicable law and within the limits it will have previously determined, to the chief executive officer or, with his agreement, to one or more deputy chief executive officers, for the purpose of:

•
confirming the satisfaction of the Condition Precedent;

•
determining the exact number of Units tendered to the Offer;

•
accordingly, determining the number of Warrants 1 to be issued and issuing the Warrants 1;

•
carrying out all formalities required for the Warrants 1 of the Company to be admitted to trading on Eurolist by Euronext™ and, if appropriate, on any other regulated market;

•
determining the exchange ratio of the Warrants 1 in accordance with the terms of the Warrants 1 set out in the Securities Note;

•
as appropriate, taking all measures necessary to preserve the rights of holders of the Warrants 1 in accordance with applicable laws and the terms of the Warrants 1 set out in the Securities Notes;

•
receiving subscriptions and subscription monies for the exercise of Warrants 1, recording the resulting share capital increase and making consequential amendments to the by-laws of the Company;

•
carrying out all formalities required for the new class A ordinary shares of the Company to be issued upon exercise of the Warrants 1 to be admitted to trading on Eurolist by Euronext™ and, if appropriate, on any other regulated market;

•
and more generally, making all observations, communications and formalities as may be necessary for the purposes of carrying out the share capital increase resulting from the redemption of the NRS."

NINTH RESOLUTION

"1°
to approve the terms and conditions of the warrants to subscribe for class A ordinary shares in the Company (the Warrants 2) set out in chapter III of the Securities Note and to resolve that the Warrants 2 will be subject to applicable laws and the relevant provisions of the Securities Note; and

  subject to the Condition Precedent referred to in the seventh resolution of this shareholders' meeting,

2°
to resolve to issue such number of Warrants 2 as shall be calculated by reference to the following formula:

X =	Number of Units tendered to the Offer 0.55	—	Number of Warrants 1 issued to holders of Units having tendered their Units to the Offer
3°
accordingly, and on the basis of the terms for determining the exercise ratio set out in the Securities Note, to set the maximum nominal value of the share capital increase upon exercise of the Warrants 2 at 23,245,424.92 euros, being the issue of a maximum of 2,324,542,492 class A ordinary shares in the Company to which will be added, if appropriate, the additional nominal amount of class A ordinary shares to be issued to preserve the rights of the holders of Warrants 2 in accordance with applicable law and the terms of the Warrants 2 set out in the Securities Note, provided, to the extent necessary, that such maximum nominal amount shall not be taken into account for the purposes of the overall limit set out in the seventeenth resolution below;

4°
to resolve to disapply the preferential subscription rights attached to the Warrants to be issued pursuant to this resolution in favour of:

•
the holders of bonds issued by France Manche SA and Eurotunnel Finance Ltd on 15 May 2006 in accordance with the provisions of a Resettable Bond Constituting Trust Deed of the same date (the Resettable Bonds),

•
the holders of notes issued by France Manche SA and Eurotunnel Finance Ltd on 7 April 1998 in accordance with the provisions of a Participating Loan Note Constituting Trust Deed of the same date (the Participating Loan Notes),

•
the holders of notes issued by France Manche SA and Eurotunnel Finance Ltd in July 2002, December 2003, January 2004 and May 2006 in accordance with the provisions of a Stabilisation Note Constituting Trust Deed dated 7 April 1998 (the Stabilisation Notes), in consideration of the transfer of such notes by the holders of the Resettable Bonds, the Participating Loan Notes and the Stabilisation Notes, in accordance with the provisions of the Safeguard Plan;

5°
to acknowledge that pursuant to article L. 225-132 of the Commercial Code, the issue of the Warrants 2 implies the waiver by shareholders in favour of the holders of Warrants 2, of the preferential subscription rights to class A ordinary shares in the Company to be issued upon exercise of the Warrants 2;

6°
to acknowledge, and to the extent necessary resolve, that the Warrants 2 issued pursuant to this Resolution and the Warrants 1 issued pursuant to the eighth resolution below, will be grouped in one issue and their holders in one body of holders of Warrants (masse);

7°
to authorise the board of directors of the Company, with the power to sub-delegate this authorisation in accordance with applicable law and within the limits it will have previously determined, to the chief executive officer or, with his agreement, to one or more deputy chief executive officers, for the purpose of:

  •
  confirming the satisfaction of the Condition Precedent;

  •
  determining the number of Warrants 2 to be issued and issuing the Warrants 2;

  •
  determining the list of persons in the category referred to in this resolution to whom the Warrants 2 will be issued and the number of Warrants 2 to be issued to each such person;

  •
  carrying out all formalities required for the Warrants 2 of the Company to be admitted to trading on Eurolist by Euronext™ and, if appropriate, on any other regulated market;

  •
  determining the exchange ratio of the Warrants 2 in accordance with the terms of the Warrants 2 set out in the Securities Note;

  •
  as appropriate, taking all measures necessary to preserve the rights of holders of the Warrants 2 in accordance with applicable laws and the terms of the Warrants 2 set out in the Securities Notes;

    •
    receiving subscriptions and subscription monies for the exercise of Warrants 2, recording the resulting share capital increase and making consequential amendments to the by-laws of the Company;

    •
    carrying out all formalities required for the new class A ordinary shares of the Company to be issued upon exercise of the Warrants 2 to be admitted to trading on Eurolist by Euronext™ and, if appropriate, on any other regulated market;

    •
    and more generally, making all observations, communications and formalities as may be necessary for the purposes of issuing the Warrants 2 and carrying out the share capital increase resulting from the exercise of the Warrants 2."

b)         Decisions of the board of directors of GET SA

The board of directors of GET SA will resolve to issue the Warrants decided by the extraordinary general meeting of GET SA 2007 referred to in paragraph 6(a) above.

The board of directors of GET SA will meet at the latest on the Closing Date in order to calculate the total number of Warrants to be issued in accordance with the terms described in paragraph 1.5(a) "Determination of the total number of Warrants and notice of the total number of Warrants allocated" above and the number of Warrants to be issued to each of the Noteholders.

ANNEX II    TABLE OF SHAREHOLDINGS

The companies within Eurotunnel's scope of consolidation, comprising the group consisting of ESA, EPLC and their respective subsidiaries at the date of this Registration Document, are as follows:

				ESA		EPLC
				% of capital and voting rights held by:
Company name	Registered office	Country	Activities	Holding company	Subsidiaries	Holding company	Subsidiaries	TOTAL
Cheriton Leasing Limited	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	Financing			100		100
Cheriton Resources 1 Limited(2)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	None			100		100
Cheriton Resources 2 Limited(2)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	None			100		100
Cheriton Resources 3 Limited(2)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	None			100		100
Cheriton Resources 5 Limited(2)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	None			100		100
Cheriton Resources 6 Limited(2)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	None			100		100
Cheriton Resources 7 Limited(2)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	None			100		100
Cheriton Resources 8 Limited(2)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	None			100		100
Cheriton Resources 9 Limited(2)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	None			100		100
Cheriton Resources 10 Limited(2)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	None				100	100
Cheriton Resources 11 Limited(2)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	None				100	100
Cheriton Resources 12 Limited	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	Financing				100	100

				ESA		EPLC
				% of capital and voting rights held by:
Company name	Registered office	Country	Activities	Holding company	Subsidiaries	Holding company	Subsidiaries	TOTAL
Cheriton Resources 13 Limited	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	Financing				100	100
Cheriton Resources 14 Limited	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	Financing				100	100
Cheriton Resources 15 Limited(2)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	Financing				100	100
Cheriton Resources 16 Limited(2)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	None				100	100
Cheriton Resources 17 Limited(1)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	None			100		100
Cheriton Resources 20 Limited(2)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	None			100		100
Eurotunnel Developments Limited	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	Property development			100		100
Eurotunnel Finance Limited	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	Structured finance		21	79		100
EurotunnelPlus BV	Parklaan, 32 3016 BC Rotterdam The Netherlands	The Netherlands	Purchase, sale, distribution and marketing of Eurotunnel tickets		100			100
EurotunnelPlus Distribution SAS	B.P 69 62904 Cognelles Cedex France	France	Purchase, sale, distribution and marketing of Eurotunnel tickets		100			100
EurotunnelPlus GmbH	Berendstrasse 4 48527 Nordhorn Germany	Germany	Purchase, sale, distribution and marketing of Eurotunnel tickets		100			100
EurotunnelPlus Limited	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	Purchase, sale, distribution and marketing of Eurotunnel tickets				100	100

				ESA			EPLC
				% of capital and voting rights held by:
Company name	Registered office	Country	Activities	Holding company		Subsidiaries	Holding company	Subsidiaries	TOTAL
EurotunnelPlus SAS	B.P. 69 62904 COQUELLES CEDEX France	France	Purchase, sale, distribution and marketing of Eurotunnel tickets			100			100
EurotunnelPlus SL	Autovia del Saler, No. 10 pta 6 46013 Valencia Spain	Spain	Purchase, sale, distribution and marketing of Eurotunnel tickets			100			100
Eurotunnel Services GIE	19 boulevard Malesherbes, 75008 Paris France	France	Management of French staff	30		22.1	20	27.9	100
Eurotunnel Services Limited	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	Management of British staff			25		75	100
Eurotunnel Trustees Limited(2)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	Pensions					100	100
Fixed-Link Finance 2 BV	Parnassustoren Locatellikade 1 1076 AZ Amsterdam The Netherlands	The Netherlands	Special purpose securitisation vehicle	—		—	—	—	—
France Manche SA	19 boulevard Malesherbes, 75008 Paris France	France	Operation of the Channel Tunnel	100	(3)				100	(3)
Gamond Insurance Company Limited	Maison Trinity Trinity Square St Peter Port Guernsey Channel Islands	Guernsey	Insurance					100	100
Le Shuttle Holidays Limited(2)	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	None					100	100
Orbital Park Limited	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	Property development					100	100
The Channel Tunnel Group Limited	UK Terminal Ashford Road Folkestone Kent CT18 8XX United Kingdom	United Kingdom	Operation of the Channel Tunnel				100		100
Europorte 2 SAS(2)	37 rue des Mathurins 75008 Paris France	France	Railways operator	100					100
Eurotunnel SE	13 Rue Lens 1000 Brussels Belgium	Belgium	Advisory services			50		50	100

(1)
Following the sale of assets owned by Port Maritime Security International Limited in 2006, the company changed its name to Cheriton Resources 17 Limited.

(2)
These companies did not undertake any significant activities in 2006.

(3)
Excluding shares held by directors.

ANNEX III    REPORT OF THE STATUTORY AUDITORS ON RELATED PARTY TRANSACTIONS

Financial year ending on December 31, 2006

As statutory auditors to your company, we present to you our report on regulated agreements about which we have been advised.

Our role is not to look for the agreements, but to communicate to you, based on the information given to us, the essential characteristics and terms of those about which we have been advised, without making an assessment of their usefulness and importance. Your role, pursuant to Article 92 of the Decree of March 23, 1967, is to determine the interest in concluding these agreements for their approval.

We have performed our work according to the professional standards applicable in France. These standards require the implementation of a diligent process for verifying the accuracy of the information given to us as compared with the documents on which the information is based.

Agreement authorized during the financial year.

We inform you that we have been provided with no agreements covered by Article L. 225-38 of the Commercial Code.

Agreements approved during previous financial years whose performance continued during this financial year.

Furthermore, pursuant to the Decree of March 23, 1967, we have been informed that the performance of the following agreements, approved during previous financial years, continued during the last financial year:

•
Advances to Eurotunnel SA

As of December 31, 2006, the amount of advances in the form of shareholder advances without a term date and for 0% interest, granted to France Manche SA by Eurotunnel SA, was €122 million.

•
Tax integration agreement

In December 2002, ESA notified the French authorities that it was renewing for 5 years its option for the tax integration regime enacted by Article 68 of the Finances Act for 1988.

The integrated subsidiaries are France Manche, and the 5 sociétés par actions simplifiées (simplified share companies), Eurotunnel Participations 1 SAS, Eurotunnel Participations 2 SAS, EurotunnelPlus Distribution SAS, Europorte 2 SAS, and EurotunnelPlus SAS. The tax integration agreement provides that the tax charges are accounted for in the accounts of the integrated companies as if there were no tax integration and that savings and losses of taxes realized by the Group are accounted for by the parent company and considered to be an immediate result of that financial year.

•
Undeclared partnership (société en participation) agreement

On August 13, 1986, the Board of Directors approved the signature of an undeclared partnership (société en participation) agreement, which was executed on the same day by FM, CTG, ESA and EPLC. This contract was modified by amendments dated September 25, 1986, July 23 and October 14, 1987.

The agreement provides that FM and CTG are shareholders in a company forming an undeclared partnership governed by French law and a partnership governed by English law, the purpose of which is the operation and maintenance of the Channel Fixed Link.

Pursuant to this agreement, the costs and expenses incurred by FM and CTG in this partnership are shared equally between FM and CTG, who contribute to the partnership the rights resulting from and the benefits of all the contracts and property they have related to the association's purpose. FM and CTG share the profits or bear the losses of the partnership equally.

Loan agreements

Pursuant to the Owning Group Guarantee Agreement dated November 4, 1987, as modified by amendments dated December 16, 1987, October 25, 1990, then resigned on February 13, 1992, May 26, 1994, February 23, 1996, April 7, 1998 and January 18, 1999, and July 11, 2002, the companies in the Eurotunnel Group, including ESA, all undertake jointly and severally to guarantee the reimbursement and payment of all amounts due by each of them for the financing agreements described below.

1.         Loan Agreement dated November 4, 1987, as modified by amendments dated December 16, 1987, and October 25, 1990, then resigned on February 13, 1992, may 26, 1994, February 23, 1996, March 3, 1998, February 1, 1999, and April 9, 1999, and July 11, 2002, as modified by amendment on June 12, 2003, between notably EFL FM, EPLC, the Company as the parent company of Eurotunnel Group, Crédit Lyonnais and HSBC Bank Plc (as Agents), Crédit Lyonnais and HSBC Investment Bank Plc (as Payer Banks), the financial banks and institutions named in such agreement (the Banks), BEI and CECA and Citibank International Plc, pursuant to which the banks made directly or indirectly available to the companies of the Eurotunnel Group the loans described hereinafter.

(a)       A loan as Junior Loan in an initial amount of €2.879 billion and £1.607 billion. The total amount of the Junior Loan, in an amount of €2.627 billion and £1.411 billion bears interest at a variable rate (EURIBOR/LIBOR) plus 1.25%. Additional interest is due on unpaid amounts or amounts not paid by utilization of the Stabilization Loan. The repayment of the Junior Loan must commence in January 2007 and terminate in July 2025. Accelerated repayment can be made on the Junior Loan at any time and without penalties, in whole or in part. In case of partial accelerated repayment, the Junior Loan's payment Loans will be reduced to the pro rata of the amount repaid on an accelerated basis. Since the end of the Stabilization Period, failure to comply with the Junior Loan's minimum amortization table constitutes a Case of Default.

(b)       A Tier 1A Loan, formed by three tranches, the first in an amount of £335 million (or €499 million) and the second in an amount of £285 million (or €424 million), totaling £620 million (or €923 million), which will be amortized jointly in two equal payments made in 2027 and 2028; the third tranche of £120 million (or €179 million) will be amortized in one single payment in 2026. The Tier 1A Loan bears interest at a fixed rate, until its due date, set for the first two tranches at 6.645% per year and for the third tranche, at 8.16% per year.

(c)       The Revisable Rate Loan in an initial amount of €1.118 billion and £624 million. This loan bears interest at a variable rate determined as a function of the gross annual return rate of the French or British, whichever applies, appropriated State loans, of equal maturity, plus 0.5% per year until the end of the Stabilization Period and 1.5% since the end of the Stabilization Period. On May 15, 2006, the Revisable Rate Loan was converted into bonds. EFL and FM respectively issued 158,889 and 445,416 bonds of £1,000 and €1,000 par value each. They bear interest at a revisable fixed rate pursuant to the terms determined in the Resettable Bond Constituting Trust Deed. They are repayable on December 31, 2050.

(d)       A loan for the 4th tranche in an amount of €120 million and £47 million. The part in pounds bears interest at a fixed rate plus 1% and the part in euros bears interest at a variable rate (EURIBOR) plus 1%. The 4th Tranche Loan is repayable between 2006 and 2019. The amortization of the tranche in euros must commence in June 2006 and end in December 2018. The tranche in pounds will be amortized in a single payment in 2019.

(e)       A Stabilization Loan, in euros and in pounds, the amount of which is equal to £1.85 billion, was implemented. The Stabilization Loan was used until the end of the Stabilization Period, or until December 31, 2005, and within the limit of contractual ceilings, in certain circumstances, in order to settle the interest due under the Junior Loan (Tier 2 and 3) and the Revisable Rate Loan. Pursuant to the Loan Agreements, the first utilization was made in January 2006. This loan bore interest at 0% during the Stabilization Period. As of January 2006, this loan boar interest at a variable rate (EURIBOR/LIBOR), plus 1.25%. On May 15, 2006, utilizations made under the Stabilization Loan were converted into bonded issues with a Eurotunnel option, pursuant to the loan agreements. The

Stabilization Bonds bear interest at variable rates (EURIBOR/LIBOR), plus 1.25%. Repayment of such bonds is spread between 2018 and 2026.

As of December 31, 2006, the utilizations made under the Junior Loan by FM amounted to €2.627 billion and the utilizations made by EFL amounted to £1.411 billion after having accounted for buy-backs and partial refinancing made since the reorganisation in 1998.

As of December 31, 2006, utilizations made by FM and EFL under the Tier 1A loan were in the total amounts made available.

As of December 31, 2006, the amount of the Revisable Rate Bonds amounted to €445 million and £159 million.

As of December 31, 2006, the total amount of the Fourth Tranche Loan in euros amounted to €117 million after repayment of a principal amount of €2.8 million on June 15, 2006. The total amount of the Fourth Tranche Loan in pounds amounted to £47 million.

As of December 31, 2006, the amount of the Stabilization Bonds amounted €415 million and £276 million.

All costs and fees of counsels and consultants incurred by the banks signing the loan agreements, for the implementation and management of the agreement, are paid back to them on a contractually reasonable basis.

Pursuant to an instruction letter dated December 16, 1987, as modified by amendments dated October 25, 1990, February 23, 1996 and resigned pursuant to the amendment of July 11, 2002, Clemet (the "Issuer") issued a new guarantee letter, the "Total Guarantee Letter", dated April 7, 1998, and amended on January 18, 1999, and resigned on July 11, 2002, pursuant to which the Issuer guarantees the payment of any amounts due by the Eurotunnel Group under the Loan Agreement within the limit of a ceiling of 140% of the advances granted by the banks under the Loan Agreement, to the exclusion of the Stabilization Advances. This letter was subject to an additional provision dated August 8, 2005, following the creation of the EurotunnelPlus subsidiaries.

2.         Senior Loan Agreement: authorized in 1998 and concluded on January 18, 1999, as amended on April 9, 1999, and July 11, 2002, and June 12, 2003, between FM and EFL, the Senior Banks, including Crédit Lyonnais and HSBC Bank Plc, BEI and CECA, pursuant to which the Senior Banks undertook to provide to the companies of the Group a loan in an amount of €141 million and £140 million. A part of the Senior Loan (€93 million and £140 million) bears interest at a variable rate (EURIBOR/LIBOR) plus 1%, with the balance (€ 48 million) bearing interest at a fixed rate. The repayment schedule of the Senior Loan, which is to begin on June 15, 2009, is organized so as to ensure full repayment by December 15, 2012.

As of December 31, 2006, the utilizations made by FM and EFL pursuant to the Senior Loan Agreement were in the total amounts made available.

All costs and fees of counsels and consultants incurred by the banks signing the loan agreements, for the implementation and management of the agreement, are paid back to them on a contractually reasonable basis.

Pursuant to a second instruction letter dated May 26, 1994, as modified then resigned pursuant to the amendment dated April 7, 1998, and amended on January 18, 1999, and pursuant to the amendment dated July 11, 2002, Clemet (the "Issuer") issued a new guarantee letter, the "Senior Guarantee Letter", dated April 7, 1998, and amended on January 18, 1999, and resigned on July 11, 2002, pursuant to which it guarantees the payment of any amounts due by the companies of the Group under the Senior Loan Agreement within the limit of a ceiling of 140% of the advances granted by the banks under the Senior Loan Agreement. This letter was subject to an additional provision dated August 8, 2005, following the creation of the EurotunnelPlus subsidiaries.

3.         Pursuant to the Owning Group Guarantee Agreement, ESA is guarantor of all amounts for the 423,570 Participating Bonds issued by FM and EFL for €1,508.18 and £1,000, and remaining in circulation following the buy-back operations since the reorganisation of 1998. These bonds bear a fixed coupon of 1% per year. Since the end of the Stabilization Period (December 31, 2005), these bonds create the right to payment, in addition to the fixed coupon, to a variable coupon equal to 23.3% of the net cash flow available after servicing the debt. These bonds will be repaid no later than on April 30, 2040. They may be repaid by accelerated repayment or bought back or cancelled. The percentage used for calculating the variable coupon is decreased in the same way as the amount in principal of the Participating Bonds issued.

4.         Pursing to the Owning Group Guarantee Agreement, ESA is guarantor of all amounts for the 415,347 Stabilization Bonds issued by FM on December 31, 2006, with a par value of €1,000 each and 275,823 Stabilization Bonds issued by EFL on December 31, 2006, with a par value of £1,000 each. Since the end of the Stabilization Period, these bonds bear interest at a variable rate plus 1.25% per year. They will be repaid (except in case of accelerated repayment) over a period beginning to run on March 15, 2018 and ending on March 15, 2026.

5.         Pursuant to the Owning Group Guarantee Agreement, ESA is guarantor of all amounts due under the 158,889 and 445,416 bonds issued respectively by EFL and FM with a par value of £1,000 and €1,000 each.

Agreements related to Security

Pursuant to the Security Framework Agreement signed on December 16, 1987, as modified by amendment dated October 25, 1990, September 20, 1991, February 13, 1992, August 24, 1992, May 26, 1994, February 23, 1996, resigned on July 11, 2002 and modified by amendment on February 1, 1999, and April 9, 1999, between the companies of the Eurotunnel Group including ESA, Clemet, Crédit Lyonnais, HSBC Bank Plc, acting both as Agents of the syndicate of banks and as Senior Banks of the Tier 1A lender, ESA undertook to grant security and guarantees to most of its property and rights such as described in the agreement, to Clemet, as a guarantee for its obligations and those of the other companies of the Group pursuant to two instruction letters described above, to the Banks, Senior Banks and any new authorized lender. This agreement was subject to an additional provision dated August 8, 2005, following the creation of the EurotunnelPlus subsidiaries.

Purusant to an agreement called "Fourth English Debenture" dated April 7, 1998, concluded between the companies of the Eurotunnel Group, including ESA, Crédit Lyonnais, BNP, National Westminster Bank Plc and HSBC Bank Plc, as "Relevant Agents" and the Law Debenture Trust Corporation Plc as "Security Trustee", ESA in particular undertook to extend to the holders of the New Instruments the benefit of the English security granted to the Lenders under the previous Debentures dated respectively December 16, 1987, October 25, 1990 and May 26, 1994, as amended. This agreement was the subject of an additional provision dated August 8, 2005, following the creation of the EurotunnelPlus subsidiaries.

As of December 31, 2006, the shares of the subsidiaries, most of the bank accounts and profits from the largest agreements were put up as a guarantee.

Executed in Paris la Défense, on March 6, 2007

KPMG Audit Département de KPMG SA Fabrice ODENT	MAZARS & GUÉRARD Thierry de Bailliencourt

The Statutory Auditors
 Membres des Companies Regionales de Versailles et de Paris

ANNEX IV    ACCOUNTING SITUATION OF GET SA AND OF EGP AS OF 19 MARCH 2007

1.          GET SA

Assets

In Euros	As at 19 March 2007
Non-current financial assets	73,466.49

Total non-current assets	73,466.49

Inventories, trade and other receivables
Cash and cash equivalents	225,000.74

Total current assets	225,000.74

Total assets	298,467.23

Equity and liabilities

In Euros	As at 19 March 2007
Issued share capital	225,000.00
Reserves	87.21
Loss for the period	(86.47)

Total equity	225,000.74

Non-current liabilities	—
Current liabilities	73,466.49

Total equity and liabilities	298,467.23

For more information on the future financial structure of GET SA, see chapter 5 and paragraph 6.1 of this Registration Document as well as the Eurotunnel Group combined Pro Forma information for the financial year ended 31 December 2006 set out in Annex VI of this Registration Document.

GROUPE EUROTUNNEL S.A.

REPORT OF THE COMMISSAIRES AUX COMPTES ON THE BALANCE SHEET AS AT 19 MARCH 2007

At your request and in our capacity as Commissaires aux Comptes of Groupe Eurotunnel S.A., we have performed an audit of the accompanying balance sheet as at 19 March 2007.

This balance sheet has been prepared under the responsibility of the Board of Directors. Our role is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with professional standards applicable in France. These standards require that we plan and perform the audit to obtain reasonable assurance as to whether the balance sheet is free from material misstatement. An audit consists in the examination, on a test basis, of the evidence supporting the amounts in the balance sheet. An audit also includes the assessment of the accounting principles used and of the significant estimates made by management, as well as the evaluation of the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet gives a true and fair view of the assets, liabilities and financial position of the company in accordance with the accounting principles applicable in France.

Paris, 20 March 2007

KPMG Audit Département de KPMG S.A.	Mazars et Guérard
Represented by	Represented by
Fabrice Odent Partner	Thierry de Bailliencourt Partner

Commissaires aux Comptes
Member of Compagnies Régionales de Versailles et de Paris

2.          EGP

EUROTUNNEL GROUP UK PLC

BALANCE SHEET
19 MARCH 2007

EUROTUNNEL GROUP UK PLC

Statement of the directors' responsibilities	193
Independent Auditor's report	194
Company balance sheet	195
Notes to the balance sheet	196

EUROTUNNEL GROUP UK PLC

STATEMENT OF DIRECTORS' RESPONSIBILITIES

The directors are responsible for preparing the relevant balance sheet and related notes which have been properly prepared in accordance with the provisions of the Companies Act 1985 that would have applied had the balance sheet been prepared for a financial year of the Company. In preparing the balance sheet and related notes, the directors are required to:

  •
  select suitable accounting policies and then apply them consistently;

  •
  make judgements and estimates that are reasonable and prudent;

  •
  state whether applicable accounting standards have been followed; and

  •
  prepare the balance sheet and related notes on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for the system of internal control, for safeguarding the assets of the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

INDEPENDENT AUDITORS' REPORT TO THE DIRECTORS OF EUROTUNNEL GROUP UK PLC

At your request, we have audited the balance sheet and related notes of Eurotunnel Group UK Plc as at 19 March 2007 and the related notes 1 to 4 which have been prepared under the accounting policies set out therein.

Our work has been undertaken so that we as the company's auditors might state to the company those matters we are required to state to it and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company for our work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditors

The directors' responsibilities for preparing the balance sheet in accordance with applicable law and International Financial Reporting Standards (IFRSs) as adopted by the EU are set out on page 193.

Our responsibility is to audit the balance sheet in accordance with relevant legal and regulatory requirements and Auditing Standards generally accepted in the United Kingdom.

Basis of audit opinion

We conducted our audit in accordance with Auditing Standards generally accepted in the United Kingdom. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the balance sheet and related notes, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the balance sheet is free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the balance sheet.

Opinion

In our opinion, the balance sheet as at 19 March 2007 has been properly prepared in accordance with the provisions of the Companies Act 1985, which would have applied had the balance sheet been prepared for a financial year of the company.

KPMG Audit Plc

Chartered Accountants and Registered Auditors

London

20 March 2007

EUROTUNNEL GROUP UK PLC

BALANCE SHEET

In Pounds sterling	Note	At 19 March 2007
Current assets
Cash at bank and in hand	2	5
Amounts receivable from Groupe Eurotunnel SA		50,000

Net assets		50,005

Capital and reserves
Called up equity share capital	3	50,005

Equity shareholders' funds	4	50,005

For the period from incorporation on 28 December 2006 to 19 March 2007 the company did not trade. Accordingly no profit and loss account is presented.

Approved by the board of directors on 20 March 2007 and signed on its behalf by Jacques Gounon

Notes to the balance sheet

1.          ACCOUNTING POLICIES

Basis of preparation

The balance sheet has been prepared under the historical cost convention and in accordance with IFRS standards as adopted by the European Union.

2.          CASH IN HAND

Cash in hand at 20 March 2007 was £5. The cash was received in consideration for shares issued.

3.          SHARE CAPITAL

The authorised share capital of Eurotunnel Group UK Plc as at 19 March 2007 was £50,013 divided into 50,012 ordinary shares of £1 each and 1 preference share of £1.

On incorporation, 28 December 2007, 1 ordinary share of £1 was issued for cash.

On 9 March 2007, 50,004 ordinary shares of £1 were issued.

4.          EQUITY SHAREHOLDERS' FUNDS

In Pounds sterling
Balance at incorporation	—
Issue of share capital on incorporation	1
Issue of share capital on 9 March 2007	50,004

At 19 March 2007	50,005

Equity shareholders' funds of Eurotunnel Group UK Plc at 19 March 2007 were £50,005.

Groupe Eurotunnel SA holds 50,001 ordinary shares in Eurotunnel Group UK Plc with 1 ordinary share held by each of the directors, Jacques Gounon, Colette Neuville, Henri Rouanet and Robert Rochefort.

No material contracts or transactions have been entered into. Eurotunnel Group UK Plc has not traded during the period and has made neither profit or loss nor any other recognised gains or loss in the period. No dividends have been declared or paid.

ANNEX V
EUROTUNNEL COMBINED ACCOUNTS FOR THE FINANCIAL YEARS ENDING
31 DECEMBER 2006, 2005 AND 2004

2006 Combined Accounts
(IFRS)

Abbreviations and definitions

The following abbreviations and definitions are used for convenience throughout this Annex:

  "CLL" — Cheriton Leasing Limited.

  "CRL" — Cheriton Resources Limited companies.

  "CTG" — The Channel Tunnel Group Limited, the UK concessionaire.

  "EDL" — Eurotunnel Developments Limited.

  "EFL" — Eurotunnel Finance Limited.

  "EPLC Group" — Eurotunnel P.L.C. and its subsidiaries.

  "EPLC" — Eurotunnel P.L.C.

  "ESA Group" — Eurotunnel SA and its subsidiaries.

  "ESA" — Eurotunnel SA.

  "ESGIE" — Eurotunnel Services GIE.

  "ESL" — Eurotunnel Services Limited.

  "ETRL" — Eurotunnel Trustees Limited.

  "ETSE" — Eurotunnel SE.

  "Eurotunnel Group"/"Eurotunnel"/"the Group" — Eurotunnel P.L.C., Eurotunnel SA and their subsidiaries.

  "FLF" — Fixed-Link Finance BV.

  "FLF2" — Fixed-Link Finance 2 BV.

  "FM" — France Manche SA, the French concessionaire.

  "GICL" — Gamond Insurance Company Limited.

  "LSH" — Le Shuttle Holidays Limited.

  "OPL" — Orbital Park Limited.

  "Partnership" — The partnership between FM and CTG, where the partners have equal holdings.

  "Project" — The Fixed Link as defined in the Treaty and the Concession Agreement.

  "TJDH" — Tunnel Junior Debt Holdings Limited.

Exchange rates

References in this Annex to "£" are to pounds sterling and references to "€" are to euros. The exchange rates used in the preparation of the accounts are explained in the notes thereto.

Approval of the Combined Accounts

At the date on which the 2006 Combined Accounts were approved by the Joint Board, the 2005 accounts (approved by the Joint Board on 6 March 2007), had not been submitted to the shareholders for approval.

On 22 December 2006, the Paris Commercial Court authorised Eurotunnel SA to extend the deadline for sending out notices of its general meeting to approve the 2005 accounts until 31 March 2007.

The Combined Accounts for the year to 31 December 2006 were approved by the Joint Board on 6 March 2007, and will be submitted for shareholders' approval at the same general meeting.

THE EUROTUNNEL COMBINED ACCOUNTS

FOR THE YEAR ENDED 31 DECEMBER 2006

Report of the Auditors and Commissaires aux Comptes on the Combined Accounts

We have carried out the duties entrusted to us by the Annual General Meeting, by auditing the Eurotunnel Group Combined Accounts for the year ended 31 December 2006 as attached to this report.

The Joint Board of the Eurotunnel Group is responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion based on our audit of those financial statements.

1           Opinion on the Combined Accounts(1)

(1)
Under French Law, the Combined Accounts constitute the consolidated accounts of Eurotunnel SA; consequently the Auditors' and "Commissaires aux Comptes" report is prepared in accordance with French standards.

We have audited the Combined Accounts, in accordance with Auditing Standards generally accepted in France and in the UK; those standards require that we perform the audit to obtain reasonable assurance that the Combined Accounts are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts in the accounts. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements. We believe that our audit procedures provide a reasonable basis for the opinion expressed below.

In our opinion, the Combined Accounts give a true and fair view of the state of affairs of the Eurotunnel Group as at 31 December 2006 and of its result for the year then ended in accordance with IFRS as adopted by the European Union.

Without qualifying our opinion, we draw your attention to the following items which are disclosed in Notes 1 and 2a of the financial statements on important events and the basis of preparation of the Combined Accounts and note 6 on property, plant and equipment.

  •
  Going Concern

    The Eurotunnel Combined Accounts have been prepared on the going concern basis, which is directly dependent on the successful implementation of the financial restructuring as stated by the Safeguard Plan which was approved by the Paris Commercial Court on 15 January 2007. This implies in particular the success of the Tender Offer, the drawing of the Term Loan, the failure of any legal or administrative actions aimed at blocking the Safeguard Plan and the absence of any significant changes to the implementation of the Safeguard Plan, the nature and impact of which cannot be gauged at this stage.

    In the event that all of the elements of the Safeguard Plan are not put in place, Eurotunnel's ability to trade as a going concern would not be assured. The Combined Accounts would then be subject to certain adjustments, the amounts of which cannot be measured at present. They would relate to the impairment of assets to their net realisable value, the recognition of potential liabilities and the classification of non-current assets and liabilities as current assets and liabilities.

  •
  Valuation of property, plant and equipment

    Note 6 to the accounts explains that the Eurotunnel Group has not identified any indicator of change in the basis of the value in use of its property, plant and equipment as at 31 December 2006 compared to that at 31 December 2005, which was calculated using an implicit discount rate of 8.4%. Even relatively small changes in the assumptions used would lead to material changes in the valuation of the assets. As an illustration, a change of 0.1% or 0.5% in the implicit discount rate corresponds to a change in the value in use of the assets of respectively £90 million or £489 million.

    Finally, it is our duty to draw your attention to the fact that the financial projections over the remainder of the Concession are, by their very nature, uncertain.

  •
  Consequences of the implementation of the Safeguard Plan on the Combined Accounts

    Note 1 to the financial statements sets out the consequences of the implementation of the Safeguard Procedure and the execution of the Safeguard Plan on the 2006 Combined Accounts.

  •
  Non approval of the 2005 Combined Accounts

    Note 1 to the accounts explains that 2005 Combined Accounts, that serve as the opening balance sheet for the 2006 accounts, will be submitted to the Annual General Meeting called to approve the Combined Accounts for 2005 and 2006.

2           Basis of Opinion

In applying the provisions in article L. 823-9 of the French Commercial Code, which sets the requirements for the basis of our opinion, we would like to bring the following matters to your attention:

Based on our work and the information that we have received to date, and in the context of our examination of the accounting rules and principles followed by the Group, we have checked that the notes to the financial statements provide appropriate information on the Group's situation in relation to the items set out above, being going concern, the valuation of property, plant and equipment, the consequences of the implementation of the Safeguard Plan on the Combined Accounts and the non approval of the 2005 Combined Accounts.

These observations also apply to our audit of the Combined Accounts as a whole, and therefore form part of our opinion in the first part of this report.

3           Specific Verification

We have also reviewed the information related to the Group presented in the Business Review in accordance with Auditing Standards generally accepted in France and in the UK. With the exception of the facts set out above, we have no other comments to make regarding the fairness and consistency of this information with the Combined Accounts.

In applying the guidelines of article L. 225-240 of the French Commercial Code, we draw your attention to the fact that the company has not prepared or published the information required by article L. 232-7, paragraph 3, of the French Commercial Code for the half year ended 30 June 2006.

Signed in Paris on 6 March 2007

KPMG Audit Plc Chartered Accountants	KPMG Audit Département de KPMG SA	Mazars et Guérard
Auditors and Commissaires aux Comptes

COMBINED INCOME STATEMENT FOR THE YEAR ENDED 31 DECEMBER 2006

(£'000)	Notes	2006	2005
Revenue	3	567,600	541,464
Operating expenses		149,459	144,339
Employee benefit expense	4, 5	83,116	97,834
Depreciation	6	115,263	146,602

Trading profit		219,762	152,689

Impairment of property, plant and equipment	6	—	1,750,000
Other operating income and (expenses)	7	4,821	(27,663)

Operating profit/(loss)		224,583	(1,624,974)

Income from cash and cash equivalents		3,747	5,414
Cost of servicing debt (gross)	8	336,777	339,587

Net cost of financing and debt service		333,030	334,173
Other financial income and (charges)	9	(34,256)	(12,225)
Income tax expense	10	178	31

Loss for the year		(142,881)	(1,971,403)

Loss per Unit (in pence)*	11	(5.6)	(77.4)

*
There is no difference between the diluted loss per Unit and the loss per Unit.

COMBINED STATEMENT OF RECOGNISED INCOME AND EXPENSE FOR THE YEAR ENDED 31 DECEMBER 2006

(£'000)	2006	2005
Foreign exchange translation differences	61,062	83,761
Impact of termination of hedging contracts	33,336	—
Movement in fair value of hedging contracts	41,232	37,169

Net income recognised directly in equity	135,630	120,930
Loss for the year	(142,881)	(1,971,403)

Total recognised income and expense for the year	(7,251)	(1,850,473)

The notes on pages 205 to 229 form part of these Combined Accounts.

COMBINED BALANCE SHEET AT 31 DECEMBER 2006

(£'000)	Notes	31 December 2006	31 December 2005
ASSETS
Property, plant and equipment
Concession property, plant and equipment	6	4,975,250	5,077,946
Other property, plant and equipment	6	25	30
Non-current financial assets
Shares		78	2,135
Other financial assets	14	3,114	114,048

Total non-current assets		4,978,467	5,194,159

Inventories	12	44	773
Trade receivables	13	50,874	42,288
Other receivables		28,919	19,419
Other financial assets	14	1,948	14,261
Cash and cash equivalents	15	189,499	118,444

Total current assets		271,284	195,185

Total assets		5,249,751	5,389,344

EQUITY AND LIABILITIES
Issued share capital	16	285,406	285,400
Share premium account	16	2,368,397	2,368,389
Other reserves	18	3,483	(71,085)
Retained earnings	18	(4,053,818)	(2,082,674)
Loss for the year	18	(142,881)	(1,971,403)
Cumulative translation reserve	2.a.iv, 18	224,210	163,148

Total equity		(1,315,203)	(1,308,225)

Retirement benefit obligations	19	14,588	16,674
Financial liabilities	20	—	6,155,585
Other financial liabilities	14	3,025	113,934

Total non-current liabilities		17,613	6,286,193

Provisions	17	77,493	19,405
Financial liabilities	20	6,307,269	97,311
Other financial liabilities	14	1,948	14,261
Interest rate derivatives	20c	—	101,258
Trade payables	21	143,706	162,257
Other payables	21	16,925	16,884

Total current liabilities		6,547,341	411,376

Total equity and liabilities		5,249,751	5,389,344

The notes on pages 205 to 229 form part of these Combined Accounts.

COMBINED CASH FLOW STATEMENT FOR THE YEAR ENDED 31 DECEMBER 2006

(£'000)	Notes	2006	2005
Loss for the year		(142,881)	(1,971,403)
Income tax expense		178	31
Other financial (income) and charges		34,256	12,225
Net cost of financing and debt service		333,030	334,173
Other operating (income) and expenses		(4,821)	27,663
Impairment of property, plant and equipment		—	1,750,000
Depreciation		115,263	146,602

Trading profit before depreciation		335,025	299,291

Exchange adjustment*		(2,682)	588
Decrease in inventories		729	1,386
Increase in trade and other receivables		(7,291)	(5,467)
Increase/(decrease) in trade and other payables		16,975	(16,369)

Net cash inflow from trading		342,756	279,429

Other operating cash flows		(24,766)	(47,455)
Taxation		(55)	(31)

Net cash inflow from operating activities		317,935	231,943

Payments to acquire property, plant and equipment		(12,657)	(27,456)
Sale of property, plant and equipment		3,310	11,434

Net cash outflow from investing activities		(9,347)	(16,022)

Interest received on cash and cash equivalents		3,454	5,673
Interest paid on bank debt		(198,030)	(230,739)
Interest paid on hedging instruments		(45,239)	(56,458)
Interest received on hedging instruments		4,350	8,607
Other interest paid		—	(254)
Other interest received		59	—
Debt repayments		(1,992)	(2,750)

Net cash outflow from financing activities		(237,398)	(275,921)

Increase/(decrease) in cash in year	15c	71,190	(60,000)

*
The adjustment relates to the restatement of the elements of the income statement at the exchange rate ruling at the period end.

The notes on pages 205 to 229 form part of these Combined Accounts.

NOTES

1           ACTIVITIES AND IMPORTANT EVENTS

EPLC, ESA and their subsidiaries collectively make up Eurotunnel. Between them, the Eurotunnel Group companies have as their objects the design, financing, construction and operation of the Fixed Link, under the terms of the Concession.

a.
Important events

  Eurotunnel's 2006 revenues totalled £568 million, a 5% increase on the previous year. This increase in revenues occurred in the context where the company no longer seeks volumes as a priority and where the number of trucks and cars travelling onboard the shuttles was stable compared to the previous year.

  Revenue from the operation of the shuttles which link Folkestone in the UK to Coquelles in France carrying trucks or tourist vehicles is the principal driver behind this growth; their revenue growing by 7% to £318 million in 2006, compared to £295 million in 2005:

  •
  The Passenger Shuttle service accounted for a significant portion of this growth, with the new pricing policy proving well suited to developments in this market. The policy is helping to win and retain customers in the most valuable segments.

  •
  Truck transportation remains Eurotunnel's spearhead, and continued to generate the majority of Shuttle service revenue. Truck revenues increased by 7%, due in particular to the decision to stop using intermediaries to market the service.

  Revenues from the Railways are slightly higher (+2%) at £240 million. They include payments due under the Minimum Usage Charge (MUC), £65 million for 11 months of 2006. The ending of this arrangement on 30 November 2006 has deprived Eurotunnel of £6 million of revenue compared with 2005.

  Eurotunnel's financial position

  On 13 July 2006, the Joint Board decided to ask the Paris Commercial Court to place the company under its protection as part of a Safeguard Procedure (defined by French law 2005-845 of 26 July 2005). The Paris Commercial Court opened the Safeguard Procedure for 17 Eurotunnel companies on 2 August 2006.

  In accordance with applicable laws, the Safeguard Procedure ended the alert procedure initiated by the Commissaires aux Comptes on 6 February 2006.

  On 2 August 2006, Calyon and HSBC Bank plc, as the Agent Bank under the Credit Agreements, served notice of a default event relating to the Senior Debt, Fourth Tranche Debt, Tier 1A Debt, Tier 1 Debt, Tier 2 Debt and Tier 3 Debt, although they did not demand accelerated payment of the corresponding debts.

  On 26 October 2006, the Joint Board approved, in accordance with the Safeguard Law, the terms of a Proposed Safeguard Plan devised by the company with the support of court-appointed judicial administrators and creditor representatives. The main aspects of this plan, the aim of which is to reduce debt by 54%, are as follows:

  •
  The creation of a new parent company, Groupe Eurotunnel SA (GET SA), which will make a Tender Offer for Eurotunnel Units;

  •
  The restructuring of the current £6.3 billion debt through the refinancing or restructuring of the various debt components. This will involve a new loan of £2.84 billion from an international banking consortium and the issue by GET SA of £1.275 billion of notes redeemable in shares (NRS). These NRS are redeemable in GET SA shares for a maximum term of three years and one month. 61.7% of these NRS are redeemable early in cash by the issuer;

  •
  Current holders of Eurotunnel Units who tender their Units to the Tender Offer will, if they tender all their Units to the Offer and depending on how many NRS are redeemed in cash, receive at least 13% of GET SA's capital. They will be able to subscribe NRS up to a maximum nominal amount of £60 million and will receive share warrants exercisable at nominal value as part of the Tender Offer. They will also benefit from certain travel privileges.

  On 18 December 2006, Eurotunnel's Joint Board approved the financing proposals for the Safeguard Plan drawn up by a consortium made up of Goldman Sachs and Deutsche Bank, which has since been joined by Citigroup. These proposals allow the Proposed Safeguard Plan to be financed in full through:

  •
  A long-term loan of £1.5 billion and €1.965 billion, equal to a total of £2.84 billion, in the form of a traditional bank loan with a term of between 35 and 43 years depending on the tranche;

  •
  The underwriting of the sterling- and euro-denominated NRS allotted to Tier 3 debt-holders in an amount equivalent to £965 million, allowing these debt-holders to receive cash instead of NRS if they so desire.

  These proposals leave additional debt capacity of £225 million, allowing certain NRS to be redeemed in cash if required.

  In its judgements dated 15 January 2007, the Paris Commercial Court approved the Proposed Safeguard Plan presented by Eurotunnel. Two Commissioners for the Execution of the Plan were appointed for a maximum term of 37 months.

  More detailed financial and legal information about the Safeguard Plan is provided at the end of this note.

  Safeguard Procedure: consequences on the financial statements and forecast cash flow in 2007

  •
  Impact on debt

  The execution of the Safeguard Plan will lead to the restructuring of the current debt. As a result, medium- and long-term debt (non-current financial liabilities) has been reclassified as short-term debt (current financial liabilities).

  •
  Cancellation of interest-rate hedging contracts

  In October 2006, the Court-appointed representatives (Administrateurs Judiciaires) terminated the hedging contracts. Eurotunnel recorded the unwinding of these transactions and has accounted for the amounts due to the parties to these contracts under the Safeguard Plan.

  •
  Other operating expenses

  Costs of £89 million have been accounted for relating to the Safeguard Procedure and to the financial restructuring.

  •
  Impact on the cash position in 2006

  As part of the Safeguard Procedure, the payment of £26 million of trade, tax and employment-related liabilities relating to the period prior to 2 August 2006 has been suspended. £75 million of debt service payments have also been suspended.

  •
  Forecast cash flow in 2007

  Based on forecasts made in late January 2007, the cash position is sufficient to cover expenses arising from the complete and definitive implementation of the financial restructuring within the specified timeframe. The financial restructuring will also give Eurotunnel access to an additional €75 million facility to deal with contingencies.

  Going concern

  Based on the Safeguard Plan and the implementation of the related financial restructuring, Eurotunnel's Combined Accounts were approved by the Joint Board on 6 March 2007 on a going concern basis.

  The company's status as a going concern depends directly on the success of the restructuring approved by the Paris Commercial Court. This requires: the Tender Offer to be a success, the Term Loan to be drawn and any legal action aimed at blocking the Safeguard Plan to fail.

  •
  The Tender Offer requires a minimum acceptance rate of 60%. If the proportion of Units tendered to the Tender Offer is lower than 60%, and provided that GET SA has not abandoned this threshold in accordance with applicable regulations, this Tender Offer acceptance condition would not be met.

  •
  The drawing of the Term Loan, as with any credit agreement of this type, is subject to several conditions that must be met by 30 June 2007, some of which may fall outside of Eurotunnel's control. If these conditions are not met and if the lenders do not waive them, Eurotunnel would be unable to carry out the cash redemptions and payments specified by the Safeguard Plan.

  •
  Eurotunnel has been, is currently and may in future be involved in certain administrative or legal procedures, particularly in France and the UK. Some of these procedures, if successful, could delay or threaten the implementation of the Safeguard Plan. Some note holders have lodged various legal actions challenging the decision of the Paris Commercial Court of 15 January 2007 to approve the Safeguard Plan. These actions relate principally to the manner in which the meetings were convened and conducted under the Safeguard Procedure. At this stage, these actions would not prevent the Safeguard Plan from proceeding.

  Some aspects of the Safeguard Plan may have to be adjusted in order to be implemented effectively. The type and extent of these adjustments cannot be gauged at the moment. Such adjustments, if they became necessary, would fall under the regulatory framework governing the execution of the Safeguard Plan.

  In the event that all of the elements of the Safeguard Plan are not put in place, Eurotunnel's ability to trade as a going concern would not be assured. The Combined Accounts would be subject to certain adjustments, the amounts of which cannot be measured at present. They would relate to the impairment of assets to their realisable value, the recognition of liabilities and the classification of non-current assets and liabilities as current assets and liabilities. The asset value on liquidation has been estimated by the valuer/auctioneer appointed by the Safeguard Procedure at £890 million.

  Negative equity

  The recognition of impairment charges at 31 December 2005 caused Eurotunnel's main companies (EPLC, ESA, FM and CTG) to have negative total equity.

  Under the Safeguard Plan, GET SA will reconstitute these companies' equity through the capitalisation of debt.

  Litigation

  Eurotunnel and the Railways (SNCF and British Railways Board) reached an agreement on 24 July 2006 ending the dispute that began in 2001 relating to the calculation of their contribution to the Channel Tunnel's operating costs.

  This dispute was referred to a court of arbitration, which had issued a ruling for the period from 1997 to 2002. An initial partial agreement was reached in December 2005 between Eurotunnel and the Railways covering the period from 1999 to 2004.

  Under the 24 July 2006 agreement, Eurotunnel agreed to reduce the Railways' contribution for the non-time barred years, and for 2003 and 2004, by an annual amount of £3 million, making a total of £15 million. It also agreed to set up a simple and fair system for sharing operating expenses from 2005 onwards.

  The new agreement is definitive and brings to an end the various disputes concerning operating costs. It confirms the agreement relating to the years up to 2004, settles the 2005 financial year and sets out a lump sum mechanism for the majority of operating costs for each of the years from 2006 to 2014 inclusive. Consultation mechanisms were also put in place to determine the Railways' contribution to renewal investments that concern them.

b.
Detailed financial and legal aspects of the Safeguard Plan

  Under the Safeguard Plan:

  •
  A new group structure will be set up, including the creation of GET SA, which will be central to the reorganisation. GET SA's ordinary shares will be listed for trading on Eurolist by Euronext™, included on the Official List of the United Kingdom Listing Authority and listed for trading on the London Stock Exchange.

  •
  GET SA will make a Tender Offer allowing holders of Eurotunnel Units to receive GET SA ordinary shares and GET SA warrants in exchange for these Units.

  •
  FM and EFL are the entities that contracted Eurotunnel's senior debt. They will take out a long-term loan that will enable, taking into account the cash flow available: (a) the refinancing of all current debt up to Tier 2; (b) to make cash payments to holders of Tier 3 debt and note-holders as set out in the Safeguard Plan; (c) to pay accrued interest on the current debt in accordance with the terms and limits set out in the Safeguard Plan; and (d) Group Eurotunnel to access a cash facility of more than €100 million to cover its operational requirements, including restructuring costs.

  •
  A UK subsidiary of GET SA will issue notes redeemable in shares (NRS) for a total nominal amount of £571,042,142 and €1,032,248,700. The main characteristics of these NRS are as follows:

  •
  They will be automatically redeemed in GET SA ordinary shares between the 13th and the 37th month following their issue.

  •
  They will be divided into two series, i.e. NRS I and NRS II. NRS I notes will not be redeemable in cash, whereas the issuer may elect to redeem NRS II notes in cash.

  •
  The redemption price of the NRS that the issuer elects to redeem in cash will be 140% of nominal value.

  •
  NRS II notes redeemable in cash will carry interest at 6% per year, while NRS I notes not redeemable in cash will pay interest at 3% per year.

  •
  Holders of Eurotunnel Units who tender their Units to the Tender Offer will be able to subscribe for NRS up to a maximum nominal amount of £60 million.

  •
  Under the Safeguard Plan, NRS will be allotted to:

  •
  Holders of Tier 3 debt, up to £430,523,751 and €783,729,300, in return for assigning all of their Tier 3 debt claims to the issuer of the NRS;

  •
  Note-holders, up to £104,827,303 and €183,547,000, in return for assigning all of their note claims to the issuer of the NRS; and

  •
  Tier 3 Cash Option Arrangers, for an amount of £35,691,088 and €64,972,400, pursuant to their undertaking to arrange the Tier 3 cash option.

  •
  The NRS will be listed for trading on Eurolist by Euronext™.

  •
  As holders of capital securities in GET SA, Tier 3 debt-holders and note-holders who own NRS will be granted certain specific corporate governance rights (until all of NRS are redeemed in GET SA ordinary shares) through a preferred share issued by GET SA. This preferred share will be owned by a UK-registered company, owned in turn by Tier 3 debt-holders and note-holders who own NRS.

  •
  Monetisation arrangements will be put in place for NRS, allowing Tier 3 debt holders to exercise the Tier 3 cash option instead of receiving NRS, and allowing other Tier 3 debt-holders and note-holders to finance the corresponding cash payment by subscribing in cash the NRS to which the Tier 3 debt-holders exercising the Tier 3 cash option were entitled. Four Tier 3 debt-holders representing €397,146,552.43 and £304,606,625.20 of the Tier 3 debt have elected to exercise the cash option. The NRS that became available as a result have been fully subscribed by other Tier 3 debt-holders and by a large proportion of note-holders.

  •
  GET SA will issue GET SA warrants exercisable in the event of additional value crystallising in Groupe Eurotunnel. The warrants will be listed on Eurolist by Euronext™. 55% of them will be allotted to Unit-holders tendering their Units to the Tender Offer and 45% to note-holders.

  •
  ESA and EPLC's capital structure will be reorganised as soon as the Tender Offer closes. This will involve the UK subsidiary of GET SA that issues the NRS capitalising some or all of the Tier 3 assigned to it as part of the Safeguard Plan. This capitalisation of debt will take the form of ESA and EPLC capital increases reserved for this UK subsidiary of GET SA. In addition, similar debt capitalisation transactions will be carried out for FM, CTG and EFL.

The other main events arising during 2006 and in the early part of 2007 are described in the Business Review.

Results

The Combined Accounts for 2005, which were approved by the Joint Board on 6 March 2007 and were included in the opening balance sheet at 1 January 2006, will be submitted to the shareholders who will be called upon to approve the 2005 and 2006 accounts.

The loss for 2005 is included in the retained earnings at 1 January 2006.

The loss for the year amounted to £143 million.

2           BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES

Declaration of conformity

The Combined Accounts have been prepared in accordance with those IFRS standards as adopted by the European Union up to 31 December 2006. No standards published by the IASB but not yet adopted by the European Union at 31 December 2006 have been applied in anticipation.

a.
Basis of preparation and presentation

i)
The Combined Accounts consist of the combination of the accounts of the EPLC Group and of ESA and its subsidiaries.

  During the second half of 2006, IFRIC12 was adopted relating to concession contracts. Eurotunnel has control over the nature and price of the services it provides, and therefore does not meet the criteria of this new interpretation, and applies IAS16 on property, plant, and equipment, and IAS37 on provisions.

  The Combined Accounts at 31 December 2006, prepared in accordance with the principles described below, also constitute the Consolidated Accounts of ESA according to French law. The standard IAS27 on Consolidated Accounts does not deal specifically with Combined Accounts. Eurotunnel has decided to continue to publish its consolidated accounts as Combined Accounts.

  As indicated in note 1, the going concern basis is dependent on Eurotunnel's ability to put in place a financial restructuring plan ratified by the Paris Commercial Court. If such a plan was not successful and Eurotunnel's ability to trade as a going concern was not assured, certain adjustments would need to be made to the accounts. Those adjustments would relate to the impairment of assets to their net realisable value, the recognition of liabilities and the classification of non-current assets and liabilities as current assets and liabilities. Such amounts cannot be measured at present. Within the French and British legal frameworks, the Lenders may seek to exercise the right to substitution included in the Concession Agreement and their security rights over assets as set out in the Credit Agreements.

ii)
Basis of consolidation

  Eurotunnel's accounts are prepared as at 31 December. Companies acquired or formed during the year are consolidated as from their date of acquisition or formation. Two subsidiaries of ESA were not consolidated as they remained dormant or were not material during 2006. These companies had no off-balance sheet liabilities.

  The special purpose vehicles Fixed-Link Finance BV (FLF) and Tunnel Junior Debt Holdings Limited (TJDH), set up in connection with the repackaging of £1.1 billion of Junior Debt completed in 2001, were not previously consolidated in the Group accounts in accordance with French GAAP. The consolidation of these two entities would increase Eurotunnel's issued capital and reserves attributable to equity by approximately £120 million at 1 January 2004 and decrease the Junior Debt by the same amount. However, as this benefit could only be realised after the complete reimbursement of the FLF debt from the bond holders, Eurotunnel, with the prospect of a significant financial restructuring, has not modified the amount of its Junior Debt as it does not consider itself to have control over these entities. Therefore, Eurotunnel has not consolidated FLF and TJDH.

  For the purposes of consolidation, Eurotunnel comprises the following companies:

			Eurotunnel P.L.C.		Eurotunnel SA
			% of shareholding held by
	Class of share	Country of registration or incorporation	Holding company	Subsid- iaries	Holding company	Subsid- iaries	TOTAL
Companies included in the consolidation in 2005:
Cheriton Leasing Limited	Ordinary	England	100				100
Cheriton Resources 1 Limited(2)	Ordinary	England	100				100
Cheriton Resources 2 Limited(2)	Ordinary	England	100				100
Cheriton Resources 3 Limited(2)	Ordinary	England	100				100
Cheriton Resources 5 Limited(2)	Ordinary	England	100				100
Cheriton Resources 6 Limited(2)	Ordinary	England	100				100
Cheriton Resources 7 Limited(2)	Ordinary	England	100				100
Cheriton Resources 8 Limited(2)	Ordinary	England	100				100
Cheriton Resources 9 Limited(2)	Ordinary	England	100				100
Cheriton Resources 10 Limited(2)	Ordinary	England		100			100
Cheriton Resources 11 Limited(2)	Ordinary	England		100			100
Cheriton Resources 12 Limited	Ordinary	England		100			100
Cheriton Resources 13 Limited	Ordinary	England		100			100
Cheriton Resources 14 Limited	Ordinary	England		100			100
Cheriton Resources 15 Limited(2)	Ordinary	England		100			100
Cheriton Resources 16 Limited(2)	Ordinary	England		100			100
Cheriton Resources 17 Limited(1)	Ordinary	England	100				100
Cheriton Resources 20 Limited(2)	Ordinary	England	100				100
Eurotunnel Developments Limited	Ordinary	England	100				100
Eurotunnel Finance Limited	Ordinary	England	79			21	100
EurotunnelPlus BV	Ordinary	Netherlands				100	100
EurotunnelPlus Distribution SAS	Ordinary	France				100	100
EurotunnelPlus GmbH	Ordinary	Germany				100	100
EurotunnelPlus Limited	Ordinary	England		100			100
EurotunnelPlus SAS	Ordinary	France				100	100
EurotunnelPlus SL	Ordinary	Spain				100	100
Eurotunnel Services GIE	—	France	20	27.9	30	22.1	100
Eurotunnel Services Limited	Ordinary	England		75		25	100
Eurotunnel Trustees Limited(2)	Ordinary	England		100			100
Fixed-Link Finance 2 BV	Ordinary	Netherlands	—	—	—	—	—
France Manche SA	Ordinary	France			99.9		99.9
Gamond Insurance Company Limited	Ordinary	Guernsey		100			100
Le Shuttle Holidays Limited(2)	Ordinary	England		100			100
Orbital Park Limited	Ordinary	England		100			100
The Channel Tunnel Group Limited	Ordinary	England	100				100
Companies consolidated in 2006 for the first time:
Europorte 2 SAS(2)	Ordinary	France	100				100
Eurotunnel SE	Ordinary	Belgium		50		50	100

(1)
Following the sale of the assets of Port Maritime Security International Limited in 2006, the company changed its name to Cheriton Resources 17 Limited.

(2)
These companies had no significant activity during 2006.

iii)
Transactions between the members of the Eurotunnel Group have been eliminated.

iv)
The accounts of the ESA Group have been converted into £ as follows:

•
share capital, share premium account, retained reserves brought forward, Concession property, plant and equipment and depreciation at historical rates;

•
all other assets and liabilities at the rate ruling at the balance sheet date; and

•
income statement items, with the exception of depreciation, at an average rate for the year.

  Exchange differences arising from the application of the above are included in the currency translation reserve in the balance sheet.

  The closing and average €/£ exchange rates used to prepare the Combined Accounts are as follows:

€/£	2006	2005
Closing rate	1.489	1.459
Average rate	1.462	1.465
v)
Use of estimates and judgements

  The preparation of the combined financial statements requires estimates and assumptions to be made that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses for the period of the combined financial statements.

  The Board regularly reviews its valuations and estimates based on its experience and various other factors considered relevant for the determination of reasonable and appropriate estimates of the assets' and liabilities' carrying value. The actual results could differ significantly from these estimates depending on different conditions and hypotheses.

  The use of estimations concerns mainly the impairment of property, plant and equipment (see note 6) and the provision for financial restructuring and Safeguard Plan (see note 17).

vi)
Segment reporting

  Eurotunnel's primary activity is the operation of the Fixed Link, divided into different types of users: Shuttle and Railways. Consequently, Eurotunnel presents its operating activities in one reportable segment within the meaning of IAS14.

b.
Principal accounting policies

i)
Cost and revenue sharing

  The Concession requires that Eurotunnel shall share equally the cost price of the Project and all revenues and costs relating to the operation of the Fixed Link between the UK and French companies.

  •
  Concession property, plant and equipment: all costs and revenues arising either directly or indirectly from the design, financing and construction of the Project are capitalised and shared between CTG and FM, and shown as property, plant and equipment. Adjustments are made within property, plant and equipment to equalise the cost between the concessionaires.

  •
  Operating revenues and costs: all revenues and costs arising from the operation of the Concession are accounted for in the income statement of the Partnership and shared equally between the concessionaires. Revenues and costs arising in Eurotunnel Group companies which do not relate to the operation of the Concession are not subject to these sharing arrangements.

ii)
Property, plant and equipment, and depreciation

  Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses.

  Property, plant and equipment are depreciated on a systematic basis in order to write down the costs of assets over their expected useful lives as follows:

Tunnels	life of Concession
Terminals and related land	10 years — life of Concession
Fixed equipment and machinery	5 years — life of Concession
Rolling stock	5-60 years
Freehold land	not depreciated
Office equipment	3-10 years

  The expected useful lives of the assets are kept under review and revised when necessary, according to experience.

  Non-renewable Concession property, plant and equipment is depreciated over the life of the Concession on a straight line basis. Depreciation on renewable assets is calculated on a straight line basis.

  As all property, plant and equipment will be written down to £nil at the end of the Concession, depreciation of the final renewal cost of renewable assets will be based on the residual duration of the Concession.

iii)
Impairment of property, plant and equipment

  The carrying amounts of the Group's assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset's recoverable amount is estimated. The recoverable amount of assets is the greater of their net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to the present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is recognised whenever the carrying amount of an asset exceeds its recoverable amount.

iv)
Retirement liabilities

  The Group provides for its contractual obligations for retirement indemnities of employees under French contracts, and for the defined benefit retirement schemes of employees under UK contracts operated by the Eurotunnel P.L.C. Group, the assets of which are held separately from those of Eurotunnel. The current service cost of the period, determined by the projected unit of credit method, is accounted for in operating costs. Actuarial differences are dealt with using the "corridor" approach, with any excess or shortfall outside the corridor being amortised over the average remaining working lives of the beneficiaries, and are shown in operating costs.

v)
Provisions

  Provisions are recognised when there exists a legal or constructive obligation stemming from a past event and when the future cash flows can be reliably estimated. Eurotunnel provides for costs of restructuring when detailed restructuring plans are approved, the features of the plans have been announced and implementation has commenced.

vi)
Financial instruments

  Financial assets include cash and cash equivalents, trade receivables and the positive valuation of derivatives. Financial liabilities include borrowings, trade payables and the negative valuation of derivatives.

  Financial assets and liabilities are classified within current assets or liabilities in the situation where the residual maturity is less than 12 months.

  Trade receivables and payables

  Trade receivables and payables are measured at amortised cost.

  Borrowings

  Borrowings are measured at amortised cost. The amortised cost at the initial recognition date of the financial liability is equal to the consideration in cash received less transaction costs. Subsequently, the amortised cost is adjusted for the amortisation of the difference between the initial amount and the maturity amount according to the effective interest method.

  The interest expense is recognised at a constant interest rate over the expected maturity of financial liabilities according to the effective interest method.

  The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the borrowing. The effective interest rate is calculated according to the forecast cash flows to be paid on each series of the financial debt. The calculation includes transaction costs and all other premiums or discounts.

  Derivatives

  Derivatives are measured at their fair value. The profit or loss resulting from the re-evaluation of the fair value is accounted for immediately in the income statement. However, gains and losses on qualifying hedging options are recorded in the income statement depending on the nature of the element to which it relates.

  For the purpose of interest rate risk hedges, Eurotunnel carries the following derivative instruments: purchased collars, purchased caps and a swap transaction.

  Hedging options that meet the hedging criteria set forth by IAS39 are accounted for according to the cash flow hedge model. Gains and losses on qualifying hedging options are recorded in a separate component of equity, excluding the ineffective portion and the time value of options which are recorded in the income statement for the reporting period, and the gains and losses recorded in equity are accounted for in the income statement over the life of the instrument.

  The outstanding swap transactions are designed to convert a portion of the interest expense from fixed to floating and are designated as a fair value hedge of financial liabilities. Changes in the fair value of the hedged debt are recorded in the income statement, with equal and opposite changes recognised in the fair value of the hedging swap.

vii)
Foreign exchange

  Transactions in foreign currencies are converted into the reporting currency of each individual company at the rate of exchange ruling at the date of the transaction. Assets and liabilities denominated in foreign currencies other than those mentioned in note 2.a.iv are translated at the rate ruling at the balance sheet date. Exchange differences are dealt with in the income statement.

viii)
Inventories

  In respect of properties, cost comprises the purchase price of property, development costs, and, where appropriate, a proportion of attributable financing costs during the development period. They are stated at the lower of cost and net realisable value.

ix)
Share based payments

  Eurotunnel accounts for share options granted to its staff members in accordance with IFRS2. The options are valued at the date on which they are granted using the Binomial model. Any variations in value occurring after the grant date are not taken into account. The value is charged to employee benefit expenses on a straight line basis between the date of the grant and the maturity date (the vesting period), with an equal and opposite entry directly to issued capital and reserves attributable to equity.

x)
Revenue recognition

  Revenue comprises the value of sales of services and goods receivable in the normal course of business (excluding VAT). Revenue is recognised on the date the service is rendered. Eurotunnel's activity is the provision of transportation services between the UK and France and activities ancillary thereto, including development activities.

xi)
Taxation

  Income tax on the profit or loss for the year comprises current and deferred tax. Income tax is recognised in the income statement except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity. Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

  Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised.

3           REVENUE

  Revenue is analysed as follows:

(£'000)	2006	2005
Shuttle services	317,975	295,523
Railways*	239,728	234,729
Non-transport activities	9,897	11,212

Total	567,600	541,464

*
Including £64,821,000 in 2006 relating to the Minimum Usage Charge under the terms of the contract between the rail companies and Eurotunnel (2005: £71,996,000).

4           EMPLOYEE NUMBERS AND EMPLOYEE BENEFIT EXPENSE

	2006	2005
Number of persons employed by Eurotunnel at 31 December(1)	2,269	2,610
Average number of persons employed by Eurotunnel(1)	2,379	3,017
Employee benefit expense (£'000)(2)	83,116	97,834

(1)
Including directors.

(2)
Including employment costs and directors' remuneration.

  The reduction in staff numbers during the second half of 2005 and in 2006 is as a result of the operational restructuring.

5           REMUNERATION OF MEMBERS OF THE JOINT BOARD AND SENIOR EXECUTIVES

a.
The total remuneration for all members of the Joint Board who served during 2006 was £377,159 (2005: £523,729) before pension contributions.

b.
The total remuneration for members of the Executive Committee (excluding executive directors) is detailed in the table below. There were 11 members of the Executive Committee at 31 December 2006 (10 at 31 December 2005), 3 of whom were members of a UK pension scheme as described in note 19 (3 at 31 December 2005).

(£'000)	2006	2005
Current employment benefits	1,264	1,382
Post employment benefits	36	88
Payments in respect of termination of service	—	281
Cost of share based payments	101	122

Total	1,401	1,873

6           PROPERTY, PLANT AND EQUIPMENT

	Concession property, plant and equipment
							Other property, plant and equipment
(£'000)	Assets in course of construction	Tunnels	Terminals and related land	Fixed equipment and machinery	Rolling stock	Office equipment		Total
Cost
At 1 January 2006	34,621	4,494,966	1,433,717	2,388,305	1,446,471	72,830	38	9,870,948
Additions	9,589	—	97	465	1,419	1,247	2	12,819
Transfers	(20,402)	—	172	108	19,158	964	—	—
Disposals	—	—	(246)	(6,639)	(8,400)	(7,177)	—	(22,462)

At 31 December 2006	23,808	4,494,966	1,433,740	2,382,239	1,458,648	67,864	40	9,861,305
Depreciation
At 1 January 2006	—	1,909,067	661,720	1,347,664	813,414	61,099	8	4,792,972
Charged in the year	—	32,024	13,690	33,206	33,230	3,106	7	115,263
Released on disposals	—	—	(14)	(6,618)	(8,400)	(7,173)	—	(22,205)

At 31 December 2006	—	1,941,091	675,396	1,374,252	838,244	57,032	15	4,886,030
Net book value
At 1 January 2006	34,621	2,585,899	771,997	1,040,641	633,057	11,731	30	5,077,976

At 31 December 2006	23,808	2,553,875	758,344	1,007,987	620,404	10,832	25	4,975,275

Cost
At 1 January 2005	39,143	4,494,966	1,432,809	2,388,625	1,422,293	72,935	4	9,850,775
Additions	15,311	—	190	280	5,974	741	34	22,530
Transfers	(19,833)	—	1,385	168	18,280	—	—	—
Disposals	—	—	(667)	(768)	(76)	(846)	—	(2,357)

At 31 December 2005	34,621	4,494,966	1,433,717	2,388,305	1,446,471	72,830	38	9,870,948
Depreciation
At 1 January 2005	—	970,494	375,683	940,515	558,143	53,276	4	2,898,115
Charged in the year	—	41,280	18,243	46,809	35,670	4,596	4	146,602
Impairment	—	897,293	267,872	361,097	219,667	4,071	—	1,750,000
Released on disposals	—	—	(78)	(757)	(66)	(844)	—	(1,745)

At 31 December 2005	—	1,909,067	661,720	1,347,664	813,414	61,099	8	4,792,972
Net book value
At 1 January 2005	39,143	3,524,472	1,057,126	1,448,110	864,150	19,659	—	6,952,660

At 31 December 2005	34,621	2,585,899	771,997	1,040,641	633,057	11,731	30	5,077,976

In France, all immovable property, plant and equipment within the Concession area is the property of the French State and will revert to it on the expiry of the Concession period (2086). In the UK, the State has required CTG to transfer to it the title to freehold land and property acquired for the purpose of construction and operation of the Project and in exchange has granted leases for the duration of the Concession. On the expiry of the Concession, the interest of the concessionaires in all movable property and intellectual property rights necessary for the operation of the Concession will become, without payment, the joint property of the two States.

The early replacement of the structure of certain Truck Shuttle wagons between 2009 and 2011 has led Eurotunnel to revise the expected useful life of these components (originally 30 years), which has resulted in an additional depreciation charge of £4.9 million.

Impairment of property, plant and equipment

The valuation of the Eurotunnel's assets is carried out in accordance with IAS36, which defines the recoverable value of an asset as the greater of its net selling price and value in use. The value in use results from the discounted forecast future operating cash flows (after capital expenditure), and by using the Adjusted Present Value (APV) methodology.

At 31 December 2005, Eurotunnel updated its impairment calculation taking into account the provisions of the Safeguard Plan which resulted in an implicit discount rate of 8.4%, and as a result of which an additional impairment of £1,750 million was made. At 31 December 2006, no further indication of impairment was identified by Eurotunnel using an implicit discount rate of 8.4%.

Relatively small changes in the assumptions used would lead to material changes in the value in use. By way of example, a variation of 0.10% in the implicit discount rate would correspond to a change in the value in use of assets of approximately £92 million, and a variation of 0.50% in the implicit discount rate would correspond to a change of approximately £489 million.

7           OTHER OPERATING INCOME AND (EXPENSES)

(£'000)	2006	2005
Release of advances from the Railways	97,985	—
Financial restructuring and Safeguard Procedure	(89,515)	(9,548)
Operational restructuring	—	(11,556)
Other	(3,649)	(6,559)

Total	4,821	(27,663)

The advances from the Railways were received under the Minimum Usage Charge clause of the Railway Usage Contract. These advances were repayable under certain conditions by deduction from future payments owed by the Railways. The guarantee period having expired, these advances do not have to be repaid, and they were credited to the income statement in 2006.

8           COST OF SERVICING DEBT (GROSS)

(£'000)	2006	2005
Interest on loans	295,503	242,525
Effective rate adjustment	22,683	46,336
Charges relating to hedging instruments	18,591	50,726

Total	336,777	339,587

Information relating to the Eurotunnel's financial liabilities and hedging instruments is presented in note 20.

9           OTHER FINANCIAL INCOME AND (CHARGES)

(£'000)	2006	2005
Variation in value of financial instruments	3,697	4,299
Exchange gains	1,776	2,955
Exchange losses	(1,769)	(2,190)
Provision for depreciation and risks*	(37,960)	(17,216)
Other	—	(73)

Total	(34,256)	(12,225)

*
The provision for risks was made to cover the risks associated with certain financial contracts within the framework of the financial restructuring.

10         INCOME TAX EXPENSE

a.          Current taxation

  No corporation tax arises on the result for the year of the Eurotunnel Group (2005: £nil) with the exception of the minimal legal obligations for the ESA Group.

  At 31 December 2006, excess management charges and losses carried forward of £2,391 million (2005: £2,467 million) were available for offset against certain future EPLC Group income. At 31 December 2006, EPLC had capital allowances available for future offset against profits of £1,410 million (2005: £1,398 million) and industrial buildings allowances of £760 million (2005: £823 million).

  In 2002, ESA re-elected, for a further five-year period, to group its taxable profits and losses with those of FM, Eurotunnel Participation 1, Eurotunnel Participation 2 and EurotunnelPlus Distribution. In 2005, Europorte 2 was integrated into the tax group. In 2006, EurotunnelPlus SAS was integrated into the tax group. The ESA Group has provided for its minimal legal tax obligations amounting to €260,000. In France, ESA Group cumulative tax losses of €1,371 million (2005: €1,258 million) can be carried forward indefinitely.

  Factors affecting the tax charge for the period

(£'000)	2006	2005
Loss for the year	(142,881)	(1,971,403)
Expected tax at national rates*	(44,825)	(619,510)
Effects of:
— Non-tax deductible items	136	201
— Temporary differences	59,921	479,799
— Unrecognised tax credits used in year	(61,461)	(18,851)
Unrecognised tax losses	46,229	158,361
Minimum tax	178	31

Current tax charge for the year	178	31

*
UK: 30%, France: 33%.

b.          Deferred taxation

  No potential deferred tax asset has been recognised.

11         LOSS PER UNIT

(in pence)	2006	2005
Basic	(5.6)	(77.4)
Diluted	(5.6)	(77.4)

The basic loss per Unit for the year is calculated using the weighted average number of Units in issue during the year of 2,546,156,268 (2005: 2,546,114,213) and the loss for the year of £142,881,000 (2005 loss: £1,971,403,000).

12         INVENTORIES

Inventories comprise development land in the UK amounting to £44,000 (2005: £773,000).

13         TRADE RECEIVABLES

Trade receivables of £51 million (2005: £42 million) are due within one year and are stated net of bad debt provisions of £3 million (2005: £3 million).

14         OTHER FINANCIAL ASSETS AND LIABILITIES

Other financial assets and other financial liabilities relate mainly to leasing companies that Eurotunnel holds in the UK which had debt outstanding of £5 million at 31 December 2006 (2005: £128 million).

This debt is fully secured on an equivalent amount of lease receivables due to the companies. Through these transactions, Eurotunnel has been able to obtain immediate value in cash for a proportion of its tax losses in the UK by the future surrendering of such losses by way of group relief to the leasing companies.

The significant reduction in 2006 in the other financial debtors and creditors results from lease terminations.

During the year, the interest receivable and similar income arising in the leasing companies amounted to £7 million (2005: £7 million). This is matched by an equivalent amount in interest payable.

15         CASH AND CASH EQUIVALENTS

a.          Cash equivalents

  These represent short-term investments, primarily certificates of deposit, Sicav (the French equivalent of mutual funds) and deposit accounts.

(£'000)	31 December 2006	31 December 2005
Investments in £	89,410	42,725
Investments in €	82,590	11,274

Sub-total	172,000	53,999

b.          Cash

(£'000)	31 December 2006	31 December 2005
Cash at bank and in hand	17,499	64,445

Total	189,499	118,444

  At 31 December 2006 and 2005, the market value of investments in £ and € equated to their book value.

c.          Movement during the year

(£'000)	31 December 2006	31 December 2005
Cash and cash equivalents at 1 January	118,444	181,224
Increase/(decrease) in cash in period	71,190	(60,000)
Increase/(decrease) in interest receivable	411	(890)
Bank overdrafts	179	22
Effect of movement in exchange rate	(725)	(1,912)

Cash and cash equivalents at 31 December	189,499	118,444

  As a result of the Safeguard Procedure, the payment of outstanding amounts for goods, services, taxation and social security charges incurred prior to 2 August 2006 was suspended amounting to approximately £26 million, and they remained suspended at 31 December 2006.

  With effect from the same date, payments relating to servicing the debt were also suspended, which had a positive effect on the cash flow at the end of 2006 of approximately £75 million.

16         SHARE CAPITAL AND SHARE PREMIUM ACCOUNT

(£'000)	EPLC	ESA	Total
Share capital (Units)
At 1 January 2006:
2,546,114,213 shares of £0.01 each	25,460	—	25,460
2,546,114,213 shares of €0.15 each	—	259,940	259,940

	25,460	259,940	285,400

Issued during the year:
50,000 shares of £0.01 each	1	—	1
50,000 shares of €0.15 each	—	5	5

	1	5	6

At 31 December 2006:
2,546,164,213 shares of £0.01 each	25,461	—	25,461
2,546,164,213 shares of €0.15 each	—	259,945	259,945

	25,461	259,945	285,406

Share premium account
At 1 January 2006	1,232,769	1,135,620	2,368,389
Premium on shares issued in the year	5	3	8

At 31 December 2006	1,232,774	1,135,623	2,368,397

a.
On 13 August 1986, a Corporate Structure Agreement was entered into between, among others, EPLC, ESA, CTG and FM. This provides, inter alia, for the "twinning" of the shares of EPLC and ESA whereby one share in each of these companies together constitute one "Unit". The Articles of Association of EPLC and the statuts of ESA restrict transfers of shares to simultaneous transfers of equal numbers of shares in each company.

b.
A share option scheme was approved at the extraordinary general meetings of EPLC and ESA held on 23 May 1991 enabling eligible employees of Eurotunnel, including executive directors, to be granted options to subscribe for Units. These authorities expired in 1996. All remaining options granted under this scheme lapsed in 2005(3) and no options were exercised in 2006.

  On 6 May 1999, new French and UK share option schemes were approved at the annual general meetings of EPLC and ESA enabling eligible employees of Eurotunnel, including executive directors to be granted options to subscribe for Units. A Save-As-You-Earn ("ShareSave") scheme reserved for UK employees was also approved. The authority to grant options under these schemes expired in 2004, and accordingly no options were granted in the year. During 2006, 50,000 Units were issued upon the exercise of options following the departure of a beneficiary, in accordance with the rules of the 1999 scheme. 10,877,658 options lapsed in 2006.

  Share options

	Number of options(2)
					Exercise price		Exercisable
		Lapsed/ exercised during the year
Date of grant	At 1 January 2006		At 31 December 2006
					£	€	From	To
18 June 1999	4,173,004	1,011,253	3,161,751		0.95	1.46	18.06.2002	17.06.2009
24 November 1999	5,346,000	927,000	4,419,000		0.81	1.27	24.11.2002	23.11.2009
31 March 2000(1)	3,319	3,319	—		0.61	—	01.05.2005	31.10.2005
31 March 2000	2,584,482	553,203	2,031,279		0.76	1.24	31.03.2003	30.03.2010
16 March 2001(1)	364,946	343,171	21,775	(3)	0.62	—	01.05.2006	31.10.2006
16 March 2001	2,959,790	666,654	2,293,136		0.77	1.26	16.03.2004	15.03.2011
1 May 2002(1)	475,678	175,927	299,751		0.54	—	01.06.2007	30.11.2007
1 May 2002	3,857,669	911,992	2,945,677		0.67	1.09	01.05.2005	30.04.2012
21 March 2003(1)	5,964,515	1,174,752	4,789,763		0.21	—	01.05.2008	31.10.2008
21 March 2003	10,438,048	2,484,020	7,954,028		0.26	0.39	21.03.2006	20.03.2013
27 February 2004(1)	2,016,816	497,489	1,519,327		0.28	—	01.04.2009	30.09.2009
27 February 2004	9,354,169	2,128,878	7,225,291		0.35	0.52	27.02.2007	26.02.2014

Total	47,538,436	10,877,658	36,660,778

(1)
Granted under ShareSave scheme.

(2)
Maximum number of options based on options in circulation at 31 December 2006.

(3)
Under certain conditions, the date of exercise may be extended beyond the normal expiry date.

  The exercise conditions are set out in the Annual Report.

17         PROVISIONS

(£'000)	At 1 January 2006	Charge to income statement	Provisions utilised	Exchange difference	At 31 December 2006
Operational restructuring	14,025	—	(7,881)	(132)	6,012
Financial restructuring and Safeguard Plan	—	69,328	—	(792)	68,536
Other	5,380	2,951	(5,319)	(67)	2,945

Total	19,405	72,279	(13,200)	(991)	77,493

  There were no unspent provisions released to the income statement during 2006.

  The provision for the operational restructuring corresponds to the estimated remaining cost of Eurotunnel's commitments.

  The provision for financial restructuring and the Safeguard Plan covers the committed and estimated costs of the financial restructuring as well as certain specific risks associated with the implementation of the Safeguard Plan.

18         MOVEMENT IN ISSUED CAPITAL AND RESERVES ATTRIBUTABLE TO EQUITY

(£'000)	Issued share capital	Share premium account	Other reserves*	Retained earnings	Cumulative translation reserve	Total
At 1 January 2005	285,400	2,368,389	(108,254)	(2,083,227)	79,387	541,695
Loss for the year				(1,971,403)		(1,971,403)
Valuation of hedging contracts			37,169			37,169
Share based payments				553		553
Translation adjustments					83,761	83,761

At 31 December 2005	285,400	2,368,389	(71,085)	(4,054,077)	163,148	(1,308,225)

Increase in capital	6	8				14
Loss for the year				(142,881)		(142,881)
Valuation of hedging contracts			74,568			74,568
Share based payments				259		259
Translation adjustments					61,062	61,062

At 31 December 2006	285,406	2,368,397	3,483	(4,196,699)	224,210	(1,315,203)

*
Including a hedging reserve of £nil at 31 December 2006 (31 December 2005: debit of £74,568,000). See note 20c.

19         RETIREMENT BENEFITS

a.          UK employee defined benefit obligations

  In the UK, Eurotunnel operates two pension schemes (The Channel Tunnel Group Pension Fund and The Channel Tunnel Group Senior Executives Pension Fund) providing defined benefits based on final pensionable pay. The characteristics of these two schemes are similar and the assets of each are held in separate trustee administered funds.

  The Channel Tunnel Group Pension Fund was closed to new entrants with effect from 1 October 2006 although it remains open to employees of ESL who were active members of the Fund as at 30 September 2006, in respect of the accrual of further benefits on and after 1 October 2006.

  The valuation has been prepared by an independent qualified actuary to take account of the requirements of IAS19 in order to assess the liabilities and assets of the scheme as at 31 December 2006. Scheme assets are stated at their fair value as at 31 December 2006.

  Set out below is a summary of the overall IAS19 defined benefit pension schemes' liabilities. The fair value of the schemes' assets, which are not intended to be realised in the short term and may be subject to significant change, and the present value of the schemes' liabilities, which are derived from cash flow projections over long periods and thus inherently uncertain were:

(£'000)	31 December 2006	31 December 2005	31 December 2004
Analysis of plan assets
Equities	69,936	59,293	45,212
Bonds	28,653	27,493	19,322
Other	283	638	664

Fair value of plan assets on 31 December:	98,872	87,424	65,198

Present value of funded obligations	120,237	118,488	88,622

Present value of net obligations	21,365	31,064	23,424

Unrecognised actuarial gains and (losses)	(9,940)	(17,490)	(4,724)

Recognised liability for defined benefit obligations (see below)	11,425	13,574	18,700

  Assumptions

  Principal actuarial assumptions at the balance sheet date (expressed as weighted averages):

	31 December 2006	31 December 2005	31 December 2004
Expected return on plan assets:
Equities	7.6%	7.8%	7.8%
Government Bonds	4.1%	4.5%	4.5%
Other	3.7%	3.7%	3.7%
Discount rate	5.0%	4.7%	5.3%
Future salary increases	4.4%	4.2%	4.2%
Inflation rate	2.9%	2.7%	2.7%
Future pension increases	2.9%	2.7%	2.7%

  Movements in the present value of defined benefit obligations

(£'000)	31 December 2006	31 December 2005	31 December 2004
Opening liability	118,488	88,622	73,567
Current service costs	3,922	5,080	4,390
Interest on obligation	5,517	4,665	3,933
Contributions received from employees	1,284	1,508	1,379
Benefits paid	(2,197)	(4,298)	(1,477)
Actuarial gain/(loss) on plan assets and curtailment	(6,777)	22,911	6,830

Closing liability	120,237	118,488	88,622

  Movements in the fair value of plan assets

(£'000)	31 December 2006	31 December 2005	31 December 2004
Fair value of plan assets on 1 January	87,424	65,198	55,325
Contributions received from employer	6,143	8,787	3,947
Contributions received from employees	1,284	1,508	1,379
Benefits paid	(2,197)	(1,321)	(1,477)
Expected return on plan assets	5,849	4,742	3,918
Actuarial gain/(loss) on plan assets	369	8,510	2,106

Fair value of plan assets on 31 December	98,872	87,424	65,198

  Movements in the net liability for defined benefit obligations recognised in the balance sheet

(£'000)	2006	2005	2004
Opening net liability at 1 January	13,574	18,700	18,242
Company contributions paid	(6,143)	(8,787)	(3,947)
Cost of benefits	3,994	3,661	4,405

Closing net liability at 31 December	11,425	13,574	18,700

  Expense recognised in the income statement

(£'000)	2006	2005	2004
Current service costs	3,922	5,080	4,390
Interest on obligation	5,517	4,665	3,933
Expected return on plan assets	(5,849)	(4,742)	(3,918)
Curtailment	—	(2,405)	—
Effect of asset ceiling	(39)	1,063	—
Amortisation of unrecognised actuarial differences	443	—	—

Total	3,994	3,661	4,405

  In accordance with the corridor method, a charge of £443,000 was made to the income statement in 2006, corresponding to the amortisation of the excess of unrecognised actuarial differences beyond 10% of the gross value of the obligation which had not been accounted for in 2005. All costs in relation to the benefit are included in "Employee benefit expense".

b.          French employee defined benefit obligations

  In France, employees receive a lump sum payment on retirement in accordance with contractual requirements. The present value of unfunded French obligations at 31 December 2006 was £3,163,000 (2005: £3,100,000).

  All costs in relation to this benefit are included in the income statement in "Employee benefit expense" comprising current service cost of £285,000 (2005: £328,000), the unwinding of the discount of £106,000 (2005: £134,000), and curtailment credit of £264,000 (2005: £787,000).

  Principal actuarial assumptions at the balance sheet date (expressed as weighted averages):

(£'000)	31 December 2006	31 December 2005	31 December 2004
Discount rate	4.1%	3.8%	4.2%
Future salary increases	2.6%	2.6%	2.6%
Inflation rate	1.8%	1.8%	1.8%

20         FINANCIAL LIABILITIES

References in this note to financial liabilities relate exclusively to the debt in place at 31 December 2006, and not to that of the financial restructuring currently underway.

a.          Analysis of financial liabilities

(£'000)	31 December 2005	31 December 2005 recalculated(1)	Repayment of debt	Settlement of interest(2)	Contractual loans due <1 year		Effective rate adjustment	Reclassification	31 December 2006
Participating Loan Notes	861,418	852,596						(852,596)	—
Senior and 4th Tranche Debt	362,233	358,702			(4,170)	(3)		(354,532)	—
FLF2 (Tier 1A)	728,400	728,400					11,600	(740,000)	—
Junior Debt	3,203,520	3,167,305			(31,677)		8,356	(3,143,984)	—
Resettable Facility	461,532	455,401	(14)				2,640	(458,027)	—
Stabilisation Facility	538,482	532,948	(68)	21,886				(554,766)	—

Total non-current financial liabilities	6,155,585	6,095,352	(82)	21,886	(35,847)		22,596	(6,103,905)	—

Participating Loan Notes	—	—						852,596	852,596
Senior and 4th Tranche Debt	3,959	3,879	(1,903)		4,170	(3)		354,532	360,678
FLF2 (Tier 1A)	—	—						740,000	740,000
Junior Debt	—	—			31,677			3,143,984	3,175,661
Resettable Facility	—	—						458,027	458,027
Stabilisation Facility	—	—						554,766	554,766
Accrued interest:
Loan notes	1,460	1,445		9,266					10,711
Loans	91,870	91,244		(9,638)					81,606
Unpaid interest	—	—		71,986					71,986
Interest on unpaid interest	—	—		1,036					1,036
Overdrafts	22	22		180					202

Total current financial liabilities	97,311	96,590	(1,903)	72,830	35,847		—	6,103,905	6,307,269

Total	6,252,896	6,191,942	(1,985)	94,716	—		22,596	—	6,307,269

(1)
The debt at 31 December 2005 has been recalculated at the exchange rate of 31 December 2006 in order to facilitate comparison.

(2)
Interest includes interest incurred during the year less interest paid in cash, or interest settled using the Stabilisation Facility for the last time in January 2006.

(3)
Including instalment of 4th Tranche due in December 2006, which under the terms of the Safeguard Procedure could not be paid.

The execution of the Safeguard Plan requires the existing debt of £6,307 million to be restructured by means of a new loan of £2,840 million and the issuing of NRS (Notes Redeemable in Shares) for a total of £1,275 million. For this reason, debt with medium and long term maturities (non-current financial liabilities) has been reclassified as short term debt (current financial liabilities).

In January 2006, £3.9 million plus €6.0 million of Stabilisation Advances were created in respect of interest due on Resettable Advances which could not be paid from available cash flow. At the same time, £8.1 million plus

€8.7 million of Stabilisation Advances were created in respect of interest due on Tier 3 of the Junior Debt which could not be paid from available cash flow.

On 15 May 2006, Eurotunnel converted the Resettable Advances into Bonds and the Stabilisation Advances into Notes in accordance with the terms of the Credit Agreements. France Manche issued 445,416 Resettable Bonds and 297,126 Stabilisation Notes. Eurotunnel Finance Ltd issued 158,889 Resettable Bonds and 197,809 Stabilisation Notes.

Following the decision by the Paris Commercial Court on 2 August to open Safeguard Procedure for the benefit of 17 of Eurotunnel's companies, all interest payments and debt repayments were suspended, and remained suspended at 31 December 2006. The €2.9 million debt repayment due in December 2006 for the 4th Tranche was not paid. Eurotunnel has accrued for all the interest on its debt including that which under the Safeguard Plan is suspended, as well as for related default interest. The arrangements set out in the Safeguard Plan relating to the cancellation of interest on notes and default interest have not been taken into account.

b.          Details of debt (according to current Credit Agreements)

Participating Loan Notes

The Participating Loan Notes, comprising 423,570 stapled notes at 31 December 2006, issued at £1,000 in EFL and €1,508.18 in FM, carry a fixed rate of interest of 1%. With effect from the end of the Stabilisation Period (31 December 2005), they attract an additional variable coupon equal to 23.3% of the available net cash flow after debt service. These notes are repayable at the latest on 30 April 2040.

Senior Debt

Part of the Senior Debt (£140 million and €93 million) carries a variable rate of interest (EURIBOR/LIBOR) plus a margin of 1% and the remainder (€48 million) is at a fixed rate of interest. The Senior Debt is repayable between 2009 and 2012.

Fourth Tranche Debt

The Fourth Tranche Debt is drawn from the European Investment Bank and the European Coal and Steel Community. Part of the Fourth Tranche Debt denominated in euros (€117 million) carries a variable rate of interest (EURIBOR) plus a margin of 1% and the remainder (£47 million) is at a fixed rate of interest, including a margin of 1%. The Fourth Tranche Debt is repayable between 2006 and 2019.

Tier 1A

The Tier 1A Loans comprise three tranches of £335 million, £285 million and £120 million respectively. The £120 million tranche is repayable in a single instalment in 2026 and the other two tranches (comprising an aggregate of £620 million) are repayable in two equal successive annual instalments in 2027 and 2028. Interest accrues on the Tier 1A Loans at a fixed interest rate until maturity of 6.645% per annum in the case of the £620 million and 8.16% per annum in the case of the £120 million tranche.

Junior Debt

The Junior Debt carries a variable rate of interest (EURIBOR/LIBOR) with a margin of 1.25%. This debt is repayable between 2007 and 2025.

Resettable Facility (Advances and Bonds)

As indicated above, the Resettable Advances were converted into Bonds at Eurotunnel's option on 15 May 2006.

Since 26 January 2004, the Resettable Facility has carried interest at a rate fixed in relation to UK and French government bond rates with a margin of 0.5%. With effect from the end of the Stabilisation Period, this margin has increased to 1.5%. They are repayable by 31 December 2050.

Stabilisation Facility (Advances and Notes)

As indicated above, the Stabilisation Advances were converted into Stabilisation Notes at Eurotunnel's option on 15 May 2006.

During the Stabilisation Period, Stabilisation Advances (in respect of Junior Debt and Resettable Advances) were created each January and July to settle interest which became due but could not be settled in cash.

In accordance with the Credit Agreements, the last drawing was in January 2006. During the Stabilisation Period, the Stabilisation Advances carried no interest.

With effect from 1 January 2006, the Stabilisation Facility carries a variable rate of interest (EURIBOR/LIBOR) plus a margin of 1.25%. They are repayable between 2018 and 2026.

All debt is fully secured by guarantees given by Eurotunnel to the Lenders. No significant modification to the debt covenants was made during the year. Debt repayments from 2007 are as follows:

(in millions)	2007		2008	2009	2010	2011
	£14.1		28.2	77.4	91.4	91.4
	€35.4	*	59.2	121.4	148.1	148.6

Combined (£)	39.7		68.0	158.9	190.9	191.2

*
Including the €2,9 million repayment on the 4th Tranche not paid in 2006.

Since the end of the Stabilisation Period and in accordance with the current Credit Agreements, the following events of default would have been applicable:

i)
The ratio of operating cash flow to debt service costs plus capital expenditure (a) is less than 1.0 for any year in the period from 2006 to 2011 and (b) is less than 1.2 for any year in the period from 2012 to 31 December 2025.

ii)
The ratio of turnover plus other operating income less operating expenditure (after depreciation) to total interest service costs (a) is less than 1.0 for any year in the period from January 2008 to 2011 and (b) is less than 1.5 for any year from 2012 to 2025.

iii)
The Borrowers fail to meet the default repayment schedule in respect of Junior Debt or fail to meet the repayment schedule in respect of Stabilisation Advances.

c.          Interest rate exposure

  In October 2006, the Court-appointed representatives (Administrateurs Judiciaires) terminated the hedging contracts. Eurotunnel has recorded the unwinding of these transactions and has accounted for the termination indemnity of £2 million due to the parties to these contracts under the Safeguard Plan.

  Before the cancellation of these contracts in October, charges of £19 million (2005: £51 million) of which £21 million relates to the recycling of the hedging reserve (2005: £50 million), and an income of £4 million (2005: £4 million) were recorded in the income statement in 2006 relating to derivatives.

d.          Exchange rate exposure on balance sheet

  All of Eurotunnel's debt is denominated in sterling (EPLC Group) or euros (ESA Group). No exchange gains or losses can therefore arise on revaluation of the external debt. The residual foreign exchange risk relates to the revaluation of intra-Group balances. The residual intra-Group debt at 31 December 2006 was £88 million as compared to £33 million at 31 December 2005. A 10% change in the euro/sterling parity would result in unrealised exchange gains or losses of approximately £9 million.

e.          Liquidity risk

  The existing debt will be completely refinanced within the framework of the Safeguard Procedure. The cash flow forecasts, which take into account the effects of the putting into place of the Safeguard Plan, confirm that Eurotunnel will be able to meet its funding requirements.

f.           Fair value of financial assets and liabilities

  With the exception of the debt, the book value of the assets and liabilities is equal to its fair value.

According to the terms of the Safeguard Plan, the value of the debt can be summarised as follows:

Current debt	£ million*	Value
Senior Debt, 4th Tranche, Tier 1A, and Tier 1 and Tier 2 of the Junior Debt	2,534	Nominal value of the debt.
Tier 3 Junior Debt	1,772	Value of NRS for a nominal value of £965 million, or 98.5 % of this amount plus £150 million in cash.
Stabilisation Notes	559	Value of NRS for a nominal value of £110 million plus £36 million in cash.
Resettable Bonds	463	Value of NRS for a nominal value of £57.5 million plus £30 million in cash.
PLNs	859	Value of NRS for a nominal value of £62 million plus £24 million in cash.

*
Value of the existing debt at 31 December 2006 at an exchange rate of £1=€1.46635.

21         TRADE AND OTHER PAYABLES

(£'000)	31 December 2006	31 December 2005
Trade cash advances	515	86,364
Trade creditors and accruals	97,932	50,498
Taxation, social security and staff	40,544	23,551
Property, plant and equipment creditors and accruals	4,715	1,844
Trade payables (current)	143,706	162,257
Deferred income	11,506	11,456
Other	5,419	5,428
Other payables (current)	16,925	16,884

Total	160,631	179,141

At 31 December 2005, trade cash advances represented principally advance payments received from the Railways under the Minimum Usage Charge clause of the Railway Usage Contract. These advances were repayable under certain conditions by deduction from future payments owed by the Railways. The guarantee period having expired, these advances do not have to be repaid, and they were credited to the income statement in 2006 under "Other operating income and expenses" (see note 7 above).

22         COMMITMENTS AND CONTINGENT LIABILITIES

Under the current Credit Agreements, Eurotunnel has undertaken to grant as security to the existing lending parties to the Credit Agreements charges over its assets and rights, other than the assets and rights owned by EDL, OPL, CLL and the CRL companies.

The current Credit Agreements provide for the possibility that the current creditors, after the occurrence of an event of default and in certain circumstances, may seek to exercise the right of substitution as provided under the Concession and/or their security rights under the financing agreements. The exercise of these rights is significantly affected by the Safeguard Procedure currently underway.

As at 31 December 2006, the shares of ESA and EPLC subsidiaries, most bank accounts, the commissioned rolling stock, all trademarks and the benefits of the most important contracts had been given as security under French law. Under English law, all assets and rights owned by Eurotunnel companies other than EDL, OPL, CLL and the CRL companies come under a floating charge. Some specific charges over certain of Eurotunnel companies' land and buildings have been effected.

No significant commitment or contingent liability other than these mentioned above has been given as security by Eurotunnel.

2005 Combined Accounts
(IFRS)

Abbreviations and Definitions, Exchanges Rates, Accounts Presentation and Accounts Approval

Abbreviations and definitions

The following abbreviations and definitions are used for convenience throughout this Annex:

  "CLL" — Cheriton Leasing Limited.

  "CRL" — Cheriton Resources Limited companies.

  "CTG" — The Channel Tunnel Group Limited, the UK concessionaire.

  "EDL" — Eurotunnel Developments Limited.

  "EFL" — Eurotunnel Finance Limited.

  "EPLC Group" — Eurotunnel P.L.C. and its subsidiaries.

  "EPLC" — Eurotunnel P.L.C.

  "ESA Group" — Eurotunnel SA and its subsidiaries.

  "ESA" — Eurotunnel SA.

  "ESGIE" — Eurotunnel Services GIE.

  "ESL" — Eurotunnel Services Limited.

  "ETRL" — Eurotunnel Trustees Limited.

  "Eurotunnel Group"/"Eurotunnel"/"the Group" — Eurotunnel P.L.C., Eurotunnel SA and their subsidiaries.

  "FLF" — Fixed-Link Finance BV.

  "FLF2" — Fixed-Link Finance 2 BV.

  "FM" — France Manche SA, the French concessionaire.

  "GICL" — Gamond Insurance Company Limited.

  "LSH" — Le Shuttle Holidays Limited.

  "OPL" — Orbital Park Limited.

  "Partnership" — The partnership between FM and CTG, where the partners have equal holdings.

  "PMSI" — Port Maritime Security International Limited.

  "Project" — The Fixed Link as defined in the Treaty and the Concession Agreement.

  "TJDH" — Tunnel Junior Debt Holdings Limited.

Exchange rates

References in this Annex to "£" are to pounds sterling, references to "€" are to euros and references to "FRF" are to French francs. The exchange rates used in the preparation of the accounts are explained in the notes thereto.

Approval of the Combined Accounts

On 22 December 2006, the Paris Commercial Court authorised Eurotunnel SA to extend the deadline for sending out notices of its general meeting to approve the 2005 accounts until 31 March 2007.

The Combined Accounts for the year to 31 December 2005 were approved by the Joint Board on 6 March 2007, and will be submitted for approval at the next annual general meeting.

EUROTUNNEL COMBINED ACCOUNTS

FOR THE YEAR ENDED 31 DECEMBER 2005

Report of the Auditors and Commissaires aux Comptes on the Combined Accounts

We have carried out the duties entrusted to us by the Annual General Meeting, by auditing the Eurotunnel Group Combined Accounts for the year ended 31 December 2005 as attached to this report.

The Joint Board of the Eurotunnel Group is responsible for the preparation of the financial statements approved today. On 27 June 2006 and 22 December 2006, the Paris Commercial Court authorised an extension to the deadline for respectively the Annual General Meeting until 31 December 2006 and for sending out notices of the Annual General Meeting to approve the 31 December 2005 accounts until 31 March 2007. It is our responsibility to form an independent opinion based on our audit of those financial statements. These accounts have been prepared for the first time in accordance with IFRS as adopted by the European Union. For comparative purposes they include the restated accounts for the year ended 31 December 2004.

1           Opinion on the Combined Accounts(1)

(1)
Under French Law, the Combined Accounts constitute the consolidated accounts of ESA; consequently the Auditors' and "Commissaires aux Comptes" report is prepared in accordance with French standards.

We have audited the Combined Accounts, in accordance with Auditing Standards generally accepted in France and in the UK; those standards require that we perform the audit to obtain reasonable assurance that the Combined Accounts are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts in the accounts. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements. We believe that our audit procedures provide a reasonable basis for the opinion expressed below.

In our opinion, the Combined Accounts give a true and fair view of the state of affairs of the Eurotunnel Group as at 31 December 2005 and of its result for the year then ended in accordance with IFRS as adopted by the European Union.

Without qualifying our opinion, we draw your attention to the following two items which are disclosed in notes 1 and 2a of the financial statements on important events and the basis of preparation of the Combined Accounts.

  •
  Going Concern

    The Eurotunnel Combined Accounts have been prepared on the going concern basis, which is directly dependent on the successful implementation of the financial restructuring as stated by the Safeguard Plan which was approved by the Paris Commercial Court on 15 January 2007. This implies in particular the success of the Tender Offer, the drawing of the Term Loan, the failure of any legal or administrative actions aimed at blocking the Safeguard Plan and the absence of any significant changes to the implementation of the Safeguard Plan, the nature and impact of which cannot be gauged at this stage.

    In the event that all of the elements of the Safeguard Plan are not put in place, Eurotunnel's ability to trade as a going concern would not be assured. The Combined Accounts would then be subject to certain adjustments, the amounts of which cannot be measured at present. They would relate to the impairment of assets to their net realisable value, the recognition of potential liabilities and the classification of non-current assets and liabilities as current assets and liabilities.

  •
  Valuation of property, plant and equipment

    The value in use of the Eurotunnel Group's fixed assets takes into account the consequences on the specific asset risks of putting in place the Group's new operating model and the new financing structure as set out in the Safeguard Plan. The Group has recorded an impairment of its fixed assets of £1.75 billion using an implicit discount rate of 8.4%. Even relatively small changes in the assumptions used would lead to material changes in the valuation of the assets. As an illustration, a change of 0.1% or 0.5% in the implicit discount rate corresponds to a change in the value in use of the assets of respectively £90 million or £489 million.

    Finally, it is our duty to draw your attention to the fact that the financial projections over the remainder of the Concession are, by their very nature, uncertain.

2           Basis of Opinion

In applying the provisions in article L. 823-9 of the French Commercial Code, which sets the requirements for the basis of our opinion, we would like to bring the following matters to your attention.

Based on our work and the information that we have received to date, and in the context of our examination of the accounting rules and principles followed by the Group, we have checked that the notes to the financial statements provide appropriate information on the Group's situation in relation to the items set out above, being going concern and the valuation of property, plant and equipment.

These observations also apply to our audit of the Combined Accounts as a whole, and therefore form part of our opinion in the first part of this report.

3           Specific Verification

We have also reviewed the information related to the Group presented in the Business Review in accordance with Auditing Standards generally accepted in France and in the UK. With the exception of the facts set out above, we have no other comments to make regarding the fairness and consistency of this information with the Combined Accounts.

Signed in Paris on 6 March 2007

KPMG Audit Plc Chartered Accountants	KPMG Audit Département de KPMG SA	Mazars et Guérard
Auditors and Commissaires aux Comptes

COMBINED INCOME STATEMENT FOR THE YEAR ENDED 31 DECEMBER 2005

(£'000)	Notes	2005	2004
Revenue	3	541,464	538,123
Operating expenses		144,339	145,563
Employee benefit expense	4,5	97,834	105,266
Depreciation	6	146,602	159,448

Trading profit		152,689	127,846

Impairment of property, plant and equipment	6	1,750,000	335,810
Other operating expenses	7	27,663	47,518

Operating loss		(1,624,974)	(255,482)

Income from cash and cash equivalents		5,414	5,359
Cost of servicing debt (gross)	8	339,587	341,620

Net cost of financing and debt service		334,173	336,261
Other financial (charges) and income	9	(12,225)	4,343
Income tax expense	10	31	23

Loss for the year		(1,971,403)	(587,423)

Loss per Unit (in pence)*	11	(77.4)	(23.1)

*
There is no difference between the diluted loss per Unit and the loss per Unit.

COMBINED STATEMENT OF RECOGNISED INCOME AND EXPENSE FOR THE YEAR ENDED
31 DECEMBER 2005

(£'000)	2005	2004
Foreign exchange translation differences	83,761	(446)
Movement in fair value of hedging contracts	37,169	4,576

Net income recognised directly in equity	120,930	4,130
Loss for the year	(1,971,403)	(587,423)

Total recognised income and expense for the year	(1,850,473)	(583,293)

The notes on pages 238 to 268 form part of these Combined Accounts.

COMBINED BALANCE SHEET AT 31 DECEMBER 2005

(£'000)	Notes	31 December 2005	31 December 2004
ASSETS
Property, plant and equipment
Concession property, plant and equipment	6	5,077,946	6,952,660
Other property, plant and equipment	6	30	—
Non-current financial assets
Shares		2,135	2,224
Other financial assets	14	114,048	162,061
Other non-current assets		—	2,645

Total non-current assets		5,194,159	7,119,590

Inventories	12	773	2,160
Trade receivables	13	42,288	41,014
Other receivables		19,419	21,915
Other financial assets	14	14,261	22,062
Cash and cash equivalents	15	118,444	181,224

Total current assets		195,185	268,375

Total assets		5,389,344	7,387,965

EQUITY AND LIABILITIES
Issued share capital	16	285,400	285,400
Share premium account	16	2,368,389	2,368,389
Other reserves	18	(71,085)	(108,254)
Retained earnings	18	(2,082,674)	(1,495,804)
Loss for the year	18	(1,971,403)	(587,423)
Cumulative translation reserve	2.a.iv, 18	163,148	79,387

Total equity		(1,308,225)	541,695

Retirement benefit obligations	19	16,674	22,005
Financial liabilities	20	6,155,585	6,185,945
Other financial liabilities	14	113,934	145,375
Other payables	21	—	99,416

Total non-current liabilities		6,286,193	6,452,741

Provisions	17	19,405	36,615
Financial liabilities	20	97,311	98,094
Other financial liabilities	14	14,261	22,062
Interest rate derivatives	20e	101,258	140,358
Trade payables	21	162,257	76,456
Other payables	21	16,884	19,944

Total current liabilities		411,376	393,529

Total equity and liabilities		5,389,344	7,387,965

The notes on pages 238 to 268 form part of these Combined Accounts.

COMBINED CASH FLOW STATEMENT FOR THE YEAR ENDED 31 DECEMBER 2005

(£'000)	Notes	2005	2004
Loss for the year		(1,971,403)	(587,423)
Income tax expense		31	23
Other financial charges and (income)		12,225	(4,343)
Net cost of financing and debt service		334,173	336,261
Other operating expenses		27,663	47,518
Impairment of property, plant and equipment		1,750,000	335,810
Depreciation		146,602	159,448

Trading profit before depreciation		299,291	287,294

Exchange adjustment*		588	4,119
Decrease in inventories		1,386	1,543
(Increase)/decrease in trade and other receivables		(5,467)	6,467
Decrease in trade and other payables		(16,369)	(6,918)

Net cash inflow from trading		279,429	292,505

Other operating cash flows		(47,455)	(13,835)
Taxation		(31)	(24)

Net cash inflow from operating activities		231,943	278,646

Payments to acquire property, plant and equipment		(27,456)	(32,977)
Sale of property, plant and equipment		11,434	4,850

Net cash outflow from investing activities		(16,022)	(28,127)

Interest received on cash and cash equivalents		5,673	4,395
Interest paid on bank debt		(230,739)	(249,011)
Interest paid on hedging instruments		(56,458)	(40,347)
Interest received on hedging instruments		8,607	4,303
Other interest paid		(254)	(581)
Debt repayments		(2,750)	(724)

Net cash outflow from financing activities		(275,921)	(281,965)

Decrease in cash in the year	15c	(60,000)	(31,446)

*
The adjustment relates to the restatement of the elements of the income statement at the exchange rate ruling at the period end.

The notes on pages 238 to 268 form part of these Combined Accounts.

NOTES

1           ACTIVITIES AND IMPORTANT EVENTS

EPLC, ESA and their subsidiaries collectively make up Eurotunnel. Between them, Eurotunnel companies have as their objects the design, financing, construction and operation of the Fixed Link, under the terms of the Concession.

Important events

The new operational model

In 2005, Eurotunnel carried out a major operational restructuring.

The new Truck Shuttle strategy consists of giving priority to contract clients who provide a daily usage estimate. This allows Eurotunnel to enhance client satisfaction by adjusting capacity in line with demand. The reduction in capacity improved Truck Shuttle load factors. In addition, Eurotunnel has brought commercial business previously subcontracted to Transferry back in-house, enabling it to improve service quality for all clients throughout Europe. The partnership agreements between Eurotunnel and its agent for exploiting the EurotunnelPlus brand and services ended on 16 August 2005.

In operational terms, the reduction in transport capacity led to a fall of around 15% in the number of Truck Shuttle departures, without affecting service quality. The load factor improved substantially, from 59% in 2004 to 71% in 2005.

For the Passenger Shuttle service, a new pricing policy was introduced for the car business in June 2005. The new policy is to offer a more transparent reservation service, introducing journeys based on single fares, standard journeys not based on the length of stay, Flexiplus journeys that can be changed at no additional cost, dedicated payment booths and priority boarding. Passenger Shuttle capacity was substantially reduced in the second half of 2005, by around 25% compared to the second half of 2004. This improved the load factor and lowered costs.

In 2004, a provision of £36 million was made for the employee-related consequences of the operational restructuring and for the early cancellation of certain outsourcing contracts. An additional £12 million provision was booked in 2005 to cover the total number of staff departures following the negotiations with UK and French staff representatives which resulted in agreements based on negotiated voluntary departures. The voluntary departures continued in 2006.

Eurotunnel's financial position

On 13 July 2006, the Joint Board decided to ask the Paris Commercial Court to place the company under its protection as part of a Safeguard Procedure (defined by French Law 2005-845 of 26 July 2005). The Paris Commercial Court opened the Safeguard Procedure for 17 Eurotunnel companies on 2 August 2006.

In accordance with applicable laws, the Safeguard Procedure ended the alert procedure initiated by the Commissaires aux Comptes on 6 February 2006.

On 2 August 2006, Calyon and HSBC Bank plc, as the Agent Bank under the Credit Agreements, served notice of a default event relating to the Senior Debt, Fourth Tranche Debt, Tier 1A Debt, Tier 1 Debt, Tier 2 Debt and Tier 3 Debt, although they did not demand accelerated payment of the corresponding debts.

On 26 October 2006, the Joint Board approved, in accordance with the Safeguard Law, the terms of a Proposed Safeguard Plan devised by the company with the support of court-appointed judicial administrators and creditor representatives. The main aspects of this plan, the aim of which is to reduce debt by 54%, are as follows:

•
The creation of a new parent company, Groupe Eurotunnel SA (GET SA), which will make a Tender Offer for Eurotunnel Units;

•
The restructuring of the current £6.3 billion debt (at 31 December 2006) through the refinancing or restructuring of the various debt components. This will involve a new loan of £2.84 billion from an international banking consortium and the issue by GET SA of £1.275 billion of notes redeemable in shares (NRS). These NRS are redeemable in GET SA shares for a maximum term of three years and one month. 61.7% of these NRS are redeemable early in cash by the issuer;

•
Current holders of Eurotunnel Units who tender their Units to the Tender Offer will, if they tender all their Units to the Offer and depending on how many NRS are redeemed in cash, receive at least 13% of GET SA's capital. They will be able to subscribe for NRS up to a maximum nominal amount of £60 million and will receive share warrants exercisable at nominal value as part of the Tender Offer. They will also benefit from certain travel privileges.

On 18 December 2006, Eurotunnel's Joint Board approved the financing proposals for the Safeguard Plan drawn up by a consortium made up of Goldman Sachs and Deutsche Bank, which has since been joined by Citigroup. These proposals allow the Proposed Safeguard Plan to be financed in full through:

•
A long-term loan of £1.5 billion and €1.965 billion, equal to a total of £2.84 billion, in the form of a traditional bank loan with a term of between 35 and 43 years depending on the tranche;

•
The underwriting of the sterling- and euro-denominated NRS allotted to Tier 3 debt-holders in an amount equivalent to £965 million, allowing these debt-holders to receive cash instead of NRS if they so desire.

These proposals leave additional debt capacity of £225 million, allowing certain NRS to be redeemed in cash if required.

In its judgements dated 15 January 2007, the Paris Commercial Court approved the Proposed Safeguard Plan presented by Eurotunnel. Two Commissioners for the Execution of the Plan were appointed for a maximum term of 37 months.

Going concern

Taking into account the uncertainties relating to Eurotunnel's ability to meet its commitments within a timeframe compatible with its financial position, the Commissaires aux Comptes initiated a warning procedure on 6 February 2006 relating to ESA and FM, in accordance with French legislation.

The Joint Board was unable to gauge the company's status as a going concern, and was therefore unable to finalise the 2005 financial statements within the legal deadline.

Eurotunnel asked the Paris Commercial Court for, and obtained, authorisation to delay convening the shareholders' meeting to approve the financial statements until 31 December 2006. This deadline was later extended until 31 March 2007.

Based on the Safeguard Plan approved by the Paris Commercial Court in early 2007 and the implementation of the financial restructuring, Eurotunnel's Combined Accounts were approved by the Joint Board on 6 March 2007 on a going concern basis.

The company's status as a going concern depends directly on the success of the restructuring approved by the Paris Commercial Court. This requires the Tender Offer to be a success, the Term Loan to be drawn and any legal action aimed at blocking the Safeguard Plan to fail.

•
The Tender Offer requires a minimum acceptance rate of 60%. If the proportion of Units tendered to the Tender Offer is lower than 60%, and provided that GET SA has not abandoned this threshold in accordance with applicable regulations, this Tender Offer acceptance condition would not be met.

•
The drawing of the Term Loan, as with any credit agreement of this type, is subject to several conditions that must be met by 30 June 2007, some of which may fall outside of Eurotunnel's control. If these conditions are not met and if the lenders do not waive them, Eurotunnel would be unable to carry out the cash redemptions and payments specified by the Safeguard Plan.

•
Eurotunnel has been, is currently and may in future be involved in certain administrative or legal procedures, particularly in France and the UK. Some of these procedures, if successful, could delay or threaten the implementation of the Safeguard Plan. Some note holders have lodged various legal actions challenging the decision of the Paris Commercial Court of 15 January 2007 to approve the Safeguard Plan. These actions relate principally to the manner in which the meetings were convened and conducted under the Safeguard Procedure. At this stage, these actions would not prevent the Safeguard Plan from proceeding.

Some aspects of the Safeguard Plan may have to be adjusted in order to be implemented effectively. The type and extent of these adjustments cannot be gauged at the moment. Such adjustments, if they became necessary, would fall under the regulatory framework governing the execution of the Safeguard Plan.

In the event that all of the elements of the Safeguard Plan are not put in place, Eurotunnel's ability to trade as a going concern would not be assured. The Combined Accounts would be subject to certain adjustments, the amounts of which cannot be measured at present. They would relate to the impairment of assets to their net realisable value, the recognition of liabilities and the classification of non-current assets and liabilities as current assets and liabilities. The asset value on liquidation has been estimated by the valuer/auctioneer appointed by the Safeguard Procedure at £890 million.

2005 financial statements

Asset value

Eurotunnel's assets are valued in accordance with IAS36, which defines an asset's recoverable value as the higher of fair value and value in use. Value in use is calculated by discounting projected future operating cash flows (after capital expenditure) and applying Adjusted Present Value methodology. This method takes into account assumptions regarding future cash flows and debt levels, as well as market interest rates during the Concession.

Applying IAS36 at 31 December 2004 gave assets a value in use that was £336 million lower than their net carrying value, leading to an impairment charge on property, plant and equipment for the same amount.

When the calculation at 31 December 2004 was made, there was uncertainty about the company's status as a going concern. It was made on the basis of cash flows based on operational and financial contracts in place at the time, and was made before the refinancing plan had been developed. In making its calculations, Eurotunnel assumed a level of debt £1.3 billion lower than that stated at the balance sheet date, with a corresponding increase in capital.

The calculation of value in use at 31 December 2005 took into account the Safeguard Plan, and used an implicit discount rate of 8.4%, as opposed to 7.2% in 2004. This led to a £1,750 million impairment charge.

The increase in the implicit discount rate was due to the new operational model's impact on specific asset risks (asset beta of 0.55 compared to 0.43 in 2004), and the new financing structure based on the Safeguard Plan, involving a new loan of £2.84 billion and the issue of NRS for an amount of £1.275 billion.

Relatively minor changes in assumptions would lead to material changes in the value in use. For example, a 0.1-point change in the implied discount rate would correspond to a change in the value in use of assets of approximately £92 million, and a 0.5-point change would change their value by approximately £489 million.

Financial liabilities

Financial liabilities are presented on the balance sheet in accordance with their contractual maturity. The execution of the Safeguard Plan in 2007 will substantially change the amounts, characteristics and maturity of this debt.

Negative equity

The recognition of impairment charges as described above caused Eurotunnel's main companies (EPLC, ESA, FM and CTG) to have negative total equity.

Under the Safeguard Plan, GET SA will reconstitute these companies' equity through the capitalisation of debt.

Litigations

Under the Railway Usage Contract dated 29 July 1987 between the Railways (SNCF and BRB) and Eurotunnel, the Railways are required to pay a contribution to the operating costs of Eurotunnel in each year. On 21 November 2001, the Railways initiated arbitration proceedings under the auspices of the International Chamber of Commerce, aimed at reducing the amount of this contribution, firstly for the years 1997 and 1998, and secondly for the years 1999 to 2002. The amount claimed by the Railways for all of these years together is estimated to be a maximum of £100 million.

In a first award made on 26 April 2002, the Arbitration Tribunal ordered the Railways to pay to Eurotunnel the full amount of the provisional contribution to its 2002 operating costs.

The Arbitration Tribunal, in a second partial award made on 30 January 2003, rejected the Railways' claim regarding the operating costs contribution for 1997 and 1998 on the basis that it was time barred. The Arbitration Tribunal, in a third partial award given on 4 May 2005:

•
rejected the Railways' claim regarding the operating costs contribution for 2000 on the basis that it was time barred;

•
rejected the Railways' claims on allegations of breach of contract by Eurotunnel;

•
set out a number of clarifications on the interpretation of Usage Contract provisions regarding cost allocations, and on the practice of the parties in this respect.

The determination of the final amount of the operating costs contribution for non-time barred years will be carried out within the scope of the expert's mission as set out in the Usage Contract.

In light of this award, Eurotunnel and the Railways met together at the end of 2005 to seek an amicable resolution to the dispute. An agreement was signed on 23 December 2005, by which Eurotunnel accepted a reduction of the Railways' contribution for the non-time barred years as well as for 2003 and 2004 for a lump sum of £3 million for each year (£15 million in total). This settlement agreement was reached on the condition that a definitive agreement would be reached before 31 May 2006 on a simplified and reasonable system of allocation of operating costs for future years with effect from 2005 inclusive. Should such an agreement not be reached by this date, the Railways would be obliged to repay the advance paid by Eurotunnel under the settlement agreement, and the expert's mission, which has been suspended until 31 May 2006, would re-commence. The Arbitration Tribunal, which remains constituted, would render a final award upon completion of the expertise, and would pronounce any potential condemnations against Eurotunnel and/or SNCF and BRB. The impact of the settlement agreement has been taken into account in 2005.

In 2006, Eurotunnel and the Railways came to a definitive agreement, on the basis of the conditions above.

Eurotunnel has reached a settlement agreement in the contractual dispute that started in 2004 between Eurotunnel and its agent Transferry. The impact of this settlement has been taken into account in 2005.

The other main events arising during 2005 and in the early part of 2006 are described in Eurotunnel's Business Review.

Results

The loss for the year amounted to £1,971 million.

2           BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES

Declaration of conformity

The Combined Accounts have been prepared in accordance with international accounting standards. These financial statements are the first that have been prepared in accordance with IFRS. The requirements of IFRS1 relating to the first application of IFRS have been applied.

These financial statements have been prepared in accordance with those IFRS standards as adopted by the European Union up to 31 December 2005. No standards published by the IASB but not yet adopted by the European Union at 31 December 2005 have been applied in anticipation.

a.
Basis of preparation and presentation

i)
The Combined Accounts consist of the combination of the accounts of the EPLC Group and of ESA and its subsidiaries.

  During the second half of 2006, IFRIC12 was adopted relating to concession contracts. Eurotunnel has control over the nature and price of the service it provides, and therefore does not meet the criteria of this new interpretation, and applies IAS16 on property, plant, and equipment, and IAS37 on provisions. In addition, Eurotunnel has adopted the option for first application of IAS32 and 39 relating to financial instruments at 1 January 2004, as described in note 23g.

  The Combined Accounts, which up until 31 December 2004 were prepared under French GAAP as described in the 2004 Combined Accounts, constituted the Eurotunnel SA Group (ESA) Consolidated Accounts according to French law. The Combined Accounts at 31 December 2005, prepared in accordance with the principles described below, also constitute the Consolidated Accounts of ESA according to the same French law. The standard IAS27 on Consolidated Accounts does not deal specifically with Combined Accounts. Eurotunnel has decided to continue to publish its consolidated accounts as Combined Accounts.

  The Combined income statement for 2005 presented in this document, which has been prepared in accordance with IFRS, is compared with the income statement for the year to 31 December 2004 which has been restated. The balance sheet at 31 December 2005 is compared to the balance sheet at 31 December 2004, also restated.

  In order to allow both shareholders and the wider financial community to understand the consequences of this significant transition, and to follow the recommendations of IFRS1, the CESR (Committee of European Securities Regulators) and the AMF (France's stock market regulatory agency), this document also contains:

  •
  A reconciliation between French GAAP and the principles described below for the Combined income statement and cash flow for the year to 31 December 2004, for the balance sheet at 31 December 2004, and for the issued capital and reserves attributable to equity at 1 January 2004 and 31 December 2004.

  •
  Notes explaining the changes in accounting standards which affect Eurotunnel's financial statements and the restatements that have been made.

  As indicated in note 1, the going concern basis is dependent on Eurotunnel's ability to put in place the financial restructuring plan ratified by the Paris Commercial Court. If such a plan was not successful and the Group's ability to trade as a going concern was not assured, certain adjustments would need to be made to the accounts. Those adjustments would relate to the impairment of assets to their net realisable value, the recognition of liabilities and the classification of non-current assets and liabilities as current assets and liabilities. Such amounts cannot be measured at present. Within the French and British legal frameworks, the Lenders may seek to exercise the right to substitution included in the Concession Agreement and their security rights over assets as set out in the Credit Agreements.

  The transition to IFRS is taking place in the context of an urgent need for a financial restructuring and the uncertainty surrounding the changes that will be made to the amount, nature and characteristics of the debt. The main consequence of this is that there is no immediate recognition of future gains, as they cannot be recognised due to the significant contractual modifications that are expected to occur.

ii)
Basis of consolidation

  Eurotunnel's accounts are prepared as at 31 December. Companies acquired or formed during the year are consolidated as from their date of acquisition or formation. Three subsidiaries of ESA were not consolidated as they remained dormant or were not material during 2005. These companies had no off-balance sheet liabilities.

  The special purpose vehicles Fixed-Link Finance BV (FLF) and Tunnel Junior Debt Holdings Limited (TJDH), set up in connection with the repackaging of £1.1 billion of Junior Debt completed in 2001, were not previously consolidated in Eurotunnel's accounts in accordance with French GAAP. The consolidation of these two entities would increase Eurotunnel's issued capital and reserves attributable to equity by approximately £120 million at 1 January 2004 and decrease the Junior Debt by the same amount. However, as this benefit could only be realised after the complete reimbursement of the FLF debt from the bond holders, Eurotunnel, with the prospect of a significant financial restructuring, has not modified the amount of its Junior Debt as it does not consider itself to have control over these entities. Therefore, Eurotunnel's has not consolidated FLF and TJDH.

  For the purposes of consolidation, the Eurotunnel Group comprises the following companies:

			Eurotunnel P.L.C.		Eurotunnel SA
			% of shareholding held by
	Class of share	Country of registration or incorporation	Holding company	Subsidiaries	Holding company	Subsidiaries	TOTAL
Companies included in the consolidation in 2004:
Cheriton Leasing Limited	Ordinary	England	100				100
Cheriton Resources 1 Limited	Ordinary	England	100				100
Cheriton Resources 2 Limited	Ordinary	England	100				100
Cheriton Resources 3 Limited	Ordinary	England	100				100
Cheriton Resources 5 Limited	Ordinary	England	100				100
Cheriton Resources 6 Limited	Ordinary	England	100				100
Cheriton Resources 7 Limited	Ordinary	England	100				100
Cheriton Resources 8 Limited	Ordinary	England	100				100
Cheriton Resources 9 Limited	Ordinary	England	100				100
Cheriton Resources 10 Limited	Ordinary	England		100			100
Cheriton Resources 11 Limited	Ordinary	England		100			100
Cheriton Resources 12 Limited	Ordinary	England		100			100
Cheriton Resources 13 Limited	Ordinary	England		100			100
Cheriton Resources 14 Limited	Ordinary	England		100			100
Cheriton Resources 15 Limited	Ordinary	England		100			100
Cheriton Resources 16 Limited	Ordinary	England		100			100
Cheriton Resources 20 Limited	Ordinary	England	100				100
Eurotunnel Developments Limited	Ordinary	England	100				100
Eurotunnel Finance Limited	Ordinary	England	79			21	100
Eurotunnel Services GIE	—	France	20	27.9	30	22.1	100
Eurotunnel Services Limited	Ordinary	England		75		25	100
Eurotunnel Trustees Limited	Ordinary	England		100			100
Fixed-Link Finance 2 BV	Ordinary	Netherlands	—	—	—	—	—
France Manche SA	Ordinary	France			99.9		99.9
Gamond Insurance Company Limited	Ordinary	Guernsey		100			100
Le Shuttle Holidays Limited	Ordinary	England		100			100
Orbital Park Limited	Ordinary	England		100			100
Port Maritime Security International Limited	Ordinary	England	100				100
The Channel Tunnel Group Limited	Ordinary	England	100				100
Companies consolidated in 2005 for the first time:
EurotunnelPlus BV	Ordinary	Netherlands				100	100
EurotunnelPlus Distribution SAS	Ordinary	France				100	100
EurotunnelPlus GmbH	Ordinary	Germany				100	100
EurotunnelPlus Limited	Ordinary	England		100			100
EurotunnelPlus SAS	Ordinary	France				100	100
EurotunnelPlus SL	Ordinary	Spain				100	100
iii)
Transactions between the members of Eurotunnel have been eliminated.

iv)
The accounts of the ESA Group have been converted into £ as follows:

•
share capital, share premium account, retained reserves brought forward, Concession property, plant and equipment and depreciation at historical rates;

•
all other assets and liabilities at the rate ruling at the balance sheet date; and

•
income statement items, with the exception of depreciation, at an average rate for the year.

  Exchange differences arising from the application of the above are included in the exchange adjustment reserve in the balance sheet.

  The closing and average €/£ exchange rates used to prepare the Combined Accounts are as follows:

€/£	2005	2004
Closing rate	1.459	1.418
Average rate	1.465	1.466

v)          Use of estimates and judgements

  The preparation of combined financial statements requires estimates and assumptions to be made that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the period of the Combined financial statements.

  The Board regularly reviews its valuations and estimates based on its experience and various other factors considered relevant for the determination of reasonable and appropriate estimates of the assets' and liabilities' carrying value. The actual results could differ significantly from these estimates depending on different conditions and hypotheses.

  The use of estimations concerns mainly the impairment of property, plant and equipment (see note 1).

vi)         Segment reporting

  Eurotunnel's primary activity is the operation of the Fixed Link, divided into different types of users: Shuttle and Railways. Consequently, Eurotunnel presents its operating activities in one reportable segment within the meaning of IAS14.

b.          Principal accounting policies

i)           Cost and revenue sharing

  The Concession requires that Eurotunnel shall share equally the cost price of the Project and all revenues and costs relating to the operation of the Fixed Link between the UK and French companies.

  •
  Concession property, plant and equipment: all costs and revenues arising either directly or indirectly from the design, financing and construction of the Project are capitalised and shared between CTG and FM, and shown as property, plant and equipment. Adjustments are made within property, plant and equipment to equalise the cost between the concessionaires.

  •
  Operating revenues and costs: all revenues and costs arising from the operation of the Concession are accounted for in the income statement of the Partnership and shared equally between the concessionaires. Revenues and costs arising in Eurotunnel companies which do not relate to the operation of the Concession are not subject to these sharing arrangements.

ii)          Property, plant and equipment, and depreciation

  Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses.

  Property, plant and equipment are depreciated on a systematic basis in order to write down the costs of assets over their expected useful lives as follows:

Tunnels	life of Concession
Terminals and related land	10 years — life of Concession
Fixed equipment and machinery	5 years — life of Concession
Rolling stock	5-60 years
Freehold land	not depreciated
Office equipment	3-10 years

  The expected useful lives of the assets are kept under review and revised when necessary, according to experience.

  Non-renewable Concession property, plant and equipment is depreciated over the life of the Concession on a straight line basis. Depreciation on renewable assets is calculated on a straight line basis.

  As all property, plant and equipment will be written down to £nil at the end of the Concession, depreciation of the final renewal cost of renewable assets will be based on the residual duration of the Concession.

iii)         Impairment of property, plant and equipment

  The carrying amounts of the Eurotunnel's assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset's recoverable amount is estimated. The recoverable amount of assets is the greater of their net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to the present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is recognised whenever the carrying amount of an asset exceeds its recoverable amount.

iv)         Retirement liabilities

  Eurotunnel provides for its contractual obligations for retirement indemnities of employees under French contracts, and for the defined benefit retirement schemes of employees under UK contracts operated by the Eurotunnel P.L.C. Group, the assets of which are held separately from those of Eurotunnel. The current service cost of the period, determined by the projected unit of credit method, is accounted for in operating costs. Actuarial differences are dealt with using the "corridor" approach, with any excess or shortfall outside the corridor being amortised over the average remaining working lives of the beneficiaries, and are shown in operating costs.

v)          Provisions

  Provisions are recognised when there exists a legal or constructive obligation stemming from a past event and when the future cash flows can be reliably estimated.

  Eurotunnel provides for costs of restructuring when detailed restructuring plans are approved, the features of the plans have been announced and implementation has commenced.

vi)         Financial instruments

  Financial assets include cash and cash equivalents, trade receivables and the positive valuation of derivatives. Financial liabilities include borrowings, trade payables and the negative valuation of derivatives. Financial assets and liabilities are classified within current assets or liabilities in the situation where the residual maturity is less than 12 months.

  Trade receivables and payables

  Trade receivables and payables are measured at amortised cost.

  Borrowings

  Borrowings are measured at amortised cost. The amortised cost at the initial recognition date of the financial liability is equal to the consideration in cash received less transaction costs. Subsequently, the amortised cost is adjusted for the amortisation of the difference between the initial amount and the maturity amount according to the effective interest method.

  The interest expense is recognised at a constant interest rate over the expected maturity of financial liabilities according to the effective interest method.

  The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the borrowing. The effective interest rate is calculated according to the forecast cash flows to be paid on each series of the financial debt. The calculation includes transaction costs and all other premiums or discounts.

  Derivatives

  Derivatives are measured at their fair value. The profit or loss resulting from the re-evaluation of the fair value is accounted for immediately in the income statement. However, gains and losses on qualifying hedging options are recorded in the income statement depending on the nature of the element to which it relates.

  For the purpose of interest rate risk hedges, Eurotunnel carries the following derivative instruments: purchased collars, purchased caps and a swap transaction.

  All options entered into by Eurotunnel are designed to partially hedge Eurotunnel against the increase in interest to be paid on the Junior Debt during the floating rate period from 2004 to 2008.

  Hedging options that meet the hedging criteria set forth by IAS39 are accounted for according to the cash flow hedge model. Gains and losses on qualifying hedging options are recorded in a separate component of equity, excluding the ineffective portion and the time value of options which are recorded in the income statement for the reporting period, and the gains and losses recorded in equity are accounted for in the income statement over the life of the instrument.

  The outstanding swap transaction is designed to convert a portion of the interest expense from fixed to floating during 2004 and 2005. The swap transaction is designated as a fair value hedge of financial liabilities. Changes in the fair value of the hedged debt are recorded in the income statement, with equal and opposite changes recognised in the fair value of the hedging swap.

vii)        Foreign exchange

  Transactions in foreign currencies are converted into the reporting currency of each individual company at the rate of exchange ruling at the date of the transaction. Assets and liabilities denominated in foreign currencies other than those mentioned in note 2.a.iv are translated at the rate ruling at the balance sheet date. Exchange differences are dealt with in the income statement.

viii)      Inventories

  In respect of properties, cost comprises the purchase price of property, development costs, and, where appropriate, a proportion of attributable financing costs during the development period. They are stated at the lower of cost and net realisable value.

ix)         Share based payments

  Eurotunnel accounts for share options granted to its staff members in accordance with IFRS2. The options are valued at the date on which they are granted using the Binomial model. Any variations in value occurring after the grant date are not taken into account. The value is charged to employee benefit expenses on a straight line basis between the date of the grant and the maturity date (the vesting period), with an equal and opposite entry directly to issued capital and reserves attributable to equity.

x)          Revenue recognition

  Revenue comprises the value of sales of services and goods receivable in the normal course of business (excluding VAT). Revenue is recognised on the date the service is rendered. Eurotunnel's activity is the provision of transportation services between the UK and France and activities ancillary thereto, including development activities.

xi)         Taxation

  Income tax on the profit or loss for the year comprises current and deferred tax. Income tax is recognised in the income statement except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity. Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

  Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised.

3           REVENUE

Revenue is analysed as follows:

(£'000)	2005	2004
Shuttle services	295,523	285,193
Railways	234,729	233,909
Non-transport activities	11,212	19,021

Total	541,464	538,123

4           EMPLOYEE NUMBERS AND EMPLOYEE BENEFIT EXPENSE

	2005	2004
Number of persons employed by the Group at 31 December(1)	2,610	3,209
Average number of persons employed by the Group(1)	3,017	3,269
Employee benefit expense (£'000)(2)	97,834	105,266

(1)
Including directors.

(2)
Including employment costs and directors' remuneration.

As part of the operational restructuring, staff numbers decreased significantly particularly towards the end of 2005, and the departures continued into 2006.

5           REMUNERATION OF MEMBERS OF THE JOINT BOARD AND SENIOR EXECUTIVES

a.
The total remuneration for all members of the Joint Board who served during 2005 was £523,729 (2004: £788,808) before pension contributions.

b.
The total remuneration for members of the Executive Committee (excluding executive directors) is detailed in the table below. There were 10 members of the Executive Committee at 31 December 2005 (11 at 31 December 2004), 3 of whom were members of a UK pension scheme as described in note 19 (3 at 31 December 2004).

(£'000)	2005	2004
Current employment benefits	1,382	1,311
Post employment benefits	88	304
Payments in respect of termination of service	281	400
Cost of share based payments	122	119

Total	1,873	2,134

6           PROPERTY, PLANT AND EQUIPMENT

	Concession property, plant and equipment
							Other property, plant and equipment
(£'000)	Assets in course of construction	Tunnels	Terminals and related land	Fixed equipment and machinery	Rolling stock	Office equipment		Total
Cost
At 1 January 2005	39,143	4,494,966	1,432,809	2,388,625	1,422,293	72,935	4	9,850,775
Additions	15,311		190	280	5,974	741	34	22,530
Transfers	(19,833)		1,385	168	18,280
Disposals			(667)	(768)	(76)	(846)		(2,357)

At 31 December 2005	34,621	4,494,966	1,433,717	2,388,305	1,446,471	72,830	38	9,870,948
Depreciation
At 1 January 2005		970,494	375,683	940,515	558,143	53,276	4	2,898,115
Charged in the year		41,280	18,243	46,809	35,670	4,596	4	146,602
Impairment		897,293	267,872	361,097	219,667	4,071		1,750,000
Released on disposals			(78)	(757)	(66)	(844)		(1,745)

At 31 December 2005		1,909,067	661,720	1,347,664	813,414	61,099	8	4,792,972
Net book value
At 1 January 2005	39,143	3,524,472	1,057,126	1,448,110	864,150	19,659		6,952,660

At 31 December 2005	34,621	2,585,899	771,997	1,040,641	633,057	11,731	30	5,077,976

Cost
At 1 January 2004	30,421	4,494,966	1,436,763	2,430,741	1,400,431	71,418	3,371	9,868,111
Additions	13,939		1,857	2,355	4,304	3,655		26,110
Transfers	(5,217)		14,589	(32,582)	24,739	(1,529)
Disposals			(20,400)	(11,889)	(7,181)	(609)	(3,367)	(43,446)

At 31 December 2004	39,143	4,494,966	1,432,809	2,388,625	1,422,293	72,935	4	9,850,775
Depreciation
At 1 January 2004		757,414	305,525	844,250	472,002	50,353	1,339	2,430,883
Charged in the year		45,167	19,677	54,158	35,666	4,753	137	159,558
Impairment		167,913	52,229	72,583	43,085			335,810
Transfers			5,788	(19,142)	14,581	(1,227)
Released on disposals			(7,536)	(11,334)	(7,191)	(603)	(1,472)	(28,136)

At 31 December 2004		970,494	375,683	940,515	558,143	53,276	4	2,898,115
Net book value
At 1 January 2004	30,421	3,737,552	1,131,238	1,586,491	928,429	21,065	2,032	7,437,228

At 31 December 2004	39,143	3,524,472	1,057,126	1,448,110	864,150	19,659		6,952,660

In France, all immovable property, plant and equipment within the Concession area is the property of the French State and will revert to it on the expiry of the Concession period (2086). In the UK, the State has required CTG to transfer to it the title to freehold land and property acquired for the purpose of construction and operation of the Project and in exchange has granted leases for the duration of the Concession. On the expiry of the Concession, the interest of the concessionaires in all movable property and intellectual property rights necessary for the operation of the Concession will become, without payment, the joint property of the two States.

The total depreciation charge for 2004 of £159,558,000 included £159,448,000 charged to the trading profit and a charge of £110,000 to other operating expenses.

Impairment of property, plant and equipment

The valuation of Eurotunnel's assets is carried out in accordance with IAS36, which defines the recoverable value of an asset as the greater of its net selling price and value in use.

At 31 December 2005, Eurotunnel updated its impairment calculation taking into account the provisions of the Safeguard Plan which resulted in an implicit discount rate of 8.4% (2004: 7.2%), and as a result of which an additional impairment charge of £1,750 million was made. The increase in the implicit discount rate is as a result of the new operational model taken into account in the 2005 Business Plan on the specific risks on the assets and of the new financial structure as outlined in the Safeguard Plan (see note 1). The new operational model is similar to those of airport infrastructures, the historic sampling of the betas based on motorway concessions has been enlarged as a consequence.

7           OTHER OPERATING EXPENSES

Other operating expenses totalling £28 million were incurred during the year, relating principally to external costs associated with financial restructuring and to costs relating to the termination of certain contracts, and a further provision of £12 million was made in 2005 for the operational restructuring.

8           COST OF SERVICING DEBT (GROSS)

The cost of servicing debt includes £289 million of financial charges (2004: £288 million), and charges relating to hedging instruments of £51 million (2004: £54 million). Information relating to the Eurotunnel's financial liabilities and hedging instruments is presented in note 20.

9           OTHER FINANCIAL (CHARGES) AND INCOME

(£'000)	2005	2004
Variation in value of financial instruments	4,299	7,222
Exchange gains	2,955	1,037
Exchange losses	(2,190)	(1,071)
Provision for depreciation*	(17,216)	—
Other	(73)	(2,845)

Total	(12,225)	4,343

*
The provision for depreciation was made to cover the risks associated with certain financial contracts within the framework of the financial restructuring.

10         INCOME TAX EXPENSE

a.          Current taxation

  No corporation tax arises on Eurotunnel's result for the year (2004: £nil) with the exception of the minimum legal obligation for the ESA Group.

  At 31 December 2005, excess management charges and losses carried forward of £2,467 million (2004: £2,433 million) were available for offset against certain future EPLC Group income. At 31 December 2005, EPLC had capital allowances available for future offset against profits of £1,398 million (2004: £1,384 million) and industrial buildings allowances of £823 million (2004: £885 million).

  In 2002, ESA re-elected, for a further five-year period, to group its taxable profits and losses with those of FM, Eurotunnel Participation 1, Eurotunnel Participation 2 and EurotunnelPlus Distribution. In 2005, Europorte 2 was integrated into the tax group. ESA has provided for its minimum legal obligation under French corporate tax of €45,000.

  In France, ESA Group cumulative tax losses of €1,258 million (2004: €620 million) can be carried forward indefinitely.

  Factors affecting the tax charge for the period

(£'000)	2005	2004
Loss before tax	(1,971,403)	(587,423)
Expected tax at national rates*	(619,510)	(185,796)
Effects of:
— Non-tax deductible items	201	521
— Temporary differences	479,799	265,113
— Unrecognised tax credits used in year	(18,851)	(105,620)
Unrecognised tax losses	158,361	25,782
Minimum tax	31	23

Current tax charge for the year	31	23

*
UK: 30%, France: 33%.

b.          Deferred taxation

  No potential deferred tax asset has been recognised.

11         LOSS PER UNIT

(in pence)	2005	2004
Basic	(77.4)	(23.1)
Diluted	(77.4)	(23.1)

The basic loss per Unit for the year is calculated using the weighted average number of Units in issue during the year of 2,546,114,213 (2004: 2,546,110,015) and the loss for the year of £1,971,403,000 (2004 loss: £587,423,000).

12         INVENTORIES

Inventories comprise development land in the UK amounting to £1 million (2004: £2 million).

13         TRADE RECEIVABLES

Trade receivables of £42 million (2004: £41 million) are due within one year and are stated net of bad debt provisions of £3 million (2004: £3 million).

14         OTHER FINANCIAL ASSETS AND LIABILITIES

Other financial assets and other financial liabilities relate mainly to leasing companies that Eurotunnel holds in the UK which had debt outstanding of £128 million at 31 December 2005 (2004: £167 million).

This debt is fully secured on an equivalent amount of lease receivables due to the companies. Through these transactions, Eurotunnel has been able to obtain immediate value in cash for a proportion of its tax losses in the UK by the future surrendering of such losses by way of group relief to the leasing companies.

The reduction in 2005 in the other financial debtors and creditors results mainly from lease terminations and lease repayments.

During the year, the interest receivable and similar income arising in the leasing companies amounted to £7 million (2004: £27 million). This is matched by an equivalent amount in interest payable.

15         CASH AND CASH EQUIVALENTS

a.          Cash equivalents

  These represent short-term investments, primarily certificates of deposit and Sicav (the French equivalent of mutual funds).

(£'000)	31 December 2005	31 December 2004
Investments in £	42,725	101,808
Investments in €	11,274	58,687

	53,999	160,495

b.          Cash

(£'000)	31 December 2005	31 December 2004
Cash at bank and in hand	64,445	20,729

Total	118,444	181,224

  At 31 December 2005 and 2004, the market value of investments in £ and € equated to their book value.

  Of the total cash and cash equivalents at 31 December 2005, £84 million was restricted for payment of Junior interest.

c.          Movement during the year

(£'000)	31 December 2005	31 December 2004
Opening cash and cash equivalents	181,224	212,206
Decrease in cash in period	(60,000)	(31,446)
(Decrease)/increase in interest receivable	(890)	400
Bank overdrafts	22	—
Effect of movement in exchange rate	(1,912)	64

Closing cash and cash equivalents	118,444	181,224

16         SHARE CAPITAL AND SHARE PREMIUM ACCOUNT

(£'000)	EPLC	ESA	Total
Share capital (Units)
At 1 January 2005:
2,546,114,213 shares of £0.01 each	25,460	—	25,460
2,546,114,213 shares of €0.15 each	—	259,940	259,940

	25,460	259,940	285,400

Issued during the year:
0 shares of £0.01 each	—	—	—
0 shares of €0.15 each	—	—	—

	—	—	—
At 31 December 2005:
2,546,114,213 shares of £0.01 each	25,460	—	25,460
2,546,114,213 shares of €0.15 each	—	259,940	259,940

	25,460	259,940	285,400

Share premium account
At 1 January 2005	1,232,769	1,135,620	2,368,389
Premium on shares issued in the year	—	—	—

At 31 December 2005	1,232,769	1,135,620	2,368,389

a.
On 13 August 1986, a Corporate Structure Agreement was entered into between, among others, EPLC, ESA, CTG and FM. This provides, inter alia, for the "twinning" of the shares of EPLC and ESA whereby one share in each of these companies together constitute one "Unit". The Articles of Association of EPLC and the "statuts" of ESA restrict transfers of shares to simultaneous transfers of equal numbers of shares in each company.

b.
A share option scheme was approved at the extraordinary general meetings of EPLC and ESA held on 23 May 1991 enabling eligible employees of Eurotunnel, including executive directors, to be granted options to subscribe for Units. These authorities expired in 1996. No options were exercised in 2005 and all remaining options granted under this scheme lapsed in 2005.

  On 6 May 1999, new French and UK share option schemes were approved at the annual general meetings of EPLC and ESA enabling eligible employees of Eurotunnel, including executive directors to be granted options to subscribe for Units. A Save-As-You-Earn ("ShareSave") scheme reserved for UK employees was also approved. The authority to grant options under these schemes expired in 2004. 16,647,478 options lapsed in 2005. No options were granted or exercised in the year.

  Share options

	Number of options(2)
					Exercise price		Exercisable
Date of grant	At 1 January 2005	Lapsed during the year	At 31 December 2005
					£	€	From	To
11 April 1995	300,747	300,747	0		1.81	2.23	11.04.1999	10.04.2005
18 June 1999	5,486,704	1,313,700	4,173,004		0.95	1.46	18.06.2002	17.06.2009
17 September 1999(1)	255,171	255,171	0		0.73	—	1.11.2004	30.04.2005
24 November 1999	5,727,000	381,000	5,346,000		0.81	1.27	24.11.2002	23.11.2009
31 March 2000(1)	553,767	550,448	3,319	(3)	0.61	—	1.05.2005	31.10.2005
31 March 2000	3,339,060	754,578	2,584,482		0.76	1.24	31.03.2003	30.03.2010
16 March 2001(1)	471,096	106,150	364,946		0.62	—	1.05.2006	31.10.2006
16 March 2001	3,985,070	1,025,280	2,959,790		0.77	1.26	16.03.2004	15.03.2011
1 May 2002(1)	616,663	140,985	475,678		0.54	—	1.06.2007	30.11.2007
1 May 2002	5,075,452	1,217,783	3,857,669		0.67	1.09	1.05.2005	30.04.2012
21 March 2003(1)	9,516,948	3,552,433	5,964,515		0.21	—	1.05.2008	31.10.2008
21 March 2003	13,744,036	3,305,988	10,438,048		0.26	0.39	21.03.2006	20.03.2013
27 February 2004(1)	2,889,637	872,821	2,016,816		0.28	—	1.04.2009	30.09.2009
27 February 2004	12,224,563	2,870,394	9,354,169		0.35	0.52	27.02.2007	26.02.2014

Total	64,185,914	16,647,478	47,538,436

(1)
Granted under ShareSave scheme.

(2)
Maximum number of options based on options in circulation at 31 December 2005.

(3)
Under certain conditions, the date of exercise may be extended beyond the normal expiry date.

17         PROVISIONS

(£'000)	At 1 January 2005	Charge to income statement	Provisions utilised	Exchange difference	At 31 December 2005
Operational restructuring	36,368	11,556	(33,110)	(789)	14,025
Other	247	5,119	—	14	5,380

Total	36,615	16,675	(33,110)	(775)	19,405

The charge to the income statement and the provisions utilised were accounted for under "Other operating expenses".

There were no unspent provisions released to the income statement during 2005.

18         MOVEMENT IN ISSUED CAPITAL AND RESERVES ATTRIBUTABLE TO EQUITY

(£'000)	Issued share capital	Share premium account	Other reserves*	Retained earnings	Cumulative translation reserve	Total
At 1 January 2004	285,398	2,368,387	(112,830)	(1,496,927)	79,833	1,123,861

Increase in capital	2	2				4
Loss for the year				(587,423)		(587,423)
Valuation of hedging contracts			4,576			4,576
Share based payments				1,123		1,123
Translation adjustments					(446)	(446)

At 31 December 2004	285,400	2,368,389	(108,254)	(2,083,227)	79,387	541,695

Loss for the year				(1,971,403)		(1,971,403)
Valuation of hedging contracts			37,169			37,169
Share based payments				553		553
Translation adjustments					83,761	83,761

At 31 December 2005	285,400	2,368,389	(71,085)	(4,054,077)	163,148	(1,308,225)

*
Including a hedging reserve of £74,568,000 (debit) at 31 December 2005 (31 December 2004: debit of £111,737,000).

19         RETIREMENT BENEFITS

a.          UK employee defined benefit obligations

  In the UK, Eurotunnel operates two pension schemes (The Channel Tunnel Group Pension Fund and The Channel Tunnel Group Senior Executives Pension Fund) providing defined benefits based on final pensionable pay. The characteristics of these two schemes are similar and the assets of each are held in separate trustee administered funds.

  Following the retirement of the last active member during the year, The Channel Tunnel Group Senior Executives Pension Fund is now closed to new entrants.

  The valuation has been prepared by an independent qualified actuary to take account of the requirements of IAS19 in order to assess the liabilities and assets of the scheme as at 31 December 2005. Scheme assets are stated at their fair value as at 31 December 2005.

  Set out below is a summary of the overall IAS19 defined benefit pension schemes' liabilities. The fair value of the schemes' assets, which are not intended to be realised in the short term and may be subject to significant change, and the present value of the schemes' liabilities, which are derived from cash flow projections over long periods and thus inherently uncertain were:

(£'000)	31 December 2005	31 December 2004
Present value of funded obligations	118,488	88,622
Fair value of plan assets	(87,424)	(65,198)

Present value of net obligations	31,064	23,424
Unrecognised actuarial gains and losses	(17,490)	(4,724)

Recognised liability for defined benefit obligations (see below)	13,574	18,700

  Assumptions

  Principal actuarial assumptions at the balance sheet date (expressed as weighted averages):

	31 December 2005	31 December 2004
Expected return on plan assets:
Equities	7.8%	7.8%
Government Bonds	4.5%	4.5%
Other	3.7%	3.7%
Discount rate	4.7%	5.3%
Future salary increases	4.2%	4.2%
Inflation rate	2.7%	2.7%
Future pension increases	2.7%	2.7%

  Movements in the net liability for defined benefit obligations recognised in the balance sheet

(£'000)	2005	2004
Opening net liability	18,700	18,242
Contributions received	(8,787)	(3,947)
Expense recognised in the income statement (see below)	3,661	4,405

Closing net liability	13,574	18,700

  Expense recognised in the income statement

(£'000)	2005	2004
Current service costs	5,080	4,390
Interest on obligation	4,665	3,933
Expected return on plan assets	(4,742)	(3,918)
Curtailment	(2,405)	—
Effect of asset ceiling	1,063	—

Total	3,661	4,405

  The expense is recognised in the "Employee benefit expense" line in the income statement.

b.
French employee defined benefit obligations

  In France, employees receive a lump sum payment on retirement in accordance with contractual requirements. The present value of unfunded French obligations at 31 December 2005 was £3,100,000 (2004: £3,305,000).

  During the year, costs included in the income statement in "Employee benefit expense" in relation to this benefit included current service cost of £328,000 (2004: £323,000), the unwinding of the discount of £134,000 (2004: £115,000), and curtailment costs of £787,000 (2004: £nil).

  Principal actuarial assumptions at the balance sheet date (expressed as weighted averages):

	31 December 2005	31 December 2004
Discount rate	3.8%	4.2%
Future salary increases	2.6%	2.6%
Inflation rate	1.8%	1.8%

20         FINANCIAL LIABILITIES

a.          Analysis of financial liabilities

(£'000)	31 December 2004	31 December 2004 recalculated*	Repayment of debt	Settlement of interest**	Loans due < 1 year	Effective rate adjustment	31 December 2005
Participating Loan Notes	874,078	861,418					861,418
EDL, Senior and 4th Tranche Debt	374,123	368,942	(2,750)		(3,959)		362,233
FLF2 (Tier 1A)	716,700	716,700				11,700	728,400
Junior Debt	3,247,008	3,195,130				8,390	3,203,520
Resettable Advances	467,615	458,841				2,691	461,532
Stabilisation Advances and Notes	506,421	498,986		15,900		23,596	538,482

Total non-current financial liabilities	6,185,945	6,100,017	(2,750)	15,900	(3,959)	46,377	6,155,585
4th Tranche	—	—			3,959		3,959
Accrued interest:
Loan Notes	1,481	1,460					1,460
Loans	96,613	95,706		(3,836)			91,870
Overdrafts	—	—		22			22

Total current financial liabilities	98,094	97,166	—	(3,814)	3,959	—	97,311

Total	6,284,039	6,197,183	(2,750)	12,086	—	46,377	6,252,896

*
The debt at 31 December 2004 has been recalculated at the exchange rate of 31 December 2005 in order to facilitate comparison.

**
Interest includes interest incurred during the year less interest paid in cash, or interest settled using the Stabilisation Facility.

  In January 2005, £4.0 million plus €5.8 million of Stabilisation Advances were created in respect of interest due on Resettable Advances which could not be paid from available cash flow. All interest due on the Junior Debt at 25 January 2005 (£44.9 million plus €46.1 million) was paid in cash.

  In July 2005, £4.0 million plus €5.8 million of Stabilisation Advances were created in respect of interest due on the Resettable Advances which could not be paid from available cash flow. All interest due on the Junior Debt at 25 July 2005 (£43.3 million plus €45.4 million) was paid in cash.

  In January 2006, £3.9 million plus €6.0 million of Stabilisation Advances were created in respect of interest due on Resettable Advances which could not be paid from available cash flow. £8.1 million plus €8.7 million of Stabilisation Advances were created in respect of interest due on Tier 3 of the Junior Debt which could not be paid from available cash flow. £58.8 million plus €36.8 million of interest due on the Junior Debt was paid in cash.

b.          Maturity of financial liabilities

(£'000)	Effective rate adjustment	Less than 1 year	1 to 5 years	More than 5 years	Total
Participating Loan Notes	—	—	—	861,418	861,418
EDL, Senior and 4th Tranche Debt	—	—	137,471	224,762	362,233
FLF2 (Tier 1A)	(11,600)	—	—	740,000	728,400
Junior Debt	(8,422)	—	321,146	2,890,796	3,203,520
Resettable Advances	(2,661)	—	—	464,193	461,532
Stabilisation Advances and Notes	—	—	—	538,482	538,482

Total non-current financial liabilities	(22,683)	—	458,617	5,719,651	6,155,585

4th Tranche	—	3,959	—	—	3,959
Accrued interest:
Loan Notes	—	1,460	—	—	1,460
Loans	—	91,870	—	—	91,870
Overdrafts	—	22	—	—	22

Total current financial liabilities	—	97,311	—	—	97,311

Total	(22,683)	97,311	458,617	5,719,651	6,252,896

  The financial liabilities are presented in the balance sheet on the basis of their contractual maturity. The execution of the Safeguard Plan in 2007 will result in substantial modifications of the amounts of the characteristics and the maturity of the debt.

c.
Details of debt
•
The Participating Loan Notes, comprising 423,570 stapled notes at 31 December 2005, issued at £1,000 in EFL and FRF9,893 (€1,508.18) in FM, carry a fixed rate of interest of 1%. With effect from the end of the Stabilisation Period (31 December 2005), they attract an additional variable coupon equal to 23.3% of the available net cash flow after debt service. These notes are repayable at the latest on 30 April 2040.

  On 21 March 2006, the Joint Board decided to convert the Stabilisation and Resettable Advances into bonds.

  •
  The Resettable Advances carried a fixed rate of interest of 7.03% (£) or 5.28% (€) until 26 January 2004, when the interest rate was re-fixed in relation to UK and French government bond rates with a margin of 0.5%. With effect from the end of the Stabilisation Period, this margin increased to 1.5%. They are repayable by 31 December 2050.

  •
  The Junior Debt carried the same fixed rate of interest as the Resettable Advances until 1 December 2003. With effect from various dates between 1 December 2003 and 8 January 2004, it carries a variable rate of interest (EURIBOR/LIBOR) with a margin of 1.25%. This debt is repayable between 2007 and 2025.

  •
  The Tier 1A Loans comprise three tranches of £335 million, £285 million and £120 million respectively. The £120 million tranche is repayable in a single instalment in 2026 and the other two tranches (comprising an aggregate of £620 million) are repayable in two equal successive annual instalments in 2027 and 2028. Interest accrues on the Tier 1A Loans at a fixed interest rate until maturity of 6.645% per annum in the case of the £620 million and 8.16% per annum in the case of the £120 million tranche.

  •
  During the Stabilisation Period, Stabilisation Advances (in respect of Junior Debt and Resettable Advances) were created each January and July to settle interest which became due but could not be settled in cash. In accordance with the Credit Agreements, the last drawing was in January 2006. During the Stabilisation Period, they carried no interest. With effect from 1 January 2006, outstanding amounts carry a variable rate of interest (EURIBOR/LIBOR) plus a margin of 1.25%.

  Eurotunnel did not propose that its shareholders vote on the conversion of the Stabilisation Advances and Notes into Units.

  As indicated above, the Stabilisation Advances were converted into Stabilisation Notes at Eurotunnel's option within the eighteen months following the end of the Stabilisation Period. The Stabilisation Notes carry a variable rate of interest (EURIBOR/ LIBOR) plus a margin of 1.25%. Stabilisation Notes and Advances are repayable between 2018 and 2026.

  •
  Part of the Senior Debt (£140 million and €93 million) carries a variable rate of interest (EURIBOR/LIBOR) plus a margin of 1% and the remainder (€48 million) is at a fixed rate of interest. The Senior Debt is repayable between 2009 and 2012.

  •
  The Fourth Tranche Debt is drawn from the European Investment Bank and the European Coal and Steel Community. Part of the Fourth Tranche Debt denominated in euros (€120 million) carries a variable rate of interest (EURIBOR) plus a margin of 1% and the remainder (£47 million) is at a fixed rate of interest, including a margin of 1%. The Fourth Tranche Debt is repayable between 2006 and 2019.

  All debt is fully secured by guarantees given by Eurotunnel to the Lenders. No significant modification to the debt covenants was made during the year. Debt repayments from 2006 are the following:

(in millions)	2006	2007	2008	2009
	£—	14.1	28.2	77.4
	€5.8	32.4	59.2	121.4

Combined (£)	4.0	36.3	68.8	160.6

  The following events of default are applicable after the end of the Stabilisation Period:

  i)
  The ratio of operating cash flow to debt service costs plus capital expenditure (a) is less than 1.0 for any year in the period from 2006 to 2011 and (b) is less than 1.2 for any year in the period from 2012 to 31 December 2025.

  ii)
  The ratio of turnover plus other operating income less operating expenditure (after depreciation) to total interest service costs (a) is less than 1.0 for any year in the period from January 2008 to 2011 and (b) is less than 1.5 for any year from 2012 to 2025.

  iii)
  The Borrowers fail to meet the default repayment schedule in respect of Junior Debt or fail to meet the repayment schedule in respect of Stabilisation Advances.

d.
Payment of accrued interest

  Out of the £106 million of interest falling due in January 2006, £84 million was paid in cash and £22 million was settled using the Stabilisation Facility.

e.
Interest rate exposure

  In October 2006, the Court-appointed representatives (Administrateurs Judiciaires) terminated the hedging contracts pursuant to their discretionary power within the framework of the Safeguard Procedure.

  Since 2004, the total amount of the Junior Debt (£1,411 million and €2,627 million), part of the Senior Debt (£140 million and €93 million), the Resettable Advances (£159 million and €445 million) and part of the Fourth Tranche Debt (€120 million), corresponding to an amount of £3,962 million of debt, has carried a variable rate of interest before hedging. With effect from the end of the Stabilisation Period, the Stabilisation Advances and Notes carry a variable rate of interest (see note c above).

  In August 2000, Eurotunnel purchased interest rate collars to limit the impact of possible future increases in interest rates on £1,071 million and €1,920 million of its debt from 2004 to 2008. The maximum blended rates payable on this debt (before margins) range from 7.25% in 2004 to 8% in 2008 for sterling-denominated debt, and from 6.75% in 2004 to 8% in 2008 for euro-denominated debt. To reduce the upfront cost, Eurotunnel wrote interest rate floor contracts on the same amount of debt for the same period and with the same counterparties. These contracts mean that the rates (before margins) payable on average by Eurotunnel will not fall below certain levels. These levels range from an average of 5.5% in 2004 to 4.98% in 2008 for sterling-denominated debt and 5.3% in 2004 to 4.51% in 2008 for euro-denominated debt. Cash premiums totalling £23 million and €28 million were paid for this interest rate protection.

  As a result of the Junior Debt repackaging in March 2001, Eurotunnel received interest rate caps on £536 million and €959 million of its Junior Debt at the same blended rates and for the same periods as those set out in the above paragraph. No premium was paid and no interest rate floors were written by Eurotunnel to obtain this hedging.

  Nominal value of hedging:

(million)	Cap	Floor
	£1,607	1,071
	€2,879	1,920

  If market interest rates in 2006-2008 are above the interest rate cap rates, the counterparty banks will pay the difference between the two rates to Eurotunnel. If market interest rates in 2006-2008 are below the interest rate floor rates, Eurotunnel will pay the difference between the two rates to the counterparties. When market rates are between the cap and floor rates, no payments will be made under these contracts.

  On 28 May 2003, Eurotunnel purchased an interest rate swap, which replaces a fixed rate of 4.315% with a variable interest rate equal to LIBOR on £200 million of debt in 2004 and 2005.

  In 2005, charges of £51 million (2004: £54 million) of which £50 million relates to the recycling of the hedging reserve (2004: £51 million), and an income of £4 million (2004: £7 million) were recorded in the income statement relating to derivatives.

  The table below indicates the sensitivity of interest charges for 2006 to variations in interest rates (excluding the effect of the option premiums paid in 2000, and adjustments for effective interest rates and derivative instruments) assuming these interest rates apply for the whole year to the variable rate debt, and excluding interest arising in the leasing companies.

(£ million)
3%	4%	5%	6%	7%	8%
308	329	357	398	439	460

f.
Exchange rate exposure on balance sheet

  All of Eurotunnel's debt is denominated in sterling (EPLC Group) or euros (ESA Group). No exchange gains or losses can therefore arise on revaluation of the external debt. The residual foreign exchange risk relates to the revaluation of intra-Group balances. The residual intra-Group debt at 31 December 2005 was £33 million as compared to £24 million at 31 December 2004. A 10% change in the euro/sterling parity would result in unrealised exchange gains or losses of approximately £3 million.

g.
Liquidity risk

  No debt was repayable before the end of the Stabilisation Period (31 December 2005). Interest due on Tiers 2 and 3 of the Junior Debt and Resettable Facility which could not be met from available cash could, until the end of the Stabilisation Period, be met through drawings under the Stabilisation Facility.

h.
Fair value of debt

  A substantial part of Eurotunnel's debt instruments can be traded between debt holders and Eurotunnel is not informed of the details of these transactions. The partial and non-representative nature of this information does not enable Eurotunnel to make a reliable estimate of the fair value of its debt.

  The order in which the existing debt should be serviced in the event of substitution and the enforcement of securities can be summarised as follows:

  •
  interest/principal on Senior Debt/Fourth Tranche

  •
  interest/principal on Tier 1 Junior Debt and Tier 1A

  •
  interest/principal on Tier 2 Junior Debt

  •
  interest/principal on Tier 3 Junior Debt

  •
  interest/principal on the Stabilisation Advances

  •
  interest/principal on Stabilisation Notes

  •
  interest/principal on Resettable Advances

  •
  interest/principal on PLNs (including fixed coupon)

  Tier 2 of the Junior Debt could only begin to be paid after the payment of the total of the principal and interest on Tier 1. This is also the case for Tier 3 in relation to Tier 2, and for each of the subsequent categories of debt.

21         TRADE AND OTHER PAYABLES

(£'000)	31 December 2005	31 December 2004
Trade cash advances	—	99,416

Other payables (non-current)	—	99,416

Trade cash advances	86,364	—
Trade creditors and accruals	50,498	45,201
Taxation, social security and staff	23,551	28,465
Property, plant and equipment creditors and accruals	1,844	2,654
Other	—	136

Trade payables (current)	162,257	76,456

Deferred income	11,456	13,711
Other	5,428	6,233

Other payables (current)	16,884	19,944

Total	179,141	195,816

  Trade cash advances represent principally advance payments received from the Railways under the Minimum Usage Charge (MUC) clause of the Railway Usage Contract. These advances are repayable under certain conditions by deduction from future payments owed by the Railways. Should these advances not have to be repaid, they will be credited to the income statement upon the expiry of the MUC.

22         COMMITMENTS AND CONTINGENT LIABILITIES

  In accordance with the terms of the Credit Agreements, Eurotunnel has undertaken to grant as security to the lending parties to the Credit Agreements charges over its assets and rights, other than the assets and rights owned by EDL, OPL, CLL, PMSI and the CRL companies.

  Pursuant to the Credit Agreements, after the occurrence of an event of default, the creditors may in certain circumstances seek to exercise the right of substitution as provided under the Concession as well as their security rights under the financing agreements.

  As at 31 December 2005, the shares of ESA and EPLC subsidiaries, most bank accounts, the commissioned rolling stock, all trademarks and the benefits of the most important contracts had been given as security under French law. Under English law, all assets and rights owned by Eurotunnel companies other than EDL, OPL, CLL, PMSI and the CRL companies come under a floating charge. Some specific charges over certain of Eurotunnel companies' land and buildings have been effected.

  See also note 1 for a description of certain contractual disputes.

  No significant commitment or contingent liability other than these mentioned above have been given as security by Eurotunnel.

23         TRANSITION TO IFRS

i)
Reconciliation table for the income statement for the year to 31 December 2004

(£'000)	Note	Year to 31 December 2004
Net loss for 2004 under French GAAP		(569,733)
Fixed asset component accounting	a	8,505
Provision for large scale maintenance	a	3,099
Provision for renewals	a	6,011
Component depreciation	a	(6,407)
Straight line depreciation	a	(52,783)
Impairment charge	a	59,190
Retirement liabilities	d	(458)
Share based payments	e	(1,123)
Accounting for financial charges at their effective rate of interest	g	(46,993)
Adjustment of interest rate hedging contracts to market value	g	13,269

Sub-total		(17,690)

Net loss for 2004 restated		(587,423)

ii)
Reconciliation table for issued capital and reserves attributable to equity at

(£'000)	Note	1 January 2004	31 December 2004
Issued capital and reserves attributable to equity under French GAAP		1,099,187	528,241
Fixed asset component accounting	a	5,245	13,749
Provision for large scale maintenance	a	60,847	63,946
Provision for renewals	a	31,381	37,393
Component depreciation	a	(23,741)	(30,148)
Straight line depreciation	a	(568,036)	(620,818)
Impairment charge	a	591,777	650,966
Retirement liabilities	d	(18,242)	(18,700)
Accounting for financial charges at their effective rate of interest	g	117,033	70,040
Adjustment of interest rate hedging contracts to market value: effect on retained earnings	g	(58,094)	(44,825)

Sub-total: Retained earnings (including loss for the year)		138,170	121,603
Adjustment of interest rate hedging contracts to market value: effect on issued capital and reserves attributable to equity	g	(116,313)	(111,737)
Exchange adjustment reserve		2,817	3,588

Issued capital and reserves attributable to equity restated		1,123,861	541,695

Main IFRS standards that affect Eurotunnel's Combined Accounts

a.
Concession property, plant and equipment

  During the second half of 2006, IFRIC12 was adopted relating to concession contracts. Eurotunnel has control over the nature and price of the services it provides, and therefore does not meet the criteria of this new interpretation and applies IAS16 on property, plant, and equipment, and IAS37 on provisions. During the second half of 2005, Eurotunnel reviewed the expected useful lives of assets in accordance with a component approach which modified the statements reconciling the transition from French GAAP to IFRS that were published as part of the 2005 interim Combined Accounts. The consequences of this are the following:

  •
  the cancellation of the provision for large scale maintenance,

  •
  the cancellation of the provision for renewals,

  •
  the adoption of straight line depreciation for non-renewable assets,

  •
  the application of large scale maintenance components for rolling stock,

  •
  and impairment.

  The effects of these are detailed in the table below.

  Income statement for the year to 31 December 2004 restated under IFRS

(£'000)	31 December 2004
As presented in 2005 interim accounts	(605,038)
Fixed asset component accounting	8,505
Provision for large scale maintenance	3,099
Provision for renewals	6,011
Component depreciation	(6,407)
Straight line depreciation	(52,783)
Impairment charge	59,190

Net loss for 2004 restated under IFRS	(587,423)

  Issued capital and reserves attributable to equity restated under IFRS

(£'000)	1 January 2004	31 December 2004
As presented in 2005 interim accounts	1,023,571	422,827
Fixed asset component accounting	5,245	13,749
Provision for large scale maintenance	60,847	63,946
Provision for renewals	31,381	37,393
Component depreciation	(23,741)	(30,148)
Straight line depreciation	(568,036)	(620,818)
Impairment charge	591,777	650,966
Exchange adjustment reserve	2,817	3,780

Issued capital and reserves attributable to equity restated under IFRS	1,123,861	541,695

b.
Property, plant and equipment (IAS16)

  For its opening IFRS balance sheet at 1 January 2004, Eurotunnel has elected to apply the "deemed cost" option under IFRS1 for its valuation of property, plant and equipment.

  This "deemed cost" is the "economic value in use" which corresponds to the net book value after depreciation at 31 December 2003 as previously published, calculated in accordance with IAS36. The impact on the opening balance sheet at 1 January 2004 and on the income statement for 2004 of the review of expected useful lives, the adoption of straight line depreciation for non-renewable property, plant and equipment and the adoption of large scale components for rolling stock was offset by the reduction of the impairment provision by an equivalent amount.

c.
Depreciation of assets (IAS36)

  Eurotunnel has applied the principles of IAS36 since 2003 and made impairment charges in the 2003 and 2004 accounts.

d.
Retirement benefits (IAS19 & IFRS1)

  In accordance with the option under IFRS1, Eurotunnel has accounted in its opening IFRS balance sheet for the whole of the actuarial differences as at 1 January 2004, with a corresponding reduction in issued capital and reserves attributable to equity. The net deficit accounted for at this date is £18,242,000.

  Actuarial differences arising since 1 January 2004 are dealt with according to the "corridor" method over the average remaining working lives of the beneficiaries. The effect of any such amortisation would be shown in financial charges rather than in operating charges, in accordance with the option in IAS19.

  In 2004, an additional charge of £458,000 was accounted for in respect of current service costs for the period. No adjustments for actuarial differences were made.

e.
Share based payments (IFRS2)

  In accordance with the provisions of IFRS2, only grants made after 7 November 2002 for which the rights are not yet vested at 1 January 2005 have been valued and accounted for in employee benefit expense. The application of this standard has no effect on Eurotunnel's total issued capital and reserves attributable to equity.

f.
Basis of consolidation (SIC12)

  The special purpose vehicles Fixed-Link Finance BV (FLF) and Tunnel Junior Debt Holdings Limited (TJDH), set up in connection with the repackaging of £1.1 billion of Junior Debt completed in 2001, were not previously consolidated in the Group accounts in accordance with French GAAP. The consolidation of these two entities would increase the Group's issued capital and reserves attributable to equity by approximately £120 million at 1 January 2004 and decrease the Junior Debt by the same amount. However, as this benefit could only be realised after the complete reimbursement of the FLF debt from the bond holders, Eurotunnel, with the prospect of a significant financial restructuring, has not modified the amount of its Junior Debt as it does not consider itself to have control over these entities.

  Therefore, Eurotunnel has not consolidated FLF and TJDH. In EPLC, these entities have been consolidated since 2001 in accordance with UK GAAP, and the profit from the operation has been recognised.

  The special purpose vehicles Fixed-Link Finance 2 BV (FLF2) and Tunnel Stabilisation and Resettable Advances Limited, set up in connection with the debt buyback and refinancing in 2002, have been consolidated, but have no impact on the opening balance sheet at 1 January 2004.

g.
Derivatives and financial instruments (IAS32 & IAS39)

i)
Accounting for the 1997 financial restructuring

  In accordance with the transition provisions as at 1 January 2004 as detailed in IFRS1, Eurotunnel applies prospectively the derecognition rules of IAS39 for transactions occurring on or after 1 January 2004.

  Consequently, the 1997 financial restructuring is carried over in the IFRS financial statements according to the derecognition principles that were adopted under French GAAP.

ii)
Effective interest rate

  The effective interest rate has been calculated specifically in the context of the need for a financial restructuring before the end of 2006. Consequently, debt issue costs have been amortised so as to be fully depreciated at 31 December 2006.

  The effective interest rate has been calculated using a fixed coupon rate of 1% for the Participating Loan Notes, and using an estimated market rate up to the end of the Stabilisation Period for the Stabilisation Advances and Notes.

iii)
Derivative instruments

  Rate instruments at 1 January 2004 have been treated as hedging instruments, and have been valued at their fair value. The effect of this valuation has been accounted for in issued capital and reserves attributable to equity. The effective element will be recognised in the income statement at the same rate as the interest payments on the hedged debt.

EFFECT OF THE TRANSITION TO IFRS ON THE FINANCIAL STATEMENTS

COMBINED INCOME STATEMENT FOR THE YEAR TO 31 DECEMBER 2004

PRESENTATION UNDER FRENCH GAAP (£'000)	French GAAP		Reclassifications	Notes	Revaluations	IFRS		PRESENTATION UNDER IFRS (£'000)
Turnover
Operating revenue	538,123					538,123		Revenue
Other income	17,050		(4,238)	a	(12,812)

Total turnover	555,173		(4,238)
Operating expenditure
Materials and services (net)	157,394		(3,326)	a	(8,505)	145,563		Operating expenses
Staff costs	103,678		7	d,e	1,581	105,266		Employee benefit expense
Depreciation	100,258			a	59,190	159,448		Depreciation
Provisions	22,003		(81)	a	(21,922)
Other operating charges	550		(550)

Total operating expenditure	383,883		(3,950)

Operating profit	171,290		(288)			127,846		Trading profit
			395,000	a	(59,190)	335,810		Impairment of property, plant and equipment
			47,518			47,518		Other operating expenses

						(255,482)		Operating profit/(loss)
Financial income
Interest receivable and similar income	31,641		(26,282)			5,359		Income from cash and cash equivalents
Profit on disposal of investments	286		(286)
Exchange differences	1,037		(1,037)

Total financial income	32,964		(27,605)
Interest payable and similar charges	330,087		(29,414)	g	46,993	341,620		Cost of servicing debt (gross)
				g	(6,046)
Exchange differences	1,071		(1,071)

Total financial charges	331,158		(30,485)

						336,261		Net cost of financing and debt service

Financial result	(298,194)		2,880
			(2,880)	g	7,223	4,343		Other financial income
Exceptional result	(442,806)		442,806
Taxation	23					23		Income tax expense

Result: loss for the year	(569,733)		0		(17,690)	(587,423)		Loss for the year

Loss per Unit	(22.4	)p				(23.1	)p	Loss per Unit
Diluted loss per Unit	(19.1	)p				(23.1	)p	Diluted loss per Unit

COMBINED BALANCE SHEET AT 31 DECEMBER 2004

PRESENTATION UNDER FRENCH GAAP (£'000)	French GAAP	Reclassifications	Notes	Revaluations	IFRS	PRESENTATION UNDER IFRS (£'000)
ASSETS						ASSETS
Tangible fixed assets						Property, plant and equipment
Concession fixed assets	6,933,599		a	19,061	6,952,660	Concession, property, plant and equipment
Other fixed assets					—	Other property, plant and equipment

Total tangible fixed assets	6,933,599
Financial fixed assets						Non-current financial assets
Shares	2,224				2,224	Shares
Others	16,686	145,375			162,061	Other financial assets
		2,645			2,645	Other non-current assets

Total fixed assets	6,952,509

					7,119,590	Total non-current assets
Stocks	7,185			(5,025)	2,160	Inventories
Trade debtors	41,014				41,014	Trade receivables
Other debtors	26,246	(572)	g	(3,759)	21,915	Other receivables
Other financial debtors	167,437	(145,375)			22,062	Other financial assets
		34,472	g	(34,472)
Investments and liquid funds	181,224				181,224	Cash and cash equivalents

Total current assets	423,106				268,375	Total current assets
Prepaid expenses	36,545	(36,545)

Total assets	7,412,160	0		(24,195)	7,387,965	Total assets

SHAREHOLDERS' FUNDS AND LIABILITIES						ISSUED CAPITAL, RESERVES ATTRIBUTABLE TO EQUITY, AND LIABILITIES
Issued share capital	285,400				285,400	Issued share capital
Share premium account	2,368,389				2,368,389	Share premium account
Other reserve	3,483		g	(111,737)	(108,254)	Other reserves
Profit and loss account reserve	(1,635,097)		e	1,123	(1,495,804)	Retained earnings
				138,170 (1)
Loss for the year	(569,733)			(17,690) (2)	(587,423)	Loss for the year
Exchange adjustment reserve	75,799			3,588	79,387	Cumulative translation reserve

Total shareholders' funds	528,241				541,695	Total issued capital and reserves attributable to equity
Provisions	144,752	(58,620)	d	(86,132)
		22,005			22,005	Retirement benefit obligations
Loan notes	1,035,464	(1,035,464)
Loans	5,220,057	1,035,464	g	(69,576)	6,185,945	Financial liabilities
Accrued interest	98,094	(98,094)
		145,375			145,375	Other financial liabilities
		99,416			99,416	Other payables

					6,452,741	Total non-current liabilities
		36,615			36,615	Provisions
		98,094			98,094	Financial liabilities
Other financial creditors	167,437	(145,375)			22,062	Other financial liabilities
		22,299	g	118,059	140,358	Interest rate derivatives
Other creditors	204,404	(127,948)			76,456	Trade payables
		19,944			19,944	Other payables

Total creditors	6,725,456				393,529	Total current liabilities
Deferred income	13,711	(13,711)

Total shareholders' funds and liabilities	7,412,160	0		(24,195)	7,387,965	Total issued capital, reserves attributable to equity and liabilities

(1)
See table in note 23ii).

(2)
See table in note 23i).

COMBINED CASH FLOW STATEMENT FOR THE YEAR TO 31 DECEMBER 2004

PRESENTATION UNDER FRENCH GAAP (£'000)	French GAAP	Reclassifications	IFRS	PRESENTATION UNDER IFRS (£'000)
Profit before depreciation, provisions, interest and tax	293,551	(254)
		559
		(843)
		(99)
		(12,812)
		(1,139)
		(458)
		8,684
		105	287,294	Trading profit before depreciation
Exchange adjustment*	3,865	254	4,119	Exchange adjustment*
Decrease in stocks	1,648	(105)	1,543	Decrease in inventories
Decrease in debtors	7,026	(559)	6,467	Decrease in trade and other receivables
Decrease in creditors	(9,123)	2,205	(6,918)	Decrease in trade and other payables
Release of provisions	(13,655)	13,655

			292,505	Net cash inflow from trading
		(13,835)	(13,835)	Other operating cash flows
		(24)	(24)	Taxation

Net cash inflow from operating activities	283,312	(4,666)	278,646	Net cash inflow from operating activities
Taxation	(24)	24
		(32,977)	(32,977)	Payments to acquire property, plant and equipment

Capital expenditure	(18,934)	23,784	4,850	Sale of property, plant and equipment

		9,193	(28,127)	Net cash outflow from investing activities
Other non-operating cash flows	(13,835)	13,835
Returns on investments and servicing of finance	(281,241)	281,241
		4,395	4,395	Interest received on cash and cash equivalents
		(249,011)	(249,011)	Interest paid on bank debt
		(40,347)	(40,347)	Interest paid on hedging instruments
		4,303	4,303	Interest received on hedging instruments
		(581)	(581)	Other interest paid
		(724)	(724)	Debt repayments

		(281,965)	(281,965)	Net cash outflow from financing activities

Cash outflow before financing	(30,722)
Financing	(724)	724

Decrease in cash in year	(31,446)	0	(31,446)	Decrease in cash in year

*
The adjustment relates to the restatement of the elements of the income statement at the exchange rate ruling at the period end.

COMBINED ACCOUNTS 2004
(French GAAP)

Abbreviations and definitions

The following abbreviations and definitions are used for convenience throughout this Annex:

  "The Eurotunnel Group"/"Eurotunnel"/"the Group" — Eurotunnel plc, Eurotunnel SA and their subsidiaries.

  "EPLC Group" — Eurotunnel plc and its subsidiaries.

  "EPLC" — Eurotunnel plc.

  "CTG" — The Channel Tunnel Group Limited, the UK Concessionaire.

  "ESL" — Eurotunnel Services Limited.

  "EFL" — Eurotunnel Finance Limited.

  "EDL" — Eurotunnel Developments Limited.

  "ETRL" — Eurotunnel Trustees Limited.

  "LSH" — Le Shuttle Holidays Limited.

  "OPL" — Orbital Park Limited.

  "GICL" — Gamond Insurance Company Limited.

  "CRL" — Cheriton Resources Limited companies.

  "CLL" — Cheriton Leasing Limited.

  "ESA Group" — Eurotunnel SA and its subsidiaries.

  "ESA" — Eurotunnel SA.

  "FM" — France Manche SA, the French Concessionaire.

  "ESGIE" — Eurotunnel Services GIE.

  "PMSI" — Port Maritime Security International Limited.

  "Project" — The Fixed Link as defined in the Treaty and the Concession Agreement.

  "Partnership" — The partnership between FM and CTG, where the partners have equal holdings.

Exchange rates

References in this Annex to "£" are to pounds sterling, references to "€" are to euros and references to "FRF" are to French francs. The exchange rates used in the preparation of the accounts are explained in the notes thereto.

THE EUROTUNNEL GROUP COMBINED ACCOUNTS

FOR THE YEAR ENDED 31 DECEMBER 2004

REPORT OF THE AUDITORS AND COMMISSAIRES AUX COMPTES

We have carried out the duties entrusted to us*, by auditing the Eurotunnel Group Combined Accounts, prepared in pounds sterling, for the year ended 31 December 2004 as attached to this report. The Joint Board of the Eurotunnel Group is responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion based on our audit of those financial statements.

1           OPINION ON THE COMBINED ACCOUNTS

We have audited the Combined Accounts, in accordance with Auditing Standards generally accepted in France and in the UK**; those standards require that we perform the audit to obtain reasonable assurance that the Combined Accounts are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts in the accounts. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements.

*
In the case of EPLC, following the appointment by the Secretary of State for Trade and Industry on 21 June 2004. In the case of ESA, following a decision made by the Paris Commercial Court on 16 April 2004, appointing KPMG Audit SA and Mazars and Guérard as commisaires aux comptes.

**
Except that since these accounts constitute the consolidated accounts under French law, the audit report has been prepared in accordance with French Standards.

In our opinion, the Combined Accounts give a true and fair view of the state of affairs of the Eurotunnel Group at 31 December 2004 and of its loss for the year then ended in accordance with French accounting principles and regulations.

Without qualifying our opinion, we draw your attention to the existence of two significant uncertainties which are disclosed in Notes 1 and 2a of the financial statements on important events and the basis of preparation of the Combined Accounts. These two notes highlight that, based on the projections prepared in the light of the 2004 results and the current outlook, the Group is confronted by:

  •
  A first uncertainty, relating to going concern, which is dependent upon the Group's ability to put in place a refinancing plan or, if not, to obtain an agreement from the Lenders within the existing Credit Agreements in the second half of 2006 at the latest.

  •
  A second uncertainty, which is in part linked to the first, relating to the valuation of the Group's fixed assets, which in accordance with accounting principles must be calculated using financial projections for the remainder of the Concession. These projections, which have been prepared in the context of the going concern uncertainty, assume the continuation of existing operational and financial contracts and a level of debt £1.3 billion lower than the current level of debt.

The Group has recorded an impairment of its fixed assets of £395 million using an implicit discount rate of 7.2%. In this respect and in the context of the increasing uncertainties, the Group has used values in the upper ranges for the market risk premium and the asset "beta" ratios. All things being equal, other possible levels of debt would not lead to an implicit discount rate greater than 7.7% and relatively small changes in the assumptions used would lead to material changes in the value in use of the assets. As an illustration, an increase of 0.1% in the implicit discount rate corresponds to a reduction in the value in use of the assets of approximately £150 million.

It is our duty to draw your attention to the fact that these financial projections over the remainder of the Concession are, by their very nature, uncertain.

2           BASIS OF OUR OPINION

In applying the provisions in Article L. 225-235 of the French Commercial Code, which sets the requirements for the basis of our opinion, we would like to bring the following matters to your attention:

Based on our work and the information that we have received to date, and in the context of our examination of the accounting rules and principles followed by the Group, we have checked that the notes to the financial statements provide appropriate information on the Group's situation in relation to the uncertainties set out above, being going concern and valuation of assets.

These observations also apply to our audit of the Combined Accounts as a whole, and therefore form part of our opinion in the first part of this report.

3           SPECIFIC VERIFICATION

We have reviewed the information related to the Group presented in the Summary Annual Report in accordance with Auditing Standards generally accepted in France and in the UK. Regarding the fairness and consistency of this information with the Combined Accounts, we make the same comments as the ones made above.

Signed in Paris on 26 April 2005

KPMG Audit Plc Chartered Accountants	KPMG Audit, Département de KPMG SA	Mazars et Guérard
Auditors and Commissaires aux Comptes

Combined Balance Sheet at 31 December 2004

£'000	Notes	31 December 2004	31 December 2003
Assets
Tangible fixed assets
Concession fixed assets		6,933,599	7,424,826
Other fixed assets		—	2,032

Total tangible fixed assets	6	6,933,599	7,426,858
Financial fixed assets
Shares		2,224	1,165
Others		16,686	16,040

Total fixed assets		6,952,509	7,444,063
Stocks	7	7,185	8,830
Trade debtors	8	41,014	46,062
Other debtors		26,246	14,258
Other financial debtors	9	167,437	541,666
Investments and liquid funds	10, 21 d	181,224	212,206

Total current assets		423,106	823,022
Prepaid expenses		36,545	52,592

Total assets		7,412,160	8,319,677

Shareholders' funds and liabilities
Issued share capital	11	285,400	285,398
Share premium account	11	2,368,389	2,368,387
Other reserve	12	3,483	3,483
Profit and loss account reserve	12	(1,635,097)	(300,872)
Loss for the year	2 d, 12	(569,733)	(1,334,225)
Exchange adjustment reserve	2 d, 12	75,799	77,016

Total shareholders' funds		528,241	1,099,187

Provisions	13	144,752	99,508
Loan notes	14	1,035,464	950,646
Loans	14	5,220,057	5,289,297
Accrued interest	14	98,094	124,922
Other financial creditors	9	167,437	541,666
Other creditors	15	204,404	191,767

Total creditors		6,725,456	7,098,298
Deferred income		13,711	22,684

Total shareholders' funds and liabilities		7,412,160	8,319,677

The Notes on pages 276 to 296 form part of these Combined Accounts.

Combined Profit and Loss Account for the year ended 31 December 2004

£'000	Notes	Year ended 31 December 2004		Year ended 31 December 2003
Turnover
Operating revenue	3 a	538,123		566,376
Other income	3 b	17,050		17,568

Total turnover		555,173		583,944
Operating expenditure
Materials and services (net)		157,394		162,329
Staff costs	4, 5	103,678		104,720
Depreciation	6	100,258		124,173
Provisions		22,003		21,616
Other operating charges		550		1,322

Total operating expenditure		383,883		414,160

Operating profit		171,290		169,784
Financial income
Interest receivable and similar income	9	31,641		41,327
Profit on disposal of investments		286		408
Exchange differences	16	1,037		1,270

Total financial income		32,964		43,005
Financial charges
Interest payable and similar charges	9, 14	330,087		359,490
Exchange differences	16	1,071		2,653

Total financial charges		331,158		362,143

Financial result		(298,194)		(319,138)
Exceptional result*	1, 17	(442,806)		(1,184,847)
Taxation	18	23		24
Result
Loss for the year	12	(569,733)		(1,334,225)
Loss per Unit	22	(22.4	)p	(56.5	)p
Fully diluted loss per Unit**	22	(19.1	)p	(53.3	)p

*
Including an exceptional impairment of tangible fixed assets of £395 million (2003: £1,300 million).

**
Assuming conversion of Stabilisation Advances and Notes into Units and the exercise of share options, and excluding consequences of future refinancing (see Note 1).

The Notes on pages 276 to 296 form part of these Combined Accounts.

Combined Cash Flow Statement for the year ended 31 December 2004

£'000	Notes	Year ended 31 December 2004	Year ended 31 December 2003
Net cash inflow from operating activities	21 a	283,312	314,304
Taxation		(24)	(24)
Returns on investments and servicing of finance	21 b	(281,241)	(277,878)
Capital expenditure	21 b	(18,934)	(24,717)
Other non-operating cash flows		(13,835)	20,391

Cash (outflow)/inflow before financing		(30,722)	32,076

Financing	21 b	(724)	(68,100)

Decrease in cash in the period	21 c	(31,446)	(36,024)

The Notes on pages 276 to 296 form part of these Combined Accounts.

Notes

1           GROUP ACTIVITIES AND IMPORTANT EVENTS

EPLC, ESA and their subsidiaries collectively make up the Eurotunnel Group. Between them, the Eurotunnel Group companies have as their objects the design, financing, construction and operation of the Fixed Link (the Project), under the terms of the Concession.

Important events

Operational restructuring — project DARE

In June 2004, Eurotunnel commenced an in-depth review of the financial and operational aspects of each of the Group's activities. Project DARE will contribute to the recovery of the company. A key element of this project is to increase margins from the core shuttle businesses by better aligning capacity to demand. The reduction in surplus capacity, additional reductions in administrative costs and a complete review of subcontractor and supplier contracts, will give rise to cost savings. The implementation of project DARE commenced in November 2004; the full benefit of this plan is anticipated to impact from 2006. A provision of £36 million has been made in the 2004 accounts for the consequences of this on staffing levels and for the early termination of certain subcontracts.

Forecast cash position

The financial consequences of the forecasts prepared in the light of the 2004 results and the current outlook for the Group, taking into account the consequences of project DARE, are as follows:

•
During 2005 the cash flow position remains protected by the mechanism by which interest that cannot be paid in cash can be settled by way of Stabilisation Advances up to a limit of £60 million. Taking into account the risks, especially those associated with the implementation of DARE, either financial or operational, the cash flow position remains subject to certain uncertainties. On the basis of the latest operating forecasts available at the date of the accounts, the amount of un-used Stabilisation Advances should allow sufficient cash up until the end of 2005, on which date the level of available cash is projected to be equal to the Permitted Float of £25 million (this is the maximum amount of cash that may be held by the Group as defined in the Credit Agreements).

•
In 2006 the Group will no longer benefit from the Stabilisation Advances, rendering the cash flow position more vulnerable particularly at the end of January and July 2006 because of the interest payments due under the current Credit Agreements.

•
From the first half of 2007 Eurotunnel will not be able to meet its contractual debt repayments.

•
The cash flow forecasts are based on assumptions that the Group considers to be both reasonable and realistic. The forecasts assume the conversion of the Stabilisation Advances and Notes into Units by 1 January 2006. In the absence of this conversion and on the basis of current interest rates and the Stabilisation Advances and Notes as at 31 December 2004, an additional financial charge of approximately £27 million a year would be payable by the Group. Furthermore, significant disruptions to the operations of the Group or events that are unforeseeable or unquantifiable at the date of the accounts in conjunction with, amongst other issues, the Railways dispute, could accelerate the date at which the Group would be unable to meet its financial obligations.

Financial restructuring

Eurotunnel has obtained a waiver from the Lenders which is valid up to 31 January 2006 and which defines the conditions under which the Group can start debt restructuring negotiations with its creditors. In particular, the waiver requires a proposal of a restructuring plan by no later than 15 July 2005, as well as the establishment of a structured means of communication between Eurotunnel and its creditors. The waiver can be terminated at any time should either party not meet its respective responsibilities.

In order to convert the Stabilisation Advances and Notes into Units in accordance with the provisions of the 1998 restructuring, Eurotunnel will have to propose that its shareholders vote on the conversion at an extraordinary general meeting to be held before the end of 2005. The conditions and consequences of the conversion are described in notes 11c and 14c.

Finally, in the context of the proposed financial restructuring, Eurotunnel could look into, amongst other options and within the terms and conditions of the existing Credit Agreements, the putting into place of an additional line of credit up to a maximum of £50 million. Initial enquiries have confirmed the feasibility of putting this into place should the necessity arise.

Going concern

The going concern basis is dependent on the Group's ability to put in place a refinancing plan or, if not, to obtain an agreement from the Lenders within the existing arrangements in the second half of 2006 at the latest.

The Group believes that the measures described above, which are intended to provide a satisfactory solution to the financing requirements of the Group, can be put in place before the date at which the Group will be unable to meet its financial obligations. The application of the going concern assumption in the 31 December 2004 annual accounts has been based on the assumptions described above.

Impairment

The valuation of the Group's assets has been carried out in accordance with IAS36, which compares the net book value of the assets to the value of the discounted forecast future operating cash flows, and by using the Adjusted Present Value (APV) methodology. The application of this standard at 31 December 2003 gave rise to a value in use £1.3 billion lower than the net book value of the assets, and led to an impairment charge for this amount in the 2003 accounts.

At 31 December 2004, Eurotunnel updated its impairment calculation, using an implicit discount rate of 7.2% (2003: 7%), which led to an additional impairment charge of £395 million. Taking into account the increasing uncertainties that the Group is facing, Eurotunnel considered it appropriate at this date to use values in the upper ranges for the market risk premium and the asset "beta" ratios.

The implicit discount rate was determined in accordance with the standard on the basis of the Group constituting a single income generating unit and using the APV methodology. This methodology requires assumptions to be made for both the forecast cash flows and the future level of the Group's debt over the life of the Concession, as well as for the market interest rate.

The value in use was calculated in the context of the going concern uncertainty and on the basis of operating cash flows which assume no changes to existing operational and financing contracts. In addition, and only for the purposes of this valuation, the Group has assumed, as in the previous year, an interest saving based on a level of debt £1.3 billion lower than the current level of debt.

Within the assumption of no changes to existing contracts, all other things being equal, other foreseeable levels of debt would not lead to an implicit discount rate of greater than 7.7%. Relatively small changes in the assumptions used would lead to material changes in the value in use. By way of example, a variation of 0.10% in the implicit discount rate would correspond to a change in the value in use of the fixed assets of approximately £150 million.

Railways dispute

Under the Railways Usage Contract dated 29 July 1987 (the "RUC") between the Railways and Eurotunnel, the Railways are required to bear a proportion of the operating costs of Eurotunnel in each year. The Railways commenced arbitration proceedings under the auspices of the International Chamber of Commerce in respect of the amount of their contribution, firstly for financial years ended 31 December 1997 and 1998, and secondly for financial years ended 31 December 1999 to 31 December 2002. The total amount claimed by the Railways is estimated to be a maximum of £100 million.

The Arbitration Tribunal, in an award made on 30 January 2003, rejected the Railways' claim for 1997 and 1998 on the basis that it was time barred. The Tribunal's decision is final. The Arbitration Tribunal will decide on the admissibility and validity of the claim for 1999 to 2002 in a separate phase of proceedings; its decision is expected to follow in 2005.

Eurotunnel remains confident in the outcome of these proceedings and has therefore not changed its position from previous years; consequently a provision has not been made in these accounts or in the Group's financial projections.

The other main events arising during 2004 and in the early part of 2005 are described in the operating and financial review in the Summary Annual Report.

Results

The loss for the year amounted to £570 million. The exceptional loss in 2004 amounts to £443 million and is described in Note 17.

2           BASIS OF PREPARATION AND ACCOUNTING POLICIES

Basis of preparation

a.
The Combined Accounts consist of the combination of the accounts of the EPLC Group* and of ESA and its subsidiaries. These Combined Accounts have been prepared on the going concern basis, under the historical cost convention and in accordance with French Generally Accepted Accounting Principles ("GAAP") and the accounting policies described below. The Combined Accounts constitute the ESA Group Consolidated Accounts according to French law.

*
Note 23 sets out the material adjustments in the measurement of results and shareholders' funds which would be required in order for the accounts to comply with UK GAAP.

  As indicated in Note 1, the going concern basis is dependent on the Group's ability to put in place a refinancing plan or if not to obtain an agreement from the Lenders within the existing arrangements in the second half of 2006 at the latest.

  If such plans were not successful and the Group's ability to trade as a going concern was not assured, certain adjustments would need to be made to the accounts. Those adjustments would relate to the impairment of assets to their net realisable value and the recognition of contingent liabilities. Such amounts cannot be measured at present.

  Within the French and British legal frameworks, the Lenders may seek to exercise the right to substitution included in the Concession Agreement and the securities over assets set out in the Credit Agreements.

  For the purposes of consolidation, the Eurotunnel Group comprises the following holding companies and their interests:

			Eurotunnel PLC		Eurotunnel SA
	Class of share	Country of registration or incorporation	Holding company	Subsidiaries	Holding company	Subsidiaries	TOTAL
The Channel Tunnel Group Limited	Ordinary	England	100				100
Eurotunnel Finance Limited	Ordinary	England	79			21	100
Eurotunnel Developments Limited	Ordinary	England	100				100
Eurotunnel Services Limited	Ordinary	England		75		25	100
Eurotunnel Trustees Limited	Ordinary	England		100			100
Le Shuttle Holidays Limited	Ordinary	England		100			100
Orbital Park Limited	Ordinary	England		100			100
Port Maritime Security International Limited	Ordinary	England	100				100
Gamond Insurance Company Limited	Ordinary	Guernsey		100			100
Cheriton Resources 1 Limited	Ordinary	England	100				100
Cheriton Resources 2 Limited	Ordinary	England	100				100
Cheriton Resources 3 Limited	Ordinary	England	100				100
Cheriton Resources 5 Limited	Ordinary	England	100				100
Cheriton Resources 6 Limited	Ordinary	England	100				100
Cheriton Resources 7 Limited	Ordinary	England	100				100
Cheriton Resources 8 Limited	Ordinary	England	100				100
Cheriton Resources 9 Limited	Ordinary	England	100				100
Cheriton Resources 10 Limited	Ordinary	England		100			100
Cheriton Resources 11 Limited	Ordinary	England		100			100
Cheriton Resources 12 Limited	Ordinary	England		100			100
Cheriton Resources 13 Limited	Ordinary	England		100			100
Cheriton Resources 14 Limited	Ordinary	England		100			100
Cheriton Resources 15 Limited	Ordinary	England		100			100
Cheriton Resources 16 Limited	Ordinary	England		100			100
Cheriton Resources 20 Limited	Ordinary	England	100				100
Cheriton Leasing Limited	Ordinary	England	100				100
Eurotunnel Services GIE	—	France	20	27.9	30	22.1	100
France Manche SA	Ordinary	France			99.9		99.9
b.
The accounts of all the Eurotunnel Group companies are prepared as at 31 December. Companies acquired or formed during the year are consolidated as from their date of acquisition or formation. Four subsidiaries of ESA were not consolidated as they remained dormant or were not material in 2004. These companies had no off balance sheet liabilities.

c.
Transactions between the members of the Eurotunnel Group have been eliminated.

d.
The accounts of the ESA Group have been converted into £ as follows:

•
share capital, share premium account, retained reserves brought forward, Concession fixed assets and depreciation at historical rates;

•
other assets and liabilities at the rate ruling at the balance sheet date; and

•
profit and loss account items, with the exception of depreciation, at an average rate for the year.

  Exchange differences arising from the application of the above are included in the exchange adjustment reserve in the balance sheet.

  The closing and average €/£ exchange rates used to prepare the Combined Accounts are as follows:

	2004	2003
Closing rate	1.418	1.419
Average rate	1.466	1.435

Accounting policies

e.
Cost sharing

  The Concession requires that the Eurotunnel Group shall share equally the cost price of the Project and all revenues and costs relating to the operation of the Fixed Link between the UK and French companies.

  •
  Concession fixed assets: all costs and revenues arising either directly or indirectly from the design, financing and construction of the Project are capitalised and shared between CTG and FM, and shown as fixed assets. Adjustments are made within fixed assets to equalise the cost between the Concessionaires.

  •
  Operating revenues and costs: all revenues and costs arising from the operation of the Concession are accounted for in the profit and loss account of the Partnership and shared equally between the Concessionaires. Revenues and costs arising in Eurotunnel Group companies which do not relate to the operation of the Concession are not subject to these sharing arrangements.

f.
Equity issue costs

  Equity issue costs arising from the increase in share capital have been deducted from the share premium account, with the exception of those which occured during the construction phase, which were capitalised in accordance with the principles set out above.

g.
Fixed assets and depreciation

  The Group applies the methodology of IAS36 which is equivalent to UK Accounting Standard FRS11 (applied in the EPLC accounts), which requires the net book value of assets to be compared to discounted future operating cash flows.

  Tangible assets are depreciated on a systematic basis in order to write down the costs of assets over their expected useful lives as follows:

Tunnels	Life of Concession
Terminals and related land	10 years — life of Concession
Fixed equipment and machinery	5 years — life of Concession
Rolling stock	5-60 years
Freehold land	not depreciated
Office equipment	3-10 years

  The expected useful lives of the assets are kept under review and revised when necessary, according to experience. During 2004 the expected useful lives of certain items of rolling stock were revised from 40 years to between 30 to 60 years.

  Concession fixed assets depreciated over the life of the Concession are depreciated using a unit of throughput method based on revenue. The annual depreciation is calculated on the net book value and is a function of the proportion of the actual revenue for the year to the total estimated revenue from the commencement of the year to the end of the Concession, adjusted for inflation.

  All other depreciation is calculated on a straight line basis.

  The initial purchase cost of certain fixed assets (for example track), which require regular renewal during the course of the Concession, is depreciated using the method applied to non renewable Concession fixed assets. Renewal expenditure on these assets is charged to the profit and loss account as incurred.

  As all fixed assets will be written down to £nil at the end of the Concession, depreciation of the final renewal cost of renewable assets will be based on the residual duration of the Concession.

h.
Provisions

•
Provision for renewal of fixed assets

  Provisions for renewals are based upon the present value of the difference between the purchase or production cost and the estimated cost of the assets at the time of their renewal.

  •
  Provision for large scale maintenance

  The provision for large scale maintenance, which covers the major expected maintenance costs other than regular maintenance and repairs expenditure, is based upon a specific maintenance programme by asset categories.

  •
  Provision for retirement indemnities

  The Group provides for retirement indemnities for employees in accordance with its contractual obligations.

  •
  Provision for restructuring and similar costs

  The Group provides for costs of restructuring, when detailed restructuring plans are approved, the features of the plans have been announced and implementation has commenced.

i.
Investments and liquid funds

  Investments are stated at the lower of cost and market value. Investments and liquid funds are presented inclusive of interest receivable thereon.

j.
Foreign exchange

  Transactions in foreign currencies are converted into the reporting currency of each individual company at the rate of exchange ruling at the date of the transaction. Assets and liabilities denominated in foreign currencies other than those mentioned in note 2d and 2k are translated at the rate ruling at the balance sheet date. Exchange differences are dealt with in the profit and loss account.

k.
Financial instruments — hedging of interest rate and currency risks

  The income and costs relating to interest rate swap and interest rate option transactions are recorded in the profit and loss account at their net cost on a time-apportioned basis over the period of the hedging contract.

  Balances denominated in foreign currencies are not revalued insofar as matching currency options, swaps or forward foreign exchange contracts have been secured in equivalent currencies. The premiums relating to these contracts are taken to the profit and loss account on a time apportioned basis over the term of the hedging contract. The accrued income and costs (interest and exchange differences) are apportioned to the profit and loss account on a time basis.

l.
Stocks

  In respect of properties, cost comprises the purchase price of property, development costs, and, where appropriate, a proportion of associated overheads and attributable financing costs during the development period.

  Stocks are stated at the lower of cost and net realisable value and include non repairable spares.

  Repairable spare parts are included in the fixed asset category to which they relate.

  Slow moving stock items are subject to a provision for obsolescence.

m.
Trade debtors

  Trade debtors are stated net of a provision for bad and doubtful debts, which is based on an estimate of their non-recoverability.

n.
Pension costs

  The Group (EPLC) operates two pension schemes in the UK providing defined benefits based on final pensionable pay. The assets of the schemes are held separately from those of the Group. Contributions to the schemes are charged to the profit and loss account so as to spread the cost of pensions over the employees' working lives with the Group.

3           TURNOVER

a.
Operating revenue

  Operating revenue comprises the value of sales of services and goods receivable in the normal course of business (excluding VAT). Revenue relating to travel services is recognised on the date of travel.

  The Eurotunnel Group operates within one class of business, that is the provision of transportation services between the UK and France and activities ancillary thereto, including development activities.

  Operating revenue may be analysed by source as follows:

£'000	2004	2003
Shuttle services	285,193	309,390
Railways	233,909	232,048
Non-transport activities*	19,021	24,938

	538,123	566,376

All income is derived from the operation of the Channel Tunnel and therefore both originates in and is destined for either the UK or France.

*
"Non-transport activities" includes income from development activities.

b.
Other income

  Other income includes, in particular, the release of provisions for large scale maintenance.

  In accordance with French GAAP, when a provision is utilised the expenditure is recorded under the usual caption in the profit and loss account (e.g. "Material and services") and the provision is released to the profit and loss account under "Other income".

4           STAFF NUMBERS AND COSTS

	2004	2003
The average number of persons (including executive directors) employed by the Eurotunnel Group was	3,263	3,366
£'000	2004	2003
Total staff costs (including employment costs and directors' remuneration)	103,774	104,963

Directors' fees are included in "Other operating charges" in the profit and loss account.

5           DIRECTORS' REMUNERATION

The total directors' remuneration for all directors who served during 2004 was £788,808 (2003: £815,012) before pension contributions.

6           TANGIBLE FIXED ASSETS AND DEPRECIATION

	Concession assets
£'000	Assets in course of construction	Tunnels	Terminals and related land	Fixed equipment and machinery	Rolling stock	Office equipment	Other fixed assets	Total
Cost
At 1 January 2004	20,051	4,494,966	1,436,763	2,425,720	1,400,431	71,418	3,371	9,852,720
Additions	5,248	—	1,857	2,355	4,304	3,655	—	17,419
Exchange adjustments	—	—	—	—	—	—	—	—
Transfers	(5,217)	—	14,589	(32,582)	24,739	(1,529)	—	—
Disposals	—	—	(20,400)	(11,889)	(181)	(609)	(3,367)	(36,446)

At 31 December 2004	20,082	4,494,966	1,432,809	2,383,604	1,429,293	72,935	4	9,833,693
Depreciation
At 1 January 2004	—	757,414	305,525	839,229	472,002	50,353	1,339	2,425,862
Charged in the year	—	11,116	11,353	43,751	29,258	4,753	137	100,368
Exceptional impairment	—	201,964	60,553	82,990	49,493	—	—	395,000
Exchange adjustments	—	—	—	—	—	—	—	—
Transfers	—	—	5,788	(19,142)	14,581	(1,227)	—	—
Released on disposals	—	—	(7,536)	(11,334)	(191)	(603)	(1,472)	(21,136)

At 31 December 2004	—	970,494	375,683	935,494	565,143	53,276	4	2,900,094
Net book value
At 1 January 2004	20,051	3,737,552	1,131,238	1,586,491	928,429	21,065	2,032	7,426,858

At 31 December 2004	20,082	3,524,472	1,057,126	1,448,110	864,150	19,659	—	6,933,599

In France all immovable assets within the Concession area are the property of the French State and will revert to it on the expiry of the Concession period. In the UK, the Government has required CTG to transfer to it the title to freehold land and property acquired for the purpose of construction and operation of the Project and in exchange has granted leases for the duration of the Concession. On the expiry of the Concession, the interest of the Concessionaires in all movable property and intellectual property rights necessary for the operation of the Concession will become, without payment, the joint property of the two States.

The expected useful lives of rolling stock assets were revised during 2004, which had the effect of reducing the depreciation charge in the year by £1.7 million.

Depreciation of £100.4 million (2003: £125.4 million) charged in the year includes £100.3 million (2003: £124.2 million) charged to operating profit and write-offs of £0.1 million (2003: £1.2 million) charged to the exceptional result.

An exceptional impairment of £395 million was charged in 2004 (2003: £1,300 million). (See Note 1).

7           STOCKS

£'000	31 December 2004	31 December 2003
Spare parts*	5,026	5,129
Development land work in progress	2,159	3,701

	7,185	8,830

*
Net of a provision for obsolescence of £1.7 million (2003: £1.7 million).

8           TRADE DEBTORS

Trade debtors of £41 million (2003: £46 million) are due within one year and are stated net of bad debt provisions of £3 million (2003: £4 million).

9           OTHER FINANCIAL DEBTORS AND CREDITORS

The Eurotunnel Group includes leasing companies in the UK, which had debt outstanding of £167 million at 31 December 2004 (2003: £542 million).

This debt is fully secured on an equivalent amount of lease receivables due to the companies. Through these transactions Eurotunnel has been able to obtain immediate value in cash for a proportion of its tax losses in the UK by the future surrendering of such losses by way of group relief to the leasing companies. The significant reduction in 2004 in the other financial debtors and creditors results from lease terminations and the putting of receivables on leasing transactions completed in previous years. During the year, the interest receivable and similar income arising in the leasing companies amounted to £27 million. This is matched by an equivalent amount in interest payable.

10         INVESTMENTS AND LIQUID FUNDS

a.          Investments

  These represent short-term investments, primarily certificates of deposit and Sicav (the French equivalent of mutual funds).

£'000	31 December 2004	31 December 2003
Investments in £	101,808	110,421
Investments in €	57,762	84,889
Interest receivable	925	525

	160,495	195,835

b.          Liquid funds

£'000	31 December 2004	31 December 2003
Cash at bank and in hand	20,729	16,371

Total investments and liquid funds	181,224	212,206

  At 31 December 2004 and 2003, the market value of investments in £ and € equated to their book value.

  Of the total investments and liquid funds at 31 December 2004, £103 million was restricted for payment of Junior interest.

11         SHARE CAPITAL AND SHARE PREMIUM ACCOUNT

£'000	EPLC	ESA	Total
Share capital (Units)
At 1 January 2004:
2,546,097,327 shares of £0.01 each	25,460	—	25,460
2,546,097,327 shares of €0.15 each	—	259,938	259,938

	25,460	259,938	285,398

Issued during the year
16,886 shares of £0.01 each	0	—	0
16,886 shares of €0.15 each	—	2	2

	0	2	2
At 31 December 2004
2,546,114,213 shares of £0.01 each	25,460	—	25,460
2,546,114,213 shares of €0.15 each	—	259,940	259,940

	25,460	259,940	285,400

Share premium account
At 1 January 2004	1,232,767	1,135,620	2,368,387
Premium on shares issued in the year	2	—	2

At 31 December 2004	1,232,769	1,135,620	2,368,389

a.
On 13 August 1986, a Corporate Structure Agreement was entered into between, among others, EPLC, ESA, CTG and FM. This provides, inter alia, for the "twinning" of the shares of EPLC and ESA whereby one share in each of these companies together constitute one "Unit". The Articles of Association of EPLC and the "statuts" of ESA restrict transfers of shares to simultaneous transfers of equal numbers of shares in each company.

b.
A share option scheme was approved at the extraordinary general meeting of EPLC and ESA held on 23 May 1991 enabling eligible employees of the Eurotunnel Group, including executive directors to be granted options to subscribe for Units. These authorities expired in 1996. During 2004, no options were exercised under this scheme. On 6 May 1999, new French and UK share option schemes were approved at the Annual General Meetings of EPLC and ESA enabling eligible employees of the Eurotunnel Group to subscribe for Units. A Save-As-You-Earn ("ShareSave") scheme reserved for UK employees was also approved. The authority to grant options under these schemes expired in 2004. The exercise price of options granted under these schemes must be not less than the higher of the market price of the Unit on the day before grant, or the average market price of the Unit over the 20 dealing days before grant. The exercise price of options granted under the ShareSave scheme must be not less than the higher of 80% of the market price of the Units on the day before grant, or 80% of the average London Stock Exchange market price of the Unit on the 20 dealing days before grant.

  During the 2004 financial year, and in accordance with the above approval:

  •
  On 27 February 2004, 436 employees were granted options over a total of 15,047,456 Units at a price of £0.35 or €0.52, exercisable between 27 February 2007 and 26 February 2014, on condition that the Eurotunnel Unit price increases by at least 4 percentage points in excess of the average of the French and UK retail price indices over a period of at least three years.

  •
  On 27 February 2004, 264 employees opted for the right to subscribe to a total of 3,443,186 Units at a price of £0.28 each between 1 April 2009 and 30 September 2009 under the UK ShareSave scheme.

  During 2004, 16,886 Units were issued upon the exercise of options following the departure of a beneficiary, in accordance with the rules of the 1999 scheme. Outstanding options give the right to 2,443 beneficiaries to subscribe for 64,185,914 Units, subject to the following terms:

  Share Options

	Options outstanding at end of:**					Exercise price
Date of grant	2004	2006	2010	2012	2014	£	€	Exercise period
11 April 1995	300,747					1.81	2.23	11.04.1999-10.04.2005
18 June 1999	5,486,704	5,486,704				0.95	1.46	18.06.2002-17.06.2009
17 September 1999*	255,171					0.73	—	01.11.2004-30.04.2005
24 November 1999	5,727,000	5,727,000				0.81	1.27	24.11.2002-23.11.2009
31 March 2000*	553,767					0.61	—	01.05.2005-31.10.2005
31 March 2000	3,339,060	3,339,060				0.76	1.24	31.03.2003-30.03.2010
16 March 2001*	471,096					0.62	—	01.05.2006-31.10.2006
16 March 2001	3,985,070	3,985,070	3,985,070			0.77	1.26	16.03.2004-15.03.2011
1 May 2002*	616,663	616,663				0.54	—	01.06.2007-30.11.2007
1 May 2002	5,075,452	5,075,452	5,075,452			0.67	1.09	01.05.2005-30.04.2012
21 March 2003*	9,516,948	9,516,948				0.21	—	01.05.2008-31.10.2008
21 March 2003	13,744,036	13,744,036	13,744,036	13,744,036		0.26	0.39	21.03.2006-20.03.2013
27 February 2004*	2,889,637	2,889,637				0.28	—	01.04.2009-30.09.2009
27 February 2004	12,224,563	12,224,563	12,224,563	12,224,563		0.35	0.52	27.02.2007-26.02.2014

Total	64,185,914	62,605,133	35,029,121	25,968,599	—

*
Granted under ShareSave scheme.

**
Maximum number of options based on options in circulation at 31 December 2004.

c.
Under the terms of the Credit Agreement, Eurotunnel may, subject to the approval of its shareholders, convert the Stabilisation Advances and Stabilisation Notes oustanding before the end of 2005 into Units (see Note 1). Based on the £530 million of Stabilisation Advances and Notes outstanding on 31 December 2004, such conversion would lead to the creation of 444 million new Units at a fixed conversion rate of £1.19 (at a euro/sterling exchange of €1.418). The conversion of the Stabilisation Advances and Notes would represent 15% of the total number of Units in circulation. Fully diluted share capital on this basis would be 2,990 million Units (including exercise of stock options). In the absence of conversion and on the basis of current interest rates, an additional financial charge of approximately £27 million per year would be borne by the Group from 1 January 2006.

12         RESERVES

a.          Movement on reserves

£'000	Other reserve*	Profit and loss account	Exchange adjustment reserve
At 1 January 2004	3,483	(1,635,097)	77,016
Loss for the year	—	(569,733)	—
Translation adjustments	—	—	(1,217)

At 31 December 2004	3,483	(2,204,830)	75,799

*
This non distributable reserve is the consequence of the conversion of ESA's share capital into euros.

b.          Analysis of the combined result for the year

£'000
Loss attributable to the EPLC Group	(288,595)
Loss attributable to ESA	(276,380)
Loss attributable to ESA subsidiaries	(276,395)
Elimination of loss from certain entities consolidated in EPLC Group (see Note 23)	3,430
Adjustments on combination:
— Elimination of ESA provision against carrying value of subsidiaries	276,397
— Exchange adjustments on depreciation	(8,548)
— Other intragroup adjustments	358

Combined loss for the Eurotunnel Group	(569,733)

13         PROVISIONS

£'000	At 1 January 2004	Charge to profit & loss account	Provisions utilised	Exchange difference	At 31 December 2004
Large scale maintenance	62,574	15,911	(12,812)	562	66,235
Renewal of fixed assets	32,476	6,012	—	110	38,598
Others(1)	4,458	—	(881)	(26)	3,551

Sub-total	99,508	21,923	(13,693)	646	108,384
Exceptional provision(2)	—	35,521	—	847	36,368

Total	99,508	57,444	(13,693)	1,493	144,752

(1)
Includes a provision for French retirement indemnities of £3.3 million (2003: £3.3 million).

(2)
The £36 million provision was made to cover the consequences of the implementation of project DARE; the provision was accounted for in the exceptional result (see Note 17).

There were no unspent provisions released to the profit and loss account during 2004.

14         LOAN NOTES, LOANS AND OVERDRAFTS

a.          Analysis of loan notes and bank loans

£'000	31 December 2003 as reported	31 December 2003 restated*	Deferred interest conversion	Reduction of debt	Interest**	31 December 2004
Participating Loan Notes	873,760	874,078	—	—	—	874,078
Stabilisation Notes***	76,886	76,914	84,473	(1)	—	161,386

Total Loan Notes Principal	950,646	950,992	84,473	(1)	—	1,035,464
EDL, Senior and 4th Tranche debt	373,993	374,123	—	—	—	374,123
Tier 1A Debt	740,000	740,000	—	—	—	740,000
Junior Debt	3,264,673	3,265,979	—	(1,972)	—	3,264,007
Resettable Advances	479,133	479,357	—	(6,338)	—	473,019
Interest not paid in cash
Stabilisation Advances	352,238	352,366	—	—	16,542	368,908
Deferred Interest	79,260	79,289	(84,358)	(40)	5,109	—

Total loans	5,289,297	5,291,114	(84,358)	(8,350)	21,651	5,220,057

Sub total	6,239,943	6,242,106	115	(8,351)	21,651	6,255,521

Accrued interest
Loan Notes	6,548	6,550	—	—	(5,069)	1,481
Loans	118,374	118,409	—	—	(21,796)	96,613

Total accrued interest	124,922	124,959	—	—	(26,865)	98,094

Overdrafts	—	—	—	—	—	—

Total	6,364,865	6,367,065	115	(8,351)	(5,214)	6,353,615

*
The debt at 31 December 2003 has been recalculated at the exchange rate of 31 December 2004 in order to facilitate comparison.

**
Interest includes interest incurred during the period less interest paid in cash, or interest settled using the Stabilisation Facility.

***
See Note 11c.

  In January 2004 £3.7 million plus €7.8 million of Stabilisation Advances were created in respect of interest due on Resettable Advances which could not be paid from available cash flow. All interest due on the Equity Notes (which were converted into Units on 31 December 2003) was converted into Stabilisation Notes as at 26 January 2004.

  In July 2004, £3.5 million plus €5.6 million of Stabilisation Advances were created in respect of interest due on the residual Resettable Advances which could not be paid from free cash flow. All interest due on the Junior Debt at 25 July 2004 (£64.1 million plus €44.4 million) was paid in cash.

  Debt reductions during 2004 included £2.8 million plus €5.0 million of Resettable Advances and £2.0 million of Junior Debt, corresponding to a total amount of debt of £8.4 million. This debt was repurchased in the first half of the year with the proceeds of leasing transactions completed prior to 2004, resulting in an exceptional profit of £2 million.

  In January 2005 £4.0 million plus €5.8 million of Stabilisation Advances were created in respect of interest due on Resettable Advances which could not be paid from available cash flow.

b.          Maturity of debt

£'000	Less than 1 year	1 to 5 years	More than 5 years	Total
Participating Loan Notes	—	—	874,078	874,078
Stabilisation Notes	—	—	161,386	161,386

Total Loan Notes Principal	—	—	1,035,464	1,035,464
EDL, Senior and 4th Tranche debt	2,750	78,137	293,236	374,123
Tier 1A Debt	—	—	740,000	740,000
Junior Debt	—	195,838	3,068,169	3,264,007
Resettable Advances	—	—	473,019	473,019
Interest not paid in cash
Stabilisation Advances	—	—	368,908	368,908

Total loans	2,750	273,975	4,943,332	5,220,057

Sub total	2,750	273,975	5,978,796	6,255,521

Accrued interest
Loan Notes	1,481	—	—	1,481
Loans	96,613	—	—	96,613

Total accrued interest	98,094	—	—	98,094

Overdrafts	—	—	—	—

Total	100,844	273,975	5,978,796	6,353,615

c.          Details of debt

  •
  The Participating Loan Notes, comprising 423,570 stapled notes at 31 December 2004, issued at £1,000 in EFL and FRF9,893 (€1,508.18) in FM, carry a fixed rate of interest of 1%. After the end of the Stabilisation Period (31 December 2005), they attract an additional variable coupon equal to 23.3% of the available net cash flow after debt service. These notes are repayable at the latest on 30 April 2040.

  •
  The Resettable Advances carried a fixed rate of interest of 7.03% (£) or 5.28% (€) until 26 January 2004, when the interest rate was re-fixed in relation to government bond rates with a margin of 0.5%. At the end of the Stabilisation Period this margin will increase to 1.5%. They are repayable by 31 December 2050.

  •
  The Junior Debt carried the same fixed rate of interest as the Resettable Advances until reset on various dates between 1 December 2003 and 8 January 2004, at a variable rate (EURIBOR/LIBOR) with a margin of 1.25%. This debt is repayable between 2007 and 2025.

  •
  The Tier 1A Loans comprise three tranches of £335 million, £285 million and £120 million respectively. The £120 million tranche is repayable in a single instalment in 2026 and the other two tranches (comprising an aggregate of £620 million) are repayable in two equal successive annual instalments in 2027 and 2028. Interest accrues on the Tier 1A Loans at a fixed interest rate until maturity of 6.645% per annum in the case of the £620 million and 8.16% per annum in the case of the £120 million tranche.

  •
  Stabilisation Advances (in respect of Junior Debt and Resettable Advances) are created each January and July to settle interest which becomes due but cannot be settled in cash. This Stabilisation Facility is available for drawing until the end of the Stabilisation Period subject to certain drawing limits (as described in Note 14g). It carries no interest charge until after the Stabilisation Period when the outstanding amounts carry a variable rate of interest (EURIBOR/LIBOR) plus a margin of 1.25%.

  Subject to certain conditions under the Credit Agreement, Eurotunnel can convert the Stabilisation Advances and Notes into new Units, up to the end of the Stabilisation Period subject to the approval of shareholders. The terms on which the Stabilisation Advances and/or the Stabilisation Notes are prepaid in Units will be based on a unit price for EPLC of £0.57 and a unit price for ESA of €0.87, subject to certain specified adjustments including adjustments for fluctuation in the €/£ exchange rate.

  Eurotunnel may opt to issue Stabilisation Notes in exchange for Stabilisation Advances, at par, subject to certain conditions arising under the Credit Agreement, within the eighteen months following the end of the interest free period. Stabilisation Notes and Advances which have not been converted into Units (see below) are repayable between 2018 and 2026.

  •
  Part of the Senior Debt (£140 million and €93 million) carries a variable rate of interest (EURIBOR/LIBOR) plus a margin of 1% and the remainder (€48 million) is at a fixed rate of interest. The Senior Debt is repayable between 2009 and 2012. The Senior Debt is rated BBB by Standard & Poor's.

  •
  The Fourth Tranche Debt is drawn from the European Investment Bank and the European Coal and Steel Community. Part of the Fourth Tranche Debt denominated in euros (€120 million) carries a variable rate of interest (EURIBOR) plus a margin of 1% and the remainder (£47 million) is at a fixed rate of interest, including a margin of 1%. The Fourth Tranche Debt is repayable between 2006 and 2019.

  All debt is fully secured by guarantees given by Eurotunnel to the Lenders. No significant modification to the debt covenants were made during the year. Debt repayments from 2006 are the following:

in millions	2006	2007	2008	2009
	£—	14.1	28.2	77.4
	€5.8	32.4	59.2	121.4
Combined (£)	4.1	36.9	70.0	163.0

The
following events of default are applicable after the end of the Stabilisation Period:

(a)
The ratio of operating cash flow to debt service costs plus capital expenditure (i) is less than 1.0 for any year in the period from 2006 (or if the Stabilisation Period is ended early, the first calendar year after the end of the Stabilisation Period) to 2011 and (ii) is less than 1.2 for any year in the period from 2012 to 31 December 2025.

(b)
The ratio of turnover plus other operating income less operating expenditure (after depreciation) to total interest service costs (i) is less than 1.0 for any year in the period from January 2008 (or if the Stabilisation Period is ended early, the third calendar year after the end of the Stabilisation Period) to 2011 and (ii) is less than 1.5 for any year from 2012 to 2025.

(c)
The Borrowers fail to meet the default repayment schedule in respect of Junior Debt or fail to meet the repayment schedule in respect of Stabilisation Advances.

d.          Payment of accrued interest

  Out of the £111 million of interest falling due in January 2005, £103 million was paid in cash and £8 million was settled using the Stabilisation Facility.

e.          Interest rate exposure

  From 2004, the total amount of the Junior Debt (£1,411 million and €2,627 million), part of the Senior Debt (£140 million and €93 million), the Resettable Advances (£159 million and €445 million) and part of the Fourth Tranche Debt (€120 million), corresponding to an amount of £4,027 million of debt, carry a variable rate of interest before hedging.

  In August 2000, Eurotunnel purchased interest rate collars to limit the impact of possible future increases in interest rates on £1,071 million and €1,920 million of its debt from 2004 to 2008. The maximum blended rates payable on this debt (before margins) range from 7.25% in 2004 to 8% in 2008 for sterling denominated debt, and from 6.75% in 2004 to 8% in 2008 for euro denominated debt. To reduce the upfront cost, Eurotunnel wrote interest rate floor contracts on the same amount of debt for the same period and with the same counterparties. These contracts mean that the rates (before margins) payable on average by Eurotunnel will not fall below certain levels. These levels range from an average of 5.5% in 2004 to 4.98% in 2008 for sterling denominated debt and 5.3% in 2004 to 4.51% in 2008 for euro denominated debt. Cash premia totalling £23 million and €28 million were paid for this interest rate protection, which are being amortised on a time-apportioned basis over the term of the hedging contracts (2004 to 2008).

  As a result of the Junior Debt repackaging in March 2001, Eurotunnel received interest rate caps on £536 million and €959 million of its Junior Debt at the same blended rates and for the same periods as those set out in the above paragraph. No premium was paid and no interest rate floors were written by Eurotunnel to obtain this hedging.

  Nominal value of hedging

In millions	Cap	Floor
	£1,607	1,071
	€2,879	1,920

  If market interest rates in 2005-2008 are above the interest rate cap rates, the counterparty banks will pay the difference between the two rates to Eurotunnel. If market interest rates in 2005-2008 are below the interest rate floor rates, Eurotunnel will pay the difference between the two rates to the counterparties. When market rates are between the cap and floor rates, no payments will be made under these contracts.

  On 28 May 2003, Eurotunnel purchased an interest rate swap, which replaces a fixed rate of 4.315% with a variable interest rate equal to LIBOR on £200 million of debt in 2004 and 2005.

  In 2004, the Group incurred an interest charge of £330 million. Of this £59 million related to hedging contracts (£51 million interest on the hedging contacts and £8 million amortisation of the premia), and £27 million related to interest payable arising in the leasing companies which is matched by an equivalent amount in interest receivable.

  The table below indicates the sensitivity of interest charges for 2005 to variations in interest rates (excluding the effect of the option premia paid in 2000) assuming these interest rates apply for the whole year to the variable rate debt, and excluding interest arising in the leasing companies.

In £ million
3%	4%	5%	6%	7%	8%
289	307	326	358	399	414

f.           Exchange rate exposure on balance sheet

  All of Eurotunnel's debt is denominated in sterling (EPLC Group) or euros (ESA Group). No exchange gains or losses can therefore arise on revaluation of the external debt. The residual foreign exchange risk relates to the revaluation of intra-Group balances. The residual intraGroup debt at 31 December 2004 was £24 million as compared to £8 million at 31 December 2003. A 10% change in the euro/sterling parity would result in unrealised exchange gains or losses of approximately £2 million.

g.          Liquidity risk

  No debt is repayable before the end of the Stabilisation Period (31 December 2005).

  Interest due on Tiers 2 and 3 of the Junior Debt and Resettable Facility which cannot be met from available cash can, until the end of the Stabilisation Period, be met through drawings under the Stabilisation Facility within certain limits described hereafter.

  Eurotunnel may under certain conditions prepay the Stabilisation Facility by issuing Units as described in Note 14c.

  The amount remaining for drawing under the Stabilisation Facility is £60 million between 1 February 2005 and 31 January 2006.

15         OTHER CREDITORS

£'000	31 December 2004	31 December 2003
Trade cash advances	99,551	97,006
Trade creditors and accruals	45,201	51,341
Taxation, social security and staff	28,465	26,667
Fixed asset creditors and accruals	2,654	6,212
Other creditors	28,533	10,541

	204,404	191,767

Trade cash advances represent principally advance payments received from the Railways under the Minimum Usage Charge clause of the Railway Usage Contract. These advances are repayable under certain conditions by deduction from future payments owed by the Railways. Should these advances not have to be repaid, they will be credited to the profit and loss account. Other amounts are mainly due within one year.

16         EXCHANGE DIFFERENCES

The exchange gains and losses arose mainly from inter-company accounts.

17         EXCEPTIONAL RESULT

The exceptional result in 2004 was a loss of £443 million. This included an impairment charge of £395 million (see Note 1), costs relating to the operational restructuring (£6 million), and refinancing (£14 million), and a provision to cover the consequences of the implementation of project DARE (£36 million). A net profit of £7 million was generated by the sale of fixed assets, and a profit of £2 million was generated by repurchase of debt at a discount to its face value.

18         TAXATION

a.          Current taxation

  No UK corporation tax arises on the result for the year of the EPLC Group (2003: £nil).

  At 31 December 2004, excess management charges and losses carried forward of £2,461 million (2003: £2,461 million) were available for offset against certain future EPLC Group income.

  At 31 December 2004 EPLC had capital allowances available for future offset against profits of £1,338 million and industrial buildings allowances of £886 million.

  In 2002, ESA re-elected, for a further five year period, to group its taxable profits and losses with those of FM, Eurotunnel Participation 1, Eurotunnel Participation 2 and Europorte. ESA has provided for its minimum legal obligation under French corporate tax of €33,750. In France, ESA Group cumulative tax losses of €620 million (2003: €525 million) can be carried forward indefinitely.

b.          Deferred taxation

  Potential deferred tax assets relating principally to losses carried forward have not been recognised in the accounts.

19         RETIREMENT BENEFITS

In the UK, the Group operates two pension schemes providing defined benefits based on final pensionable pay. The characteristics of these two schemes are similar, and the assets of each are held in separate trustee administered funds. The valuation and accounting of their commitments are carried out in accordance with the UK Accounting Standard SSAP 24, which requires an actuarial valuation every three years, the last one having been carried out on 6 April 2002. The total pension cost for the year ended 31 December 2004 in respect of the two funds was £4.0 million (2003: £3.6 million). These costs were assessed in accordance with the advice of the consultant actuary, and are charged to the profit and loss account in such a way as to spread the estimated costs of pensions over a period not exceeding the employee's working lives with the Group. In France, the Group is subject only to the compulsory defined benefit general retirement scheme, the contributions for which in 2004 amounted to £7 million (2003: £7 million).

In accordance with the French CNC 2003-R. 01 recommendation, the Group has estimated its liability in relation to the defined benefit schemes in the UK, and has provided the number for disclosure purposes only. This estimation was carried out by an independent actuary in accordance with the international standard IAS19, which is similar to the method laid out by the CNC 2003-R. 01 recommendation.

The major assumptions used were as follows:

	2004	2003
Rate of general increase in salaries	4.2%	4.0%
Rate of increase to pensions in payment liable for Limited Price Indexation	2.7%	2.5%
Discount rate	5.3%	5.4%
Inflation rate	2.7%	2.5%
Expected long term rate of return:
Equities	7.8%	7.8%
Government bonds	4.5%	4.8%
Others	3.7%	3.5%
£ million	2004 Main Fund	2004 Senior Executives Fund	2004 Total	2003 Main Fund	2003 Senior Executives Fund	2003 Total
Total market value of assets	54.1	11.1	65.2	44.7	10.6	55.3
Present value of scheme liabilities	(78.8)	(9.8)	(88.6)	(63.0)	(10.6)	(73.6)

Pension (liability)/asset	(24.7)	1.3	(23.4)	(18.3)	—	(18.3)

20         COMMITMENTS AND CONTINGENT LIABILITIES

In accordance with the terms of the Credit Agreements, the Eurotunnel Group has undertaken to grant as security to the lending parties to the Credit Agreements charges over their assets and rights, other than the assets and rights owned by EDL, OPL, CLL, PMSi and the CRL companies.

Pursuant to the Credit Agreements, after the occurrence of an event of default, the creditors may in certain circumstances seek to exercise the right of substitution as provided under the Concession as well as their security rights under the financing agreements. As at 31 December 2004, the shares of ESA and EPLC subsidiaries, most bank accounts, the commissioned rolling stock, all trademarks and the benefits of the most important contracts had been given as security under French law. Under English law, all assets and rights owned by the Eurotunnel Group Companies other than EDL, OPL, CLL, PMSi and the CRL companies come under a floating charge. Some specific charges over certain of the Eurotunnel Group companies' land and buildings have been effected.

No commitment and contingent liability other than these mentioned above have been given as security by the Group.

See also Note 1 for a description of the Railways dispute.

21         CASH FLOW STATEMENT

a.          Reconciliation of operating profit for the year to the net cash inflow from operating activities

£'000	2004	2003
Operating profit	171,290	169,784
Provisions	22,003	21,616
Depreciation	100,258	124,173

Profit before depreciation, provisions, interest and tax	293,551	315,573
Exchange adjustment(1)	3,865	1,539
Decrease in stocks	1,648	5,281
Decrease in debtors	7,026	1,829
(Decrease)/increase in creditors	(9,123)	2,721
Release of provisions(2)	(13,655)	(12,639)

Net cash inflow from operating activities	283,312	314,304

(1)
The adjustment relates to the restatement of the elements of the profit and loss account at the exchange rate ruling at year end.

(2)
Included under creditors in 2003.

b.          Analysis of cash flows for headings netted in the cash flow statement

£'000	2004	2003
Returns on investments and servicing of finance
Interest received*	30,929	41,249
Interest paid*	(312,170)	(319,127)

Returns on investments and servicing of finance	(281,241)	(277,878)

*
Includes interest received and paid on leasing operations (described in Note 9) amounting to £27 million (2003: £36 million).

  Capital expenditure

£'000	2004	2003
Payments to acquire tangible assets	(23,784)	(27,044)
Sale of tangible fixed assets	4,850	2,327

Capital expenditure	(18,934)	(24,717)

£'000	2004	2003
Financing
Issue of ordinary share capital, net of costs	4	227
Cash outflow from change in bank loans	(1,786)	(67,270)
Decrease/(increase) in other financial fixed assets	1,058	(1,057)

Financing	(724)	(68,100)

c.          Analysis of changes in cash and cash equivalents during the year

£'000	2004	2003
Opening balance	211,681	240,875
Net cash outflow before adjustments for the effect of foreign exchange rates	(31,446)	(36,024)
Effect of foreign exchange rates	64	6,830

Closing balance	180,299	211,681

d.          Analysis of cash balances as shown in the balance sheet

£'000	2003	Change in year	2004
Investments	195,835	(35,340)	160,495
Liquid funds	16,371	4,358	20,729

	212,206	(30,982)	181,224
Interest	(525)	(400)	(925)

	211,681	(31,382)	180,299

22         LOSS PER UNIT

pence	2004	2003
Basic	(22.4)	(56.5)
Pre-exceptional result	(5.0)	(6.3)
Fully diluted*	(19.1)	(53.3)

*
Assuming conversion of Stabilisation Advances and Notes into Units and the exercise of share options, and excluding consequences of future refinancing (see Note 1).

The basic loss per Unit for the year is calculated using the weighted average number of Units in issue during the year of 2,546,110,015 (2003: 2,363,089,041) and the loss for the year of £569,733,000 (2003 loss: £1,334,225,000).

The pre-exceptional loss per Unit is calculated using the above weighted average number of Units in issue, but using the loss of £126,927,000 (2003 loss: £149,378,000) before crediting the exceptional loss of £442,806,000 (2003 loss: £1,184,847,000). The fully diluted loss per Unit, excluding the consequences of any future refinancing (see Note 1), is calculated using the fully diluted number of Units of 2,990,433,422 (2003: 2,503,070,356) which assumes the conversion of Stabilisation Notes, Stabilisation Advances and the exercise of share options based on market conditions at the balance sheet date.

23         SIGNIFICANT DIFFERENCES BETWEEN FRENCH AND UK GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")

The Eurotunnel Group Combined Accounts comply with French GAAP which differs in certain respects from UK GAAP. The significant differences which affect the loss before taxation and shareholders' funds are as follows: Under UK GAAP, both Fixed-Link Finance BV and Tunnel Junior Debt Holdings Limited, special purpose companies set up and controlled by third parties in connection with the repackaging of £1.1 billion of Junior Debt completed in 2001, are consolidated as quasi-subsidiaries. The purchase of Eurotunnel Junior Debt by Tunnel Junior Debt Holdings Limited, financed by the issue of loan notes by Fixed-Link Finance BV, is treated as in substance a cancellation of debt and issue of new debt under UK GAAP (see Note 15c of the EPLC Group accounts) and would have resulted in a gain of £255 million being recognised in the profit and loss account in 2001.

Under UK GAAP, both Fixed-Link Finance 2 BV (FLF2) and Tunnel Stabilisation and Resettable Advances Limited, special purpose companies set up and controlled by third parties in connection with the debt buyback and refinancing in 2002, and in respect of which the Eurotunnel Group bears no ongoing exposure, are consolidated as quasi subsidiaries. The only difference that would arise in the Combined Accounts from this treatment under UK GAAP is the inclusion in the combined balance sheet of the Guaranteed and Class A Notes issued by FLF2 rather than the Tier 1A Debt (see Note 14). As these instruments have the same principal and bear the same interest there would be no difference to the gain recognised in the year from this transaction or to shareholders' funds or the ongoing interest costs.

UK GAAP also requires a different treatment of equity issue costs. Under UK GAAP, equity issue costs are treated as integral to a transaction with shareholders and therefore deducted from equity issue proceeds and not dealt with in the profit and loss account. In addition UK legislation allows certain of such issue costs to be set against the company's share premium account.

Under French GAAP such issue costs can be charged directly to the profit and loss account in the year in which they arise, charged to the share premium account or capitalised. In the case of the Eurotunnel Group, when these costs were incurred during the period of construction, they were charged to the profit and loss account and were subsequently capitalised into Concession fixed assets.

Following the impairment charge at the end of 2003 this difference was eliminated.

Had the Combined Accounts been prepared under UK GAAP, loss before tax would have increased by £3 million (2003: decrease of £170 million) and shareholders' funds at 31 December 2004 would have increased by £247 million (2003: increase of £250 million).

24         INTERNATIONAL FINANCIAL REPORTING STANDARDS (IFRS)

The Combined Accounts of the Eurotunnel Group are currently prepared in accordance with French Generally Accepted Accounting Principles and laid down by law no 99-02 of the "Comité de la réglementation comptable". As from 1 January 2005, in accordance with European law no 1606/2002 of 19 July 2002, the Eurotunnel Group will be required to adopt IFRS. The Eurotunnel Group has therefore commenced a project with the aim of adopting these standards and adapting its information and consolidation systems so as to be in accordance with the new requirements relating to the presentation of its financial information for the 2005 changeover. The main differences identified, at this stage, between the French accounting principles and IFRS likely to have a significant impact on the financial statements of the Group are in relation to tangible assets and financial instruments. In the absence of any specific IFRS standard, the IFRIC is currently working on the accounting treatment of assets under concession.

The work aimed at establishing the impact of the application of IFRS will continue into 2005, and the Group will prepare its 2005 accounts on the basis of IFRS standards.

ANNEX VI    EUROTUNNEL GROUP PRO FORMA INFORMATION FOR THE FINANCIAL YEAR ENDING 31 DECEMBER 2006

The Pro Forma information presented here is illustrative only and is intended to show the consequences of the Reorganisation. This Pro Forma information assumes full implementation of the Safeguard Plan as ratified by the Paris Commercial Court on 15 January 2007. Execution of that plan remains contingent on meeting the conditions set forth in paragraph 3.1 below. The Pro Forma information describes a hypothetical situation and consequently does not represent the actual financial position or results of Eurotunnel Group.

The Pro Forma information has been prepared on the basis of the historical accounts of Eurotunnel as provided in ANNEX V, COMBINED ACCOUNTS OF EUROTUNNEL FOR THE YEARS ENDED 31 DECEMBER 2006, 2005 AND 2004, of this Registration Document.

PRO FORMA CONSOLIDATED BALANCE SHEET OF EUROTUNNEL GROUP (GET SA) AT 31 DECEMBER 2006

Assets
		ESA/EPLC Combined Accounts, adjusted (*)
in millions of euros	Note		Pro Forma Post Reorganisation
Concession property, plant and equipment		7,142	7,142
Other financial assets		5	5

Total non-current assets		7,147	7,147
Inventories, trade and other receivables		119	119
Other financial assets		3	3
Cash and cash equivalents	5.2.1	282	102

Total current assets		404	224

Total assets		7,551	7,371

Equity and liabilities
		ESA/EPLC Combined Accounts, adjusted (*)
in millions of euros	Note		Pro Forma Post Reorganisation
Issued share capital	5.1.1	420	15
Share premium account	5.1.1	3,546	152
Other reserves	5.1.1	(5,849)	1,232
Other equity and similar instruments	5.1.1	—	1,509
Cumulative translation reserve (*)	5.1.1	(268)	(257)
Equity attributable to equity holders of the Group		(2,151)	2,651
Minority Interests	5.1.3	—	13

Total equity		(2,151)	2,664
Financial liabilities (*)	5.2.1	9,073	4,324
Accrued interest on financial liabilities	5.2.1	246	—
Provisions		137	137
Other financial liabilities		10	10
Trade and other payables		236	236

Total other liabilities		629	383

Total equity and liabilities		7,551	7,371

(*)
Liabilities are stated at the exchange rate of the Safeguard Plan (1.46645 euro for 1 pound sterling). The differences arising between this exchange rate and the exchange rate on 31/12/2006 (1.489 euro for 1 pound sterling) are included in the translation reserve (Note 3.2.3)

PRO FORMA CONSOLIDATED INCOME STATEMENT OF GET SA

in thousands of euros	Note	Year ended 31 December 2006 Reported	Year ended 31 December 2006 Pro Forma
Trading profit		326,146	326,146
Other operating income and (expenses)		7,076	7,076

Operating profit/(loss)		333,222	333,222

Income from cash and cash equivalents		5,478	5,478
Cost of servicing debt (gross)	6.1	(492,368)	(285,047)

Net cost of financing and debt service		(486,890)	(279,569)

Other financial income and (charges)		(50,083)	(50,083)
Income tax expense		(260)	(260)

Profit/(Loss) for the year		(204,011)	3,310

PRO FORMA CONSOLIDATED CASH FLOW STATEMENT OF GET SA

in thousands of euros	Year ended 31 December 2006 Reported		Year ended 31 December 2006 Pro Forma
Net cash inflow from operating activities	473,408		473,408
Net cash outflow from investing activities	(13,918)		(13,918)
Interest received on cash and cash equivalents	5,143		5,143
Interest paid on bank debt	(294,867	)(b)	(289,714	)(a)
Interest paid on hedging instruments	(67,361)		(20,760)
Interest received on hedging instruments	6,478		—
Other interest received	88		88
Debt repayments	(2,966)

Net cash outflow from financing activities	(353,485)		(305,243)

Increase in cash in year	106,005		159,244

(a)
The Pro Forma expense for interest paid on bank debt corresponds to full-year interest payments on the Term Loan in the amount of €199 million and on the Notes Redeemable in Shares in the amount of €90 million.

(b)
The cash flows relating to the servicing of the debt were affected by the suspension of payments relating to the servicing of the debt under the Safeguard Procedure in the amount of €112 million. Without this suspension, the cash outflow would have been €412 million.

PRO FORMA CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

in millions of euros	Note	Number of units/ shares	Issued share capital	Share premium account	Other reserves	Other own-equity instruments and similar	Cumulative translation reserve	Equity attributable to equity holders of the Group*	Minority Interests	Total
At 31 December 2006, adjusted		2,546	420	3,546	(5,849)	—	(268)	(2,151)	—	(2,151)

Tender offer	5.1.1	—	(405)	(3,394)	4,552	—	(107)	860	(860)	—
Issue of NRS	5.2.3	—	—	—	—	1,509	—	1,509	—	1,509
Result of debt buy-backs	5.1.2	—	—	—	3,252	—	—	3,252	—	3,252
Profit on interest	5.2.1				54	—	—	54	—	54
Recapitalisation		—	—	—	(777)	—	(96)	(873)	873	—

At 31 December 2006, Pro Forma		1,528	15	152	1,232	1,509	(257)	2,651	13	2,664

*
Corresponds to equity attributable to the shareholders of Eurotunnel Group

NOTES TO THE PRO FORMA INFORMATION OF GET SA

1           PRO FORMA PRESENTATION OF THE GROUP

1.1        Definition

The consolidated companies making up the Pro Forma group, hereinafter referred to as "Eurotunnel Group" or "the Group", consist of GET SA and its subsidiaries (EGP, ESA, EPLC and their subsidiaries) upon completion of the Reorganisation. The Group holding company is the French-law company (société anonyme) named "Groupe Eurotunnel SA" (GET SA).

1.1.1    New entities created as part of the Reorganisation

1.1.1.1 GET SA

The principal characteristics of GET SA, the new parent company in Eurotunnel Group created for the purpose of the Reorganisation, are described in chapters 6, 15, 17 and 22 of this Registration Document.

1.1.1.2 EGP

The principal characteristics of EGP, an English-law company owned wholly by GET SA except for the EGP Ordinary Share held by each EGP director and the EGP Preferred Share held by ENHC, are described in chapters 6, 15, 17 and 22 of this Registration Document.

1.1.1.3 Scope of consolidation of Groupe Eurotunnel SA

The companies included within the scope of the consolidation of Eurotunnel SA and EPLC are listed and identified in Note 2 of the 2006 Combined Accounts presented in Annex V of this Registration Document.

The consolidating entity is GET SA.

The consolidation comprises GET SA, EGP and the combination ESA/EPLC.

1.2        Activity

The Reorganisation has no impact on the business purpose of the Eurotunnel Group entities as presented in the Combined Accounts appearing in Annex V COMBINED ACCOUNTS OF EUROTUNNEL FOR THE YEARS ENDED 31 DECEMBER 2006, 2005 AND 2004 of this Registration Document.

2           PRINCIPLES OF PREPARATION OF THE PRO FORMA INFORMATION

  •
  The purpose of the Pro Forma consolidated balance sheet is to present the impact of the Reorganisation on the ESA/EPLC combined accounts as reported at 31 December 2006. The Pro Forma consolidated balance sheet of GET SA has been prepared on the assumption that all of the transactions of the Reorganisation had been completed at 31 December 2006. It therefore corresponds to the combined balance sheet of ESA and EPLC at that date, adjusted for the impacts of the financial and legal restructuring transactions as described in this Registration Document and in the Safeguard Plan.

  •
  The sole purpose of the Pro Forma consolidated income statement is to present the full-year impact of the reduction in the gross cost of financing and debt service that would result from having the new financing in place. Revenue, which includes the €95 million impact of the guaranteed minimum revenue clause, has not been adjusted. Similarly no adjustment has been made in respect of the costs relating to the financial restructuring, nor in respect of the release of advances from the railways which are included respectively for amounts of 131 million euros and 143 million euros in "Other operating income and expenses", nor in respect of the provision for risks made to cover the risks associated with certain financial contracts within the framework of the financial restructuring which is included for an amount of 55.5 million euros in "Other financial income and charges".

  •
  For these reasons, the Pro Forma consolidated balance sheet must be considered separately from the Pro Forma consolidated income statement.

This annex does not include the full notes to the accounts, but includes only those likely to be impacted by the Reorganisation of the group.

2.1        Business combination and creation of GET SA

Under the Reorganisation, at least 60% of the current shareholders in ESA and EPLC will hold all of the share capital and voting rights of GET SA. Since this transaction does not result in a change in the control exercised by the shareholders who tendered their shares under the Tender Offer, it is accounted for in the financial statements as a business combination of entities under common control. Consequently IFRS 3 does not apply (IFRS 3, paragraph 3(b)), and the Pro Forma information have been drawn up on the basis of historical carrying amounts in the ESA/EPLC combined accounts.

2.2        Exchange of debt and treatment of the Term Loan

In the Pro Forma information, the existing debt is restructured and exchanged for new financing. The difference in amount between the existing debt and the new financing is recognised in the income statement.

Borrowings are recognised at amortised cost. The amortised cost of a financial liability when first recognised is equal to the nominal amount of the debt less transaction costs. Subsequently, the carrying amount is adjusted to reflect the amortisation of the difference between the initial amount and the amount due at maturity. This difference is amortised at the effective interest rate.

Finance (debt servicing) costs are recognised at a constant interest rate until maturity of the debt using the effective interest rate method. The effective interest rate is the interest rate that exactly discounts all of the contractual cash flows due on the debt until its maturity.

The effective interest rate is calculated on the basis of the estimated cash flows due on each instrument constituting the debt. The calculation takes into account the transaction-related costs and all other premiums and discounts.

2.3        Interest-rate hedging instruments

The new interest-rate hedging instruments, described in chapter 5.3.4 dealing with the hedging of the Term Loan, meet the criteria set out in IAS 39 and are therefore accounted for as cash flow hedges.

Gains and losses on these hedging instruments are accounted for as equity in a specific account, with the exception of any portion deemed ineffective and of the time value of options which are accounted for directly in the income statement for the period. Gains and losses included in equity are taken to the income statement over the life of the hedge.

The impact on equity of hedging transactions has not been taken into account in the Pro Forma balance sheet. To have done so would have had an impact on the presentation; the fair value of the derivatives are included in the balance sheet as a counterparty of equity.

2.4        Treatment of the Notes Redeemable in Shares (NRS)

The NRS will be redeemed automatically in ordinary shares of GET SA. Holders have no right to redemption in cash. These Notes are included in equity at their nominal amount less issuance costs and less the present value of future coupon payments to maturity. The discounted amount of these coupon payments is accounted for as a financial liability of GET SA. Only the accretion expense of these coupon payments is accounted for in the income statement.

2.5        Warrants

Under the Safeguard Plan, share warrants will be granted at no charge to holders of units tendered to the Tender Office and to Noteholders. These Warrants have not been assigned a value in the Pro Forma balance sheet.

2.6        Other applicable accounting principles

The principles of preparation and presentation of the Combined Accounts of Eurotunnel SA and EPLC are described in Annex V of this Registration Document and remain unchanged for the preparation of the Group's Pro Forma information.

3           ASSUMPTIONS USED IN PREPARING THE PRO FORMA INFORMATION

3.1        Main steps of the Reorganisation

The main steps of the Reorganisation, as described in chapter 5 of this Registration Document and as used in preparing the Pro Forma information of Eurotunnel Group, are the following:

  •
  A new group structure will be set up, including the creation of GET SA, which will be central to the Reorganisation;

  •
  GET SA will make the Offer in France and the United Kingdom. Under the Offer, holders of Units who so desire will receive GET SA Ordinary Shares and Warrants in exchange for their Units. In addition, these holders of Units will have the option, under certain conditions and within certain limits, of subscribing in cash up to an equivalent of 60 million pounds sterling for the NRS issued as part of the Reorganisation;

  •
  FM and EFL, the contracting companies for the existing debt will take out a Term Loan. Utilisation of the Term Loan and the available cash will enable the repayments and cash payments provided for in the Safeguard Plan to be made;

  •
  EGP will issue NRS (redeemable in shares of GET SA) for a total nominal amount of 571.042.351 pounds sterling (amount subject to being rounded upwards) and 1.032.248.900 euros. The principal characteristics of this issue are described in Annex I B of this Registration Document. The major part of it will be allotted to Eurotunnel creditors ceding their claims under the existing debt as part of the implementation of the Safeguard Plan;

  •
  ENHC will be granted certain specific corporate governance rights of GET SA by means of the GET SA Preferred Share;

  •
  GET SA will issue Warrants to subscribe to GET SA Ordinary Shares in the event of a rise in the value of Eurotunnel Group. These Warrants will be allotted 55% to holders of Units tendering to the Tender Offer and 45% to Noteholders; and

  •
  EGP will capitalise some or all of the debt ceded to EGP under the Safeguard Plan for the purposes of reconstituting the equity of ESA and EPLC, simplifying the capital structure of ESA and EPLC and, subsequent to the close of the Tender Offer, delisting ESA and EPLC in accordance with applicable laws and regulations. Upon completion of the capitalisation and in accordance with the Safeguard Plan, GET SA will directly and indirectly hold at least 95% of the equity of ESA and EPLC.

3.2        Main assumptions used

The Pro Forma information incorporates the following assumptions:

3.2.1    Presentation of the Pro Forma information

To ensure comparability between the Pro Forma information and the Safeguard Plan, the items making up the "Financial liabilities" line have been combined using a euro/pound sterling exchange rate of 1.46635, as specified in the Safeguard Plan. This results in an increase of €74 million in the "Cumulative translation reserve" equity account as compared with the same line item in the published 2006 Eurotunnel combined financial statements. All transactions relating to the Reorganisation in the Pro Forma consolidated balance sheet have been combined at the euro/pound sterling exchange rate of 1.46635.

3.2.2    Take-up of the Offer

The Pro Forma financial situation of Eurotunnel Group, and in particular the respective proportions of its equity held by equity holders of the Group and by minority interests, is a direct result of the level of success of the Offer. The Pro Forma information are based on the conservative assumption of a 60% take-up rate.

3.2.3    Recapitalisation of ESA and EPLC

Under the provisions of paragraphs 2.2.3.2.1(d) and 2.2.6.2 of the Safeguard Plan, both ESA and EPLC will effect a capital increase reserved to EGP by incorporating a portion of the debt acquired by EGP.

The amount of debt in the Pro Forma balance sheet used to recapitalise ESA and EPLC will be determined so as to increase the amount of their equity, which will be negative at the Closing Date, to the minimum required by French regulations (equity greater than 50% of share capital, if applicable, after the absorption of existing losses).

The par value of an ESA share will be reduced to 0.01 euro.

Capitalisation of €2,398 million of debt will entail the issue of approximately 21,855 million Units to EGP.

The value per unit assumed for this transaction is €0.11, corresponding to the midpoint price of the transaction (issue of €1,870 million nominal amount of NRS giving rights to 17,032 million units, thus €0.11 per unit).

Calculation of the Minority Interests contribution

The Minority Interests contribution in GET SA's accounts is analysed as follows:

	31/12/2006	Adjustments				31/12/2006
in millions of euros	Reported, Adjusted(a)	Reduction in unit par value	Tender Offer	Profit on interest	Recapitalisation	Post- transaction
Issued share capital	420	(357)	—	—	539	602
Share premium account	3,546	357	—	—	—	3,903
Share premium related to capitalisation	—	—	—	—	1,859	1,859
Other reserves	9	—	—	—	—	9
Retained earnings	(5,654)	—	—	—	—	(5,654)
Loss for the year	(204)	—	—	54	—	(150)
Cumulative translation reserve(a)	(268)	—	—	—	—	(268)
Equity of ESA EPLC	(2,151)	—	—	54	2,398	301
% held by GET SA	0.0%	0.0%	60.0%	60.0%	35.8%	95.8%
GET SA interest	—	—	(1,291)	32	1,547	288
% held by Minority Interests	0.0%	0.0%	40.0%	40.0%	-35.8%	4.2%
Minority Interests	—	—	(860)	22	(851)	13

(a)
The published financial statements have been adjusted to increase the cumulative translation reserve by €74 million (see Note 3.2.1)

3.2.4    Tax impact

The Pro Forma information assumes that all transactions associated with the Reorganisation are tax-neutral.

4           RECONCILIATION OF THE PUBLISHED CONSOLIDATED STATEMENTS WITH THE PRO FORMA INFORMATION

4.1        Consolidated balance sheet for the year ended 31 December 2006 (in millions of euros)

Assets
in millions of euros	ESA/EPLC Combined Accounts	Adjustment — effect of Tender Offer	Pro Forma Post Tender Offer	Adjustment — Term Loan and NRS	Recapitalisation	Pro Forma Post Reorganisation
Concession property, plant and equipment	7,142	—	7,142	—	—	7,142
Other financial assets	5	—	5	—	—	5

Total non-current assets	7,147	—	7,147	—	—	7,147
Inventories, trade and other receivables	119	—	119	—	—	119
Other financial assets	3	—	3	—	—	3
Cash and cash equivalents	282	—	282	5.2.1 (180)	—	102

Total current assets	404	—	404	(180)	—	224

Total assets	7,551	—	7,551	(180)	—	7,371

Equity and liabilities
in millions of euros	ESA/EPLC Combined Accounts, adjusted	Adjustment — effect of Tender Offer		Pro Forma Post Tender Offer	Adjustment — Term Loan and NRS		Recapitalisation	Pro Forma Post Reorganisation
Issued share capital	420	(405)	5.1.1	15			—		15
Share premium account	3,546	(3,394)	5.1.1	152			—		152
Other reserves	5	(5)	5.1.1	—			—		—
Retained earnings	(5,650)	5,650	5.1.1	—			—		—
Cumulative translation reserve	(268)	107	5.1.1	(161)			(96)		(257)
Loss for the year	(204)	204	5.1.1	—			—		—
Debt buy-back				—	3,252	5.1.2	—		3,252
Profit on interest					54	5.2.1			54
Business combination of entities under common control — Impact of reversion to historical cost	—	(1,297)	5.1.1	(1,297)	—		(777)		(2,074)
Notes Redeemable in Shares	—	—		—	1,509	5.2.3	—		1,509
Equity attributable to equity holders of the Group	(2,151)	860		(1,291)	4,815		(873)		2,651
Minority Interests	—	(860)	5.1.3	(860)	—		873	5.1.3	13

Total equity	(2,151)	—		(2,152)	4,815		—		2,664
Term Loan	—	—		—	4,080	5.2.2	—		4,080
Senior Debt	347	—		347	(347)		—		—
4th Tranche	186	—		186	(186)		—		—
Tier 1A	1,085	—		1,085	(1,085)		—		—
Junior Debt — Tier 1 and 2	2,098	—		2,098	(2,098)		—		—
Notes redeemable in shares	—	—		—	244	5.2.3	—		244
Junior Debt — Tier 3	2,599	—		2,599	(2,599)		—		—
Resettable Facility	678	—		678	(678)		—		—
Stabilisation Facility	820	—		820	(820)		—		—
Participating Loan Notes	1,260	—		1,260	(1,260)		—		—

Total financial liabilities	9,073	—		9,073	(4,749)		—		4,324
Accrued interest on financial liabilities	246			246	(246)	5.2.1	—		—
Provisions	137	—		137	—		—		137
Other financial liabilities	10	—		10	—		—		10
Trade and other payables	236	—		236	—		—		236

Total other liabilities	629	—		630	(246)		—		383

Total equity and liabilities	7,551	—		7,551	(180)		—		7,371

5           NOTES TO THE PRO FORMA BALANCE SHEET

5.1        Equity

5.1.1    Share capital, share premium account and impact of Tender Offer

At 31 December 2006, the issued share capital of GET SA amounted to 15 million euros and its share premium account amounted to 152 million euros. The share capital consists of 1,528 million shares of par value 0.01 euro. These items are the result of an assumed take-up rate of 60% on the Tender Offer.

in millions of shares or units	Pro Forma Post Reorganisation	ESA/EPLC Combined Accounts
Number of shares/units making up the share capital	1,528	2,546
Share/unit value in euro (exchange rate: 1.46635)	0.010	0.165
Share capital in millions of euros	15	420

Share premium account in millions of euros	152	3,546

As indicated in Note 2.1, the Tender Offer leads to at least 60% of current shareholders of ESA and EPLC holding 100% of the share capital of GET SA.

In the Pro Forma information, this transaction is reflected in the reconstitution of the historical equity of the combined ESA/EPLC entities. However, the share capital and share premium account of the consolidating entity, GET SA, correspond to the legally required amounts resulting from the Tender Offer. The impact of recognising this transaction in terms of historical costs is (1,297) million euros:

Impact of recognising the transaction in terms of historical costs
Historical equity of ESA and EPLC held by shareholders that took part in the Tender Offer	(1,291)
Issued share capital and share premium account — GET SA	(167)
Foreign exchange translation differences	161

Impact of reversion to historical cost	(1,297)

5.1.2    Result of debt buy-backs

The difference between the value of liabilities on the balance sheet and the amount paid back is recognised immediately in the income statement. This amount is 3,252 million euros, as analysed below:

		Repayment of principal by:
	Principal amount remaining due
Analysis of financial liabilities
		Term Loan	NRS I	NRS II	Result
Senior Debt	347	(347)	—	—	—
4th Tranche	186	(186)	—	—	—
Tier 1A	1,085	(1,085)	—	—	—
Tier 1	792	(792)	—	—	—
Tier 2	1,306	(1,306)	—	—	—
Tier 3	2,599	(220)	(305)	(1,110)	964
Resettable Facility	678	(44)	(84)	—	551
Participating Loan Notes	1,260	(36)	(91)	—	1,133
Stabilisation Facility	820	(53)	(118)	(44)	605

TOTAL	9,073	(4,068)	(598)	(1,154)	3,252

5.1.3    Minority Interests

in millions of euros	2006
Minority Interests at 31 December 2006	—
Impact of the Tender Offer	(860)
Impact of ESA/EPLC recapitalisation	873

Pro Forma Minority Interests	13

Minority Interests correspond to the holders of ESA/EPLC units who did not tender their securities under the Tender Offer.

An analysis of the change in Minority Interests appears in Note 3.2.3.

5.2        Financial liabilities

5.2.1    Analysis of Financial Liabilities

in millions of euros	Note	ESA/EPLC Combined Accounts	Pro Forma Post Reorganisation
Term Loan	5.2.1	—	4,080
Senior Debt		347	—
4th Tranche		186	—
Tier 1A		1,085	—
Junior Debt — Tier 1 and 2		2,098	—
Notes redeemable in shares	5.2.2	—	244
Junior Debt — Tier 3		2,599	—
Resettable Facility		678	—
Stabilisation Facility		820	—
Participating Loan Notes		1,260	—

Total financial liabilities		9,073	4,324

Accrued interest on the initial debt (246 million euros) is paid up to an amount of 192 million euros. The remainder, 54 million euros, is the share of interest forgiven by creditors in the Reorganisation.

The change in cash is analysed as follows:

Cash and cash equivalents in millions of euros
Cash balance as reported (published financial statements)	282
Cash from Term Loan	96
Payment of accrued interest	(192)
Payment of expenses incurred to implement the Term Loan	(84)

Sub-total	(180)

Cash balance — Pro Forma statements	102

5.2.2    Term Loan

In millions of euros
Nominal amount	4,164
Issuance costs (Underwriting, Commitment Fees and Other)	84

Pro Forma amount	4,080

The costs assumed to determine the effective interest rate were estimated on the basis of information available at the time this Registration Document was prepared.

5.2.3    Notes Redeemable in Shares

in millions of euros
Nominal amount	1,870
Underwriting	(117)

Total	1,753

Of which:
Equity portion	1,509
Debt portion	244

As indicated in Note 2.4, the issued NRS are classified as equity except for the discounted value of future interest payments.

6           NOTES TO THE PRO FORMA INCOME STATEMENT

6.1        Gross cost of servicing debt

in thousands of euros	2006 Reported	2006 Pro Forma
Term Loan		199,270
Notes Redeemable in Shares		9,723
Senior and 4th Tranche Debt	31,166
FLF2 (Tier1A Debt)	74,549
Junior Debt	235,733
Stabilisation Facility	42,010
Resettable Facility	34,136
Participating Loan Notes	12,581
Unpaid interest	1,850

Interest on loans	432,025	208,993

Effective rate adjustment	33,163	55,294
Charges relating to hedging instruments	27,180	20,760

Cost of servicing debt (gross)	492,368	285,047

The amount of the interest cost in respect of the Term Loan has been defined on the basis of the assumptions as to the constitution of the Term Loan by tranche and by currency set out in the table below. This constitution is liable to change when the contractual terms are finalised with the initial lenders. Any such changes could impact the interest cost as presented in the Pro Forma information, as well as the amount of the effective rate adjustment and the charges relating to hedging instruments.

The finance cost of the NRS, as defined in Note 2.4, was determined using a discount rate of 4%.

The Term Loan bears interest at both a fixed rate and a variable rate. In the Pro Forma information, it has been assumed that the variable-rate portion (Tranches C1 and C2) is hedged by a fixed against variable rate swap, comprising EURIBOR against a fixed rate of 4.9% and LIBOR against a fixed rate of 5.14%.

The Term Loan can be broken down as follows:

in millions of euros	Currency	Amount in currency of denomination	Amount in EUR	Effective interest rate
A1	GBP	398	582	4,83%
A2	EUR	517	517	4,74%
B1	GBP	398	583	5,29%
B2	EUR	517	517	5,96%
C1	GBP	710	1,041	7,64%
C2	EUR	924	924	6,69%

Total Term Loan			4,164

ANNEX VII    REPORTS OF THE STATUTORY AUDITORS ON THE EUROTUNNEL COMBINED ACCOUNTS FOR THE FINANCIAL YEARS ENDING 31 DECEMBER 2006, 2005 AND 2004

Report of the Auditors and Commissaires aux Comptes on the Combined Accounts

Year ended 31 December 2006

We have carried out the duties entrusted to us by the Annual General Meeting, by auditing the Eurotunnel Group Combined Accounts for the year ended 31 December 2006 as attached to this report.

The Joint Board of the Eurotunnel Group is responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion based on our audit of those financial statements.

1           Opinion on the Combined Accounts(1)

(1)
Under French Law, the Combined Accounts constitute the consolidated accounts of ESA; consequently the Auditors' and "Commissaires aux Comptes" report is prepared in accordance with French standards.

We have audited the Combined Accounts, in accordance with Auditing Standards generally accepted in France and in the UK; those standards require that we perform the audit to obtain reasonable assurance that the Combined Accounts are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts in the accounts. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements. We believe that our audit procedures provide a reasonable basis for the opinion expressed below.

In our opinion, the Combined Accounts give a true and fair view of the state of affairs of the Eurotunnel Group as at 31 December 2006 and of its result for the year then ended in accordance with IFRS as adopted by the European Union.

Without qualifying our opinion, we draw your attention to the following items which are disclosed in notes 1 and 2a of the financial statements on important events and the basis of preparation of the Combined Accounts and note 6 on property, plant and equipment.

  •
  Going Concern

    The Eurotunnel Combined Accounts have been prepared on the going concern basis, which is directly dependent on the successful implementation of the financial restructuring as stated by the Safeguard Plan which was approved by the Paris Commercial Court on 15 January 2007. This implies in particular the success of the Tender Offer, the drawing of the Term Loan, the failure of any legal or administrative actions aimed at blocking the Safeguard Plan and the absence of any significant changes to the implementation of the Safeguard Plan, the nature and impact of which cannot be gauged at this stage.

    In the event that all of the elements of the Safeguard Plan are not put in place, Eurotunnel's ability to trade as a going concern would not be assured. The Combined Accounts would then be subject to certain adjustments, the amounts of which cannot be measured at present. They would relate to the impairment of assets to their net realisable value, the recognition of potential liabilities and the classification of non-current assets and liabilities as current assets and liabilities.

  •
  Valuation of property, plant and equipment

    Note 6 to the accounts explains that the Eurotunnel Group has not identified any indicator of change in the basis of the value in use of its property, plant and equipment as at 31 December 2006 compared to that at 31 December 2005, which was calculated using an implicit discount rate of 8.4%. Even relatively small changes in the assumptions used would lead to material changes in the valuation of the assets. As an illustration, a change of 0.1% or 0.5% in the implicit discount rate corresponds to a change in the value in use of the assets of respectively £90 million or £489 million.

    Finally, it is our duty to draw your attention to the fact that the financial projections over the remainder of the Concession are, by their very nature, uncertain.

  •
  Consequences of the implementation of the Safeguard Plan on the Combined Accounts

    Note 1 to the financial statements sets out the consequences of the implementation of the Safeguard Procedure and the execution of the Safeguard Plan on the 2006 Combined Accounts.

  •
  Non approval of the 2005 Combined Accounts

    Note 1 to the accounts explains that 2005 Combined Accounts, that serve as the opening balance sheet for the 2006 accounts, will be submitted to the Annual General Meeting called to approve the Combined Accounts for 2005 and 2006.

2           Basis of Opinion

In applying the provisions in article L. 823-9 of the French Commercial Code, which sets the requirements for the basis of our opinion, we would like to bring the following matters to your attention:

Based on our work and the information that we have received to date, and in the context of our examination of the accounting rules and principles followed by the Group, we have checked that the notes to the financial statements provide appropriate information on the Group's situation in relation to the items set out above, being going concern, the valuation of property, plant and equipment, the consequences of the implementation of the Safeguard Plan on the Combined Accounts and the non approval of the 2005 Combined Accounts.

These observations also apply to our audit of the Combined Accounts as a whole, and therefore form part of our opinion in the first part of this report.

3           Specific Verification

We have also reviewed the information related to the Group presented in the Business Review in accordance with Auditing Standards generally accepted in France and in the UK. With the exception of the facts set out above, we have no other comments to make regarding the fairness and consistency of this information with the Combined Accounts.

In applying the guidelines of article L. 225-240 of the French Commercial Code, we draw your attention to the fact that the company has not prepared or published the information required by article L. 232-7, paragraph 3, of the French Commercial Code for the half year ended 30 June 2006.

Signed in Paris on 6 March 2007

KPMG Audit Plc Chartered Accountants	KPMG Audit Département de KPMG SA	Mazars et Guérard
Auditors and Commissaires aux Comptes

Report of the Auditors and Commissaires aux Comptes on the Combined Accounts

Year ended 31 December 2005

We have carried out the duties entrusted to us by the Annual General Meeting, by auditing the Eurotunnel Group Combined Accounts for the year ended 31 December 2005 as attached to this report.

The Joint Board of the Eurotunnel Group is responsible for the preparation of the financial statements approved today. On 27 June 2006 and 22 December 2006, the Paris Commercial Court authorised an extension to the deadline for respectively the Annual General Meeting until 31 December 2006 and for sending out notices of the Annual General Meeting to approve the 31 December 2005 accounts until 31 March 2007. It is our responsibility to form an independent opinion based on our audit of those financial statements. These accounts have been prepared for the first time in accordance with IFRS as adopted by the European Union. For comparative purposes they include the restated accounts for the year ended 31 December 2004.

1           Opinion on the Combined Accounts(1)

(1)
Under French Law, the Combined Accounts constitute the consolidated accounts of ESA; consequently the Auditors' and "Commissaires aux Comptes" report is prepared in accordance with French standards.

We have audited the Combined Accounts, in accordance with Auditing Standards generally accepted in France and in the UK; those standards require that we perform the audit to obtain reasonable assurance that the Combined Accounts are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts in the accounts. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements. We believe that our audit procedures provide a reasonable basis for the opinion expressed below.

In our opinion, the Combined Accounts give a true and fair view of the state of affairs of the Eurotunnel Group as at 31 December 2005 and of its result for the year then ended in accordance with IFRS as adopted by the European Union.

Without qualifying our opinion, we draw your attention to the following two items which are disclosed in notes 1 and 2a of the financial statements on important events and the basis of preparation of the Combined Accounts.

  •
  Going Concern

    The Eurotunnel Combined Accounts have been prepared on the going concern basis, which is directly dependent on the successful implementation of the financial restructuring as stated by the Safeguard Plan which was approved by the Paris Commercial Court on 15 January 2007. This implies in particular the success of the Tender Offer, the drawing of the Term Loan, the failure of any legal or administrative actions aimed at blocking the Safeguard Plan and the absence of any significant changes to the implementation of the Safeguard Plan, the nature and impact of which cannot be gauged at this stage.

    In the event that all of the elements of the Safeguard Plan are not put in place, Eurotunnel's ability to trade as a going concern would not be assured. The Combined Accounts would then be subject to certain adjustments, the amounts of which cannot be measured at present. They would relate to the impairment of assets to their net realisable value, the recognition of potential liabilities and the classification of non-current assets and liabilities as current assets and liabilities.

  •
  Valuation of property, plant and equipment

    The value in use of the Eurotunnel Group's fixed assets takes into account the consequences on the specific asset risks of putting in place the Group's new operating model and the new financing structure as set out in the Safeguard Plan. The Group has recorded an impairment of its fixed assets of £1.75 billion using an implicit discount rate of 8.4%. Even relatively small changes in the assumptions used would lead to material changes in the valuation of the assets. As an illustration, a change of 0.1% or 0.5% in the implicit discount rate corresponds to a change in the value in use of the assets of respectively £90 million or £489 million.

Finally, it is our duty to draw your attention to the fact that the financial projections over the remainder of the Concession are, by their very nature, uncertain.

2           Basis of Opinion

In applying the provisions in article L. 823-9 of the French Commercial Code, which sets the requirements for the basis of our opinion, we would like to bring the following matters to your attention.

Based on our work and the information that we have received to date, and in the context of our examination of the accounting rules and principles followed by the Group, we have checked that the notes to the financial statements provide appropriate information on the Group's situation in relation to the items set out above, being going concern and the valuation of property, plant and equipment.

These observations also apply to our audit of the Combined Accounts as a whole, and therefore form part of our opinion in the first part of this report.

3           Specific Verification

We have also reviewed the information related to the Group presented in the Business Review in accordance with Auditing Standards generally accepted in France and in the UK. With the exception of the facts set out above, we have no other comments to make regarding the fairness and consistency of this information with the Combined Accounts.

Signed in Paris on 6 March 2007

KPMG Audit Plc Chartered Accountants	KPMG Audit Département de KPMG SA	Mazars et Guérard
Auditors and Commissaires aux Comptes

Report of the Auditors and Commissaires aux Comptes

Year ended 31 December 2004

We have carried out the duties entrusted to us*, by auditing the Eurotunnel Group Combined Accounts, prepared in pounds sterling, for the year ended 31 December 2004. The Joint Board of the Eurotunnel Group is responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion based on our audit of those financial statements.

*
In the case of EPLC, following the appointment by the Secretary of State for Trade and Industry on 21 June 2004. In the case of ESA, following a decision made by the Paris Commercial Court on 16 April 2004, appointing KPMG Audit SA and Mazars and Guérard as commisaires aux comptes.

1           OPINION ON THE COMBINED ACCOUNTS

We have audited the Combined Accounts, in accordance with Auditing Standards generally accepted in France and in the UK**; those standards require that we perform the audit to obtain reasonable assurance that the Combined Accounts are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts in the accounts. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements.

**
Except that since these accounts constitute the consolidated accounts under French law, the audit report has been prepared in accordance with French Standards.

In our opinion, the Combined Accounts give a true and fair view of the state of affairs of the Eurotunnel Group at 31 December 2004 and of its loss for the year then ended in accordance with French accounting principles and regulations.

Without qualifying our opinion, we draw your attention to the existence of two significant uncertainties which are disclosed in Notes 1 and 2a of the financial statements on important events and the basis of preparation of the Combined Accounts. These two notes highlight that, based on the projections prepared in the light of the 2004 results and the current outlook, the Group is confronted by:

  •
  A first uncertainty, relating to going concern, which is dependent upon the Group's ability to put in place a refinancing plan or, if not, to obtain an agreement from the Lenders within the existing Credit Agreements in the second half of 2006 at the latest.

  •
  A second uncertainty, which is in part linked to the first, relating to the valuation of the Group's fixed assets, which in accordance with accounting principles must be calculated using financial projections for the remainder of the Concession. These projections, which have been prepared in the context of the going concern uncertainty, assume the continuation of existing operational and financial contracts and a level of debt £1.3 billion lower than the current level of debt.

The Group has recorded an impairment of its fixed assets of £395 million using an implicit discount rate of 7.2%. In this respect and in the context of the increasing uncertainties, the Group has used values in the upper ranges for the market risk premium and the asset "beta" ratios. All things being equal, other possible levels of debt would not lead to an implicit discount rate greater than 7.7% and relatively small changes in the assumptions used would lead to material changes in the value in use of the assets. As an illustration, an increase of 0.1% in the implicit discount rate corresponds to a reduction in the value in use of the assets of approximately £150 million.

It is our duty to draw your attention to the fact that these financial projections over the remainder of the Concession are, by their very nature, uncertain.

2           BASIS OF OUR OPINION

In applying the provisions in Article L. 225-235 of the French Commercial Code, which sets the requirements for the basis of our opinion, we would like to bring the following matters to your attention: Based on our work and the information that we have received to date, and in the context of our examination of the accounting rules and principles followed by the Group, we have checked that the notes to the financial statements provide appropriate information on the Group's situation in relation to the uncertainties set out above, being going concern and valuation of assets.

These observations also apply to our audit of the Combined Accounts as a whole, and therefore form part of our opinion in the first part of this report.

3           SPECIFIC VERIFICATION

We have reviewed the information related to the Group presented in the Summary Annual Report in accordance with Auditing Standards generally accepted in France and in the UK. Regarding the fairness and consistency of this information with the Combined Accounts, we make the same comments as the ones made above.

Signed in Paris on 26 April 2005

KPMG Audit Plc	KPMG Audit,	Mazars et Guérard
Chartered Accountants	Département de KPMG SA
Auditors and Commissaires aux Comptes

ANNEX VIII    REPORTS OF THE STATUTORY AUDITORS REGARDING THE EUROTUNNEL GROUP PRO FORMA INFORMATION FOR THE FINANCIAL YEAR ENDING 31 DECEMBER 2006

Report of the Commissaires aux Comptes on the Pro Forma information

In our capacity as Commissaires aux Comptes of Groupe Eurotunnel S.A. and in accordance with regulation (EC) No. 809/2004, we have prepared this report on the Pro Forma financial information of Groupe Eurotunnel S.A. at 31 December 2006 included in Annex VI of this Registration Document for Groupe Eurotunnel S.A. and Eurotunnel Group UK P.L.C. in connection with the implementation of the Safeguard Plan as approved by the Paris Commercial Court on 15 January 2007.

This Pro Forma information has been prepared with the sole intention of illustrating the impact of the Reorganisation stated by the Safeguard Plan on the consolidated balance sheet of Groupe Eurotunnel S.A. at 31 December 2006 as if the transaction had taken place at that date and on the consolidated profit and loss account of Groupe Eurotunnel S.A. for the year ended 31 December 2006 as if the transaction had taken place at 1 January 2006. By its very nature, this information describes an hypothetical situation and is not necessarily representative of the financial situation or performance that could have taken place if the transaction had taken place at a date earlier than anticipated.

This Pro Forma information has been prepared under your responsibility and in conformity with the requirements of regulation (EC) No. 809/2004 and the recommendations of CESR on Pro Forma information.

It is our responsibility, based on our work, to conclude on the adequacy of the basis of preparation of the Pro Forma information, as required by Annex II, point 7 of regulation (EC) No. 809/2004.

We have carried out our work in accordance with professional doctrine applicable in France. Our work, which does not include an examination of the underlying financial information used in the preparation of the Pro Forma financial information, consisted principally of verifying that the basis on which the Pro Forma information was prepared is consistent with that described in note 3 "Hypotheses used to prepare the Pro Forma information", of examining the supporting elements for the Pro Forma adjustments and of discussing with Eurotunnel management to obtain information and explanations that we considered necessary for our work.

We conclude that:

  •
  The Pro Forma financial information has been properly prepared on the basis indicated;

  •
  This basis is consistent with the accounting principles and methods used in preparing the Eurotunnel Combined Accounts for the year ended 31 December 2006.

We draw your attention to the following matters:

  •
  The Eurotunnel Combined Accounts as of 31 December 2006, which were the basis for the Pro Forma information, were certified on 6 March 2007 with matters of emphasis on going concern, the valuation of fixed assets, the consequences of the implementation of the Safeguard Plan and non approval of the 2005 Combined Accounts;

  •
  As indicated in the introduction to the Pro Forma information, this information assumes the full execution of the Safeguard Plan approved by the Paris Commercial Court on 15 January 2007. Furthermore, as indicated in note 3.2.4, this information assumes that all the operations linked to the restructuring will be tax neutral.

This report is intended solely for the purpose of the Public Offer in France and in other countries of the European Union where the Registration Document of the AMF would be notified and cannot be used in any other context.

Paris, 20 March 2007

KPMG Audit	Mazars et Guérard
Department of KPMG S.A.
Represented by	Represented by
Fabrice Odent	Thierry de Bailliencourt

COMMISSAIRES AUX COMPTES
Member of Compagnies Régionales de Versailles et de Paris

ANNEX IX    DESCRIPTION OF THE INTERNAL CONTROL PROCEDURES

1.          Introduction

Eurotunnel Group will continue to apply the internal control procedures put in place by Eurotunnel, whilst at the same time ensuring that they conform to the new internal control framework introduced recently for French quoted companies and the related recommendations issued by the AMF on 22 January 2007. This new framework is compatible with the COSO framework.

Since 1999 Eurotunnel complies with the provisions on internal control contained in the Combined Code, by applying the procedures recommended by the Turnbull Committee.

Since 2003 and the enactment of the "loi de sécurité financière" in France, Eurotunnel publishes, in its Annual Report, a common report on internal control encompassing both the British and French regulatory requirements.

This Annex IX of the Registration Document provides a description of the system of internal control which will operate within Eurotunnel Group. It contains:

  •
  A definition of internal control and its main components;

  •
  An overview of the main control mechanisms in place within Eurotunnel, which, taking account of the changes in the governance structure described in chapters 15 and 17 of this Registration Document, will continue to operate within Eurotunnel Group.

  •
  Specific details of the controls over the accounting and financial reporting processes;

  •
  A description of the corporate risk management process.

2.          Definition of internal control

The system of internal control is a process defined by the executive management under the auspices of the Board of Directors of Eurotunnel Group. It is put into operation by the management and staff of the Group with the purpose of providing reasonable assurance as to the achievement of the following objectives:

  •
  the effectiveness and efficiency of operations;

  •
  the safeguarding of assets;

  •
  the reliability of financial and management information;

  •
  compliance with applicable laws and regulations.

The system of internal control should ensure the identification and effective management of the principal risks to which Eurotunnel Group is exposed, including operational and financial risks, and risks associated with the correct application of the policies and procedures in force within the company.

Eurotunnel Group will continue the approach adopted by Eurotunnel and based on the five internal control components defined by the COSO framework and the new framework recommended by the AMF:

•
Control environment/organisation

The control environment sets the tone of the organisation, influencing the control consciousness of the people who work for it. Control environment factors include the integrity, ethical values and competence of the entity's personnel; management's philosophy and operating style; the way management assigns authority and responsibility, and develops its people; the organisation and procedures put in place by management; and the attention and direction provided by the board of directors.

•
Risk assessment

Risk assessment is the identification and analysis of relevant risks to the achievement of the entity's objectives, forming a basis for determining how these risks should be managed. Because economic, industry, regulatory and operating conditions will continue to change, mechanisms are needed to identify and deal with the special risks associated with change.

•
Control activities

Control activities are the policies and procedures that help ensure management directives are carried out and that necessary actions are taken to address risks to achievement of the entity's objectives. Control activities occur throughout the organisation, at all levels and in all functions. They include a range of activities as diverse as approvals, authorisations, verifications, reconciliations, reviews of operating performance, security of assets and segregation of duties.

•
Information and communication

Pertinent information must be identified, captured and communicated in a form and timeframe that enable people to carry out their responsibilities. This covers both the effectiveness and integrity of entity's information systems and effective communication in a broader sense, flowing down, across and up the organisation as well as with external parties, such as customers, suppliers, regulators and shareholders.

•
Monitoring

Monitoring is assessment of the quality of the performance of the system of internal control over time. This is accomplished through ongoing monitoring activities, including regular management and supervisory activities, as well as the work carried out by the audit functions. Internal control deficiencies should be reported upstream, with serious matters reported to top management and the board.

It should be recognised that any system of internal control cannot provide absolute assurance as to the achievement of the objectives set out above.

3.          The system of internal control

This section summarises the main elements of Eurotunnel's system of internal control.

3.1        Control environment

a)          Organisation and responsibilities

•
Organisational structure

•
the Eurotunnel Group Board of directors, comprising, in time, 11 members, of which a majority are non-executive directors;

•
the Eurotunnel Group Board of directors has put in place three Board committees:

•
the Safety, Security and Environment committee;

•
the Audit committee;

•
the Remuneration and Nomination committee.

    Each of these committees (apart from the audit committee) meets at least twice a year. The audit committee meets at least four times a year;

  •
  the Eurotunnel Group Executive committee, chaired by the Chief Executive Officer of Eurotunnel Group, and comprising the persons whose names are set out in section 15.1 (c) of this Registration Document, normally meets on a monthly basis. The role of the Executive committee is set out in section 17.1.1 (b) of this Registration Document;

  •
  the Management committee, chaired by the Chief Executive Officer of Eurotunnel Group, or by delegation, the Director of Operations, and comprising the members of the Eurotunnel Group Executive committee and the directors of the main support functions within the Concessionaires, meets regularly;

  •
  within the Concessionaires, specific operational committees have responsibility for particular areas:

  •
  safety committees;

  •
  treasury risk management committee;

    •
    financial operations committee;

    •
    cost committees;

    •
    IT development committee;

    •
    IT security committee;

  •
  a formal delegation of authority and authorisation limits, approved by the Eurotunnel Group Board of directors, are in place in key areas including capital and operational expenditure, treasury, truck customer pricing, revenue contract approval etc.;

  •
  a formal delegation of authority is in place for operational responsibilities;

  •
  a company-wide organisation chart is published on the company intranet and sets out the management structure and reporting lines. Formal job descriptions are in place in most areas.

b)         Policies and procedures:

  •
  Formal policies and procedures are in place for the main areas of the company's activities.

  •
  The Human Resources policies set out the group's values and operating principles, as well as the main measures in relation to working conditions and practices, staff development and training and the code of behaviour.

  •
  The corporate code of ethics is an integral part of the group's Human Resources policies, and specific ethical guidelines are in place for the purchasing function.

  •
  Financial control is managed by a formal process of monthly reporting against budget and of quarterly re-forecasts.

3.2        Risk assessment:

  •
  The annual budget sets out the key operational and commercial objectives for each of the company's main areas of activity, as well as the budgeted financial results. This is presented to the Eurotunnel Group Board of directors.

  •
  Performance criteria in the form of key performance indicators (KPIs) are set for the main identified risk areas, including safety, commercial performance and operational reliability. These indicators are reported on a weekly basis to the Executive committee and monthly to the Eurotunnel Group Board of directors.

  •
  An annual corporate risk assessment is carried out and the results reported to the Eurotunnel Group Audit committee and to the Eurotunnel Group Board of directors. This process covers the major risks throughout the company, and is described in more detail in paragraph 5 of this annex.

  •
  Specific risk assessment exercises are carried out in particular areas:

  •
  Safety risk:    the Eurotunnel Safety Case identifies the major risks to which the company's customers, employees, sub-contractors and visitors are exposed, and the measures in place to manage them. The Safety Case is formally updated every three years and is approved by the Safety Authority of the IGC.

  •
  Insurance risk:    a full insurance risk assessment is carried out every three years to assess the adequacy of the group's insurance cover. It is reviewed at the time of policy renewals.

  •
  Financial control risk:    the annual internal audit plan is based on an assessment of the risks and controls in the major audit areas of the company's activities.

  •
  Treasury risk:    interest rate and foreign exchange risks are reviewed on a regular basis by the Treasury Risk Management committee.

3.3        Control activities

The main control activities are set out in section 4.3 of this document.

3.4        Information and communication

In addition to the annual budget referred to above, the Eurotunnel Group Board of directors receives a monthly report setting out the financial results and performance, as well as a summary of operational and commercial performance.

At each of their meetings, the Eurotunnel Group Safety and Audit committees receive reports relating to the areas for which they have responsibility. The Chairmen of these committees keep the Eurotunnel Group Board of directors informed of the work of their committees.

The following documents are transmitted on a regular basis to the members of the Executive and Management committees:

  •
  a financial reporting pack giving details of financial results and performance against budget;

  •
  a KPI report which compares actual performance against budget and targets in the main areas of activity:

  •
  safety;

  •
  commercial performance and market share;

  •
  productivity, operational reliability and service quality;

  •
  employee numbers and statistics; and

  •
  financial results against budget and latest forecast.

The members of the Executive and Management committees also receive a weekly report of key data relating to safety, human resources, operations, and to commercial and financial performance.

The group's intranet, ETNet, provides regular information to all staff on the main policies, procedures and activities of the group. A weekly internal newsletter and the management forum, which takes place at least twice-yearly, are further means of providing regular communication with staff.

3.5        Monitoring

  •
  The corporate risk assessment process is under the full-time responsibility of a senior manager (see paragraph 5 below).

  •
  The Eurotunnel Group Audit committee monitors the effectiveness of internal control by means of regular reports from Internal Audit, whose work is planned so as to ensure an appropriate coverage of the main areas of risk. A formal process exists for the correction of weaknesses highlighted in Internal Audit reports. The status of internal audit recommendations is reviewed by the Executive committee every two months.

  •
  The Eurotunnel Group Safety, Security and Environment Committee monitors performance in these areas by means of quarterly reports from the Safety and Security directorates. These include the reporting of safety performance against target, the results of safety evaluations and an update on security matters. The Committee also reviews periodically the environmental impact of Eurotunnel's operations.

  •
  Specific steering groups monitor the progress of major projects (e.g. automatic check-in, large scale maintenance, GSMR etc.).

  •
  The Treasury Risk Management committee monitors foreign exchange and interest rate trends on a monthly basis.

  •
  The Financial Operations committee monitors cash flow, liquidity and banking covenant compliance on a monthly basis.

4.          Controls over accounting and financial reporting

The controls over accounting and financial reporting are summarised under three main headings:

4.1        Organisation and IT systems

  •
  Accounting and financial reporting management is centralised within the Finance directorate, which has responsibility for financial accounting, accounts payable and receivable, operational treasury and cash flow management, budgetary control and the production of management and financial reporting. This centralised responsibility covers all the accounting entities of the group, both in the UK and France, as well as the distribution subsidiaries in Spain and the Netherlands.

  •
  A single integrated accounting system, SAP R3, is used across all accounting entities. This system is integrated with other SAP modules managing freight sales, purchasing, inventory control, treasury, payroll and fixed assets. This ensures the automated transmission of transaction and accounting data relating to these activities.

  •
  For systems outside the integrated SAP environment — principally in areas of passenger sales and invoicing — there is an automated upload of accounting data. Reconciliation and verification controls are in place to ensure the completeness and accuracy of these interfaces.

  •
  Formal written procedures are in place to cover the operations of the Finance function.

4.2        Financial reporting

  •
  There are formal monthly closings including a detailed verification of the main revenue and expenditure accounts by the budget controllers. There are also formal reconciliations of the main balance sheet accounts carried out by the financial accountants.

  •
  The half-year and year end accounts are prepared on the basis of data extracted from the centralised SAP accounting system.

  •
  Controls are in place to verify the main asset and liability accounts:

  •
  Stocks:    a programme of cyclical stock counts is in place and a full stock count is carried out at the end of the financial year. The results are updated in SAP and the corresponding accounting entries generated automatically.

  •
  Fixed assets:    specific verification procedures are in place for major tangible assets; reparable spares are controlled via the inventory management system.

  •
  Current assets:    integrated accounts receivable and treasury management systems are in place; daily banking operations are reconciled automatically by the system. Formal monthly bank reconciliations are carried out and are reviewed by management. Treasury operations are controlled by the back office.

  •
  Loans:    debt related operations are managed via the integrated treasury system and controlled by the back office and the cash manager.

  •
  Creditors and accruals:    an integrated accounts payable system is in place; accruals are calculated and validated by budget controllers; deferred revenue is reconciled to ticket liability records.

  •
  The combined accounts are prepared on the basis of the individual company trial balances extracted from the SAP accounting system.

  •
  Accounting adjustments in the consolidation and combination processes are controlled and approved by the appropriate level of management.

  •
  There is an inherent consistency between combined financial and management accounts which are prepared using the same source data.

  •
  The Eurotunnel Group Audit committee plays a key role in the supervision of financial reporting:

  •
  there are periodic reviews by the committee of the appropriateness of accounting policies;

  •
  the Finance directorate submits a quarterly report to the committee on major accounting and reporting issues;

  •
  the committee reviews the half- and full-year financial statements at a meeting at least 4 days before their presentation to the Eurotunnel Group Board of directors;

  •
  at these meetings, the Finance directorate and the external auditors submit formal reports to the Committee, and the external auditors attend the meetings.

4.3        Controls over operations having an impact on accounting data

It is important to ensure that adequate controls are in place over operations which ultimately result in accounting entries, to ensure that such entries are both complete and accurate.

a)          Revenue operations

  •
  Formal procedures are in place to cover the recording and reconciliation of sales and receipts at each point of sale (check-in, pre-sales, internet).

  •
  There is an adequate segregation of duties in the principal areas of sales recording, control and accounting.

  •
  Procedures are in place to control the completeness of invoicing and the reconciliation of data between the front-end sales systems and the accounting system.

  •
  Procedures are in place for invoicing and accounting for revenue from the Railways.

  •
  There is a formal group-wide credit policy and procedures for the approval of revenue contracts.

b)         Purchases

  •
  All major purchases are centralised through the group Procurement department.

  •
  Formal procedures and a delegation of authority approved by the Eurotunnel Group Board of directors are in place for the management and approval of all purchases.

  •
  There is an adequate segregation of duties between all stages of the procurement process (request, approval, execution, receipt and payment).

  •
  The SAP system performs an automated control of expenditure approval and of the matching of order/receipt/invoice.

  •
  All third-party payments are centralised through the Finance directorate and mandates are in place with the banks for the signature of all payment instruments.

c)          Staff costs

  •
  There is an adequate segregation of duties in the key stages of the payroll process (approval and maintenance of salary data, processing of variable pay elements, payroll processing and payment).

  •
  The SAP system performs the automated calculation of the payroll and its associated elements.

  •
  Accounting entries and payment files are generated and interfaced automatically within the SAP system.

d)         Asset management

  •
  Stock and fixed asset (spare parts) purchases are accounted for automatically by the SAP system.

  •
  There is a periodic physical verification of stocks (cyclical and year-end counts) and of major fixed assets.

e)          Treasury management

  •
  The treasury policies and procedures are approved by the Eurotunnel Group Board of directors on an annual basis.

  •
  There is an adequate segregation of duties between front and back offices; the back office ensures an independent control of treasury operations.

  •
  A formal delegation of authority and bank mandates are in place for all treasury operations.

f)           IT controls

  •
  Controls are in place to ensure the physical security of hardware and software, the integrity of data and the continuity of operation of the major computer systems, including SAP R3.

  •
  Each application has a sponsor who is a member of the Eurotunnel Group Executive committee or of the Management committee; the sponsor is the sole authority for changes and for granting access to the application.

  •
  Logical access controls based on individually-defined user rights and passwords are in place for all systems; access rights reflect the responsibilities of users and the segregation of duties. The administration of user accesses is centralised within the IT department.

  •
  Adequate controls are in place to protect the company's information systems against unauthorised access from outside the company. The adequacy of these controls is monitored on a regular basis.

5.          Risk management

The objective of the company's risk management process is to provide senior management and the Eurotunnel Group Board of directors of with:

  •
  a complete, consistent and structured view of the major risks, of all types, to which the company is exposed; and

  •
  an appreciation of the appropriateness of the mitigating measures put in place by those responsible for managing each of the risks in the light of their potential impact on the company's strategic objectives.

The process comprises a formal risk review, the conclusions of which are presented to the Eurotunnel Group Board at the end of the year and which serves as the basis for the internal control report in the Group's annual report.

The risk reviews are co-ordinated by the Corporate Risk Manager, and they seek to identify and quantify the risks facing the company and to identify and assess the appropriateness and the effectiveness of the controls in place to manage those risks.

The process consists principally of discussions with senior management across the company, and comprises two parallel approaches:

  •
  a top-down approach, consisting in the identification of the key strategic risks both in the core business and in the new initiatives undertaken during the year (both from the point of view of their mitigating effect on the main core business risks and the fact that they generate new risks of their own) and changes in the company's business and economic environment;

  •
  the traditional «bottom-up» approach which seeks to identify risks in each of the main business areas (Commercial, Technical/operational, Financial, Staff, Safety and Security, Environment, and Corporate Governance).

The risk register distinguishes between strategic and operational risks, and contains, for each risk, the following information:

  •
  A description of the risk and of the strategic objectives it is likely to impact.

  •
  An assessment of the inherent risk on the basis of the probability of it materialising and of its potential impact:

  •
  the probability and impact are calculated on the basis of the assumptions in the annual budget;

  •
  the criteria used include the financial impact and the impact on the company's reputation with its customers, its stakeholders and the media;

  •
  a distinction is made between one-off and recurrent probabilities and impacts; and

  •
  the capacity of the company to influence the source of the risk (i.e. an internal or external source) is also taken into account.

  •
  A description of the measures in place to manage each risk, which are identified in four categories (monitoring, probability mitigation, impact mitigation and reporting).

  •
  An assessment of the residual risk, taking account of these mitigating measures, and calculated on the same basis as that of the inherent risk.

  •
  The member of the Executive committee or the Management committee responsible for managing the risk.

The risks are classified in descending order and in five categories from major to minor risk.

As an integral part of the corporate risk assessment, Internal Audit carries out an assessment of appropriateness and effectiveness of the measures in place to manage the risks.

The results of the corporate risk assessment and the Internal Audit review are presented to the Eurotunnel Group Audit committee.

The Corporate Risk Manager and Internal Audit monitor, on an on-going basis, the evolution of the major risks and the emergence of new risks. Any significant changes are reported to the Executive committee and to the Eurotunnel Group Audit committee.

ANNEX X    REGISTRATION DOCUMENT CHECKLIST

The number of the section(s) containing the information relating to each heading in Annex I of the EC
Regulation 809/2004 of the European Commission of 29 April 2004 in the Registration Document is mentioned in the following table.

1.    For GET SA

No	Name of the headings in the EC Regulation	Section(s)
1	Person responsible	Chapter 1
1.1	Persons responsible for the information contained in the registration document.	1.1
1.2	Declaration of the party responsible for the registration document.	1.2
2	Statutory auditors	Chapter 2
2.1	Identification of the Statutory Auditors	2.1
2.2	If statutory auditors have resigned, been removed, or not re-appointed during the period covered by the historical financial information, indicate details, if material.	Not relevant
3	Selected financial information	Chapter 3
3.1	Selected historical financial information.	Chapter 3
3.2	If selected financial information has been provided for interim periods, comparative data covering the same period in the prior year must also be provided; except that the requirement for comparative balance sheet information is satisfied by presenting the year end balance sheet information.	Chapter 3
4	Risk factors	Chapter 4
5	Information on the issuer	Chapter 6
5.1	History and development of the issuer.	6.1
5.1.1	Indicate: the legal and commercial name of the issuer.	6.1.1
5.1.2	The place of registration and trade register number of the issuer.	6.1.2
5.1.3	The date of incorporation and duration of the issuer, except where indefinite	6.1.3
5.1.4	The domicile and legal form of the issuer, the legislation under which it operates, the country of incorporation, the address and telephone number of its registered offices (or its principal place of business, if this is different than the registered offices).	6.1.4
5.1.5	Important events in the development of the issuer's business.	6.1.5
5.2	Investments	6.3
5.2.1	A description of principal investments made by the issuer for each financial year for the period covered by the historical financial information up to the date of the registration document.	6.3.1
5.2.2	Principal investments which the issuer plans to make in the future to which its management bodies have already made firm commitments.	6.3.1
5.2.3	Principal investments made by the issuer during each fiscal year of the period covered by the historical financial data up to the date of the registration document.	6.3.2
6	Business overview	Chapter 7
6.1	Principal Activities	7.1
6.1.1	A description of, and key factors relating to the nature of the operations and principal activities performed by the issuer.	7.1.1 7.1.2 7.1.3
6.1.2	Significant new products and/or services introduced into the market.	None
6.2	Principal markets	7.2
6.3	When the information provided in accordance with points 6.1 and 6.2 has been influenced by exceptional factors, mention that fact.	Not relevant

6.4	Extent of the issuer's dependence on patents and licenses, industrial, commercial or financial contracts, or new manufacturing processes.	7.7
6.5	Competitive position.	7.1/7.2
7	Organisational structure	Chapter 8
7.1	Description of the Group.	Chapter 8
7.2	List of the issuer's significant subsidiaries.	Chapter 8
8	Property, plants and equipment	Chapter 9
8.1	Information regarding any existing or planned material tangible fixed assets, including leased properties, and any major encumbrances thereon.	9.1
8.2	Describe any environmental issue that might influence the use of its tangible fixed assets by the issuer.	7/9.2
9	Operating and financial review	Chapter 10
9.1	Financial Condition	10.1
	Description of the issuer's financial condition, the change in this financial condition, and the results of the operations conducted during each fiscal year and interim period for which historical financial information is required.
9.2	Operating results	10.1
9.2.1	Significant factors materially influencing the issuer's operating income.	10.1.2
9.2.2	Material changes in net sales or revenues and the reasons for these changes.	10.2 10.3
9.2.3	Strategy or governmental, economic, fiscal, monetary or political factors that have substantially influenced or could substantially influence the issuer's operations, whether directly or indirectly.	Not relevant
10	Capital resources	Chapter 11
10.1	Information on the issuer's capital resources (short and long-term).	11.1
10.2	Source and amount of the issuer's cash flows, and describe these cash flows.	11.2
10.3	Information on any restriction on the use of capital resources that have materially affected or could materially affect, directly or indirectly the issuer's operations.	5/11.3
10.4		11.4
10.5	Information concerning the sources of financing expected which will be required to fulfill the commitments described in points 5.2.3 (firm investments) and 8.1 (tangible fixed assets).	11.5
11	Research and Development, patents and licences	Chapter 12
	Description of the material research and development policies applied by the issuer for each financial year for the period covered by the historical financial information.
12	Trend information	Chapter 13
12.1	Significant trends that have affected production, sales and inventories, costs and selling prices since the end of the last year up to the date of the registration document.	13.1
12.2	Known trends, uncertainty or demand or any commitment or event that might be reasonably likely to have a material effect on the issuer's prospects, for at least the current financial years.	13.2
13	Profit forcast or estimates	Chapter 14
13.1	A statement explaining the principal assumptions on which the issuer based its forecast or estimates.	14.1
13.2	A report prepared by accountants or independent auditors stipulating that, in the opinion of such accountants or independent auditors, the forecast or estimate of the profit has been adequately established on the basis indicated, and that the accounting basis used for such forecast or estimate is in conformity with the accounting methods of the issuer.	14.2

14	Administrative, management and supervisory bodies and senior management	Chapter 15
14.1	Provision of the function in the issuing company of the following persons, setting out the principal activities they conduct outside the issuing company when such activities are relevant to the company and any conviction in relation to fraudulent offences:	15.1.1
	a) members of the administrative, management or supervisory bodies; and
	b) any senior manager whose name may be mentioned to prove that the issuing company has the appropriate expertise and experience to conduct its business.
14.2	Potential conflicts of interest between duties to the issuer or to any of the persons referred to in point 14.1 and their private interests and/or other duties must be clearly stated. If there are no conflicts of interest, a declaration to that effect must be made.	15.1.2
	Indication of any arrangement or understanding signed with the major shareholders, customers, suppliers or other parties under which any of the persons described in point 14.1 has been selected as a member of an administrative, management or supervisory board or as a member of senior management.
	Restriction accepted by the persons described in point 14.1 concerning the sales, within a certain period of time, of their holdings in the securities of the issuer.
15	Remuneration and benefits	Chapter 16
15.1	The amount of the remuneration paid (including any conditional or deferred compensation) and the benefits-in-kind granted by the issuer and its subsidiaries for the services of any kind provided to them by any person as specified above.	16.1
15.2	The total amount of the sums placed in provisions or recognized elsewhere by the issuer or its subsidiaries for the payment of pensions, retirement benefits or other benefits.	16.2
16	Board Pratices	Chapter 17
16.1	The expiry date of the current term of office of said person, if applicable, and the period in which he/she has served.	17.1.1
16.2	Information about service agreements binding the members of the administrative, management or supervisory boards to the issuer or to any of its subsidiaries.	17.1.3
16.3	Information about the issuer's audit committee and remuneration committee.	17.1.2
16.4	Statement indicating whether or not the issuer is in compliance with the corporate governance regime in its country of origin.	17.5
17	Employees	Chapter 18
17.1	Number of employees at the end of the period covered by the historical financial information.	18.1
17.2	Equity interests and stock options.	18.2
17.3	Description of any arrangements for involving employees in the capital of the issuer.	18.2
18	Major shareholders	Chapter 19
18.1	Identity of any person other than a member of an administrative, management or supervisory board who holds, directly or indirectly, a percentage of the capital or voting rights in the issuer who must be notified under the applicable national laws governing the issuer.	19.1.1
18.2	Major shareholders of the issuer who have different voting rights, or provide an appropriate declaration to the contrary.	19.1.2

18.3	Indication whether the issuer is owned or controlled, directly or indirectly, and by whom; describe the nature of this control and the measures taken to ensure that it is not exercised abusively.	19.1.2
18.4	Description of any agreement, the operation of which could result in a change in control of the issuer at a later date.	19.1.2
19	Related party transactions	Chapter 20/ Annex III
20	Financial information concerning the issuer's assets and liabilities, financial position and profit and losses	Chapter 21
20.1	Historical financial information.	Annex IV
20.2	Pro Forma financial information.	21.2/Annex VI
20.3	Financial statements.	21.1
20.4	Audit of the annual historical financial information.	21.3/Annexes VII and VIII
20.4.1	Declaration certifying that the historical financial information has been audited.	Annex VII
20.4.2	Indicate what other information contained in the registration document has been audited by the statutory auditors.	Annex VIII
20.4.3	When financial information contained in the registration document is not taken from the issuer's audited financial statements, state the source and specify that it has not been audited.	Not relevant
20.5	Age of the latest financial information.	21.4
20.6	Interim and other financial information.	21.5
20.7	Dividend distribution policy.	21.6
20.7.1	Dividend per share.	Not relevant
20.8	Legal proceedings.	21.7
20.9	Describe any significant change in the financial or commercial situation of the group that has occurred since the end of the last fiscal year for which audited financial statements or interim financial information have been published, or provide an appropriate negative statement.	21.8
21	Additional informations	Chapter 22
21.1	Share capital	22.1.1
21.1.1	The amount of issued capital and, for each class of shares: the number of shares authorized; the number of shares issued and fully paid up and the number of shares issued, but not fully paid up; a reconciliation of the number of shares outstanding at the beginning and end of the financial year.	22.1.1 (a) and (b)
21.1.2	Shares not representing capital.	22.1.1 (c)
21.1.3	Shares held by the issuer itself or in its name, or by its subsidiaries.	22.1.1 (d)
21.1.4	Convertible or exchangeable securities or securities with warrants.	22.1.1 (e)
21.1.5	Information on the terms governing any right of acquisition and/or any obligation attached to the capital subscribed but not paid up, or to any enterprise intended to increase the capital.	22.1.1 (f)
21.1.6	Information on the capital of any member of the group that is covered by an option or a conditional or unconditional agreement that provides for placing it under option and the detail of such options, including the identity of the persons to which they are related.	22.1.1 (g)
21.1.7	History of the share capital for the period covered by the historical financial information, clearly showing any change that has occurred.	22.1.1 (h)
21.2	Articles of incorporation and bylaws.	22.1.3
21.2.1	Description of the issuer's objects and corporate purpose.	22.1.3 (a)
21.1.2	Members of the administrative, management and supervisory bodies.	22.1.3 (b)
21.2.3	Rights, preferences and restrictions attached to each class of existing shares.	22.1.3 (c)
21.2.4	Actions necessary to modify the rights of shareholders and, when the conditions are stricter than provided by law, mention this fact.	22.1.3 (e)

21.2.5	Conditions for admission to, and calling of annual shareholders' meetings and special shareholders' meetings.	22.1.3 (f)
21.2.6	Clause that has the effect of delaying, deferring or preventing a change of control.	22.1.3 (g)
21.2.7	Declaration of thresholds for disclosure of shareholder ownership.	22.1.3 (i)
21.2.8	Clause modifying the capital.	22.1.3 (j)
22	Material contracts	Chapter 23
23	Third party information, statement by experts and declarations of any interest	None
24	Documents on display	Chapter 24
25	Information on holdings	Chapter 25
	Provide information concerning companies in which the issuer holds a proportion of the capital that could have a significant impact on the assessment of its assets and liabilities, financial position or profits and losses.	Annex II

2.    For EGP

No	Name of the headings in the EC Regulation	Section(s)
1	Person responsible	Chapter 1
1.1	Persons responsible for the information contained in the registration document.	1.1
1.2	Declaration of the party responsible for the registration document.	1.2
2	Statutory auditors	Chapter 2
2.1	Identification of the Statutory Auditors	2.2
2.2	If statutory auditors have resigned, been removed, or not re-appointed during the period covered by the historical financial information, indicate details, if material.	Not relevant
3	Selected financial information	Annex IV/Annex VI
3.1	Selected historical financial information.	Annex IV/Annex VI
3.2	If selected financial information has been provided for interim periods, comparative data covering the same period in the prior year must also be provided; except that the requirement for comparative balance sheet information is satisfied by presenting the year end balance sheet information.	Annex IV/Annex VI
4	Risk factors	Chapter 4
5	Information on the issuer	Chapter 6
5.1	History and development of the issuer.	6.2
5.1.1	Indicate: the legal and commercial name of the issuer.	6.2.1
5.1.2	The place of registration and trade register number of the issuer.	6.2.2
5.1.3	The date of incorporation and duration of the issuer, except where indefinite	6.2.3
5.1.4	The domicile and legal form of the issuer, the legislation under which it operates, the country of incorporation, the address and telephone number of its registered offices (or its principal place of business, if this is different than the registered offices).	6.2.4
5.1.5	Important events in the development of the issuer's business.	6.2.5
5.2	Investments	Not relevant
6	Business overview	Not relevant
7	Organisational structure	Chapter 8
7.1	Description of the Group.	Chapter 8
7.2	List of the issuer's significant subsidiaries.	Chapter 8

8	Property, plants and equipment	Chapter 9
9	Operating and financial review	Not relevant
10	Capital resources	Chapter 11
10.1	Information on the issuer's capital resources (short and long-term).	11.1
10.2	Source and amount of the issuer's cash flows, and describe these cash flows.	Not relevant
10.3	Information on any restriction on the use of capital resources that have materially affected or could materially affect, directly or indirectly the issuer's operations.	5/11.3
10.4		11.4
10.5	Information concerning the sources of financing expected which will be required to fulfill the commitments described in points 5.2.3 (firm investments) and 8.1 (tangible fixed assets).	11.5
11	Research and Development, patents and licences	Not relevant
12	Trend information	Chapter 13
12.1	Significant trends that have affected production, sales and inventories, costs and selling prices since the end of the last year up to the date of the registration document.	Not relevant
12.2	Known trends, uncertainty or demand or any commitment or event that might be reasonably likely to have a material effect on the issuer's prospects, for at least the current financial years.	13.2
13	Profit forcast or estimates	Chapter 14
13.1	A statement explaining the principal assumptions on which the issuer based its forecast or estimates.	14.1.1
13.2	A report prepared by accountants or independent auditors stipulating that, in the opinion of such accountants or independent auditors, the forecast or estimate of the profit has been adequately established on the basis indicated, and that the accounting basis used for such forecast or estimate is in conformity with the accounting methods of the issuer.	14.2
14	Administrative, management and supervisory bodies and senior management	Chapter 15
14.1	Provision of the function in the issuing company of the following persons, setting out the principal activities they conduct outside the issuing company when such activities are relevant to the company and any conviction in relation to fraudulent offences:	15.2
	a) members of the administrative, management or supervisory bodies; and
	b) any senior manager whose name may be mentioned to prove that the issuing company has the appropriate expertise and experience to conduct its business.
14.2	Potential conflicts of interest between duties to the issuer or to any of the persons referred to in point 14.1 and their private interests and/or other duties must be clearly stated. If there are no conflicts of interest, a declaration to that effect must be made.	15.2
	Indication of any arrangement or understanding signed with the major shareholders, customers, suppliers or other parties under which any of the persons described in point 14.1 has been selected as a member of an administrative, management or supervisory board or as a member of senior management.
	Restriction accepted by the persons described in point 14.1 concerning the sales, within a certain period of time, of their holdings in the securities of the issuer.

15	Remuneration and benefits	Not relevant
15.1	The amount of the remuneration paid (including any conditional or deferred compensation) and the benefits-in-kind granted by the issuer and its subsidiaries for the services of any kind provided to them by any person as specified above.	Not relevant
15.2	The total amount of the sums placed in provisions or recognized elsewhere by the issuer or its subsidiaries for the payment of pensions, retirement benefits or other benefits.	Not relevant
16	Board Pratices	Chapter 17
16.1	The expiry date of the current term of office of said person, if applicable, and the period in which he/she has served.	17.2.1
16.2	Information about service agreements binding the members of the administrative, management or supervisory boards to the issuer or to any of its subsidiaries.	17.1.3
16.3	Information about the issuer's audit committee and remuneration committee.	17.2.2
16.4	Statement indicating whether or not the issuer is in compliance with the corporate governance regime in its country of origin.	17.5
17	Employees	Not relevant
17.1	Number of employees at the end of the period covered by the historical financial information.	Not relevant
17.2	Equity interests and stock options.	Not relevant
17.3	Description of any arrangements for involving employees in the capital of the issuer.	Not relevant
18	Major shareholders	Chapter 19
18.1	Identity of any person other than a member of an administrative, management or supervisory board who holds, directly or indirectly, a percentage of the capital or voting rights in the issuer who must be notified under the applicable national laws governing the issuer.	19.2.1
18.2	Major shareholders of the issuer who have different voting rights, or provide an appropriate declaration to the contrary.	Not relevant
18.3	Indication whether the issuer is owned or controlled, directly or indirectly, and by whom; describe the nature of this control and the measures taken to ensure that it is not exercised abusively.	19.2.2
18.4	Description of any agreement, the operation of which could result in a change in control of the issuer at a later date.	19.2.2
19	Related party transactions	Chapter 20/ Annex III
20	Financial information concerning the issuer's assets and liabilities, financial position and profit and losses	Not relevant
20.1	Historical financial information.	Annex IV
20.2	Pro Forma financial information.	21.2/Annex VI
20.3	Financial statements.	Not relevant
20.4	Audit of the annual historical financial information.	Annex IV
20.4.1	Declaration certifying that the historical financial information has been audited.	Annex IV
20.4.2	Indicate what other information contained in the registration document has been audited by the statutory auditors.	Annex IV
20.4.3	When financial information contained in the registration document is not taken from the issuer's audited financial statements, state the source and specify that it has not been audited.	Annex IV
20.5	Age of the latest financial information.	Annex IV
20.6	Interim and other financial information.	Annex IV
20.7	Dividend distribution policy.	Not relevant
20.7.1	Dividend per share.	Not relevant

20.8	Legal proceedings.	21.7
20.9	Describe any significant change in the financial or commercial situation of the group that has occurred since the end of the last fiscal year for which audited financial statements or interim financial information have been published, or provide an appropriate negative statement.	21.8
21	Additional informations	Chapter 22
21.1	Share capital	22.2.1
21.1.1	The amount of issued capital and, for each class of shares: the number of shares authorized; the number of shares issued and fully paid up and the number of shares issued, but not fully paid up; a reconciliation of the number of shares outstanding at the beginning and end of the financial year.	22.2.1 (a) and (b)
21.1.2	Shares not representing capital.	22.2.1 (c)
21.1.3	Shares held by the issuer itself or in its name, or by its subsidiaries.	22.2.1 (d)
21.1.4	Convertible or exchangeable securities or securities with warrants.	22.2.1 (e)
21.1.5	Information on the terms governing any right of acquisition and/or any obligation attached to the capital subscribed but not paid up, or to any enterprise intended to increase the capital.	22.2.1 (f)
21.1.6	Information on the capital of any member of the group that is covered by an option or a conditional or unconditional agreement that provides for placing it under option and the detail of such options, including the identity of the persons to which they are related.	22.2.1 (g)
21.1.7	History of the share capital for the period covered by the historical financial information, clearly showing any change that has occurred.	22.2.1 (h)
21.2	Articles of incorporation and bylaws.	22.2.2
21.2.1	Description of the issuer's objects and corporate purpose.	22.2.2 (a)
21.1.2	Members of the administrative, management and supervisory bodies.	22.2.2 (b)
21.2.3	Rights, preferences and restrictions attached to each class of existing shares.	22.2.2 (c)
21.2.4	Actions necessary to modify the rights of shareholders and, when the conditions are stricter than provided by law, mention this fact.	22.2.2 (e)
21.2.5	Conditions for admission to, and calling of annual shareholders' meetings and special shareholders' meetings.	22.2.2 (f)
21.2.6	Clause that has the effect of delaying, deferring or preventing a change of control.	22.2.2 (g)
21.2.7	Declaration of thresholds for disclosure of shareholder ownership.	22.2.2 (h)
21.2.8	Clause modifying the capital.
22	Material contracts	Chapter 23
23	Third party information, statement by experts and declarations of any interest	None
24	Documents on display	Chapter 24
25	Information on holdings	Not relevantt

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Eurotunnel Group Flow Chart following Reorganisation
Financial year ending on December 31, 2006